                                                                    Exhibit 13.1

                                                    Infosys - Technology at work




                                The future depends on what we do in the present.
                                                                  Mahatma Gandhi
                                                                     (1869-1948)

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                    History is replete with instances of technological breakthroughs that have forever altered the course of humanity. The digital revolution has brought about unprecedented improvements in the price-performance equation for both information storage and processing power. The explosion of the Internet has revolutionized information availability and exchange, and has also spurred extraordinary innovations in business processes and commerce. Today, physical boundaries are becoming increasingly irrelevant and information technology is a boardroom imperative in corporations across the globe. Enhanced communication capabilities, ubiquitous information access, and real-time decision-making have contributed immensely to the rise of organizations that transcend national boundaries. We, at Infosys, believe that technological developments in the areas of enterprise solutions, embedded software, optical networking and convergence will continue to radically impact every one of us. These developments will spur new ways of doing business, help companies increase their focus on consumer needs, and facilitate innovations in the form of hi-tech products and services. This year, we bring you a collection of some of our projects that showcase the impact of leading-edge technologies on business.

Contents
________________________________________________________________________________

The year at a glance
Awards for excellence - 2000-2001
Letter to the shareholders
Infosys - Technology at work
Directors' report
Risk management
Corporate governance
Audit committee charter
Report of the committees of the board
Auditors' report
Financial statements prepared in accordance with
 Indian Generally Accepted Accounting Principles (Indian GAAP)
  Balance sheet
  Profit and loss account
  Schedules
  Management's discussion and analysis of financial condition and results of operations
  Statements of cash flows
  Balance sheet abstract and company's general business profile
Financial statements prepared in accordance with
 United States Generally Accepted Accounting Principles (US GAAP)
  Summary of consolidated financial data
  Management's discussion and analysis of financial condition and results of operations
  Report of management
  Independent auditors' report
  Balance sheets
  Statements of income
  Statements of stockholders' equity
  Statements of cash flows
  Notes to financial statements
Information in Form 20-F of United States Securities and Exchange Commission Shareholder information
Frequently asked questions
Additional information to shareholders
  Share performance chart
  Intangible assets scoresheet
  Human resources accounting and value-added statement
  Brand valuation
  Balance sheet (including intangible assets)
  Current cost adjusted financial statements
  Economic value-added (EVA) statement
  Ratio analysis
  Statutory obligations
  Management structure
  A historical perspective
Infosys Foundation
Financial statements prepared in substantial compliance with GAAP requirements of Australia, Canada, France
  Germany, Japan and the United Kingdom and reports of compliance with the respective corporate governance standards
Yantra Corporation

                                                                       in Rs. crore, except per share data
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                                                   March 31, 2001     March 31, 2000      Growth %
----------------------------------------------------------------------------------------------------------
For the year
Total revenues                                           1,959.94           921.46              113
Export revenues                                          1,874.03           869.70              115
Operating profit (PBIDT)                                   808.92           378.88              114
Profit after tax (PAT) from ordinary activities            623.32           285.95              118
Profit after tax and extraordinary items                   628.81           293.52              114
PBIDT as a percentage of total revenues                     41.27%           41.12%
PAT from ordinary activities
  as a percentage of total revenues                         31.80%           31.03%
Earnings per share (from ordinary activities)
  Basic                                                     94.23            43.23              118
  Diluted                                                   93.93            43.22              117
Dividend per share                                          10.00             4.50              122
Dividend amount                                             66.16            29.76              122
Capital investment                                         463.35           159.87              190
PAT as a percentage of average net worth                    56.08%           40.63%
At the end of the year
Total assets                                             1,389.64           833.30               67
Fixed assets - net                                         557.66           207.34              169
Cash and cash equivalents                                  577.74           508.37               14
Working capital                                            797.86           612.13               30
Total debt                                                      -                -                -
Net worth                                                1,389.64           833.30               67
Equity                                                      33.08            33.08                -
Market capitalization                                   26,926.35        59,338.17              (55)

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Market capitalization is calculated by considering the share price at the National Stock Exchange on
March 31 of the respective years on the shares outstanding as at that date.

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Awards for excellence
________________________________________________________________________________

                                   "If a man does his best, what else is there?"

                                                        General George S. Patton
                                                                   (1885 - 1945)

Our people work hard designing, developing and implementing high-quality solutions for our clients. Their focus on customer satisfaction is evident in the high repeat business we continue to secure. Further, internal functions play a critical role - both in managing the challenges of growth and in supporting the line functions. On the job, Infoscions maintain an unwavering eye on creating value for the various stakeholders of the company, while demonstrating energy, fairness and professionalism in all transactions.

As Infosys grows to nearly 10,000 people, the process of identifying high-performers, who made valuable contributions to Infosys during the year, emerged as a tough and challenging task. A task made even more difficult by the number of high achievers we came across in the different departments in our organization - each one motivated by the vision that we have set ourselves; to be a globally respected software corporation providing best-in-class business solutions, employing best-of-breed professionals.

The people finally selected are those who qualified on a variety of factors that impacted their external and internal customers in a positive manner, thus leading to substantial benefits to Infosys. These factors include: delivering in challenging circumstances; reacting nimbly to change; rapidly assimilating new knowledge and using it in new, unstructured situations; making significant contributions to the knowledge base of the organization; successfully leading and motivating team members by setting an example; and adhering to the highest norms of values and personal integrity.

We are proud to announce the winners of this year's Awards for excellence.

                             Awards for excellence
                                   2000-2001

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Goldman Sachs
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Account Management

Naresh D'Mello                  Sadish H. C.
Jagadish B. R.                  Sandeep Sehgal
Sajan Verghis Mathew            Sridhar G.
Sobha Meera P. R.               Sriram P.
Joydeep Muklwjee                Vasudevan V. R.


Communication & Product Services
--------------------------------
Practice Unit management

Rajiv Kuchhal
Hariharan S. Murthy
Parameswar Y.
Ravi Kumar Sheharkar


New York Life International
---------------------------
Project management

Ravi R. Anand                   Chandra Shekhar Matta
Babu S. K.                      Muthusubramanian B.
Poomima Harekrishna             Peefhambar V. T.
Ritesh Khanra                   Srinath P.
Manoj O.


Toshiba
-------
Project management

Chandra Shekar Kakal
Indranil Mukherjee
Rajesh Rau A
Sriram V.

                             Awards for excellence
                                   2000-2001

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                  EveryD.com
                  ------------------
                  Project Management

                  Shveta Arora                   Navin Kumar
                  Armit Deshpande V.              Rohit Mehra
                  Sudhir Subramanya Hola          George Varghese
                  Vaishali V. Khandekar           Ghanashyam Wagle


                  Education & Research Team
                  ------------------------------
                  Scalability & enabling growth

                  Vivekanand P. Kochikar
                  Subrahmanya S. v.
                  Suresh J. K.


                  HRD Team
                  ------------------------------
                  Scalability & enabling growth

                  Gagan Bhargava
                  Eshan Joshi
                  Karthkeya N. Sarma
                  Sreekanth Shenoy P.
                  George Thomas


                  Globalization Initiatives
                  ------------------------------
                  Scalability & enabling growth

                  Krishnan S.
                  Sumil Kumar D.
                  Nithyanardan R.
                  Jayash D. Sanghrajka
                  Chaitanya G.
                  Santosh Thangavelu


                  Infrastructure
                  --------------
                  Creation

                  Vijay Kumar C.


                  Maintenance

                  Binod H. R.
                  Ramadas Kamath U.
                  Col. Krishna C.V.

                             Awards for excellence
                                   2000-2001

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                  New DC Setups
                  --------------
                  Infrastructure

                  Dinesh S.                       Madhuranath K. V.
                  Ganapathy P. R.                 Natarajan S.
                  Dass Gunalan                    Vijayeendra S. Purohit
                  Charles Henry Hawks
                  Koushik R. N.


                  Information Systems Team
                  ------------------------
                  Systems & processes

                  Deepak Bhalla
                  Nitin Gupta
                  Narendra Murari S.
                  Ramesh G.
                  Shivshankar J.


                  IMC Ramkrishna Bajaj Team
                  -------------------------
                  Systems & process

                  Ninmalya Barua
                  Jude Fernandez
                  Meera Govind R.
                  Naresh T. Raisinghani
                  Sukumar S.


                  Visasixers
                  -----------------
                  Systems & process

                  Ardhendu Sekhar Das             Khutaija Rahman
                  Ganesh G.                       Ramesh S.
                  Aparna Goerka                   Hema Ravichandar
                  Murali S. Kakolu

                             Awards for excellence
                                   2000-2001

                                 [PHOTOGRAPHS]


                Internal Customer Delight Champions
                -----------------------------------

                Bataji V.                       Rashmita Parlja
                Padmarabha Bhat. P.             Prathviraj K. K.
                Abhitash Kumar Y.               Shankar D. P.
                Muthanna                        Joseph Thomas A.


                Banking Business Unit Management Team
                -------------------------------------
                Great take off

                Arnit Kumar Bhadra              Girish G. Vaidya
                Merwin Femandes                 Rivi Varghese
                Jaymalya Palit                  Vinay C. S.
                Rangarajan P.


                Value Systems Champions
                -----------------------

                Bhaskar Ghosh                   Vinayak Pai V.
                Nandita Mohan Gurjar            Priti Jay Rao
                Narendran Koduvallat            Suma Subramarian
                Mohan M. M.

Letter to Shareholders
________________________________________________________________________________


Dear shareholders:

We are delighted to report on our performance in fiscal 2001. Under Indian GAAP, revenues grew by 113% over FY2000 while net profits from ordinary activities witnessed an increase of 118%. As transformation partners to Fortune 500 and other established corporations, we continued to focus on building long-term relationships, reflected in our repeat business rate of 85%. We added 4,442 employees, net of separations, and signed up 122 new clients during the year.

Recent months have witnessed unprecedented turbulence in the technology sector in the US, which in turn has contributed to a slowdown in the overall economy. Technology sector valuations have dropped; revenue shortfalls, profit warnings and layoffs have become commonplace; most dot-coms are on the way to accelerated oblivion; and the urgency for large corporations to adopt new initiatives has declined.

IT budgets are now subject to careful consideration. Companies now seek to maximize the return on their IT investments and therefore focus on short-gestation projects that promise predictable, substantial payoffs. As the me-too approach to new technology experimentation fades out, CIOs increasingly focus on consolidation, integration and convergence imperatives, rather than on radical advances in technology infrastructure. There is an unmistakable shift towards value-for-money and, as a result, towards longer decision-making cycle times.

Clearly, these are challenging times for an IT services company. As self-preservation and prudence descend on US industry, the near-term demand outlook for IT services is not as rosy as in the boom years. The immediate future is therefore uncertain - which is the key reason for our FY2002 estimates of 30% growth in revenues over the year.

Our estimates are based on our current understanding of the marketplace. We continue to be in close contact with our clients and have factored in our growth expectations from both existing and new clients. We believe that increasing billing rates will be a challenge in the current environment and expect the majority of our FY2002 growth to come from increasing business volumes.

Nevertheless, we continue to be fully prepared to tap into additional business opportunities that may arise and intend to have all the ingredients of growth in place - infrastructure, people, processes and systems. Consequently, we anticipate $ 80 million in capital expenditure, and intend to add between 1,500 and 2,000 people to our workforce during FY2002.

Indeed, it is during times like these that industries undergo profound transformations. The IT services sector has begun to witness an unprecedented flight to quality. Customers, investors and employees will gravitate towards companies that have committed high-quality management teams, deep client relationships, an impeccable track record of customer satisfaction, a de-risked business model, high financial discipline, a strong value system and, above all, the ability to manage change.

Our medium-term outlook for IT services continues to be positive. We believe that large corporations are still in the early stages of their e-business build-out and will face huge integration and enhancement imperatives with their existing systems. Further, despite the current venture funding environment, we believe that select high-quality ventures will continue to push the technology envelope and will need strong IT partnerships to achieve their vision.

Further, we strongly believe that, at the end of the ongoing turbulence, India will emerge stronger than ever as a preferred destination for IT outsourcing. With many US-based IT services players facing extinction, with value-for-money emerging as a key CIO imperative, and with the increasing recognition of the quality of its talent, India is all set to consolidate its position as a major force on the global IT services map. And Infosys, given its brand equity with Indian talent and its relationships with leading universities, continues to be the employer-of-choice for IT professionals.

Infosys continues to focus on building strong relationships with large corporations, gaining an in-depth understanding of their decision cycles, and maintaining an impeccable record in customer satisfaction. Our addition of 37 clients in Q4FY2001 was the highest ever in a quarter. Of the 122 clients added during the year, the majority were large corporations. Key wins included New York Life International, a leading life insurance firm; ABB Alstom, a global specialist in energy and transport infrastructure; Providian, the fifth-largest bankcard provider in the US; The Bank of Nova Scotia, a leading global financial institution headquartered in Canada; Schlumberger, a leading international technical company; Dynegy, a leading provider of energy and communications solutions; Monsanto, a leading global provider of technology-based solutions and agricultural products; Telenet, a premier telecommunications company in Belgium; Vodafone Networks, a large UK-based mobile telecommunications company; Siemens Energy and Automation, a provider of complete electrical, engineering and automation solutions; and Swiss Re, one of the world's leading re-insurers. We also entered into strategic alliances with Microsoft, TIBCO, i2 Technologies and Intel. Further, in order to garner expertise in high-potential technology areas, we continued to work with high-quality venture-funded companies.

During the year, we launched FINACLE(TM), an integrated core banking solution that leverages Internet technologies to drive the operations of a bank. The banking unit acquired 15 new clients - five out of the eight new private sector banks in India are now powered by FINACLE(TM). In one of the largest wins for banking software in India, we signed up Punjab National Bank for deployment of our banking platform across 1,500 branches.

Two of Infosys' investee companies - EC Cubed, a US-based provider of B2B e-commerce solutions, and Alpha Thinx, a Vienna-based company operating in the wireless Internet space - filed for liquidation during the year. Due to capital market conditions, they were unable to secure funding for their growth plans. We derived tremendous benefits from these partnerships and were able to leverage the expertise gained from them across our other clients. However, in line with our conservative reporting policies, pending the conclusion of liquidation proceedings, we have fully provided for these investments and for receivables from these clients in our income statement for the year.

We continued to expand our presence overseas and in India, adding approximately 6,40,000 square feet in physical infrastructure space during the year. We operationalized proximity development centers in Croydon, a suburb of London; Lisle, a suburb of Chicago; Berkeley Heights, New Jersey; and Phoenix, Arizona and also expanded capacity at our global development center in Toronto. We established marketing offices in Hong Kong, Sydney, Phoenix, U.A.E., Argentina and Paris and inaugurated the Infosys City facility in Bangalore. In order to groom leaders of the future, we are setting up the Infosys Leadership Institute in Mysore, Karnataka with state-of-the-art training and hostel facilities.

Strict financial discipline has always been a key imperative for Infosys. We continue to be debt-free, to have conservative budgeting and cost management processes, and, with $ 124 million in cash, to have a strong and healthy balance sheet.

Infosys was ranked No. 1 in a survey by Hewitt Associates and Business Today on the best companies to work for in India. The Far Eastern Economic Review rated Infosys as the No. 1 company in India in the Review 2000. Infosys became the first IT company to win the IMC Ramkrishna Bajaj National Quality Award and was also judged by Financial Technology Asia as the Best Regional Software House. For the sixth year in succession, we received the Silver Shield from the Institute of Chartered Accountants of India for the Best Presented Accounts, among the entries received from non-financial, private sector companies. The Asiamoney poll of financial analysts voted us the best in management among listed companies in India for the fifth time in a row. The BankAway product from Infosys won the CSI-Wipro Award for the Best Packaged Application for the year 2000.

During the year, we inducted Prof. Jitendra Vir Singh, Vice Dean, International Academic Affairs at the Wharton School; Dr. Omkar Goswami, Chief Economist to the Confederation of Indian Industry; Senator Larry Pressler, Former Senator, US Senate and presently Attorney and Senior Partner, O'Connor and Hannan LLP; Rama Bijapurkar, a well-known management consultant; and T. V. Mohandas Pai, Srinath Batni and Phaneesh Murthy, senior officers in the company, onto the board of directors. Also, during the year, S.M. Datta retired from the board of directors. During the year, V. Balakrishnan, Associate Vice President - Finance, took up additional responsibilities as Company Secretary. On your behalf, we wish them the very best and also salute our fellow Infoscions on another year of sterling achievements.


                                        /s/ Nandan M. Nilekani              /s/ N. R. Narayana Murthy
                                        Nandan M. Nilekani                  N. R. Narayana Murthy
                       Bangalore        Managing Director, President        Chairman and Chief Executive
April 11, 2001                          and Chief Operating Officer         Officer

Forward-looking statements in the letter to the shareholders should be read in conjunction with the following cautionary statements. Certain expectations and projections regarding future performance of the company referenced in this Annual Report are forward-looking statements. These expectations and projections are based on currently available competitive, financial, and economic data along with the company's operating plans and are subject to certain future events and uncertainties, that could cause actual results to differ materially from those that may be indicated by such statements.

Infosys - Technology at work
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             You on the cutting edge of technology have already made yesterday's impossibilities the commonplace realities of today.

                                                                   Ronald Reagan

Infosys presents a compilation of projects undertaken during the year that showcase our expertise in leading-edge technologies and its impact on our clients. These projects span various industries and extend from designing automobile seat systems to developing software for enabling next-generation optical networks.

A recurring theme across these projects is the role of Infosys as an end-to-end partner with active involvement from conceptualization to implementation. Further, these projects had strict time-to-market imperatives, requiring Infosys to rapidly scale up its project team and use its Global Delivery Model to deliver within time and budget, while meeting the highest quality benchmarks.

Infosys is partnering CiDRA in developing innovative optical networking products that use device-level wavelength management software, thereby increasing network effectiveness. The Johnson Controls project showcases Infosys' use of simulation techniques and Finite Element Analysis to engineer state-of-the-art designs for automobile seats. Infosys implemented an end-to-end ERP solution for Toshiba and is playing a vital role in Cisco's Voice over IP and optical networking projects by developing critical software components and solutions.
We have attempted to convey complex technology ideas in simple terms. However, we request readers to note that it is difficult to convey such ideas without using some technical language.

Software for Optical Networking Products
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CiDRA Corporation, a high-technology manufacturing company based in the United States, designs, manufactures and markets networking and sensing products based on optical fiber technology. Infosys developed the firmware for key components of the Optical Channel Monitor (OCM), one of CiDRA's offerings for next-generation optical networks.

Infosys managed the entire software lifecycle, from architecture definition to implementation, for the 2-Phase Downhole Flowmeter. This device, a key component of CiDRA's permanent remote sensing system, is designed to operate under a wide range of temperatures, and withstand compression of over 1000 atmospheres. A two-tier architecture was adopted using Microsoft's COM/DCOM technology to separate the process of delivery of results from the data acquisition systems. Further, facilities were provided for system administration, maintenance and data access over a local area network or a modem. Infosys developed embedded software for the Digital Signal Processor, incorporating statistical algorithms for automatic edge detection, to ensure robust detection of optical signals and dynamic rate computation. An Algorithm Manager was developed to control the allocation of computational resources, based on the theory of Directional Acyclic Graphs (DAG). A Fault Manager was also developed to enable self-health diagnosis and autonomous failure recovery.

Next-generation optical networks

Infosys is partnering with CiDRA to develop photonic products for bandwidth management in next-generation communication systems that will rapidly deploy and distribute bandwidth to multiple points within the optical network. This increased provisioning complexity will require Reconfigurable Optical Network Elements (RONE) that have built-in intelligence through embedded software, and provide control closer to the physical layer. Self-aware, Smart Optical Network Elements (SONE), having intelligence in the physical layer, will reduce the complexity of the network software required to control and optimize the optical network.

As part of its family of AgileWave(TM) products for next-generation communication systems, CiDRA is currently developing an OCM device. This is an optical spectral analyzer for Dense Wavelength Division Multiplexing (DWDM) channel monitoring that uses precisely-tunable Bragg grating technology for improved channel resolution and optical signal-to-noise measurement. A Bragg grating has varying refractive index along the core of the optical fiber. Consequently, wavelength scanners based on this technology have better resolution and higher configurability as compared to contemporary technologies.


                                   [GRAPHIC]

Infosys' contribution to the Optical Channel Monitor

The figure illustrates the basic design of the OCM device. Using an optical tap made on a telecommunications fiber, a small amount of light is passed through an optical filter based on CiDRA's tunable filter technology. The output of the filter is detected by a photodiode that measures the signal power over the wavelength band sampled by the filter. The sampled value is further filtered by the Digital Signal Processor (DSP). Infosys developed an advanced deconvolution signal-processing algorithm to extract data from the photo detector. The firmware developed for the DSP handles signal processing for extracting data from the photodetector, and also performs real-time control for filter positioning.

The filters are scanned using a design that provides highly accurate and fast filter positioning over many cycles. A precision feedback system allows accurate measurement of the filter position in the wavelength domain. The filters are controlled using a dedicated processor. Infosys was involved in developing a real-time, closed-loop controller firmware to enable accurate sweep control of the filter. Separate coordinated processors are currently used to sample and filter optical power, and to control filter tuning. An independent host processor accepts user scan and setup commands, and displays the data acquired by the system. The calibration software developed for the host computer incorporated compensation techniques involving two-dimensional surface approximation techniques.

The cutting edge

Infosys' technical contributions to the OCM, together with its rapid development and implementation of prototype embedded systems, has provided CiDRA with an important technical advantage in the demonstration of new product feasibility in an industry that rewards innovation and speed-to-market.

Automotive Seating System Development
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Johnson Controls Inc. (JCI) is a Fortune 500 multinational corporation involved in the design, development and manufacturing of automotive seating and interior systems. JCI supplies these systems to automotive giants such as Ford, GM, Chrysler and Volvo. Using advanced techniques in mathematics, structural mechanics, Finite Element Analysis (FEA), iterative design, and simulation, Infosys has helped JCI reduce cost and cycle time in the design of automotive seats.

Engineering seating system simulation

In order to ensure occupant safety in road accidents, several countries, as well as, supranational institutions have implemented regulations that prescribe stringent design specifications for seats and accessories.

The key technological challenge in this project was to simulate the crashing of a vehicle. The design cases for crash analysis include head-end and rear-end crashes against another moving or another stationary vehicle. Conventional finite element techniques, based on implicit methods, fall short of addressing such simulations, as the duration of the incident is typically less than one tenth of a second. The Infosys team established an FEA methodology and analysis process using the explicit time integration method, and performed the crash simulation and analysis using various third-party software tools.

Infosys has implemented and simulated crash scenario models for various combinations of key components including passenger seat, dummy placement, safety feature profile and crash loads. The most complex part of a crash simulation is the occupant modeling. Human dummy models representing the 95/th/ or 50/th/ percentile of the specified country's population were modeled with high accuracy using FEA. Each dummy profile requires specifications for more than 90 components and 43 joints. The simulation takes into account factors such as material non-linearity, contacts, deformation and plastic strain profiles. It also includes safety-modeling features such as seat belts, retractors and pre-tensioners. The output of the simulation process includes crash performance metrics for the seating structure, components, mechanisms, driver safety and passenger safety.


                             [CHARTS APPEAR HERE]

The Infosys edge

Infosys partnered with JCI's UK division in the complete seating system design life-cycle, and brought its deep domain knowledge as well as its technology expertise to the process. This has resulted in improvements in seat design, and reductions in design cycle time. For instance, Infosys and the JCI Team designed a seat-back structure concept in three weeks, as opposed to an industry average cycle time of three months.


Other key contributions of Infosys are:

 . Playing a significant role in developing a new class of seating systems, compliant with European regulations, from concept to proof.

 . Developing critical mechanisms for new generation seating systems, such as a true flat-fold mechanism for tabletop, and a striker-bar mechanism for seat anchorage. One of the sub-systems developed by the Infosys-JCI team is in the process of being patented.

 . Re-engineering existing seating systems by adding new functionality and features.

 .  Rectifying problems concerning in-field seating systems, using Failure
   Investigation techniques based on FEA, and successfully redesigning these systems.

Global delivery advantage

Infosys has established a dedicated offshore facility for JCI in Bangalore that has state-of-the-art software, such as LS-DYNA from Livermore Software Technology Corporation and MARC from MSC Software Corporation, and high-end multi-processor, number-crunching hardware, such as SGI Origin2200 and HP-J6000. By segregating the product development environment into onsite and offshore components, Infosys has been able to effectively leverage the Global Delivery Model to deliver a high-quality, rapid-deployment solution to JCI.

Enterprising Initiatives
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Toshiba America Electronic Components Inc. is one of the largest suppliers of semiconductors, electronic components and storage devices. The Order Fulfillment project is an end-to-end ERP implementation for Toshiba. Infosys completed the project in 18 months, as compared to an estimated time of 30 months by other vendors. This was accomplished by relying on our IntERPryz methodology for ERP implementation, deep domain expertise, and sound project management techniques.

Toshiba wanted to revamp its business processes to reduce Order-to-Delivery lead-time, minimize inventory, increase customer service levels, and enhance supply chain visibility. Moreover, Toshiba's diverse existing systems, built on heterogeneous technology platforms, needed to be integrated. This was achieved by implementing a robust, scalable, flexible and highly configurable system.

The Infosys edge

Infosys was involved in business process definition, program management, project management, package evaluation, package implementation, key user training, and post-production support.

Infosys helped streamline Toshiba's supply chain by implementing and integrating solutions in Enterprise Resource Planning (ERP), Supply Chain Management (SCM)
and Warehouse Management System        (WMS) / Transportation Management System
(TMS). Oracle Applications R11.0.3 was implemented to streamline manufacturing, distribution, procurement and financial accounting processes, and was integrated with i2 Technologies' Demand Planner. A new enterprise WMS / TMS product from HK Systems was evaluated and implemented for improving order-execution efficiency, outbound visibility, and reverse logistics. These applications run on Sun Solaris 2.6 and Windows NT platforms.

An enterprise-wide data model was prepared for standardizing performance metrics across the organization and streamlining Toshiba's internal processes. This involved gaining a deep understanding of the business processes, and implementing systems to extract and report these data.

Extending the ERP package

Infosys enhanced the functionalities offered by the chosen packages, by using its IntERPryz methodology for extending the ERP solution. More than 20 modules were designed, developed and fully integrated with the ERP package, thus, catering to the specific non-standard functionality requirements. These add-on applications are designed as plug-in modules.

Infosys' contributions for the add-on applications include:

 . Developing a stock allocation system incorporating a rule-based algorithm that ensures seamless execution of Toshiba's customer support plan.

 . Developing a distribution system for managing the sales channel through distributors, getting real-time visibility to the distributor's inventory, and ensuring price protection.

 . Building a sales commission system, which implements a multi-level split commission policy, along with, the engineering design tracking for prototypes.

 . Creating an Early Shipping Advance (ESA) system to manage the inbound supply chain visibility, starting from the factory production and warehouse to the shipment's arrival at US ports, and then cross-docking or re-routing directly to the customers.

High performance solution

A high degree of fault tolerance, in hardware and software, was achieved by a three-tier solution. Cisco's Load Director was used for optimal load balancing. A parallel concurrent processing architecture, having multiple concurrent managers, running in separate servers, was able to process a large number of jobs simultaneously, to enhance throughput for batch jobs. Further, 24-hour availability was ensured by having alternate managers execute jobs in the course of failure of any manager. Finally, an elaborate database sizing exercise ensured optimal performance at the database level.

                             [CHART APPEARS HERE]

Voice over IP
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Cisco Systems Inc., a California-based company, is a leader in networking and Internet backbone products such as routers and switches. Infosys has been chosen as a strategic Cisco partner by the company's Global Partner Engineering (GPE) group, and has played a vital role in the development and support of the Cisco Call Manager (CCM), encompassing areas of test automation, stress testing, conference control, and alarm configuration. Infosys has delivered critical products on schedule by leveraging its expertise in the Voice over IP (VoIP) domain. Infosys' domain knowledge in VoIP includes areas such as architecture for IP PBX, call processing features, gateways, routers, IP phone services protocols, routing protocols, and open telephony standards.


Call Manager

The CCM is the software-based call-processing component of the Cisco IP Telephony solution, and is a part of the Cisco Architecture for Voice, Video and Integrated Data (AVVID). The CCM extends enterprise telephony features and functions to packet telephony network devices such as IP phones, media processing devices, VoIP gateways, and multimedia applications. An IP network consisting of the CCM, IP phones, gateways and applications provides a distributed virtual telephony network.


                             [CHART APPEARS HERE]


Infosys' contribution

Infosys played a vital role in the CCM effort by developing a number of tools and utilities for stress-testing and simulation. Key contributions include:

 . Developing a Stress-testing and Performance Management tool - a highly-configurable, real-time application for simulating heavy load scenarios for device registration, call processing (with / without voice streaming) and redundancy support. This tool enables the simulation of a network of over 1000 IP phones on a single PC. Multiple servers can be used to scale-up to simulate any number of phones for stress testing.

 . Developing a Media Gateway Control Protocol (MGCP) simulator - a tool for setting up a large number of MGCP gateways and load-testing the CCM. It emulates gateway behavior during registration to the CCM, and during switchover and switchback of the CCMs in a cluster setup. A TCP setup has been provided for handling Q931 messages that, in turn, can be used in the future to stress-test such messages between the CCM and the gateways. Currently, each installation supports 50 gateways, with an option to scale up by having multiple installations. A command line interface test- scripting facility has been provided for test automation.

 . Building a Script Automation tool for simulating features of IP phones. This application can handle all the messages from IP phones to PBX (a subset of H323).

 . Architecting a web-based and cross-platform-compatible Billing and Reporting product for IP PBX. This has been rolled out as a plug-in to the CCM. It records and classifies the call type, as well as, the Quality of Service
   (QoS). It also applies rating parameters, and provides information on calls made by users, billing, Quality of Service, traffic statistics and device utilization. Further, it provides a Lightweight Directory Access Protocol
   (LDAP) interface for enterprise information stored in different directory servers. Among other places, the product is deployed in a space ship launched by NASA.

Optical networking

Infosys has played a key role in the Operations Systems Modifications for the Integration of Network Elements (OSMINE) certification for the ONS 15454 product. This required defining a TL1 interface by implementing hundreds of new commands and correcting the behavior of existing commands. Faced with a timeline of three months, Infosys demonstrated its ability to understand complex system architectures rapidly. Infosys has implemented a large number of new commands in areas such as protection switching, performance monitoring and test access, thereby improving the quality of the software.

Board of directors                          Management council invitees
N. R. Narayana Murthy                       Bhashyam M. R.                                 Srinjay Sengupta
Nandan M. Nilekani                          Associate Vice President -                     Regional Manager and Associate
Deepak M. Satwalekar                        Software Engineering Process Group             Vice President - Sales - Europe
Prof. Marti G. Subrahmanyam
Ramesh Vangal                               Binod H. R.                                    Srinivas B. G.
Philip Yeo                                  Associate Vice President -                     Associate Vice President -
Prof. Jitendra Vir Singh                    Commercial & Facilities                        Delivery - Enterprise Solutions
Dr. Omkar Goswami
Sen. Larry Pressler                         Subhash Dhar                                   Srinivasan V.
Rama Bijapurkar                             Regional Manager and                           Associate Vice President -
Gopalakrishnan S.                           Associate Vice President - Sales               Delivery - Banking Business Unit
Dinesh K.
Shibulal S. D.                              Dheeshjith V. G.                               Sriram V.
Mohandas Pai T. V.                          Associate Vice President -                     Regional Manager and Associate
Phaneesh Murthy                             Delivery - Asia Pacific                        Vice President - Sales - Asia
Srinath Batni                                                                              Pacific
                                            Bhaskar Ghosh
                                            Associate Vice President -                     Srivathsa P. S.
                                            Development Center - Bhubaneswar               Senior Manager - Recruitment - HRD
Committees of the board
                                            Nandita Gurjar                                 Subramanyam G. V.
Audit committee                             Associate Vice President -                     Associate Vice President -

Deepak M. Satwalekar, Chairman              Learning & Development - HRD                   Software Engineering & Technology
Prof. Marti G. Subrahmanyam                                                                Labs
Ramesh Vangal                               Ramadas Kamath U.
Dr. Omkar Goswami                           Associate Vice President -                     Sukumar S.
Sen. Larry Pressler                         Accounts & Administration                      Manager -  Corporate Planning
Rama Bijapurkar
                                            Vivekanand P. Kochikar                         Padmanabhan Venkataraman
Compensation committee                      Senior Project Manager -                       Associate Vice President -
Prof. Marti G. Subrahmanyam, Chairman
Deepak M. Satwalekar                        Education & Research                           Delivery - Quality
Philip Yeo
Prof. Jitendra Vir Singh                    Sudha Kumar                                    Venkataramanan T. S.
Dr. Omkar Goswami                           Associate Vice President -                     Associate Vice President -
                                            Corporate Marketing                            Banking Business Unit
Nominations committee
Ramesh Vangal, Chairman                     Vijay Kumar C.                                 Advisor to the management council
Philip Yeo                                  Associate Vice President -
Prof. Jitendra Vir Singh                    Infrastructure Development                     Jayaram G. K., Dr.
Sen. Larry Pressler                                                                        Head - Infosys Leadership
                                            Hariharan S. Murthy                            Institute
Investor grievance committee                Regional Manager and Associate Vice
Philip Yeo, Chairman                        President -                                    Voice of the Youth
Rama Bijapurkar                             Sales - Communication & Product Services       Ayan Chatterjee
Nandan M. Nilekani                                                                         Ashiss Kumar Dash
Dinesh K.                                   Narendran K.                                   Mukul Gupta
                                            Senior Project Manager -                       Eshan Joshi
Shibulal S. D.                              Development Center - Mangalore                 Madhavan V. B.
                                                                                           Manjula M. K.
                                            Parameswar Y.                                  Nagaraj N. S.
                                            Associate Vice President -                     Vinayak Pai V.
                                            Communication & Product Services -             Meera Rajeevan
                                            Other Telecom Business

                                            Prasad T. P.                                   Infosys Foundation
                                            Regional Manager and Associate Vice            Trustees
                                            President - Sales - South North America        Raghavan N. S., Chairman
                                                                                           Sudha Murty
                                            Pravin Rao U. B.                               Sudha Gopalakrishnan
                                            Vice President -
                                            Delivery (South North America)

                                            Priti Jay Rao
                                            Associate Vice President -
                                            Development Center - Pune

                                            Shiv Shankar N.
                                            Associate Vice President -
                                            Development Center - Chennai-

                                            Sivashankar J.


As on April 25, 2001                        Associate Vice President -
                                            Information Systems

                                                               Directors' report
--------------------------------------------------------------------------------

To the members,

Your directors are pleased to present their report on the business and operations of your company for the year ended March 31, 2001.

Financial results                                                                  in Rs. crore except per share data *
-----------------------------------------------------------------------------------------------------------------------
Year ended March 31                                                                   2001                 2000
-----------------------------------------------------------------------------------------------------------------------
Total income                                                                      1,959.94               921.46
Total expenditure                                                                 1,135.73               542.58
Provision for investments                                                            15.29                    -
Operating profit (PBIDT)                                                            808.92               378.88
Interest                                                                                 -                    -
Depreciation                                                                        112.89                53.23
Profit before tax and extraordinary item                                            696.03               325.65
Provision for tax                                                                    72.71                39.70
Profit after tax before extraordinary item                                          623.32               285.95
Extraordinary item
     transfer of intellectual property right (net of tax)                             5.49                    -
     provision no longer required                                                        -                 7.57
Net profit after tax and extraordinary item                                         628.81               293.52
Appropriations
Interim dividend - paid                                                              16.54                 9.92
Final dividend - recommended                                                         49.62                19.84
Total dividend                                                                       66.16                29.76
Dividend tax                                                                          8.70                 3.27
Transferred to general reserve                                                      553.96               260.49
-----------------------------------------------------------------------------------------------------------------------
Earnings per share (equity shares, par value Rs.5 each)
Basic                                                                                95.06                44.38
Diluted                                                                              94.76                44.37
-----------------------------------------------------------------------------------------------------------------------

* 1 crore equals 10 million.

Results of operations

Total revenues grew to Rs. 1,959.94 crore from Rs. 921.46 crore last year, a growth rate of 112.7%. Operating profit grew to Rs. 808.92 crore ( 41.27% of total revenues) from Rs. 378.88 crore (41.12% of total revenues), a growth rate of 113.5%. Profit after tax, from ordinary activities, increased to Rs. 623.32 crore (31.80% of total revenue) from Rs. 285.95 crore (31.03% of total revenue), an increase of 118.0%.

During the year, the company transferred its intellectual property rights in Onscan, a web-enabled notification product, to OnMobile Systems Inc. (formerly known as Onscan Inc.). The product was transferred for a gross consideration of Rs. 8.93 crore (US$ 2 million), received in the form of preferred voting and non-voting securities of OnMobile Systems Inc. The income from the transfer of Rs. 5.49 crore (net of tax) is disclosed as an extraordinary item.

During the year, two of your company's investee companies, EC Cubed Inc. and Alpha Thinx Mobile Phone Services AG, filed for liquidation. Pending the conclusion of liquidation proceedings, your company has provided Rs. 15.29 crore towards the entire amount of these investments.

Dividend

An interim dividend of Rs. 2.50 per share (50% on par value of Rs. 5) was paid in November 2000. Your directors now recommend a final dividend of Rs. 7.50 per share (150% on par value of Rs. 5) aggregating Rs. 10.00 per share (200% on par value of Rs. 5), for the current year. The total amount of dividend is Rs. 66.16 crore, as against Rs. 29.76 crore for the previous year. Dividend (including dividend tax), as a percentage of net profit after tax from ordinary activities, is 12.00%, as compared to 11.55% in the previous year. Under the Indian Income Tax Act 1961, the receipt of dividend is tax-free in the hands of the shareholders. The tax on distributed profits, payable by the company, increased to Rs. 8.70 crore from Rs. 3.27 crore in the previous year.

Increase in share capital

Your company issued 7,417 shares on the exercise of stock options, issued under the 1998 and 1999 employee stock option plans. Due to this, the outstanding issued, subscribed and paid-up equity share capital increased from 6,61,50,700 shares, during the previous year, to 6,61,58,117 shares in the year under review.

Business

Your company demonstrated all-round growth during the year. Under Indian GAAP, revenues grew by 113% over FY2000 while net profits from ordinary activities witnessed an increase of 118%. As transformation partners to Fortune 500 corporations, your company continued to focus on building long-term relationships, reflected in its repeat business rate of 85%. Your company signed up 122 new clients, the majority of whom were large corporations, and had a total client base of 273 at the end of the year. Further, your company had 80 million-dollar clients, 19 five-million-dollar clients and 11 ten-million-dollar clients as compared to 42, 10 and 4 in the previous year.

A sizeable proportion of your company's growth was driven by helping Fortune 500 and other established companies to embrace the new economy paradigm. The company also worked with various venture-funded clients to garner expertise in niche technology areas, which was leveraged to provide high-technology solutions to larger corporations around the world. Revenues from start-up and venture-funded companies accounted for 10.8% of total revenues. The following table provides the percentage of income from dot-com and Internet, and telecom start-up companies during the year.

-----------------------------------------------------------------------------------------------------------------------
                                                      Q1            Q2           Q3            Q4       FY 2001
-----------------------------------------------------------------------------------------------------------------------
Dot-com and Internet start-up companies            10.9%          9.5%         5.8%          4.0%          7.1%

Telecom start-up companies                          6.3%          2.7%         3.5%          3.0%          3.7%

Total start-up and venture-funded companies        17.2%         12.2%         9.3%          7.0%         10.8%
-----------------------------------------------------------------------------------------------------------------------

Given recent conditions in the capital markets, your company intends to reduce its exposure to venture-funded companies, and to work even more selectively in this space.

The year also saw your company scaling up on the human resources and infrastructure front. Net of separations, 4,442 employees were added, taking the total strength to 9,831. Your company added another 6.4 lakh square feet of physical infrastructure space, taking the total space available to 16.7 lakh square feet. The total number of marketing offices increased to 25, up from 20 in the previous year.

Your company's software export revenues aggregated Rs. 1,874.03 crore, up 115.48% from Rs. 869.70 crore the previous year. During the year, 74.6% of the export revenues came from North America, 19.1% from Europe, and 6.3% from the rest of the world. The share of the fixed-price component of the business was 28.2%, as compared to 31.5% during the previous year. Revenue productivity, in dollar terms, grew by 27.0%.

Several market studies published recently point to a slowdown in IT spending in the United States, which is a key market for your company. Your company is closely monitoring the market situation and believes that its unique business model and prudent risk-management practices, coupled with a strong customer base and deep client relationships, give it a sustainable long-term competitive advantage. Your company will aggressively pursue new opportunities and will ensure adequate internal preparedness to take maximum advantage of such opportunities.

Banking Business Unit (BBU)

With a 100% increase in revenues over the previous year, the Banking Business Unit demonstrated rapid growth. Your company launched FINACLE(TM), an integrated core banking solution that is centralized, multi-currency and multi-language enabled, functionally rich, and addresses both retail and corporate banking requirements. Positioned as a core banking e-platform that brings about a paradigm shift in the way banking is conducted, FINACLE(TM) leverages Internet technologies to drive the operations of a bank.

The Banking Business Unit has consolidated its position in the Indian and African markets, and has also expanded into the Middle East. During the year, it acquired 15 new clients, 10 in India and 5 overseas, for FINACLE(TM), BankAway, and PayAway applications. In one of the largest wins for banking software in India, your company signed up Punjab National Bank for deployment of its banking platform across 1500 branches. At present, five out of the eight new private sector banks in India are powered by FINACLE(TM). With this, your company has gained the highest market share amongst Indian banks offering Internet banking services.

Global software development centers

In 1999, as part of its globalization program, your company launched several development centers outside India. During the year, your company started a proximity development center in Croydon, a suburb of London, UK. The center currently has 37 employees and can scale up to accommodate 82 employees. The company also expanded capacity at its global development center in Toronto, Canada. The center currently has 58 employees and can scale up to accommodate 114 employees. Your company also opened three proximity development centers in the USA, at Lisle, a suburb of Chicago, Illinois; Berkeley Heights, New Jersey; and Phoenix, Arizona. These centers have the potential to scale up to accommodate 95, 110 and 30 personnel respectively.

Development centers in India

Your company incurred capital expenditure aggregating Rs. 349.51 crore on physical infrastructure, up from Rs.122.40 crore the previous year. Further, your company incurred Rs.113.84 crore on technological infrastructure, up from Rs. 37.47 crore the previous year. Of the total capital expenditure, Rs. 349.66 crore has been capitalized during the year, up from Rs. 117.79 crore the previous year.

The Infosys City facility in Bangalore was inaugurated during the year. Construction of the Management Development Center is on schedule. An additional 60,000 square feet of software development infrastructure to accommodate 600 professionals is in the final stages of completion. Additionally, construction has commenced on three software development blocks comprising 3,00,000 square feet with a capacity to accommodate 1,800 professionals. The existing capacity at Bangalore comprises 8,82,500 square feet capable of accommodating 4,500 professionals.

Phase II of the Pune campus is progressing as per schedule. The Mangalore campus is complete and currently has a built-up area of 1,98,000 square feet to accommodate 950 professionals. In both these cities, the existing leased premises are being vacated. In Bhubaneswar, a second software development block of 75,000 square feet to accommodate 600 professionals, along with a food court of 28,000 square feet, is nearing completion. In Chennai, Phase I of the software development center is substantially complete and is getting ready for use. Phase II of the software development center comprising 2,36,000 square feet to accommodate 1,300 professionals is under construction. Construction of Phase I of the new campus at Hyderabad comprising 2,73,000 square feet commenced during the year with a capacity to accommodate 1,200 professionals.

In Mysore, Phase I of the software development center and the Infosys Leadership Institute (ILI) campus is progressing as per schedule. As of March 31, 2001, the company had 16,65,800 square feet of space capable of accommodating 10,100 professionals and 19,08,200 square feet under construction including the ILI.

Overseas branches

To accelerate the sales effort in overseas markets, sales offices were opened in Hong Kong, Sydney, Phoenix (Arizona), U.A.E., Argentina and Paris. During the coming year, additional sales offices are expected to be opened in North America, Europe and Asia. Expansion of the overseas sales network will help your company access new markets and broaden its client base. As at the year-end, your company had 21 marketing offices overseas.

Incubator funding

Your company is in an industry that offers great opportunity for highly competent and entrepreneurial professionals with high aspirations. In keeping with its philosophy of encouraging budding entrepreneurs within the organization, your company has provided an incubation mechanism for them to launch their own ventures while continuing to derive benefits from a close association with Infosys. Your company incubated Yantra Corporation, a provider of e-fulfillment solutions, in fiscal 1996 and OnMobile Systems Inc.(formerly known as Onscan Inc.), a wireless solutions provider, in fiscal 2000.

Yantra Corporation

Yantra Corporation provides e-business software solutions for managing supply chain transactions across the extraprise. During the year, Yantra installed a high-quality management team and intensified its sales effort to implement its growth objectives. Yantra also closed a $ 49 million venture funding round with participation from Morgan Stanley Dean Witter Private Equity, Amerindo, Broadvision, VerticalNet, Easter Chemical Company and other investors. Further, Yantra announced a strategic alliance with Accenture (formerly known as Andersen Consulting) to provide supply chain solutions through PureEcommerce, a fully web-enabled application that manages, tracks and executes complex customer transactions across a company's extended supply chain. Infosys' economic interest in Yantra has come down to 15.8% (on a fully diluted basis). However, Yantra continues to be a subsidiary under the Companies Act, 1956 as the majority of the common stock is held by your company. The particulars of the subsidiary company required to be provided under section 212 of the Companies Act, 1956, are attached to the Indian GAAP financial statements contained in this annual report.

OnMobile Systems Inc.

OnMobile Systems Inc. (formerly known as Onscan Inc.) is a wireless solutions provider to enterprises and wireless carriers around the world. The company offers platforms, applications and professional services to deliver end-to-end wireless solutions. The company's solutions allow wireless carriers to provide innovative services to their customers and enable enterprises to deploy applications targeted towards their mobile workforce. During the year, your company transferred its intellectual property rights in Onscan, a web-enabled notification product, to OnMobile Systems Inc. The product was transferred for a gross consideration of $ 2 million, received in the form of preferred voting and preferred non-voting securities of OnMobile Systems Inc. Shortly thereafter, OnMobile Systems closed a $ 15 million venture funding round with participation from Argo Global Capital, H&Q Asia Pacific and other investors.

JASDIC

JASDIC Park Company is an Indo-Japanese consortium founded by Mr. Kenichi Ohmae, a well-known management strategist, along with a few Japanese companies and three Indian companies including your company. The aim of JASDIC is to provide high-quality software services from India to the Japanese market. This is in line with your company's strategy to diversify its geographic client base. Revenues from JASDIC grew by 59.3% over the previous year. Your company expects further growth in revenues from Japan through this venture.

Strategic investments

Your company had announced its intention to make selective investments in leading-edge companies that have the potential to yield substantial business benefits. Such investments were also envisaged in select venture capital funds. Benefits from these investments are primarily in the form of revenue and net income enhancements, through technology partnerships and access to the latest technological developments. Your company has leveraged the expertise derived from its investee companies to deliver value to large clients across the globe.

During the year, EC Cubed Inc., a US-based provider of B2B e-commerce solutions in which your company had made a strategic investment amounting to Rs. 13.08 crore, filed for liquidation. Alpha Thinx Mobile Phone Services AG, a Vienna-based company operating in the wireless Internet space, in which your company had made a strategic investment amounting to Rs. 2.21 crore, also filed for liquidation. Due to adverse capital market conditions, these entities were unable to raise the capital required to fund their growth plans and were therefore forced into liquidation. Pending the conclusion of liquidation proceedings, your company has provided for the entire amount of these investments.

Human resource management

Given the knowledge-intensive nature of your company's activities, human resources are among its most critical assets. Recognizing this, your company has put in place a scalable recruitment and human resource management process, enabling it to attract and retain high-calibre employees. Your company added 4,442 employees, net of separations, taking the total strength to 9,831 - up from 5,389 at the end of the previous year. Your company has a robust selection process, evidenced by the ability to conduct aptitude tests for up to 10,000 applicants in a single day across India.

Entry-level engineers are put through intense technical training and are also exposed to cross-functional training that helps hone their soft skills. Further, all employees are eligible for your company's stock option plan. Your company's attrition rate, at 11.2% for the year (9.2% for the previous year), is a testimony to its ability to attract and retain high-quality talent.

In order to ensure a safe and congenial workplace, your company has formulated and implemented a policy against sexual harassment. Process improvements have also been made in the areas of recruitment, training and visa processing.

Quality

Your company is rated at Level 5 of the Capability Maturity Model (CMM) of the Software Engineering Institute at Carnegie Mellon University, USA. To address the challenges of the future and to ensure performance improvement in an integrated manner, your company has launched the Infosys Excellence Initiative
(IEI), which is a single umbrella for all quality initiatives within the organization. This initiative spans various functions in the organization, namely core delivery processes, functional and cross-functional processes, and organizational management processes. It envisages leveraging CMM Level 5 for delivery processes, the Malcolm Baldrige framework for organizational management processes, and 6-sigma Cross Functional Process Mapping (CFPM) techniques for improving cross-functional processes.

The Malcolm Baldrige framework will focus on the overall assessment of your company's business and integration of all its business activities. 6-sigma CFPM techniques are being used to improve customer relationship management, customer order management, talent deployment, and other cross-functional processes. For instance, the Visasixers initiative was launched to enhance internal customer satisfaction with the visa filing process, and to decrease response time for specific requirements by streamlining these processes. A cross-functional team was established which identified and implemented 18 action items, thereby leading to 76% increase in internal customer satisfaction, 96% adherence to service levels, and 50% reduction in cycle times.

Infosys Leadership Institute

In order to groom leaders of the future, the Infosys Leadership Institute (ILI) campus is being constructed in Mysore, Karnataka. Leadership development is being planned across the organization - from junior to senior levels of management. The ILI campus will have state-of-the-art training facilities, along with hostel facilities for the participants of the training program. This initiative will proactively seek to develop and facilitate leadership skills among Infoscions, through a mix of classroom and action-oriented learning.

InStep global internship program

As part of its brand building efforts with leading universities around the world, your company has developed InStep, a global internship program. The program selects high-quality students from top academic institutions across the globe and deploys them on live projects in your company's offices worldwide. InStep has had students from a variety of backgrounds, cultures, and universities - ranging from computer science undergraduates from the Massachusetts Institute of Technology to graduate students of business from the Wharton School. This year, your company held InStep information sessions in 14 educational institutions in the US, UK, Canada and France. Subsequently, we received 700 applications for just 24 internship positions. InStep is an integral part of your company's international recruitment initiative that aims at making its workforce truly global.

The new information infrastructure

Your company firmly believes that internal IT initiatives are a key ingredient for sustained corporate growth. IT is an enabler of global delivery and 24 x 7 operations and is therefore a key driver of customer satisfaction. For its internal IT systems, your company uses an intranet backbone, straddling a range of technologies, along with a strong back-end in SAP R/3 and Microsoft technologies.

Your company has implemented the latest SAP R/3 version 4.6 on a state-of-the-art Storage Area Network (SAN) solution to enable high performance and 24 x 7 availability. Further, a range of custom-built, web-enabled systems have been implemented that address your company's business needs. Ongoing IT initiatives range from building a globally scalable infrastructure to implementing e-CRM and deploying extranets.

The implementation of these will

    .  drive information availability to a global work force,

    .  enhance employee and process productivity, and

    .  further strengthen our client partnerships.

Additional information to shareholders

In earlier years, your company provided additional information in the form of intangible assets scoresheet, human resources accounting, value-added statement, brand accounting, economic value-added statement, and financial statements in substantial compliance with the GAAP of six countries, in addition to the US and India. This information is provided in this year's Annual Report also.

Basic financial statements are generally prepared on the historic cost basis for income measurement and asset valuation. In a changing price environment, financial statements should reflect changes in the economic environment. The Institute of Chartered Accountants of India has issued a Guidance Note on Accounting for Changing Prices. Your company has recast its balance sheet and profit and loss account for the current year in accordance with this guidance note to reflect the impact of changing prices on its historic cost basis financial statements. This information is provided in the section on Additional information to shareholders.

Corporate governance

With increasing globalization, there has been a renewed thrust on corporate governance in India. Your company continues to be a pioneer in benchmarking its corporate governance policies with the best in the world, and its efforts are widely recognized by investors in India and abroad.

The Kumar Mangalam Birla Committee on Corporate Governance constituted by the Securities and Exchange Board of India (SEBI) submitted its report in November 1999 that was accepted by SEBI in December 1999. While the recommendations of the committee have become mandatory from this year, your company complied with most of the recommendations in fiscal 2000 itself. For fiscal 2001, the compliance report is provided in the Corporate governance section in this report. The auditor's certificate on compliance with the mandatory recommendations of the committee is annexed to this report.

In addition, your directors have documented your company's internal policies on corporate governance. In line with the committee's recommendations, the management discussion and analysis of the financial position of the company is provided in this Annual Report and is incorporated here by reference.

Your company has also provided a compliance report on various corporate governance recommendations in vogue in six countries, in their local languages, for the benefit of our shareholders in those countries.

Responsibility statement of the board of directors

The directors' responsibility statement setting out the compliance with the accounting and financial reporting requirements specified under Section 217
(2AA) of the Companies (Amendment) Act, 2000, in respect of the financial statements, is annexed to this report.

Employee Stock Option Plan (ESOP)

Your company has introduced various stock option plans for its employees. Details of these, including grants to senior management, are given below. Senior management includes directors of your company and members of its Management Council.

1994 Stock Offer Plan (the 1994 plan)

The 1994 plan came to an end in fiscal 2000; no further options will be issued under this plan.

1998 Stock Option Plan (the 1998 plan)

Your company has issued 9,64,840 ADS-linked stock options to 752 employees during the year under the 1998 plan. Details of such options granted under the 1998 plan are given below.

-----------------------------------------------------------------------------------------------------------------------
    Description                                     Details
-----------------------------------------------------------------------------------------------------------------------
1.  Total number of shares                          3.20 million ADS representing 1.60 million shares

2.  The pricing formula                             Not less than 90% of the fair market value as on date of grant

3.  Ratio of ADS to equity shares                   One share represents two ADS

4.  Options granted during the year                 9,64,840 options representing 4,82,420 equity shares

5.  Weighted average price per option granted       $ 115.44 (Rs. 5,375); 100% of fair market value on the date of
    during the year                                 grant

6.  Options vested (as of March 31, 2001)           1,47,350 options representing 73,675 equity shares

7.  Options exercised during the year               12,434 options representing 6,217 equity shares

8.  Money raised on exercise of options             $ 4,07,128 (Rs. 1,89,07,845)

9.  Options lapsed during the year                  600 options representing 300 equity shares

10. Total number of options in force at the         15,65,506 options representing 7,82,753 equity shares
    end of the year

11. Grant to senior management        No. of options                                             No. of options

    Ajay Dubey                                   780                  Basab Pradhan                      12,000
    Girish G. Vaidya                           1,380                  Hema Ravichandar                    2,400
    Jan DeSmet                                 6,000                  Mohan Sekhar                        2,400
    Phaneesh Murthy                           20,000                  Sobha Meera                        12,000
    Gr. Capt. Deepak Sinha                       900                  Srinath Batni                       2,000
-----------------------------------------------------------------------------------------------------------------------
    Total options granted to senior management during the year                                           59,860
-----------------------------------------------------------------------------------------------------------------------

12. Employees holding 5% or more of the total number of options granted during the year: Nil

1999 Stock Option Plan (the 1999 plan)

Your company has issued 19,57,830 stock options to 9,376 employees during the year under the 1999 plan. The details of such options granted under the 1999 plan are given below.

-----------------------------------------------------------------------------------------------------------------------
    Description                                     Details
-----------------------------------------------------------------------------------------------------------------------
1.  Total number of shares                          66,00,000 shares

2.  The pricing formula                             At the fair market value as on date of grant

3.  Options granted during the year                 19,57,830 options for 19,57,830 equity shares

4.  Weighted average price per option granted       Rs. 6,249 (100% of fair market value on the date of grant)
    during the year

5.  Options vested (as of March 31, 2001):          94,600 options for 94,600 equity shares

6.  Options exercised during the year               1,200 options for 1,200 equity shares

7.  Money raised on exercise of options:            Rs. 48,78,060

8.  Options lapsed during the year                  1,260 options for 1,260 equity shares

9.  Total number of options in force at the         27,93,980 options for 27,93,980 equity shares
    end of the year

10. Grant to senior management        No. of options                                             No. of options

    Ajay Dubey                                 2,610                  Gr. Capt. Deepak Sinha              2,550
    Dr. P. Balasubramaniam                     3,000                  Srinath Batni                       5,500
    Hema Ravichandar                           2,200                  Balakrishnan V.                     6,000
    T.V. Mohandas Pai                         10,000                  Girish G. Vaidya                    5,310
    M.S.S. Prabhu                              3,000                  Mohansekhar                         4,800
    Satyendra Kumar                            3,000                  Rajiv Kuchal                        1,000
-----------------------------------------------------------------------------------------------------------------------
Total options granted to senior management during the year                                               48,970
-----------------------------------------------------------------------------------------------------------------------

11. Employees holding 5% or more of the total number of options granted during the year: Nil

Liquidity

Your company continues to be adequately liquid and expects that this will help achieve its growth objectives. Enhanced liquidity reduces financial risk, and allows a rapid shift in direction should the market so demand. During the current year, internal cash accruals have more than adequately covered working capital requirements, capital expenditure of Rs. 463.35 crore and dividend payments, and have resulted in a surplus of Rs. 69.36 crore. As on March 31, 2001, your company had liquid assets of Rs. 577.74 crore, as against Rs. 508.37 crore at the previous year-end. These funds have been invested both in rupee and dollar deposits with banks and financial institutions. A high level of liquidity reduces return on shareholders funds. However, a balance between high returns on funds deployed in the business, and the ready availability of cash for strategic decisions on growth will have to be maintained. The creation of physical and technological infrastructure is expected to absorb a significant part of the liquid assets over the next three years.

Research and education initiatives

During the year, your company trained around 4,000 entrants as part of its induction-training program. Further, continuing education has been imparted, both in advanced technologies as well as in managerial skills. The total training imparted by your company to its employees during the year aggregated about 2,50,000 person days.

The Infosys Fellowship Program instituted by your company at 12 premier academic institutions in India to support research work leading to a Ph.D. has been well received, and the number of fellowships instituted in the areas of information technology, management and law has been increased from 24 to 42. Professors, from reputed academic institutions in India and abroad, visited your company during the year under the Infosys sabbatical program. These professors studied and advised Infosys on practices in knowledge management (KM), training and project management. Your company spent around 0.87% of its revenue on R&D activities during the year.

Your company sees knowledge management as a key imperative to help manage growth and stay competitive in the technology business. A KM deployment architecture that addresses the four key dimensions of KM - technology, people, content and process - has been defined and implemented internally. A `Knowledge Currency Unit' mechanism has been defined as a key component to promote an internal knowledge sharing culture.

Even as the KM movement is gaining momentum internally, your company has been playing the role of a catalyst in various knowledge networks externally, by delivering invited talks, publishing in international journals, and presenting at international conferences, among other initiatives. Dr Karl-Erik Sveiby, an internationally renowned expert in KM visited Infosys during the year and observed that, "Infosys is a KM pioneer in India and, when it comes to publishing its intangible assets in the Annual Report, even one of the pioneers in the world. The Infosys KM initiatives seem well-balanced; they are a blend of both IT and people initiatives, and the KM Team at Infosys has a holistic understanding of KM."

Your company has also created extensive infrastructural facilities for education and research during the year, with the inauguration of a dedicated building of 1,15,000 sq. ft. along with state-of-the-art equipment.

Infosys Foundation

Your company is committed to contribute to its social milieu and, in 1998, established Infosys Foundation as a not-for-profit trust to support initiatives that benefit society-at-large. The Foundation supports programs and organizations devoted to the cause of destitutes, rural poor, spastics, senior citizens and illiterates. It also helps preserve certain arts and cultural activities of India which are under threat of fading out. Grants to the foundation during the year aggregated Rs. 5.26 crore, as compared to Rs. 2.80 crore in the previous year.

A summary of the work done by the Foundation appears in the Infosys Foundation section of this report. On your behalf, your directors express their gratitude to the honorary trustees of the Foundation for sparing their valuable time and energy for the activities of the Foundation.

Community services

Your company continued the social programs initiated in 1999 - Catch Them Young, Rural Reach and Train the Trainer. The three programs covered about 800 urban children from 100 schools, 2,000 children in rural schools (in five languages), and 90 engineering college teachers from over about 60 colleges across the country, respectively, during the year. In addition, new programs included a summer internship program for computer science students from the IITs and a technology workshop for 35 engineering students from 17 colleges.

Further, your company, through its Computers@Classrooms initiative launched in January 1999, has donated 744 computers to 272 institutions across India. Your company has also applied to the relevant authorities for permission to donate an additional 419 computers to 180 institutes in the near future. Microsoft continues to participate in this initiative by donating the relevant software and we would like to place on record our appreciation for its continued support.

Awards

Your directors are happy to report on some of the awards that your company received during the year.

    . Your company was rated as the Best Employer of India by the Business Today-Hewitt Study, from among more than 150 companies.

    . Your company became the first IT company to win the IMC Ramkrishna Bajaj National Quality Award in the services category.

    . The Far Eastern Economic Review rated your company as the No. 1 company in India in the Review 2000, an annual survey of Asia's leading companies.

    . Your company has been judged the Best Regional Software House by Financial Technology Asia. This award acknowledges the most clever, creative and effective use of information technology in Asia, including Japan and Australia.

    . For the sixth year in succession, your company received the Silver Shield from the Institute of Chartered Accountants of India for the Best Presented Accounts, among the entries received from non-financial, private sector companies, for the year 1999-2000.

    . The Asiamoney poll of financial analysts voted your company the best in management among the listed companies in India for the fifth time in a row.

    . The BankAway product from Infosys won the CSI-Wipro Award for the Best Packaged Application in the year 2000.

Fixed deposits

Your company has not accepted any fixed deposits and, as such, no amount of principal or interest was outstanding as of the balance sheet date.

Directors

During the year, your directors expanded the board and co-opted Prof. Jitendra Vir Singh, Dr. Omkar Goswami, Sen. Larry Pressler, Ms. Rama Bijapurkar, Mr. T.
V. Mohandas Pai, Mr. Srinath Batni and Mr. Phaneesh Murthy as additional directors of the company. These appointments require the approval of the members at the ensuing Annual General Meeting.

Mr. Susim M. Datta retired as a director of the company on May 27, 2000. As per
Article 122 of the Articles of Association, Mr. Ramesh Vangal, Prof. Marti G. Subrahmanyam, Mr. Deepak M. Satwalekar, Mr. S. Gopalakrishnan and Mr. S.D. Shibulal retire by rotation in the forthcoming Annual General Meeting. All of them, being eligible, offer themselves for re-appointment.

Auditors

The auditors, Bharat S Raut & Co. Chartered Accountants, retire at the ensuing Annual General Meeting and have confirmed their eligibility and willingness to accept office, if re-appointed.

FII investment limit

Recently, the Government of India has raised the investment limit in an Indian company for Foreign Institutional Investors (FII) from 40% to 49%, subject to the approval of the board of the investee company and a special resolution by the shareholders of such a company. Your directors are of the opinion that it would be in the interest of the company to increase the limit of such investment to 49%. The necessary resolutions are being placed before the members in the ensuing Annual General Meeting.

Conservation of energy, research and development, technology absorption, foreign exchange earnings and outgo

The particulars as prescribed under subsection (1)(e) of section 217 of the Companies Act, 1956, read with the Companies (Disclosure of particulars in the report of board of directors) Rules, 1988, are set out in the annexure included in this report.

Particulars of employees

As required under the provisions of section 217(2A) of the Companies Act, 1956, read with the Companies (Particulars of employees) Rules, 1975, as amended, the names and other particulars of employees are set out in the annexure included in this report.

Acknowledgments

Your directors thank the company's clients, vendors, investors and bankers for their continued support during the year. Your directors place on record their appreciation of the contribution made by employees at all levels, who, through their competence, hard work, solidarity, cooperation and support, have enabled the company to achieve consistent growth.

Your directors thank the Government of India, particularly the Department of Electronics; the Customs and Excise departments; the Software Technology Parks - Bangalore, Chennai, Hyderabad, Mohali, Mysore, Pune, Bhubaneswar and New Delhi; the Ministry of Commerce; the Ministry of Finance; the Reserve Bank of India; VSNL; the Department of Telecommunications; the state governments; and other government agencies for their support, and look forward to their continued support in the future.

      For and on behalf of the board of directors


              /s/ Nandan M. Nilekani             /s/ N. R. Narayana Murthy
              ---------------------------        -------------------------------
              Managing Director, President       Chairman and Chief Executive
              and Chief Operating Officer                Officer

Bangalore
April 11, 2001

Annexures to the directors' report
--------------------------------------------------------------------------------

a) Particulars pursuant to Companies (Disclosure of particulars in the report of the board of directors) Rules, 1988

1.  Conservation of energy

    The operations of your company are not energy-intensive. However, adequate measures have been taken to reduce energy consumption by using energy-efficient computers and by the purchase of energy-efficient equipment with the latest technologies. Your company constantly evaluates new technologies and invests in them to make its infrastructure more energy-efficient. Currently, your company uses CFL fittings and electronic ballast to reduce the power consumption of fluorescent tubes. A building automation system to control the working of air conditioners and to make them more energy-efficient has been implemented. Energy-saving air conditioners have been purchased and scroll compressors are being used in place of reciprocating compressors for all packaged and split-type air conditioning systems. Energy-efficient pumps are used for the water system. As energy costs comprise a very small part of your company's total expenses, the financial impact of these measures is not material.

2.  Research and development (R&D)

    Research and development of new services, designs, frameworks, processes and methodologies continue to be of importance at Infosys. This allows your company to increase quality, productivity and customer satisfaction through continuous innovation.

    a.  R&D initiative at institutes of national importance

    This initiative has been described in the Research and education initiatives section in the directors' report.

    b.  Specific areas for R&D at Infosys

    Since businesses and technologies are changing constantly, continuous investments in research and development are of paramount importance. Your company has taken the approach that its research must be beneficial to the company and to its clients either in the short term or in the medium term. As in earlier years, your company continues to conduct research in the areas of software engineering, project management, global delivery, emerging technologies, and new tools and techniques.

    Research has been continuing in the areas of software architecture and performance engineering. This is to help projects deliver high-performance and high-transaction volume software solutions to clients. Research has also been continued in object and component technologies to create modules that enable repeatability across projects.

    Your company continues to undertake research in the following areas:

       General software engineering: Your company is constantly improving its methodologies to increase quality and productivity, and to reduce time-to-market for its clients.
       New technologies: A methodology for performance-testing of web applications has been developed.
       Products: Your company continues to enhance and develop additional products in the Banking area.

    Your company has various groups engaged in R&D. The Education and Research (E&R) department conducts short-term and long-term research in the areas of knowledge management, education and training methodologies, and technology-based mechanisms for delivery of education. During the year, the E&R team published 49 papers in leading international / national journals and conferences. Further, an e-commerce research laboratory was established by the E&R department for building expertise and skill sets in e-commerce and web applications. A Web Performance Testing Center was also established.

    The Software Engineering and Technology Labs (SETLabs) tracks emerging technology trends in the short-term and long-term as well as opportunities for innovation in software development. SETLabs works on diverse areas including, business modeling, architecture definition, technology assessment, infrastructure and security consulting, mobile computing, object and component technology, and operating systems and environments, to name a few. Research findings in the software engineering area have been published in international journals and have been presented at several reputed forums. Built on this foundation of research is a set of cutting-edge consulting services that SETLabs provides to your company's clients, and an extensive repository of technical knowledge and expertise that SETLabs uses to guide project teams to continually improve their quality and productivity.

    c.  Benefits derived as a result of R&D activity

    Your company has been able to maintain margins despite changes in technology and increased personnel costs. The e-commerce and the Web Performance Testing centers have been instrumental in building expertise in the e-commerce area.

    d.  Future plan of action

    There will be continued focus and increased investment in the above R&D activities. Future benefits are expected to flow in from initiatives undertaken this year.

    e.  Expenditure on R&D for the year ended March 31

                                                                         in Rs.
crore
     ---------------------------------------------------------------------------
                                                                   2001    2000
     ---------------------------------------------------------------------------
     Revenue expenditure                                           14.97   8.08
     Capital expenditure                                            2.14   0.15
     ---------------------------------------------------------------------------
     Total R&D expenditure                                         17.11   8.23
     R&D expenditure as a percentage of total revenue               0.87%  0.89%
     --------------------------------------------------------------------------

3.  Technology absorption, adaptation and innovation

    During the year, your company successfully migrated to a Windows 2000 backbone. Further, your company made significant additions to the number of servers used for software development, and to the number of file and print servers. Your company also upgraded its mainframe system from the earlier S/390 9672/RA4 to the new H30, and standardized the use of Pentium III 733 MHz system with 256 MB RAM and at least 10 GB hard disk space as the standard desktop PC. Further, all personnel traveling frequently for official purposes are now given Pentium notebook computers.

    During the year, your company provided all its senior managers with productivity tools such as Palm Vx devices and mobile phones. Your company also implemented a multi-point video-conferencing facility over IP, and implemented IP telephony over WAN and on LAN in one of the campuses. Further, your company has installed a 1.16TB Storage Area Network for hosting corporate data and applications.

    Your company further invested in middleware technologies, mobile technologies and legacy modernization technologies. Your company has set up laboratories and Centers of Excellence for technology research and competence building. Your company joined several Technical Standards organizations, and continues to be capable of providing total technology solutions to its clients using new technologies and tools.

4.  Foreign exchange earnings and outgo

    a. Activities relating to exports, initiatives taken to increase exports, development of new export markets for products and services, and export plans

    Your company has had a strong export focus in the past, and expects its export thrust to continue in future. In fiscal 2001, 98.60% of software revenues were derived from exports. Over the years, your company has established a substantial direct marketing network all over the world and now has marketing offices in North America, Europe and the Asia Pacific region. These offices are staffed with sales and marketing specialists who sell your company's services to large, international clients.

    During the year, your company opened marketing offices in Hong Kong, Sydney, Phoenix (Arizona), U.A.E., Argentina and Paris. It also set up development centers in London, Lisle, a suburb of Chicago, Illinois; Berkeley Heights, New Jersey; and Phoenix, Arizona. Your company also launched a global initiative to increase the awareness of the Infosys brand, and of its products and services. Several press and public relations exercises were launched in the US to enhance your company's visibility. Further, your company plans to take part in several international exhibitions to promote its products and services.

    During the year, your company's Banking Business Unit won new clients in Nigeria, U.A.E and Mauritius.

    The long-term goal of your company is to be a highly respected name in the global market for its services and products, and to continue to realize a significant portion of its revenue from exports.

    b.  Foreign exchange earned and used for the year ended March 31 in Rs.
     crore
     ------------------------------------------------------------------------------------------------------
                                                                                          2001       2000
     ------------------------------------------------------------------------------------------------------
     Foreign exchange earnings                                                        1,728.23     851.72
     Foreign exchange outgo (including capital goods and imported software packages)    727.53     336.58
     ------------------------------------------------------------------------------------------------------

                      For and on behalf of the board of directors


                         /s/ Nandan M. Nilekani       /s/ N. R. Narayana Murthy

                         Nandan M. Nilekani           N. R. Narayana Murthy
     Bangalore           Managing Director,           President and Chief
April 11, 2001           and Chief Operating Officer  Executive Officer

Annexures to the directors' report
b) Information as per Section 217(2A) of the Companies Act, 1956, read with the Companies (Particulars of employees) Rules, 1975, and forming part of the directors' report for the year ended March 31, 2001

-----------------------------------------------------------------------------------------------------------------------------------
SI.     Name                           Designation                            Qualification                      Age       Date of
No.                                                                                                          (Years)       Joining
-----------------------------------------------------------------------------------------------------------------------------------
   1.   Aashish Bansal                 Business Development Manager           B.Tech. (IIT), PGD(IIM)             36    17.02.2000
  *2.   Abudmar Louay                  Software Developer                     B.E.                                28    21.08.2000
  *3.   Akash Maiti                    Senior Associate                       B.E.(H), M.A, PGD                   30    05.07.2000
  *4.   Albena De Assis                Software Developer                     B.Sc.                               26    17.07.2000
   5.   Alexandre Elvis Rodrigues      Business Development Manager           B.Tech., MBA                        30    03.08.1998
   6.   Ameer Saithu                   Associate                              B.Tech., PGD                        28    27.03.2000
  *7.   Amer Yosra Abdul               Software Developer                     B.Sc.(H)                            23    21.08.2000
   8.   Amitabh  Pushparaj Mudaliar    Associate                              B.E., PGD(IIM)                      29    20.03.2000
  *9.   Amy (Yuen Chun) Wong           Software Developer                     B.Sc.                               23    22.01.2001
  10.   Ananda Rao                     Business Development Manager           B.E., M.Sc.                         42    25.10.1999
 *11.   Anant Natekar                  Senior Systems Analyst                 B.E.                                25    09.02.2001
  12.   Andi Berkowitz                 Sales Administrator                    B.A., ASL                           48    12.04.1999
 *13.   Andreas Suwe                   Project Leader                         B.Laws, Diploma                     34    05.03.2001
 *14.   Anil Roy                       Senior Systems Analyst                 B.E.                                26    19.02.2001
 *15.   Anilkumar Nechiyil             Project Manager                        B.Sc.                               40    03.01.2001
 *16.   Ankur Gupta                    Business Development Manager           B.A.(H), PGD, ACA                   28    17.07.2000
  17.   Ankush Patel                   Business Development Manager           B.E., MBA                           33    01.10.1999
 *18.   Anthony De Laat                Delivery Manager                       B.A., M.Sc., B.Sc. Engg             44    12.03.2001
 *19.   Anupam Bhatnagar               Business Development Manager           B.A.(H), LLB, PGD                   29    03.08.2000
 *20.   Arindom Basu                   Senior Principal                       B.E.(H), PGD(IIM)                   34    05.02.2001
 *21.   Arjun K. Rao                   Software Developer                     B.E., MS                            24    22.01.2001
 *22.   Aroun Balakrishnan             Senior Systems Analyst                 B.Tech.                             27    05.03.2001
  23.   Arun Kumar R.                  Business Development Manager           B.Tech., PGD                        30    05.06.1999
 *24.   Ashish Pandita                 Software Developer                     B.E.                                27    27.11.2000
  25.   Ashok Vemuri                   Business Development Manager           B.Sc.(H)., PGD                      32    01.10.1999
  26.   Ayan Chatterjee                Business Development Manager           B.A.(H), PGD                        29    02.11.1998
 *27.   Balaji Yellavalli              Senior Principal                       B.Tech., PGD                        32    18.09.2000
  28.   Balakrishna D. R.              Assistant Project Manager              B.E.                                29    07.02.1994
  29.   Balakrishnan P. R.             Business Development Manager           B.Tech., MBA                        28    15.11.1999
  30.   Balasubramanian P.             Senior Vice President                  B.Tech.(IIT), M.Tech.(IIT),         51    01.10.1995
                                                                              PhD (Purdue)
 *31.   Balasundaram Gajendran         Software Developer                     B.Sc.                               26    21.08.2000
  32.   Balu A.                        Assistant Project Manager              B.E., Diploma                       29    07.11.1994
  33.   Bartley Richard Higgins        Business Development Manager           B.A.(H), M.A                        52    20.02.1997
  34.   Basab Pradhan                  Regional Manager & Vice President -    B.Tech., PGD                        35    03.10.1994
                                       Sales - West North America
 *35.   Biji P. Thomas                 Associate                              B.E., PGD                           26    24.04.2000
 *36.   Bindu Ajay Badola              Senior Consultant (ERP)                B.E.                                31    09.10.2000
 *37.   Brit Lane                      Software Developer                     B.Sc.                               24    08.05.2000
 *38.   Bryan Mallinson                Software Developer                     BBM                                 24    15.01.2001
 *39.   BuuQuang Kha                   Software Developer                     B.Sc.                               23    15.01.2001
  40.   Chandra Shekar Kakal           Associate Vice President               B.E., MBA                           40    01.03.1999
 *41.   Cheng "Sean" Sixin             Software Developer                     B.Sc., M.Sc., Diploma               32    08.05.2000
 *42.   Chi Tat Wong                   Software Developer                     B.E.                                25    20.11.2000

-----------------------------------------------------------------------------------------------------------------------------------
SI.    Name                            Experience                Gross    Previous Employment - Designation
No.                                       (Years)   Remuneration (Rs.)
-----------------------------------------------------------------------------------------------------------------------------------
   1.  Aashish Bansal                          12            39,24,612    HSBC Capital Markets India Pvt. Ltd. - Senior Manager
  *2.  Abudmar Louay                            7             1,68,604    Swiss Hotel Management - IT Instructor
  *3.  Akash Maiti                              6            32,25,000    Andersen Consulting, Senior Consultant
  *4.  Albena De Assis                          3            11,73,631    Siemens - Software Developer
   5.  Alexandre Elvis Rodrigues                7            39,42,094    Modi Xerox, Production Sales Manager
   6.  Ameer Saithu                             5             8,00,929    PricewaterhouseCoopers, Consultant
  *7.  Amer Yosra Abdul                         1             9,26,652    -
   8.  Amitabh  Pushparaj Mudaliar              6            20,90,570    PricewaterhouseCoopers, Consultant
  *9.  Amy (Yuen Chun) Wong                     1             9,17,414    Hewitt Associates, Quality Assurance Analyst
  10.  Ananda Rao                              14            37,45,019    SE IT Technologies - Regional General Manager
 *11.  Anant Natekar                            3             3,55,587    Fourth Technologies Inc, Consultant
  12.  Andi Berkowitz                          11            19,22,340    Newton Wellesley Chinopractic, Office Manager
 *13.  Andreas Suwe                             7             3,49,485    Tucows Inc. - Project Manager
 *14.  Anil Roy                                 4             3,29,681    Air Check Virginia, Database Administrator
 *15.  Anilkumar Nechiyil                      18            11,34,684    First Data Merchant Services, Project Technical Leader
 *16.  Ankur Gupta                              6            13,54,975    Arthur Andersen India Pvt. Ltd., Senior Consultant
  17.  Ankush Patel                             9            56,93,010    Nortel Networks, Account Manager
 *18.  Anthony De Laat                         19             5,06,510    Oao Technologies Canada - Delivery Director
 *19.  Anupam Bhatnagar                         4             5,66,129    Arthur Andersen, Consultant
 *20.  Arindom Basu                            10             9,51,974    Andersen Consulting - Senior Manager
 *21.  Arjun K. Rao                             1             9,17,414    Recruitmentindia.Com, Webmaster/ Technical Lead
 *22.  Aroun Balakrishnan                       5             2,09,764    Blockbuster Inc., Senior Programmer Analyst
  23.  Arun Kumar R.                            8            51,05,674    Nokia Private Limited, Sales Manager - West & South India
 *24.  Ashish Pandita                           3             6,21,445    Robert Bosch India Ltd. - Software Developer
  25.  Ashok Vemuri                             9            64,57,918    Bank Of America, Assistant Vice President
  26.  Ayan Chatterjee                          8            69,72,586    Andersen Consulting, Consultant
 *27.  Balaji Yellavalli                       11             6,77,625    Feedback Ventures Ltd., Chief Executive Officer
  28.  Balakrishna D. R.                        7            19,04,450    HCL-HP - Customer Relations
  29.  Balakrishnan P. R.                       6            40,98,994    Arthur Andersen, Senior Consultant
  30.  Balasubramanian P.                      28            15,64,794    Hitek Software Engineers Ltd. - CEO/Technical Director

 *31.  Balasundaram Gajendran                   3             9,15,681    Queen's University - Student Software Engineer
  32.  Balu A.                                 11            19,37,788    Adarsha Polytechnic - Teacher
  33.  Bartley Richard Higgins                 14            65,63,082    Wireless Software, Developer
  34.  Basab Pradhan                           12            84,33,946    Lipton India Ltd., Manager

 *35.  Biji P. Thomas                           4             6,31,855    Andersen Consulting, Senior Consultant
 *36.  Bindu Ajay Badola                        9            11,76,367    Tata Infotech Ltd. - Systems Specialist
 *37.  Brit Lane                                2            13,67,489    Tha Cain Gang Ltd. - Developer
 *38.  Bryan Mallinson                          0             4,48,374    -
 *39.  BuuQuang Kha                             0             4,15,735    -
  40.  Chandra Shekar Kakal                    18            12,62,452    Ramco Systems - Product Manager
 *41.  Cheng "Sean" Sixin                       7             4,28,499    Tian Tian Furniture - Manufacture Engineer
 *42.  Chi Tat Wong                             2             5,59,723    The Peer Group - Software Developer
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Sl.   Name                        Designation                          Qualification                        Age      Date of
No.                                                                                                     (Years)      Joining
----------------------------------------------------------------------------------------------------------------------------
 *43. Craig Daniel DeDecker       Software Developer                   BBA                                   22   22.01.2001
 *44. Cynthia Atayan              Administrative Assistant             SSLC                                  25   01.06.2000
 *45. David Spencer               Principal                            B.A., B.Sc., MBA                      36   18.09.2000
  46. Dean E. Whiteside           Contract Administrator               B.A.                                  35   26.05.1998
  47. Debjit Datta Chaudhuri      Business Development Manager         B.Sc.(H)., PGD(IIM)                   28   13.10.1998
 *48. Deepak Rao                  Senior Principal                     B.Tech.(IIT), PGD(IIM)                37   01.02.2001
 *49. Deepak Sundarrajan          Senior Systems Analyst               B.E.                                  28   19.02.2001
  50. Dinesh Krishnaswamy         Director                             B.Sc., M.Sc.                          46   01.09.1981
 *51. Duncan Zhang                Software Developer                   B.Tech.                               24   08.05.2000
 *52. Easaw Pallipeedikayil Easaw Business Development Manager         B.E., PGD(IIM)                        31   07.04.2000
 *53. Eric Seubert                Senior Principal                     B.Sc., MBA                            34   28.08.2000
 *54. Gaurav Garg                 Project Manager                      B.E.                                  28   30.01.2001
 *55. Gautam P. Thakkar           Principal                            B.Sc.                                 32   17.07.2000
  56. George Varghese             Business Development Manager         B.Com.                                33   26.09.1996
 *57. Gigi (Chiao Chih) Tsang     Software Developer                   B.Sc.(H).                             22   15.01.2001
  58. Girish Anant Pashilkar      Senior Associate                     B.Tech.(IIT) , PGD(IIM)               29   20.03.2000
  59. Girish G. Vaidya            Senior Vice President                B.E., PGD(IIM)                        50   22.01.1999
 *60. Girish M. Aswathanarayana   Project Manager                      B.Tech., MS                           31   05.03.2001
 *61. Glen Michael                Software Developer                   B.Sc.                                 24   21.08.2000
  62. Gopal Devanahalli           Business Development Manager         M.Sc.(Tech), PGD                      32   01.10.1999
  63. Gopalakrishnan S.           Deputy Managing Director             B.Sc., M.Tech.(IIT)                   45   01.02.1981
  64. Gopinath Sutar              Senior Principal                     B.Tech., PGD                          34   01.10.1999
 *65. Goseng Kelvin Lie           Software Developer                   B.Sc.(H).                             24   21.08.2000
  66. Guhan Kumaran               Assistant Project Manager            B.E.(H)                               26   26.06.1995
  67. Hariharan S. Murthy         Regional Manager &                   B.E., PGD                             36   01.09.1994
                                  Associate Vice President - Sales -
                                  Communication & Product Services
 *68. Helen Kim                   Systems Analyst                      B.A., MED                             24   05.07.2000
  69. Henri Mabille               Senior Principal                     Diploma                               48   01.03.2000
 *70. Hoi tung (Harry) Cheung     Software Developer                   Bcom., B.Sc.(H)                       24   05.06.2000
 *71. Ivan H. Brock               Project Leader                       B.Sc., PhD                            36   12.02.2001
 *72. Jagdish Natarajan Iyer      Business Development Manager         B.E.(H), PGD(IIM)                     29   15.11.1999
 *73. Jahir Hussain               Project Manager                      B.Sc., M.Sc.                          31   29.01.2001
 *74. Jaime Salvador Arguello     Software Developer                   B.Sc. Engg,                           23   22.01.2001
  75. Jan DeSmet                  Vice President -                     BBA, MBA                              41   04.01.1999
                                  Infosys Business Consulting Services
 *76. Jayaram G. K.               Head - Infosys Leadership Institute  B.Sc., B.E., PGD(IIM), PhD            60   05.01.2001
  77. Jayashree R.                Principal                            B.Sc.(H), M.Sc.(IIT), M.Tech.(IIT),   37   01.10.1999
                                                                       PGD(IIM)
 *78. Jenifer K. Adkins           Sales Administrator                  Diploma                               34   26.06.2000
 *79. Jennifer La Vonne Dean      Administrative Assistant             B.Sc., Master of Public Adminstration 26   24.04.2000
 *80. Jessica M. Chisholm         Administrative Assistant             B.A.                                  23   14.02.2001
  81. Jitin Goyal                 Business Development Manager         B.E., PGD(IIM)                        30   21.12.1998
 *82. John O. Fogarty             Business Development Manager         B.A., MBA                             30   20.02.2001
 *83. Jonathan  Masterton         Senior Systems Analyst               B.Sc.(H)                              27   24.07.2000
  84. Judith Ann Ondina           Administrative Assistant             B.A.                                  52   16.07.1999
 *85. Junqian (Tim) Wu            Software Developer                   B.Sc.                                 35   08.05.2000
  86. Kala Swaminathan            Business Development Manager         B.Sc.                                 32   27.01.1999
 *87. Kalyana C. Gangavarapu      Program Manager                      B.Tech., PhD (Insead)                 31   12.12.2000

-------------------------------------------------------------------------------------------------------------------------------
Sl.   Name                        Experience               Gross   Previous Employment - Designation
No.                                  (Years)  Remuneration (Rs.)
-------------------------------------------------------------------------------------------------------------------------------
 *43. Craig Daniel DeDecker               2             9,17,414   Economy Advertising, System Admin Intern
 *44. Cynthia Atayan                      2            10,33,624   Cisco Systems - Customer Service Quality Specialist
 *45. David Spencer                      15            34,35,405   Spherion, Senior Manager
  46. Dean E. Whiteside                   7            27,56,041   Bank Of America, Systems Administrator
  47. Debjit Datta Chaudhuri              7            50,11,050   Wipro Finance Ltd - Officer
 *48. Deepak Rao                         15            11,53,908   KPMG Consulting - Executive Consultant
 *49. Deepak Sundarrajan                  6             3,27,301   Humana Inc., Designer
  50. Dinesh Krishnaswamy                25            16,19,457   Patni Computer Systems Pvt. Ltd.-Senior Software Engineer
 *51. Duncan Zhang                        1            13,96,785   -
 *52. Easaw Pallipeedikayil Easaw         7            30,01,375   Apex Systems - Senior Marketing Executive
 *53. Eric Seubert                       11            34,32,750   Interim Technology Consulting, Director, E-Business practice
 *54. Gaurav Garg                         6             7,24,493   Polaris Software Lab (India) Ltd.,Consultant (System Manager)
 *55. Gautam P. Thakkar                  11             7,69,211   Andersen Consulting, Manager
  56. George Varghese                    10            66,22,825   Hitachi - Systems Administrator
 *57. Gigi (Chiao Chih) Tsan              0             4,15,735   -
  58. Girish Anant Pashilkar              7            34,73,672   Arthur Andersen - Senior consultant
  59. Girish G. Vaidya                   26            16,27,764   ANZ Grindlays Bank Ltd. - Head & Director Operations
 *60. Girish M. Aswathanarayana           7             2,65,558   G. A. Sullivan, Senior Consultant
 *61. Glen Michael                        2             9,26,530   Industry Canada - Support Analyst
  62. Gopal Devanahalli                   9            49,35,775   Ford Credit Kotak Mahindra Ltd., Regional Manager
  63. Gopalakrishnan S.                  21            14,98,189   Software Sourcing Co. - V. P. Technical Group
  64. Gopinath Sutar                     12            66,97,570   A. T. Kearney, Manager
 *65. Goseng Kelvin Lie                   1             9,15,681   -
  66. Guhan Kumaran                       6            13,95,843   -
  67. Hariharan S. Murthy                13            82,83,759   Redington Pvt Ltd, Marketing Manager
 *68. Helen Kim                           1            17,64,067   Elite Educational Institute, Admin Assistant
  69. Henri Mabille                      24            45,43,165   Sia Sa Group - Financial Director Group
 *70. Hoi tung (Harry) Cheung             4            13,60,560   The Muses Arts & Recreation Center - Web Manager
 *71. Ivan H. Brock                       7             3,40,307   Escom Software Services - Development Manager
 *72. Jagdish Natarajan Iyer              6             9,47,439   Reuters India Ltd. - Head - Client Solutions
 *73. Jahir Hussain                       7             6,56,533   Complete Business Solutions Inc, - Manager
 *74. Jaime Salvador Arguello             3             9,17,414   Washington University, Web Master
  75. Jan DeSmet                         17          1,01,95,268   Diamond Technology Partners, Senior Principal
 *76. Jayaram G. K.                      30             3,51,339   Transformation Systems Inc. - Chairman
  77. Jayashree R.                       11            23,71,115   Schoolnet India Ltd. - Vice President
 *78. Jenifer K.  Adkins                 16            14,68,439   Credit Lyonnais, Executive Assistant/Office Manager
 *79. Jennifer La Vonne  Dean             3            14,81,789   Oakland Ready To Learn, Project Administrator
 *80. Jessica M.  Chisholm                2             2,57,456   Linotext America Inc., Account Manager
  81. Jitin Goyal                         7            59,95,432   Citi Bank - Manager
 *82. John O.  Fogarty                    8             3,47,074   Morgan Stanley Dean Witter, Vice President - Financial Advisor
 *83. Jonathan  Masterton                 2            14,16,235   Logica UK Ltd. - Team Leader
  84. Judith Ann  Ondina                 17            15,42,678   Sprint, Human Resource Co-ordinator
 *85. Junqian (Tim) Wu                    6             7,26,230   The Hospital for Sick Children - Research Specialist of Genetics
  86. Kala  Swaminathan                  10            48,98,976   Parametric Technology Corporation, Regional Manager
 *87. Kalyana C. Gangavarapu             10             3,95,291   Oracle Corp. - Practice Director

Annexures to the directors' report (contd.)
------------------------------------------------------------------------------------------------------------------------------
Sl.    Name                            Designation                           Qualification                  Age       Date of
No.                                                                                                     (Years)       Joining
------------------------------------------------------------------------------------------------------------------------------
  88.  Karen J. Hutton                 Sales Manager                         B.A.                            40    05.01.1998
 *89.  Ken Wong                        Software Developer                    B.Sc.                           23    15.01.2001
  90.  Krishna N. V.                   Business Development Manager          B.E., PGD(XLRI)                 31    20.10.1999
  91.  Kshitij Kumar                   Assistant Project Manager             B.Tech.                         28    27.06.1994
 *92.  Kumail Jaffer                   Software developer                    BCS                             26    15.01.2001
 *93.  Laura Beth Rehrig               Software Developer                    B.Sc.                           22    22.01.2001
 *94.  Li John Kaming                  Software Developer                    B.Sc.(H), Diploma               26    21.08.2000
 *95.  Lin Quan                        Software Developer                    B.E.                            30    21.08.2000
 *96.  Lo Szekit                       Software Developer                    B.Sc., MS                       27    21.08.2000
  97.  Lokesh Prasad                   Business Development Manager          B.Tech.(H), PGD                 27    04.05.1998
  98.  Madhav Mohan                    Business Development Manager          B.Sc., MMS                      31    01.10.1999
  99.  Mahesh Desai                    Business Development Manager          B.E., PGD(IIM)                  28    03.06.1996
*100.  Mahitha Krishnan                Software Developer                    B.Sc., MCA                      23    15.01.2001
*101.  Maki Ishibashi                  Coordinator                           Diploma                         27    13.07.2000
*102.  Mangos Constantine              Software Developer                    B.Com., B.A                     23    21.08.2000
*103.  Manish Goyal                    Senior systems analyst                B.E.                            28    27.11.2000
*104.  Manish Verma                    Business Development Manager          B.Tech., MBA                    32    09.12.1999
*105.  Manish Kumar Sinha              Associate                             B.Tech.(IIT), PGD(IIM)          27    01.02.2000
 106.  Mary Ann Usher                  Sales Administrator                   B.A.                            45    21.06.1999
*107.  Mcewan Jason Richard            Software developer                    B.Sc.                           23    21.08.2000
*108.  Meg Tiedemann                   Sales Administrator                   M.A.                            46    06.11.2000
*109.  Merlyn Lee                      Business development Manager          B.E., M.Sc.                     48    05.03.2001
 110.  Mohandas Pai T. V.              Director & CFO                        B.Com., LLB, FCA                42    17.10.1994
 111.  Nachiket Vibhakar Sukhtankar    Business development Manager          B.A., B.Sc., M.A                32    29.11.1999
 112.  Nagarajan Venkateswaran         Associate Vice President              B.Tech., MS                     40    17.04.2000
*113.  Nanaz Rohani                    Sales Administrator                   B.Sc.                           27    26.07.2000
 114.  Nandan M. Nilekani              Managing Director, President & COO    B.Tech.(IIT)                    45    01.07.1981
*115.  Naomi Grossack                  Sales Administrator                   BBM                             26    26.06.2000
 116.  Narayana Murthy N. R.           Chairman & CEO                        B.E., M.Tech.(IIT)              54    18.03.1982
*117.  Natarajan B.                    Business Development Manager          B.Tech., PGD                    27    15.05.2000
 118.  Neelesh Marik                   Business Development Manager          B.Tech.(IIT), PGD(IIM)          33    15.11.1999
*119.  Neeraj Dubey                    Software Developer                    B.E.(H)                         34    20.11.2000
*120.  Neeraj Kumar                    Senior Systems Analyst                B.E.                            26    06.01.1997
 121.  Norman Schutz                   Business Development Manager          B.Com.                          44    21.01.1998
*122.  Olga Shnaider                   Software Developer                    B.A.(H)                         30    15.01.2001
*123.  Omar Dominguez                  Software Developer                    B.Sc.                           27    04.07.2000
 124.  Owhen Astorga                   Administrative Assistant              B.A., Diploma                   37    18.06.1999
*125.  Padmanabhan Venkataraman        Associate Vice President              B.E., M.E.                      46    05.03.2001
*126.  Palachandra Seetharam           Technical Architect                   B.E.                            32    31.07.2000
*127.  Paul Maillard                   Software Developer                    B.Sc.(H)                        26    18.09.2000
*128.  Pendse Mayur Arvind             Software Developer                    B.Sc.                           23    21.08.2000
*129.  Peter James Mitchell            Business Development Manager          PUC                             31    07.08.2000
 130.  Phaneesh Murthy                 Director - Sales & Marketing and      B.Tech., PGD                    37    08.10.1992
                                       Communication & Product Services
 131.  Prabhu M. S. S.                 Senior Vice President                 B.E., PhD (IISc)                53    01.08.1997

-----------------------------------------------------------------------------------------------------------------------------------
Sl.    Name                           Experience               Gross   Previous Employment - Designation
No.                                      (Years)  Remuneration (Rs.)
-----------------------------------------------------------------------------------------------------------------------------------
  88.  Karen J. Hutton                        18           37,24,213   Feist & Hutton, Senior Consultant
 *89.  Ken Wong                                0            4,15,735   -
  90.  Krishna N. V.                           8           48,38,969   Hindustan Lever Limited - Area Sales Manager
  91.  Kshitij Kumar                           7           19,48,789   -
 *92.  Kumail Jaffer                           0            4,15,735   -
 *93.  Laura Beth Rehrig                       3            9,17,414   PIL Inc, Cooperative Associate
 *94.  Li John Kaming                          2            9,26,621   York Chinese Christian Fellowship - Secretary
 *95.  Lin Quan                                6           10,83,343   Infotech Consulting Co. - Java Developer
 *96.  Lo Szekit                               3            9,66,979   Philips Electronics-Advance Transformer - Design Engineer II
  97.  Lokesh Prasad                           3           41,65,223   -
  98.  Madhav Mohan                            9           67,72,245   Bank of America - AVP & Regional Sales Manager
  99.  Mahesh Desai                            6           34,45,681   Pertech Computers Ltd - Marketing Manager
*100.  Mahitha Krishnan                        1            4,29,684   Samtech Inc. - Programmer/Consultant
*101.  Maki Ishibashi                          5           14,00,180   Tokyo Executive Center Inc. - Secretary
*102.  Mangos Constantine                      2            9,37,440   Spectrum United Mutual Funds - Accounts Administrator
*103.  Manish Goyal                            6           10,10,976   Elc Systems - Consultant
*104.  Manish Verma                            9           40,18,728   Hindustan Lever Ltd., Senior Product Manager
*105.  Manish Kumar Sinha                      4            2,24,273   Mckinsey & Company, Inc. - Associate
 106.  Mary Ann Usher                         16           18,76,769   Racal Datacon Inc, Sales Support Representative
*107.  Mcewan Jason Richard                    4            9,37,471   Information Technology Services - Network Consultant
*108.  Meg Tiedemann                          14            7,92,637   Kluwer Academic Publishers, Marketing Associate
*109.  Merlyn Lee                             22            2,45,154   Tata Engineering Company - Trainee Engineer
                                                                       & Production Engineer
 110.  Mohandas Pai T. V.                     21           13,61,112   Prakash Leasing Limited - Executive Director
 111.  Nachiket Vibhakar Sukhtankar            7           44,47,105   Andersen Consulting, Manager
 112.  Nagarajan Venkateswaran                18           47,95,003   Synthel Inc, Troy, Michigan, Delivery Manager
*113.  Nanaz Rohani                            5           14,37,099   Stanford University, Academic Affairs Co-Ordinator
 114.  Nandan M. Nilekani                     23           16,16,021   Patni Computer Systems Pvt. Ltd. - Asst. Project Manager
*115.  Naomi Grossack                          5           15,24,507   Communications Collaborative, Contractor
 116.  Narayana Murthy N. R.                  32           14,97,390   Patni Computer Systems Pvt. Ltd. - Head - Software Group
*117.  Natarajan B.                            5           13,80,149   Arthur Andersen India Pvt. Ltd., Senior Consultant
 118.  Neelesh Marik                           9           45,33,329   Andersen Consulting - Manager
*119.  Neeraj Dubey                           13            7,00,003   Cit Canada Inc - Consultant
*120.  Neeraj Kumar                            4            2,78,556   TELCO - Trainee
 121.  Norman Schutz                          20           33,53,172   Ikon Technologies Services - Vice President
                                                                       (Business Development)
*122.  Olga Shnaider                           4            4,15,735   Future Shop Ltd. - Computer Sales Specialist
*123.  Omar Dominguez                          4           12,16,481   Electronic Data Systems - Information Analyst Associate
 124.  Owhen Astorga                          18           20,82,535   Palex, Inc., Payroll Administrator
*125.  Padmanabhan Venkataraman               22            1,12,816   Delphi Automotive Systems - Vice President Software
                                                                       Operations
*126.  Palachandra Seetharam                  10           16,49,903   CAP Gemini America - Senior Consultant
*127.  Paul Maillard                           4            9,42,485   Contax Inc - Junior Business Consultant
*128.  Pendse Mayur Arvind                     5            9,15,590   Mainline Foods/Dairy Queen - Night Supervisor
*129.  Peter James Mitchell                    8           15,54,107   Webnax.Com Au. Pty. Ltd. - Business Manager & Sales
                                                                       Manager
 130.  Phaneesh Murthy                        14         1,90,93,935   Sonata Software, Regional Manager
 131.  Prabhu M. S. S.                        27           13,44,242   Tata Consultancy Services - Vice President

------------------------------------------------------------------------------------------------------------------------------
Sl.    Name                          Designation                           Qualification                   Age        Date of
No.                                                                                                     (Years)       Joining
------------------------------------------------------------------------------------------------------------------------------
 132. Pradeep Prabhu                 Business Development Manager          B.Com.                           32       04.11.1991
*133. Pramod V. Ponkshe              Project Manager                       B.E.                             36       11.01.2001
 134. Prasad T. P.                   Regional Manager &                    B.E., PGD                        36       04.09.1995
                                     Associate Vice President - Sales -
                                     South North America
 135. Praveen Kumar                  Senior Associate                      B.E., MS, PhD(Cambridge Univ.)   33       31.01.2000
*136. Raghunath Basavanahalli        Business Development Manager          BS in Engg                       34       09.03.2001
 137. Rahul Madhav Godbole           Business Development Manager          B.A., M.A., MBA                  35       15.11.1999
 138. Rajeev Minocha                 Business Development Manager          B.E., PGD                        36       26.08.1999
*139. Rajeswari Palaniappan          Project Manager                       B.Sc., MCA                       34       01.08.2000
 140. Ravi Kumar Shelvankar          Business Development Manager          B.E., MS                         32       02.01.1997
*141. Read Hugh Gorden               Software Developer                    B.Sc.                            24       21.08.2000
*142. Reka K. Maximovitch            Executive Assistant                   B.A., MPA                        30       18.10.1999
 143. Ribhu Kansal                   Senior Systems Analyst                B.E., PGD(IIM)                   27       10.05.1999
 144. Ritesh Mohan Idnani            Business Development Manager          B.Com., MBA                      28       01.10.1999
*145. Roitman Evgueni                Software Developer                    B.Sc.                            24       21.08.2000
*146. Romit Dey                      Business Development Manager          B.Sc., MBA                       29       03.10.2000
*147. Ryan D. Hill                   Software Developer                    BBA                              23       22.01.2001
*148. Sam Chan                       Software Developer                    B.Sc.                            24       15.01.2001
*149. Sam Ho                         Software Developer                    B.Sc.(H)                         26       06.11.2000
 150. Samir Agrawal                  Associate                             B.Tech., PGD                     29       24.03.2000
*151. Samir Bali                     Senior Principal                      B.A.(H), LLB, PGD                36       28.08.2000
*152. Sandeep Chadha                 Project Manager                       B.Tech.                          33       15.02.2001
 153. Sandeep Kaujalgi               Business Development Manager          B.E., MMS                        30       17.05.1999
*154. Sanjay Dalwani                 Business Development Manager          B.E., PGD                        33       08.12.2000
 155. Sanjay Dutt                    Business Development Manager          B.Tech.(H), PGD                  32       20.12.1999
*156. Sanjay Jalona                  Senior Project Manager                M.Sc. (Tech)                     32       15.12.2000
*157. Sanjay Mohan                   Principal                             B.Sc., PGD(IIM), M.E(IISc)       33       30.10.2000
*158. Sanjay Purohit                 Senior Manager (Quality)              B.E.                             34       27.12.2000
*159. Sanjay Viswanathan             Business Development Manager          B.A., Diploma, MBA, PGD          31       06.10.2000
*160. Sanjay Pathak                  Technical Architect                   B.Tech., MTech(IIT), PhD         31       13.12.2000
*161. Sarojendu Majumdar             Associate Vice President              M.Sc.(IIT)                       44       30.10.2000
*162. Sasmita Mohapatra              Senior Systems Analyst                B.E.                             26       03.07.2000
 163. Sathisha B. K.                 Business Development Manager          B.E., M.E.                       32       05.01.1998
*164. Satrajit Pal                   Senior Project Manager                B.E.                             31       12.03.2001
*165. Satyendra Kumar                Vice President-Quality                B.Sc.(H)., M.Sc.                 47       27.09.2000
*166. Seshadiri Parthasarathy        Project Leader                        B.Tech.                          29       18.12.2000
*167. Seshadri Bhoovaraghan          Project Manager                       B.E.                             27       04.12.2000
*168. Shailesh Joshi                 Senior Project Manager                B.E.                             42       18.12.2000
 169. Sharad K. Hegde                Senior Vice President                 B.Tech.(IIT), PGD                42       01.07.1983
*170. Shashidhar B. Ramakrishnaiah   Project Manager                       B.E.                             30       14.02.2001
 171. Shibulal S. D.                 Director                              B.Sc., M.Sc., MS (Boston Univ.)  46       01.09.1981
*172. Shirish Agnihotri              Senior Project Manager                B.Sc. Engg, M.Sc.                46       24.01.2001
Management
 173. Shveta Arora                   Associate                             B.E., PGD(IIM)                   28       07.02.2000

-----------------------------------------------------------------------------------------------------------------------------------
Sl.    Name                           Experience              Gross    Previous Employment - Designation
No.                                      (Years)  Remuneration (Rs.)
-----------------------------------------------------------------------------------------------------------------------------------
 132. Pradeep Prabhu                        11            51,27,430    Saxena Software Consultants, Senior Executive
*133. Pramod V. Ponkshe                     16            10,65,160    Foxboro Japan Corporation - Project Manager
 134. Prasad T. P.                          12            68,72,670    Wipro Infotech, Regional Sales Manager
 135. Praveen Kumar                          6            49,90,719    Andersen Consulting - Manager
*136. Raghunath Basavanahalli               13             2,18,170    HCL Technologies America Inc., Account Manager
 137. Rahul Madhav Godbole                  10            43,34,663    Infrastructure Leasing & Financial Services Ltd.,
                                                                       Senior Manager
 138. Rajeev Minocha                        13            46,93,027    Prefetti India Limited, Managing Director
*139. Rajeswari Palaniappan                 12            24,15,042    Complete Business Solutions Inc. - Manager
 140. Ravi Kumar Shelvankar                  8            66,69,803    ITW Signode Ltd, Senior Executive, Sales
*141. Read Hugh Gorden                       1             9,37,562    -
*142. Reka K. Maximovitch                    8            16,96,236    Champion Nutrition - Administrator/ Project Manager
 143. Ribhu Kansal                           4            17,93,952    NIIT Ltd. - Senior Systems Associate
 144. Ritesh Mohan Idnani                    6            58,20,632    PricewaterhouseCoopers, Senior Consultant
*145. Roitman Evgueni                        3             9,15,681    Levitronics Corp. - Analyst
*146. Romit Dey                              7             2,82,264    PricewaterhouseCoopers, Principal Consultant
*147. Ryan D. Hill                           0               28,881    -
*148. Sam Chan                               0             4,15,735    -
*149. Sam Ho                                 4             7,50,116    Aim Funds Management Inc. - Senior Software Developer
 150. Samir Agrawal                          6            22,06,984    A. T. Kearney, Associate
*151. Samir Bali                            12             5,64,481    Coopers Lybrand, Principal Consultant
*152. Sandeep Chadha                        13             5,90,936    Lockheed Martin Ims, Project Leader
 153. Sandeep Kaujalgi                       7            29,93,175    SISL - Head, Transportation Solutions Business
*154. Sanjay Dalwani                        11            10,58,019    HCL Technologies America, Inc, Account Manager
 155. Sanjay Dutt                           10            40,91,838    A. T. Kearney Limited, Manager - Strategy & Re-Engg.
*156. Sanjay Jalona                         11             3,60,151    Gemplus India Pvt. Ltd. - Director
*157. Sanjay Mohan                           7            21,36,867    Cap Gemini America, Inc. - Principal Consultant
*158. Sanjay Purohit                        11             3,06,634    Tata Quality Management Services - Senior Consultant
*159. Sanjay Viswanathan                     9            14,28,012    Hinduja Group Worldwide - Vice President
                                                                       (Business Development)
*160. Sanjay Pathak                          8             9,26,743    US Interactive - Senior Systems Architect
*161. Sarojendu Majumdar                    21            21,26,142    British Telecom - Integration Manager
*162. Sasmita Mohapatra                      6            20,96,624    Secor Consulting Ltd. - Consultant
 163. Sathisha B. K.                        11            54,43,814    Larsen & Toubro - Planning
*164. Satrajit Pal                          11             2,39,014    RS Software - Project Manager & Technical Consultant
*165. Satyendra Kumar                       25             8,52,911    IMR Global - Vice President
*166. Seshadiri Parthasarathy                9             6,76,421    CAT - Consultant
*167. Seshadri Bhoovaraghan                  7            10,72,254    Sabre Inc., Senior Consultant
*168. Shailesh Joshi                        18             9,33,368    GE Global Exchange Service - Senior Project Manager
                                                                       (Extranet Development)
 169. Sharad K. Hegde                       20            12,83,018    Patni Computer Systems Pvt. Ltd. - Software Engineer Trainee
*170. Shashidhar B. Ramakrishnaiah           8             5,35,921    Mediaserv Information Architects Inc,
                                                                       Senior Solutions Consultant
 171. Shibulal S. D.                        25            14,97,765    Sun Micro Systems - Senior I. R. Manager
*172. Shirish Agnihotri                     17             7,29,880    MCK Comm. Inc., Calgary, Director - Product Management
 173. Shveta Arora                           5            22,76,796    A. T. Kearney - Associate

------------------------------------------------------------------------------------------------------------------------
Annexures to the directors' report (contd.)
------------------------------------------------------------------------------------------------------------------------
Sl.   Name                         Designation                           Qualification               Age      Date of
No.                                                                                              (Years)      Joining
------------------------------------------------------------------------------------------------------------------------
*174. Sion (Xiao) Peng             Software Developer                    B.Sc.                        28   15.01.2001
*175. Skye Winterbourne            Administrative Assistant              B.Sc.                        29   06.06.2000
 176. Sobha Meera P. R.            Regional Manager & Vice President -   B.E., PGD                    33   12.04.1995
                                   Sales - Canada & East North America
 177. Socka Suppiah                Senior Principal                      B.E., MBA                    48   22.03.2000
*178. Sohrab Peshoton Kakalia      Associate Vice President              B.Sc., B.Sc. Engg,           36   11.09.2000
 179. Srikanth S.                  Senior Associate                      B.E., PGD                    29   11.10.1999
 180. Srinath Batni                Director                              B.E., M.E.(IISc)             46   15.06.1992
 181. Srinath Kashyap              Business Development Manager          B.E.                         35   04.12.1997
 182. Srinath P.                   Business Development Manager          B.Tech., PGD                 31   23.11.1998
 183. Srinivas V.                  Business Development Manager          B.Tech.(H), PGD              31   03.06.1996
 184. Srinjay Sengupta             Regional Manager &                    B.Sc.(H) (IIT), PGD(IIM)     33   01.07.1996
                                   Associate Vice President - Sales
 185. Sriram V.                    Regional Manager &                    B.E., PGD(IIM)               36   03.01.1997
                                   Associate Vice President - Sales
*186. Srividhya Ramakrishnan       Business Development Manager          B.Sc., PGD                   29   03.04.2000
 187. Subbalakshmi D. V.           Assistant Marketing Manager           B.Tech.(IIT), PGD(IIM)       33   02.09.1996
 188. Subhash B. Dhar              Regional Manager &                    B.E., PGD                    34   24.02.1997
                                   Associate Vice President - Sales -
                                   Ebusiness Practice
*189. Suchitra Eswaran             Marketing Analyst                     B.Com., MBA                  24   15.01.2001
*190. Sudhakar Jayaram             Business Development Manager          B.E.(H), MBA                 29   05.06.2000
*191. Sudhanshu Asthana            Senior Systems Analyst                B.Sc., MS, MCA               34   01.03.2001
*192. Sudhir Chaturvedi            Business Development Manager          B.E., PGD, MBA(Leeds Univ.)  31   15.05.2000
 193. Sudhir Subramanya Holla      Senior Associate                      B.E., PGD                    30   10.11.1999
*194. Suresh Rajappa               Senior Systems Analyst                B.E.,                        30   05.03.2001
*195. Sven Andersen Norgaard       Software Developer                    B.A.                         23   22.01.2001
*196. Swaroop Krishna              Systems Analyst                       B.E.                         32   31.07.2000
*197. Thomas K Krautle             Project Leader                        BS                           31   05.04.2000
*198. Todd A. MacCallum            Business Development Manager          B.A., MBA                    31   22.01.2001
 199. Tulika Misra                 Systems Analyst                       B.Tech.                      26   10.11.1997
*200. Ushvinder S. Bhatia          Project Leader                        B.E.                         30   04.07.2000
*201. Venkatesh Srinivasan         Principal                             B.Com., ICWA, ACA            30   21.08.2000
*202. Victoria Shea                H. R. Generalist                      B.A.                         33   05.04.2000
*203. Vikas Maniar                 Business Development Manager          B.E., PGD(IIM)               31   20.12.1999
*204. Vineet Toshniwal             Business Development Manager          B.E., MBA                    29   19.06.2000
*205. Vishal Modi                  Associate                             B.Com., M.A., MS             27   12.06.2000
*206. Vivek Bhatnagar              Business Development Manager          B.E., PGD, MS                32   03.07.2000
*207. Vivekanand M. K.             Project Manager                       B.E.                         32   25.10.2000
*208. Wang Ying                    Software Developer                    B.Sc.                        24   21.08.2000
*209. Yashesh Mahendra Kampani     Principal                             B.Com., Graduate CWA, ACA    30   11.09.2000
 210. Yezdi M. Mehta               Business Development Manager          B.Com., MBA                  35   21.11.1997
*211. Ying (Karen) Li              Software Developer                    B.Sc.                        21   08.05.2000

------------------------------------------------------------------------------------------------------------------------------------
Annexures to the directors' report
------------------------------------------------------------------------------------------------------------------------------------
Sl.   Name                         Experience               Gross   Previous Employment - Designation
No.                                   (Years)  Remuneration (Rs.)
------------------------------------------------------------------------------------------------------------------------------------
*174. Sion (Xiao) Peng                      3           4,15,735   Fuzhou TV station, News reporter
*175. Skye Winterbourne                     5           2,76,313   AEA Credit Union - ATM Dispute/Fraud Coordinator
 176. Sobha Meera P. R.                    10          86,16,203   Sonata Software, Marketing Executive

 177. Socka Suppiah                        10          10,24,745   Andersen Consulting - Senior Manager
*178. Sohrab Peshoton Kakalia              13           8,84,917   PSI Data Systems Ltd., Manager-Business Unit
 179. Srikanth S.                           6          43,25,112   Pricewater House, Consultant
 180. Srinath Batni                        23          12,13,404   PSI Bull (I) Ltd. - Senior Manager Marketing Technical Support
 181. Srinath Kashyap                      12          37,83,272   TCS, Sales, Associate Consultant
 182. Srinath P.                            7          60,86,098   Citi Bank N. A., Manager
 183. Srinivas V.                           7          54,86,572   IDM, Marketing Executive
 184. Srinjay Sengupta                     10          85,52,820   Procter & Gamble - Manager
 185. Sriram V.                            13          82,79,077   Wipro - Business Person
*186. Srividhya Ramakrishnan                6          15,64,922   Asian Paints (I) Ltd, Product Executive, Branch Executive
 187. Subbalakshmi D. V.                    7           7,91,455   Lintas - Executive
 188. Subhash B. Dhar                      12          64,60,405   Ravi Database Consul, VP Marketing
*189. Suchitra Eswaran                      3           5,09,054   Hutchinson Max Telecom, Sales Officer
*190. Sudhakar Jayaram                      6          23,85,120   ISC, Head - Business Development
*191. Sudhanshu Asthana                     5           2,58,302   Preis24.Com AG - Trainee
*192. Sudhir Chaturvedi                     6          34,56,663   Ernst & Young UK Ltd. - Senior Business Analyst
 193. Sudhir Subramanya Holla               7          32,43,949   Andersen Consulting, Senior Consultant
*194. Suresh Rajappa                        5           2,21,939   C. S. Solutions Inc., Analyst/IT Consultant
*195. Sven Andersen Norgaard                5           9,17,414   Oral B laboratories, Information Technology Intern
*196. Swaroop Krishna                       6          12,74,861   CGI Group Inc. - Programmer
*197. Thomas K Krautle                     10          17,24,481   Fujitsu International Consulting Associates, Canada -Team Leader
*198. Todd A. MacCallum                     9           6,85,314   Reylon Technology, Inc., Business Development Executive
 199. Tulika Misra                          4          16,00,672   Tata Consultancy Services - Assistant Systems Analyst Trainee
*200. Ushvinder S. Bhatia                   8          19,21,590   IBM Inc. - Analysis & Design
*201. Venkatesh Srinivasan                 10           5,17,476   Arthur Andersen, Experienced Manager
*202. Victoria Shea                        13          18,53,547   EDS System House - Staffing Specialist
*203. Vikas Maniar                          7          40,13,983   Iridium India Telecom Limited - Regional Operations Manager
*204. Vineet Toshniwal                      6          11,17,883   Bank of America - Assistant Vice President
*205. Vishal Modi                           6          30,13,172   MIT Startup Kent Ridge Digital Labs, Research Scientist
*206. Vivek Bhatnagar                       8          10,77,517   Andersen Consulting, Senior Consultant
*207. Vivekanand M. K.                     10          22,40,505   HCL Technologies - Business Development Manager
*208. Wang Ying                             1           9,15,590   -
*209. Yashesh Mahendra Kampani              6           1,39,827   PricewaterhouseCoopers, Manager
 210. Yezdi M. Mehta                       11          58,47,896   Dictaphone Corporation, Manager, Systems Marketing
*211. Ying (Karen) Li                       1          13,28,438   Dept. of Economics, University Of Toronto -
                                                                   Database Design & Maintenance
------------------------------------------------------------------------------------------------------------------------------------

Notes:
Remuneration comprises basic salary, allowances and taxable value of perquisites.
* Employed for part of the year.
None of the employees are related to any director of the company
N. R. Narayana Murthy, Nandan M. Nilekani, Gopalakrishnan S., Dinesh K. and Shibulal S. D. own more than 1% of the outstanding shares of the company as on March 31, 2001. None of the other employees own more than 1% of the outstanding shares of the company as on March 31, 2001.

                                     For and on behalf of the board of directors



                          /s/ Nandan M. Nilekani      /s/ N. R. Narayana Murthy

                              Nandan M. Nilekani          N. R. Narayana Murthy

Bangalore

April 11, 2001      Managing Director, President     Chairman
                      and Chief Operating Officer    and Chief Executive Officer

Annexures to the directors' report (contd.)
--------------------------------------------------------------------------------

c) The directors' responsibility statement as required under section 217 (2AA) of the Companies (Amendment) Act, 2000

The financial statements are prepared in conformity with the accounting standards issued by the Institute of Chartered Accountants of India and the requirements of the Companies Act, 1956, to the extent applicable to the company; on the historical cost convention; as a going concern and on the accrual basis. There are no material departures from prescribed accounting standards in the adoption of the accounting standards. The accounting policies used in the preparation of the financial statements have been consistently applied, except where otherwise stated in the notes on accounts.

The board of directors and the management of Infosys accept responsibility for the integrity and objectivity of these financial statements. The estimates and judgments relating to the financial statements have been made on a prudent and reasonable basis, in order that the financial statements reflect in a true and fair manner, the form and substance of transactions, and reasonably present the company's state of affairs and profits for the year. To ensure this, the company has taken proper and sufficient care in installing a system of internal control and accounting records; for safeguarding assets, and, for preventing and detecting frauds as well as other irregularities; which is reviewed, evaluated and updated on an ongoing basis. Our internal auditors have conducted periodic audits to provide reasonable assurance that the established policies and procedures of the company have been followed. However, there are inherent limitations that should be recognized in weighing the assurances provided by any system of internal controls and accounts.

The financial statements have been audited by Bharat S Raut & Co., Chartered Accountants, and the independent auditors.

The audit committee at Infosys meets periodically with the internal auditors and the independent auditors to review the manner in which the auditors are performing their responsibilities, and to discuss auditing, internal control and financial reporting issues. To ensure complete independence, the independent auditors and the internal auditors have full and free access to the members of the audit committee to discuss any matter of substance.

                                 For and on behalf of the board of directors,

                                      Infosys Technologies Limited


d) Auditors' certificate on compliance with mandatory recommendations of Kumar Mangalam Birla Committee Report on Corporate Governance

We have examined the relevant records of Infosys Technologies Limited (the company) for the year ended March 31, 2001 relating to compliance with the requirements of corporate governance as contained in the Kumar Mangalam Birla Committee Report and state that in our opinion, and to the best of our knowledge and according to the information and explanations given to us, the company has complied with the mandatory requirements contained in the aforesaid report.

                                                         for Bharat S Raut & Co.

                                                           Chartered Accountants


                                                         /s/ Balaji Swaminathan

Bangalore                                                    Balaji Swaminathan
April 11, 2001                                                          Partner

Risk management
--------------------------------------------------------------------------------

The management cautions readers that the risks outlined below are not exhaustive and are for information purposes only. Investors are requested to exercise their own judgment in assessing various risks associated with the company and to refer to discussions of some of these risks in the company's earlier Annual Reports and Securities and Exchange Commission filings.

In a dynamic industry such as IT services, risk is an inherent aspect of business. Risk taking is an essential ingredient for growth. The negative fallouts of such an ingredient, however, need to be managed through effective risk mitigation - both at the strategic as well as at the transactional level. This is especially so in the current scenario where the business environment is going through a turbulent phase. Revenue shortfall and profit warnings, coupled with employee retrenchments, are the order of the day among many of the Fortune 500 companies. It is indeed during such times that a company's ability to manage risk is put to an acid test.

Infosys' business model rests on four pillars - Predictability, Sustainability, Profitability and De-risking (the PSPD model). This model helps the management evaluate risk-return trade-offs and thereby make effective strategic choices. The company focuses on long-term relationships with its clients and seeks to become a strategic partner in their quest for competitiveness. This leads to a predictable and sustainable revenue stream for the company. Infosys' pioneering Global Delivery Model has helped the company consistently be among the most profitable IT services companies in the world. The last element of the model - de-risking - provides the company with the strength and stability to effectively react to changes in the business environment.

A comprehensive and integrated risk management framework forms the basis of all the de-risking efforts of the company. Prudential norms aimed at limiting exposures are an integral part of this framework. Formal reporting and control mechanisms ensure timely information availability and facilitate proactive risk management. These mechanisms are designed to cascade down to the level of line managers so that risks at the transactional level are identified and steps are taken towards mitigation in a decentralized fashion.

The board of directors is responsible for monitoring risk levels on various parameters and the management council ensures implementation of mitigation measures, if required. The audit committee provides the overall direction on the risk management policies.

1. Business portfolio risks

   .  E-business exposure
   .  Service concentration
   .  Client concentration
   .  Geographical concentration
   .  Vertical domain concentration
   .  Technology concentration

2. Financial risks

   .  Foreign currency rate fluctuations
   .  Liquidity
   .  Leverage

1.  Business portfolio risks

    Excessive dependence on any single business segment increases risk and therefore needs to be avoided. To this end, the company has adopted prudential norms, wherever required, to prevent undesirable concentration in any one vertical, technology, client or geographic area.

1.1 E-business exposure

    In recent years, the Internet has emerged as an efficient platform for enabling business transactions. This has created a significant business opportunity for IT service companies such as Infosys. Over the last two years, Infosys has demonstrated the ability to partner with high technology companies as well as with established corporations embracing the e-paradigm.

    Due to the inherently risky nature of start-up companies, Infosys has chosen to focus on Fortune 500 and other established corporations. This is reflected in the table below showing a break-up of Infosys' e-business revenues:

     -----------------------------------------------------------------------------------------------------------------
                                                                                  Q1     Q2     Q3     Q4    FY 2001
     -----------------------------------------------------------------------------------------------------------------
     -----------------------------------------------------------------------------------------------------------------
    Internet and e-commerce-related revenues (US $ mn)                           23.0   30.8   32.5   31.2    117.5
    Of this- business from established corporations                                62%    70%    80%    84%      75%
    - business from dot-coms and venture-funded companies                          38%    30%    20%    16%      25%
     -----------------------------------------------------------------------------------------------------------------

1.2  Service concentration

     Infosys has an array of service offerings across various horizontal and vertical business segments. These services are designed to offer the company end-to-end capability in delivering IT solutions to its clients and also add stability and predictability to the its revenue stream.

     The following table provides historical data on contribution to revenues from the various service offerings.

      -------------------------------------------------------------------------------------
      Service offerings                              FY 2001         FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      Development                                     40.0%           43.7%        34.8%
      Maintenance                                     25.4%           28.6%        41.0%
      Re-engineering                                   9.3%           10.1%        10.7%
      Package implementation                           7.2%            6.0%         5.5%
      Consulting                                       4.9%            1.6%           -%
      Testing                                          2.9%            0.7%         0.2%
      Engineering services                             1.7%            2.0%         0.8%
      Other services                                   6.1%            4.7%         3.9%
      Products                                         2.5%            2.6%         3.1%
      -------------------------------------------------------------------------------------
      Total                                          100.0%          100.0%       100.0%
      -------------------------------------------------------------------------------------

1.3  Client concentration

     Excessive exposure to a few large clients has the potential to impact profitability and to increase credit risk. However, large clients and high repeat business lead to higher revenue growth and lower marketing costs. Therefore, the company needs to strike a balance. Infosys has chosen to limit revenue from any one client to 10% of the total revenue.

     In addition to increasing revenues from existing clients, Infosys actively seeks new business opportunities and clients to reduce client concentration levels. During the year, the company added 122 clients.

     The following table provides historical data on client concentration.

      -------------------------------------------------------------------------------------
                                                    FY 2001         FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      Active clients                                  273%           194%          115%
      Clients added during the year                   122%            99%           39%
      % of revenues from the largest client           7.3%           7.2%          6.4%
      % revenues from top five clients               26.0%          30.2%         28.4%
      % revenues from top ten clients                39.2%          45.7%         44.0%
      Clients accounting for *5% of total revenue       3              4             5%
      No. of million-dollar clients                    80             42            35
      No. of 5-million-dollar clients                  19             10             6
      No. of 10-million-dollar clients                 11              4             -
      No. of 20-million-dollar clients                  3              -             -
      -------------------------------------------------------------------------------------

* More Than

1.4  Geographical concentration

     A high geographical concentration of business could lead to volatility because of political and economic factors in target markets. However, individual markets have distinct characteristics - growth, IT spends, willingness to outsource, costs of penetration, and price points. Cultural issues such as language, work culture and ethics, and acceptance of global talent also come into play. Due to these business considerations, the company has decided not to impose any rigid limits on geographical concentration.

     Proactively looking for business opportunities in new geographies and thereby increasing their contribution to total revenues helps manage this risk. In line with this, the company has made significant efforts to enhance business from Europe and Asia Pacific. The company opened five marketing offices in the US, Europe and the Asia Pacific during this fiscal year.

     The following table provides historical data relating to geographical concentration.

      -------------------------------------------------------------------------------------
      Geographical area                             FY 2001         FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      North America                                  73.5%           78.0%         82.0%
      Europe                                         18.8%           14.8%          9.4%

      India                                           1.4%            1.4%          1.7%
      Rest of the World                               6.3%            5.8%          6.9%
      -------------------------------------------------------------------------------------
      Total                                         100.0%          100.0%        100.0%
      -------------------------------------------------------------------------------------

1.5  Vertical domain concentration

     Vertical domains relate to the industries in which clients operate. Infosys has chosen to focus on certain vertical segments with a view to leverage accumulated domain expertise to deliver enhanced value to its clients. To ensure that cyclicality in any one industry does not adversely impact revenues, the proportion of revenue from each vertical domain is closely monitored. Focused marketing efforts in chosen domains serve to mitigate this risk.

     The following table provides historical information on the proportions of revenue from various domains.

      -------------------------------------------------------------------------------------
      Vertical domain                                FY 2001        FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      Manufacturing                                   17.8%          23.0%         24.6%
      Insurance, banking & financial services         33.7%          30.1%         23.3%
        Insurance                                     14.2%          15.0%          9.0%
        Banking & financial services                  19.5%          15.1%         14.3%
      Telecom                                         18.4%          15.4%         14.2%
      Retail                                           9.1%          10.6%         13.8%
      Utilities                                        1.4%           3.0%          3.7%
      Transportation & logistics                       2.2%           2.8%          5.5%
      Others                                          17.4%          15.1%         14.9%
      -------------------------------------------------------------------------------------
      Total                                          100.0%         100.0%        100.0%
      -------------------------------------------------------------------------------------

1.6  Technology concentration

     Being a company exposed to rapid shifts in technology, an undue focus on any particular technology could adversely affect the risk profile of the company. Given the rapid pace of technological change, Infosys has chosen not to impose rigid concentration limits. Often, industry characteristics and market dynamics determine the choice of technology.

     The following table provides historical technology-related data.

      -------------------------------------------------------------------------------------
      Technology                                     FY 2001        FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      Distributed systems                             44.6%          47.2%         41.5%
      Mainframe / mid-range                           13.6%          25.0%         37.1%
      Internet                                        28.4%          13.6%          3.7%
      Proprietary telecom systems                      5.1%           6.8%         12.1%
      Others                                           8.3%           7.4%          5.6%
      -------------------------------------------------------------------------------------
      Total                                          100.0%         100.0%        100.0%
      -------------------------------------------------------------------------------------

2.   Financial risks

2.1  Foreign currency rate fluctuations

     While Infosys derives its revenue from 28 countries around the world, 89.6% of revenues in fiscal 2001 was dollar-denominated. Further, all contracts that Infosys enters into are in internationally tradeable currencies so that the company does not end up with local currencies that have significant non-tradability and downside risks on exchange fluctuations.

     A large proportion of Infosys' expenses are in Indian rupees. Operating profits are therefore subject to foreign currency rate fluctuations. While a depreciation of the Indian rupee would have a favorable bottom-line impact, an appreciation would affect the company's profitability adversely.

     The table below gives the foreign currency receipts and payments.

                                                                               in Rs. crore
      -------------------------------------------------------------------------------------
                                                     FY 2001        FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      Earnings in foreign currency                  1,728.23        851.72        477.44
      Revenue expenditure in foreign currency         612.29        296.56        162.75
      Net revenue foreign currency earnings         1,115.94        555.16        314.69
      Capital expenditure in foreign currency         115.24         40.02         29.81
      -------------------------------------------------------------------------------------
      Net foreign currency earnings                 1,000.70        515.14        284.88
      -------------------------------------------------------------------------------------

     As a net foreign currency earner, Infosys has a natural hedge on all forex-related payments. All dollar expenses are met out of dollar-denominated accounts. A significant portion of the surplus funds is maintained in foreign currency deposits. The company does not take active trading positions in the foreign currency markets and operates only to hedge its receivables. Any bad debt write-offs in foreign currencies are effected only after obtaining permission from the Reserve Bank of India.

2.2  Liquidity

     An essential part of the financial strategy of Infosys is to have a liquid balance sheet. The company desires to have liquid assets at 25% of revenue and around 40% of total assets. Operating as it does in a high technology area, a high level of liquidity enables quick responses to rapid changes in the environment.

     Infosys also has a policy to settle its payables well within stipulated time frames. Further, the nature of business is such that significant investments may have to be made in marketing, and research and development activities. All these factors call for considerable liquidity.


     The following table gives data on the liquidity position of the company based on Indian GAAP.

      -------------------------------------------------------------------------------------
      Ratio                                          FY 2001        FY 2000       FY 1999
      -------------------------------------------------------------------------------------
      Operating cash flow as % of revenue             27.61%         27.07%       30.98%
      Days of sales receivable                           58%            56%          61%
      Cash and equivalents as % of assets             41.57%         61.00%       72.51%
      Cash and equivalents as % of revenue            29.47%         55.17%       81.26%
      -------------------------------------------------------------------------------------

2.3  Leverage

     Infosys has been a debt-free company for the last four financial years. Currently, the company has a policy to use debt financing only for short-term funding requirements, should the necessity arise.

3.   Legal and statutory risks

3.1  Contractual liabilities

     Litigation regarding intellectual property rights, patents and copyrights is significantly high in the software industry. In addition, there are other general corporate legal risks. The management has clearly charted out a review and documentation process for contracts. This process focuses on evaluating the legal risks involved in a contract, on ascertaining the legal responsibilities of the company under the applicable law of the contract, on restricting its liabilities under the contract, and on covering the risks involved. The management has also taken sufficient insurance cover abroad to cover possible liabilities arising out of non-performance of the contract. The management reviews this on a continuous basis and takes corrective action. As a matter of policy the company does not enter into contracts that have open-ended legal obligations. To date, the company has no material litigation in relation to contractual obligations pending against it in any court in India or abroad.

3.2  Statutory compliance

     Infosys has a compliance officer to advise the company on compliance issues, with respect to the laws of various jurisdictions in which the company has its business activities, and to ensure that the company is not violating the laws of any jurisdiction where the company has operations. The compliance officer reports to the board of directors from time to time on the compliance or otherwise with the laws of various jurisdictions. Various business heads give compliance certificates to the board of directors and the compliance officer reports deviations, if any. Generally, the company takes appropriate business decisions after ascertaining from the compliance officer and, if necessary, from independent legal counsel, that the business operations of the company are not in contravention of any law in the jurisdiction in which it is undertaken. Legal compliance issues are an important factor in assessing all new business proposals. The company has strengthened its legal team and put in place appropriate policies towards legal compliance. The company follows an affirmative policy in protecting its trade name and trademark / service mark and is actively pursuing trademark infringement suits against various persons / companies in India.

4.   Internal process risks

4.1  Leadership development

     As the company experiences continuous growth, one of the key imperatives is to develop leadership among the talent pool that the company possesses. The Infosys Leadership Initiative has been launched to develop a large number of leaders at various levels. This initiative would seek to develop and facilitate leadership skills proactively among Infoscions through a mix of classroom and action-oriented learning.

4.2  Human resource management

     The key resource for Infosys is its people. The company has been able to create a favorable work environment that encourages innovation and meritocracy. This is reflected in the fact that Infosys was rated as the Best Employer of India in the Business Today-Hewitt Study, based on a survey of HR practices of leading Indian corporates.

     An employee-friendly work environment combined with a well-balanced compensation package, ensures that Infosys has one of the lowest employee attrition rates in the industry today. The table below gives attrition rates for the past three years:

      -------------------------------------------------------------------------
                                                     FY 2001  FY 2000  FY 1999
      -------------------------------------------------------------------------
      Attrition rate                                   11.2%    9.2%    11.5%
      -------------------------------------------------------------------------

     Infosys enjoys excellent relationships with leading universities in India and thus has a huge talent pool to draw from. The company added 4,033 software professionals during the year ended March 31, 2001. This was achieved in spite of the stiff entry criteria the company sets for aspiring employees.

4.3  Process maturity

     Risk management processes at the operational level are a key requirement for reducing uncertainty in delivering high-quality software solutions to clients within budgeted time and cost. Adoption of quality models such as the Software Engineering Institute's Capability Maturity Model (SEI-CMM) has ensured that risks are identified and measures are taken to mitigate them at the project plan stage itself. Infosys has been certified to have software development processes at Level 5 of the CMM, a distinction that only 37 companies in the world have achieved.

     A Risk Management Guideline is in place to provide guidance to project leaders and module leaders on ways in which risks can be identified and mitigated. Further, important metrics are collected and analyzed for all projects, and a database of such information is maintained to focus attention on key improvement areas. Standard methodologies, perfected through accumulated experience, form the basis for execution of projects in most of Infosys' service offerings.

     Infosys also has effective systems in place to ensure creation, documentation and dissemination of experiential knowledge. The backbone of this system is a user-friendly, searchable database known as the Body of Knowledge (BoK) comprising knowledge components contributed by employees of the company. Incentive schemes are in place to encourage a knowledge sharing culture in the organization. Even so, the company has now created a dedicated central team of experts in the knowledge management sphere to provide further impetus to this initiative. This group will create technology aids and also facilitate knowledge accumulation and dissemination through innovative methods.

     While Infosys has significantly mature processes in the software development arena, the company has been focusing its attention during the year on enhancing the process quality of other enterprise processes, and aligning them with the organizational objectives. World-class models of process excellence like the 6-sigma technique and the Malcolm Baldrige quality framework guide this initiative. Through this initiative, many of the processes critical to the long-term competitiveness of the company have been taken up for re-engineering. The power of IT has been used in all such instances to achieve quantum leaps in process performance.

     As a result of such efforts, the company won the IMC Ramkrishna Bajaj award during the year. This award, based on the Malcolm Baldrige National Quality Award Framework, is given to Indian companies for enterprise process excellence.

4.4  Internal control systems

     Being a process-oriented company, Infosys has in place well-defined roles and responsibilities for people at various levels. This, coupled with robust internal information systems, ensures appropriate information flow to facilitate effective monitoring. Adherence to these processes is ensured through frequent internal audits. Additionally, the following measures are in place to ensure proper control:

          Any unbudgeted expense has to be approved by the managing director, president and COO.

          Any policy change has to be approved by a committee headed by managing director, president and COO after a 5-year profitability impact assessment.

         Senior management personnel submit periodic reports on their activities and achievements to be reviewed by the managing director, president and COO.

     Infosys uses an operations planning model to forecast personnel requirements based on business projections. The personnel requirements are incorporated into the annual capital budgeting exercise. Any material change in the business outlook is factored into the personnel forecasts and capital budgets. Effective budgetary control on all capital expenditure ensures that actual spending is in line with the capital budget.

4.5  Disaster prevention and recovery

     Adherence to ISO 9001 and CMM Level 5 quality standards has ensured that the company has a robust disaster prevention and recovery system in place. The company has a disaster recovery plan for each of its work locations as well as for each technology category. Possible risks for each category have been identified and action plans put in place to cope with any contingencies. These plans are reviewed and updated periodically to make sure that they are in tune with changes in technology and risks. All software media brought into the company's offices are scanned for viruses before being used. Further, Infosys has firewalls in place on all connections to clients and to the Internet.

4.6  Technological obsolescence

     The company evaluates technological obsolescence and the associated risks on a continuing basis and makes investments accordingly. Information technology is possibly the only area where costs for a given technology reduce over time. The cost of acquiring technology also includes the cost of installation and retraining.

     The technology requirements of the company can be classified into three categories; different strategies are used to manage risk in each category. The first category is the company's desktop environment consisting of PCs along with associated software. In this category, volumes are large and retraining costs are high. The company considers this a commodity product and goes for a technology that is mature- not leading-edge - so that costs are low. The company has also standardized its user interface software so that retraining costs are minimal. Once the warranty period on these systems expires, they are donated to educational and charitable institutions, after obtaining suitable approval.

     The second category of systems are proprietary systems used for the development of software for clients as well as the servers used for running internal IS applications. The technological obsolescence in these areas is not rapid, especially in the mainframe segment. Purchase decisions in this category are determined by client requirements. The company has standardized on the Windows NT platform for its internal IS needs. Network components also fall into this category and the company is standardizing its network components, based on a few suppliers.

     The third category of systems are the tools required for software development including project management tools, integrated software development environments, testing and other CASE tools, collaborative software development tools, etc. In this category, the company continuously looks out for leading-edge products that help increase productivity and also give the company an advantage over its competitors. In its technology infrastructure, Infosys aims to be on par with or better than its competitors anywhere in the world, as well as its clients. The company's clients would like it to advise them on emerging products and technologies. Hence, Infosys continuously invests in these technologies. Several research initiatives are going on in the company to review and adopt the technology for use internally, as well as, on client projects.

     The company's amortization strategy reflects the requirements of the various categories of systems. Infosys has an aggressive amortization program under which category 1 and 2 are amortized in 2 years, except for mainframe technology. Further, purchase of software is treated as revenue expenditure in the same year. Other assets are also aggressively amortized to ensure that the investment is current, and that any change in technology would not lead to large write-offs. Such an amortization policy also ensures full cost recovery as part of current costs.

     The following table gives depreciation expense and software expense as a proportion of revenues for the last three years (based on Indian GAAP).

     -------------------------------------------------------------------------
                                                 FY 2001   FY 2000   FY 1999
     -------------------------------------------------------------------------
     Depreciation / average gross block            24.7%     23.5%     26.2%
     Depreciation / total revenue                   5.8%      5.8%     7.0%
     -------------------------------------------------------------------------
     Software for own use / total revenue           1.6%      1.8%     2.9%
     -------------------------------------------------------------------------

5.   Political risks

     Recognizing that India's education system, its world-class professionals, and its low cost structure give it an intrinsic comparative advantage in software exports, successive governments have accorded a special status to this industry. Given the consensus among all leading political parties on the importance of the software industry, it is likely to remain a focus area for governmental policy in the years to come. Business ties between the US corporations and the Indian software industry have been strong for several years now. These ties have been further strengthened with improving bilateral relationships between the two governments over the past two years. Several benefits have accrued to the industry due to this trend, including a recent increase in the cap on H-1B work permits from 115,000 per annum to 195,000 per annum. Similar improvements have been seen with countries such as Germany, UK, Italy and Japan. Given such positive trends, the company believes that its exposure to political risk is not very significant.

Corporate governance
--------------------------------------------------------------------------------

Corporate governance policies

Infosys has been a pioneer in benchmarking its corporate governance practices with the best in the world. Given below are the company's policies on corporate governance.

A.   Board composition

     1.   Responsibilities of the CEO and the COO

     The current policy of the company is to have an executive chairman and chief executive officer (CEO), and a managing director, president and chief operating officer (COO). There is a clear demarcation of responsibilities and authority between the two. The CEO is responsible for corporate strategy, brand equity, planning, external contacts, acquisitions, and board matters. The managing director and COO is responsible for all day-to-day, operations-related issues and for the achievement of annual targets in customer satisfaction, sales, profitability, quality, productivity, recruitment, training and employee retention. The CEO, COO, the other executive directors and the senior management make periodic presentations to the board on their responsibilities, performance and targets.

     2.   Size of the board

     The board has sixteen members.

     3.   Executive and independent directors

     The current policy is to have an appropriate mix of executive and independent directors to maintain the independence of the board, and to separate the board functions of governance and management. To ensure independence of the board, the members of the audit committee, the nominations committee and the compensation committee are composed entirely of independent directors. The current board has eight independent directors and eight executive directors. Five of the executive directors are founders of the company.

     4.   Board membership criteria

     Board members are expected to possess the expertise, skills and experience required to manage and guide a high growth, hi-tech, software company deriving revenue primarily from G-7 countries. Expertise in strategy, technology, finance, quality and human resources is essential. Generally, they will be between 40 and 60 years of age. They will not be relatives of an executive director or of an independent director. They are generally not expected to serve in any executive or independent position in any company in direct competition with Infosys. Board members are expected to rigorously prepare for, attend, and participate in all board and applicable committee meetings. Each board member is expected to ensure that their other current and planned future commitments do not materially interfere with the member's responsibility as a director of Infosys.

     5.   Membership term

     The board constantly evaluates the contribution of its members, and recommends to shareholders their re-appointment periodically as per statute. The current law in India mandates the retirement of one-third of the board members every year and qualifies the retiring members for re-appointment. The executive directors are appointed by the shareholders for a maximum period of five years at one time, but are eligible for re-appointment upon completion of their term. The non-executive directors do not have a specified term, but retire by rotation as per law. The nominations committee of the board, composed entirely of independent directors, recommends such appointments / re-appointments. However, the membership term is limited by the retirement age for the members.

     6.   Retirement policy

     The board has adopted a retirement policy for its members. Under this policy, the maximum age of retirement of executive directors, including the CEO, is 60 years, which is the age of superannuation for the employees of the company. Their continuation as members of the board upon superannuation / retirement is determined by the nominations committee. The age limit for retirement from the board is 65 years.

     7.   Board compensation review

     The compensation committee determines and recommends to the board the compensation payable to the members of the board. The compensation of the executive directors consists of a fixed component and a performance incentive. The compensation committee makes a quarterly appraisal of their performance. The annual compensation of the executive directors is approved by the compensation committee, within the parameters set by the shareholders at the shareholders meetings. The shareholders determine the compensation of the executive directors for the entire period of their term.

     The compensation of the independent directors is approved at a meeting of the full board. The compensation payable to each of the independent directors is limited to a fixed sum per year as determined by the board. The aggregate of these is within the limit of 0.5% of the net profits of the company for the year, calculated as per the provisions of the Companies Act, 1956, as approved by the shareholders, and is separately disclosed in the financial statements. The compensation payable to the independent directors, and the method of calculation are also disclosed separately in the financial statements. The executive directors who are also founders of the company have voluntarily excluded themselves from the 1994 Stock Offer Plan, the 1998 Stock Option Plan and the 1999 Stock Option Plan. The independent directors are also not eligible for stock options under these plans, except the 1999 Stock Option Plan. However, no options have been issued during the year, under the plan, to the independent directors.

     8.   Memberships of other boards

     Executive directors are excluded from serving on the board of any other entity, unless the said entity is an industrial entity whose interests are germane to the business of the software industry, or a government body that is of relevance to the software industry, or an entity whose objective is the upliftment of society. Independent directors are generally not expected to serve on the boards of competing companies. Other than this, there are no limitations on them save those imposed by law and good corporate governance.

B.   Board meetings

     1.   Scheduling and selection of agenda items for board meetings

     Normally, board meetings are scheduled at least a month in advance. Most of them are held at the company's registered office at Electronics City, Bangalore, India. The chairman of the board and the company secretary draft the agenda for each meeting, along with explanatory notes, and distribute it in advance to the board members. Every board member is free to suggest the inclusion of items on the agenda. Normally, the board meets once a quarter to review the quarterly results and other items on the agenda. The board also meets on the occasion of the annual shareholders' meeting. If necessary, additional meetings are held. Independent directors are normally expected to attend at least four board meetings in a year. A committee of the board meets as and when required for transacting business of a routine nature.

     2.   Availability of information to the members of the board

     The board has unfettered and complete access to any information within the company, and to any employee of the company. At the meetings of the board, it welcomes the presence of managers who can provide additional insights into the items being discussed.

C.   Board committees

     1.   The committees of the board

     Currently, the board has four committees - the audit committee, the compensation committee, the nominations committee and the investor grievance committee. All these committees excluding the investor grievance committee are composed entirely of independent directors. The investor grievance committee is composed of a non-executive chairman and some of the executive and non-executive directors. The functions of these committees are described in the Report of committees of the board section in this report.

     2.   Assignment and terms of service of committee members

     The board decides, in consultation with the chairman, and considering the views of individual board members, the terms of service of various committees, and the assignment of specific board members to various committees.

     3. Frequency and duration of committee meetings and committee agenda

     The chairman of the board, in consultation with the company secretary of the company and the committee chairman, determines the frequency and duration of the committee meetings. Normally, the committees meet at least twice a year. However, the audit committee meets four times a year. The recommendations of the committee are submitted to the full board for approval.

     4.   Quorum for the meetings

     The quorum should be either two members or one-third of the members of the committees, whichever is higher.

D.   Management review and responsibility

     1.   Formal evaluation of officers

     A committee headed by the chairman and CEO reviews, evaluates and decides the annual compensation for officers of the company from the level of associate vice president, excluding members of the management council. Further, the compensation committee approves the compensation and benefits for board members, as well as, for the members of the management council. Grants of stock options, under the 1994 Stock Offer Plan, were decided by the advisory board, constituted under the 1994 Plan. The compensation committee of the board administers the 1998 Stock Option Plan and the 1999 Stock Option Plan.

     2.   Succession planning and management development

     The chairman reviews succession planning and management development with the board from time to time.

     3. Board interaction with clients, employees, institutional investors, the government and the press

     The chairman and CEO handles all interactions with investors, media, and governments. In this task, he seeks advice and help from the managing director, president and COO, as well as the CFO, where necessary. The managing director and COO manages all interaction with clients, taking the advice and help of the CEO, where necessary. Both the CEO and the COO handle employee communication.

     4.   Risk management

     The company has an integrated approach to managing the risks inherent in various aspects of its business. As part of this approach, the board of directors (BoD), is responsible for monitoring risk levels on various parameters, and the management council is responsible for ensuring implementation of mitigation measures, if required. The audit committee provides the overall direction on the risk management policies.

Compliance with corporate governance codes

Corporate governance has assumed great significance in India in the recent past. Even though the Companies Act, 1956, provided a framework for corporate governance, defined the powers, duties and responsibilities of the board, and instituted a system of checks and balances with punishment for transgression of law, a need was felt for a comprehensive code of corporate governance.

Globally, the Cadbury Committee on corporate governance has framed a similar code. As already stated, the company is committed to good corporate governance and has benchmarked itself against global best practices. The Confederation of the Indian Industry (CII) has taken the lead in framing such a code in India. The company has fully complied with the recommendations of CII on corporate governance.

The Kumar Mangalam Birla Committee on Corporate Governance appointed by the Securities and Exchange Board of India (SEBI) submitted its report in November 1999, and the report was accepted by SEBI in December 1999. The recommendations of the committee are mandatory for the company, effective fiscal year 2001, and compliance with the same is discussed below.

As additional disclosure of the company's compliance with corporate governance standards, reports on compliance with the Euroshareholders Corporate Governance Guidelines 2000, the Cadbury Committee recommendations, and the Blue Ribbon Committee recommendations are given hereunder. Further, a note on the company's compliance with the corporate governance guidelines of six countries, in their respective local languages, is presented in the Financial statements prepared in substantial compliance with GAAP requirements of Australia, Canada, France, Germany, Japan and the United Kingdom and reports of compliance with the respective corporate governance standards section in this report.

     1. Compliance with the recommendations of the Kumar Mangalam Birla Committee on Corporate Governance "In an age where capital flows worldwide, just as quickly as information, a company that does not promote a culture of strong, independent oversight, risks its very stability and future health. Strong corporate governance is thus indispensable to resilient and vibrant capital markets, and is an important instrument of investor protection."

               Excerpts from the Kumar Mangalam Birla Committee Report on Corporate Governance

          The company has complied with all the recommendations of the committee.

          In recommendation No.7.1 on accounting standards and financial reporting, the committee has stated that the Institute of Chartered Accountants of India (ICAI) should issue certain further accounting standards that should be made mandatory. The ICAI has issued accounting standards on segment reporting, disclosure and treatment of related party transactions, consolidation and earnings per shares and the same is mandatory for the accounting period commencing April 1, 2001. The ICAI has also submitted an exposure draft on accounting for taxes on income. The company has adopted all the mandatory accounting standards in its financial statements for the year ending March 31, 2001. The company has also provided pro-forma information in relation to the exposure draft on accounting for income taxes in the notes to financial statements for the year ending March 31, 2001.

         The committee has required certain information set out in annexure 4 of the committee's report to be furnished in the company's Annual Report. The same is given below:

     a.   Company's philosophy on code of governance

          The company is committed to good corporate governance and has benchmarked itself against global best practices. The company provides detailed information on various issues concerning the company's business and financial performance. The company respects the inalienable rights of its shareholders to information on the performance of the company and considers itself a trustee of its shareholders.

     b.   Board of directors

          Composition and category of directors, as of March 31, 2001:

          -------------------------------------------------------------------------
          Category                                       No. of directors      %
          -------------------------------------------------------------------------
          Founder directors                                             5     31.2
          Executive directors                                           3     18.8
          Non-executive, independent directors                          8     50.0
          -------------------------------------------------------------------------
          Total                                                        16    100.0
          =========================================================================

          The chairman of the board is an executive director.

          Attendance of each director at the BoD meetings and the last AGM

          --------------------------------------------------------------------------------------------------------
                                          No. of Board meetings   No. of Board meetings     Last AGM attendance
          Director                                         held                attended                (Yes/No)
          --------------------------------------------------------------------------------------------------------
          N. R. Narayana Murthy                               5                       5                     Yes
          Nandan M. Nilekani                                  5                       5                     Yes
          Deepak M. Satwalekar                                5                       4                     Yes
          Prof. Marti G. Subrahmanyam                         5                       5                     Yes
          Ramesh Vangal                                       5                       3                     Yes
          Philip Yeo                                          5                       1                      No
          Prof. Jitendra Vir Singh 1                          1*                      1                      NA
          Dr. Omkar Goswami 2                                 1*                      1                      NA
          Sen. Larry L. Pressler 3                            1*                      1                      NA
          Rama Bijapurkar 4                                   -*                      -                      NA
          Gopalakrishnan S.                                   5                       5                     Yes
          Dinesh K.                                           5                       5                     Yes
          Shibulal S. D.                                      5                       5                     Yes
          T. V. Mohandas Pai 5                                4*                      4                      NA
          Phaneesh Murthy 5                                   4*                      4                      NA
          Srinath Batni 5                                     4*                      4                      NA
          --------------------------------------------------------------------------------------------------------

          /1/ Co-opted on October 10, 2000
          /2/ Co-opted on November 13, 2000
          /3/ Co-opted on January 9, 2001
          /4/ Co-opted on March 29, 2001
          /5/ Co-opted on May 27, 2000
          *   Indicates the board meetings held after appointment as a director.

          Number of BoD meetings held, dates on which they were held

          Five board meetings were held during the year on April 11, 2000, May 27, 2000, July 11, 2000, October 10, 2000 and January 9, 2001.

     c.   Audit committee

          The company is listed on the BSE, NSE and BgSE in India and on the NASDAQ in the US. In India, the SEBI has made the implementation of the Birla committee recommendations mandatory for all listed companies. The recommendations also require the adoption of an audit committee charter.

          Concurrently, the SEC set up the Blue Ribbon Committee which recommended, inter alia, that every listed company adopt an audit committee charter. Consequently, NASDAQ adopted a rule requiring all companies seeking listing to comply with this recommendation.

          The audit committee at its meeting on May 27, 2000 adopted an audit committee charter which meets the requirements of both the SEBI and the SEC. This charter is provided in the Audit committee charter section of this report.

          Terms of reference

          The terms of reference of the audit committee are set out in the Audit committee charter.

          Composition

          The audit committee consists of the following directors:

            Mr. Deepak M. Satwalekar - Chairman
            Prof. Marti G. Subrahmanyam
            Mr. Ramesh Vangal
            Dr. Omkar Goswami (from January 9, 2001)
            Sen. Larry Pressler (from January 9, 2001)
            Ms. Rama Bijapurkar (from April 10, 2001)

          During the year, Mr. S. M. Datta retired from the directorship of the company and also from the committee.

          Meetings and attendance during the year

          ---------------------------------------------------------------------------
                                              No. of  committee     No. of  committee
          Director                                meetings held     meetings attended
          ---------------------------------------------------------------------------
          Deepak M. Satwalekar                                5                     5
          Prof. Marti G. Subrahmanyam                         5                     5
          Ramesh Vangal                                       5                     3
          Dr. Omkar Goswami **                                -                     -
          Sen. Larry Pressler **                              -                     -
          Ms. Rama Bijapurkar **                              -                     -
          ---------------------------------------------------------------------------

          The report of the audit committee is provided in the Report of the committees of the board section in the Annual Report.

          Number of audit committee meetings held, and the dates on which they were held Five audit committee meetings were held during the year. They were held on April 10, 2000, May 27, 2000, July 10, 2000, October 9, 2000 and January 8, 2001.

     d.   Compensation committee

          Terms of reference

          The committee has the mandate to review and recommend compensation payable to the executive directors and senior management of the company and administer the company's stock option plans.

          Composition

            Prof. Marti G. Subrahmanyam - Chairman
            Mr. Deepak M. Satwalekar
            Mr. Philip Yeo (from January 9, 2001)
            Prof. Jitendra Vir Singh (from January 9, 2001)
            Dr. Omkar Goswami (from January 9, 2001)

          Attendance during the year

          -----------------------------------------------------------------------------
                                              No. of committee      No. of committee
          Director                               meetings held      meetings attended
          -----------------------------------------------------------------------------
          Deepak M. Satwalekar                               5                      5
          Prof. Marti G. Subrahmanyam                        5                      5
          Philip Yeo                                         5                      1
          Prof. Jitendra Vir Singh**                         -                      -
          Dr. Omkar Goswami **                               -                      -
          -----------------------------------------------------------------------------

          Number of compensation committee meetings held, and the dates on which they were held

          Five compensation committee meetings were held during the year on April 10, 2000, May 27, 2000, July 10, 2000, October 9, 2000 and
          January 8, 2001.

            ** Meetings held after their induction to the committee

          Details of remuneration and grant of stock options to the directors for fiscal 2001

          Remuneration

                                                                                           in Rs. except as stated otherwise
          --------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Notice
                                                                           Performance                            period   Severance
          Name                       Designation                  Salary    incentive    Commission      Total   (months)     fee
          --------------------------------------------------------------------------------------------------------------------------
          N. R. Narayana Murthy      Chairman and               16,60,296    1,05,450             -    17,65,746       6          -
                                     Chief Executive Officer

          Nandan M. Nilekani         Managing                   17,78,927    1,05,450             -    18,84,377       6          -
                                     Director, President and
                                     Chief Operating Officer

          Deepak M. Satwalekar       Director                           -           -     11,64,000    11,64,000       -          -

          Prof. Marti G.             Director                           -           -     11,64,000    11,64,000       -          -
          Subrahmanyam

          Ramesh Vangal              Director                           -           -     11,64,000    11,64,000       -          -

          Philip Yeo                 Director                           -           -     11,64,000    11,64,000       -          -

          Prof. Jitendra Vir Singh   Director                           -           -      5,51,704     5,51,704       -          -

          Dr.Omkar Goswami           Director                           -           -      4,43,277     4,43,277       -          -

          Sen. Larry Pressler        Director                           -           -      2,61,501     2,61,501       -          -

          Rama Bijapurkar            Director                           -           -         9,567        9,567       -          -

          Gopalakrishnan S.          Deputy                     16,61,095    1,05,450             -    17,66,545       6          -
                                     Managing Director

          Dinesh K.                  Director                   17,82,363    1,05,450             -    18,87,813       6          -

          Shibulal S. D.             Director                   16,60,671    1,05,450             -    17,66,121       6          -

          T.V. Mohandas Pai          Director                   13,42,501      49,567             -    13,92,068       6          -

          Phaneesh Murthy            Director                   98,53,940   46,69,000             -  1,45,22,940       6          -

          Srinath Batni              Director                   12,04,175      44,542             -    12,48,717       6          -
          --------------------------------------------------------------------------------------------------------------------------

          Grant of stock option
          ----------------------------------------------------------------------

                                                                Stock Options
          ----------------------------------------------------------------------------------------------------------------
                                                No. of                No. of                 Whether
                                               Options                Options      Grant      issued
                                                (1999      Grant      (1998        price      at a           Expiration
          Name                  Designation     ESOP)      price       ESOP)       (US$)     discount           date
          ----------------------------------------------------------------------------------------------------------------
          T.V. Mohandas Pai     Director       10,000      5,724           -           -         No         Feb 26, 2010

          Phaneesh Murthy       Director            -          -      20,000       98.25         No         Feb 26, 2010

          Srinath Batni         Director        5,500      5,724       2,000       98.25         No         Feb 26, 2010
          ----------------------------------------------------------------------------------------------------------------

          The report of the compensation committee is provided in the Report of committees of the board section in the report. No stock options were granted to the other directors.

     e.   Investor grievance committee

          Terms of reference

          The committee oversees share transfers and monitors investor grievances.

          Composition

          The members of the company's investor grievance committee are:

            Mr. Philip Yeo - Chairman (from January 9, 2001)
            Ms. Rama Bijapurkar (from April 10, 2001)
            Mr. Nandan M. Nilekani
            Mr. Dinesh K.
            Mr. Shibulal S.D.

          Name and designation of compliance officer

            T. V. Mohandas Pai, Director - Finance & Administration and Chief Financial Officer

          Number of shareholder complaints received, number not solved to the satisfaction of the shareholder and number of pending transfers

            These details are provided in the Shareholder information section of this report.

     f.   General body meetings - Location and time for the last three AGMs

     -------------------------------------------------------------------------------
     Year           Date              Venue                                Time
     -------------------------------------------------------------------------------
     1997-1998      May 30,1998       Taj Residency, No. 41/3,             3.00p.m.
                                      M. G. Road, Bangalore, India.
     1998-1999      June 12, 1999     -same as above-                      3.00p.m.
     1999-2000      May 27, 2000      -same as above-                      3.00p.m.
     -------------------------------------------------------------------------------

          Whether special resolutions were put through postal ballot last year, details of voting pattern, person who conducted the postal ballot exercise, proposed to be conducted through postal ballot and procedures for postal ballot.

          Not applicable. The Companies (Amendment) Act (2000) provides for postal ballot but no rules have been made thereunder.

     g.   Disclosures

          Disclosures on materially-significant, related party transactions, that is transactions of the company of material nature, with its founders, the directors or the management, their subsidiaries or relatives, etc. that may have potential conflict with the interests of company at large.

          Related parties include subsidiaries, directors of the company, and management council members of the company. This is provided under the paragraph "related party transactions" in the Financial statements prepared in accordance with Indian Accounting Principles (Indian GAAP)
          section in this Annual Report.

          Details of non-compliance by the company, penalties, strictures imposed on the company by any stock exchange or SEBI or any statutory authority, on any matter related to capital markets, during the last three years.

          None.

     h.   Means of communication

          Quarterly report sent to each household of shareholders

          Since June 1997, the company has been sending quarterly reports, which contain audited financial statements under Indian GAAP and unaudited US GAAP financial statements, along with additional information, to shareholders.

          Quarterly results - which newspapers they are normally published in; websites where they are displayed; whether it also displays official news releases; and the presentations made to institutional investors or to the analysts

          The quarterly results are generally published in The Economic Times, the Udayavani and the Business Standard. Quarterly financial statements as well as annual financial statements, along with segmental information, are posted on the company's website (http://www.infy.com). Earnings calls with analysts and investors are broadcast live on the website and their transcripts are posted on the website soon thereafter. Any specific presentations made to analysts and others, which are not available in the general domain, are also posted on the company's website.

          Whether the Management Discussion and Analysis section is a part of the Annual Report or not

          The Management Discussion and Analysis section is provided in both the Financial statements prepared in accordance with Indian Generally Accepted Accounting Principles (Indian GAAP) section and the Financial statements prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) section in this Annual Report.

     i.   General shareholder information

          This is provided in the Shareholder information section of this Annual Report.

2.   Compliance with the Euroshareholders Corporate Governance Guidelines 2000

     The European shareholders group, "Euroshareholders", is the confederation of European shareholders associations. The organization's overall task is to represent the interests of individual shareholders in the European Union. In April 1999, the Organization for Economic Co-operation and Development (OECD) published its general principles on corporate governance. The Euroshareholders guidelines are based upon the same principles, but are more specific and detailed. The company has complied with most of these guidelines. As an additional disclosure of the company's compliance with corporate governance standards, a report on compliance with the recommendations of the Euroshareholders Corporate Governance Guidelines 2000 is given hereunder.

Recommendation 1

A company should aim primarily at maximizing shareholder value in the long-term. Companies should clearly state (in writing) their financial objectives as well as their strategy, and should include these in the Annual Report.

     This recommendation is complied with.

Recommendation 2

Major decisions which have a fundamental effect upon the nature, size, structure and risk profile of the company, and decisions which have significant consequences for the position of the shareholder within the corporation, should be subject to shareholder's approval or should be decided by the AGM.

     As per Indian law, the majority of these require approval of the shareholders in the general meeting of the company.

Recommendation 3

Anti-takeover defences or other measures which restrict the influence of shareholders should be avoided.

     The company does not have any anti-takeover provisions in its Memorandum and Articles of Association.

Recommendation 4a

The process of mergers and takeovers should be regulated and compliance with these regulations should be supervised.

     Not applicable.

Recommendation 4b

If a shareholder's stake in the company passes a certain threshold, that shareholder should be obliged to make an offer for the remaining shares under reasonable conditions, that is, at least the price that was paid for the control of the company.

     The Securities and Exchange Board of India has published takeover guidelines that require an open offer by holders who acquire more than a specified percentage of the company.

Recommendation 5

Companies should immediately disclose information which can influence the share price as well as information about those shareholders who pass (upwards or downwards) 5% thresholds. There should be serious penalties in case of non-compliance.

     As per the listing agreement, Indian companies are required to immediately inform stock exchanges about all price-sensitive information. As per the takeover guidelines of Securities and Exchange Board of India, shareholders who hold more than 5% of the equity of the company need to intimate the company immediately on reaching the limit. The company needs to immediately notify the stock exchanges on which it is listed, upon receipt of such information.

Recommendation 6

Auditors have to be independent and should be elected by the general meeting.

     This recommendation is complied with.

Recommendation 7

Shareholders should be able to place items on the agenda of the AGM.

     As per the Indian law, shareholders holding not less than one-tenth of the paid-up capital of the company are entitled to requisition a general meeting.

Recommendation 8

In addition to the regular channels, electronic means should be used by the company to provide shareholders with price-sensitive information.

     The company posts all its financial results, as well as press releases, on its website - www.infy.com.

Recommendation 9

Shareholders shall have the right to elect members of at least one board and shall also be able to file a resolution for dismissal. Prior to the election, shareholders should be able to suggest candidate members of the board.

     As per Indian law, directors are elected by members in the general meeting, either by show of hands or a poll.

Recommendation 10a

The membership of non-executives on the board, whether in a one-tier or two-tier system (member of the supervisory board), should be limited to a maximum period of twelve years.

     The current law in India mandates the retirement of one-third of the board members every year and qualifies the retiring members for re-appointment. Executive directors are appointed by the shareholders for a maximum period of five years at one time but are eligible for re-appointment upon completion of their term.

Recommendation 10b

No more than one non-executive board member should have served as an executive member of the company.

     All the non-executive directors of the company, as of date, are independent directors.

3.   Compliance with the Cadbury Committee recommendations

     The Cadbury Committee was set up in May 1991, in the United Kingdom. The stated objective of the committee was "to help raise the standards of corporate governance and the level of confidence in financial reporting and auditing by setting out clearly what it sees as the respective responsibilities of those involved and what it believes is expected of them".

     As an additional disclosure of the company's compliance with corporate governance standards, a report on compliance with the Cadbury Committee recommendations is given hereunder.

Compliance

     The Cadbury Committee on corporate governance made nineteen recommendations. The company complies with substantially all of them except the recommendation that - the board should consist of a majority of non-executive directors -currently, the company has eight executive directors and eight non-executive directors.

     The company has set up committees of the board to focus on substantive issues in the form of the audit committee, the compensation committee, the nominations committee and the investor grievance committee. The reports of these committees are disclosed under the Report of the committees of the board section in this Annual Report.

Going concern statement

     On the basis of current financial projections and facilities available, the directors have a reasonable expectation that the company has adequate resources to continue in operational existence for the foreseeable future and, accordingly, consider that it is appropriate to adopt the going concern basis in preparing accounts.

4. Compliance report with Blue Ribbon Committee report on improving effectiveness of corporate audit committees

     The Blue Ribbon Committee was formed under the auspices of the United States Securities and Exchange Commission to develop a series of recommendations to enable "audit committees to function as the ultimate guardian of investor interests and corporate accountability". It has recommended that exchange listing requirements be amended to require audit committees to adopt a formal written charter and review and assess it annually. A compliance report on the recommendations of the committee is presented below.

Recommendation 1

Adopt the following definition of independence for purposes of service on the audit committee.

Members of the audit committee shall be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation.

     This recommendation is complied with. None of the directors are an interested party as defined in this recommendation.

Recommendation 2

In addition to adopting and complying with the definition of independence set forth above for purposes of service on the audit committee, have an audit committee comprised solely of independent directors. The committee recommends that the NYSE and the NASD maintain their respective current audit committee independence requirements as well as their respective definitions of independence.

  The audit committee consists only of independent, non-executive directors.

Recommendation 3

To have an audit committee comprised of a minimum of three directors, each of whom is financially literate (as described in the section of this Report entitled "Financial Literacy") or becomes financially literate within a reasonable period of time after his or her appointment to the audit committee, and further that at least one member of the audit committee have accounting or related financial management expertise.

     Infosys complies with this requirement. The members of the committees are highly respected and accomplished professionals in the corporate and academic worlds. They are financially literate.

Recommendation 4

Require the audit committee of each listed company to (i) adopt a formal written charter that is approved by the full BoD and that specifies the scope of the committee's responsibilities, and how it carries out those responsibilities, including structure, processes, and membership requirements, and (ii) review and reassess the adequacy of the audit committee charter on an annual basis.

     The audit committee charter is provided in the Audit committee charter section of this annual report.

Recommendation 5

Require the audit committee for each reporting company to disclose in the company's proxy statement for its annual meeting of shareholders whether the audit committee had adopted a formal written charter, and, if so, whether the audit committee satisfied its responsibilities during the prior year in compliance with its charter, which charter shall be disclosed at least triennially in the Annual Report to shareholders or proxy statement and in the next Annual Report to shareholders or proxy statement after any significant amendment to that charter.

The committee further recommends that the SEC adopt a "safe harbor" applicable to all disclosure referenced in this Recommendation 5.

     This recommendation is complied with.

Recommendation 6

Require that the audit committee charter for every listed company specify that the outside auditor is ultimately accountable to the BoD and the audit committee as representatives of shareholders, and that these shareholder representatives have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

     This recommendation is complied with.

Recommendation 7

Require that the audit committee charter for every listed company specify that the audit committee is responsible for ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard No.1, and that the audit committee is also responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and to take, or recommend that the full board take, appropriate action to ensure the independence of the outside auditor.

     This recommendation is complied with.

Recommendation 8

That Generally Accepted Auditing Standards (GAAS) require that a company's outside auditor discuss with the audit committee the auditor's judgements about the quality, not just the acceptability, of the company's accounting principles as applied in its financial reporting; the discussion should include such issues as the clarity of the company's financial disclosures and degree of aggressiveness or conservatism of the company's accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosure and reviewed by the outside auditors. This requirement should be written in a way to encourage open, frank discussion and to avoid boilerplate.

     This recommendation is complied with. Both the internal and external auditors have full and free access to the audit committee, its members and the BoD. All the issues arising out of the internal and external auditors' reports are discussed in detail in the audit committee meetings.

Recommendation 9

Require all reporting companies to include a letter from the audit committee in the company's Annual Report to shareholders and Form 10-K Annual Report disclosing whether or not, with respect to the prior fiscal year: (i) management has reviewed the audited financial statements with the audit committee, including a discussion of the quality of the accounting principles as applied and significant judgments affecting the company's financial statements; (ii) the outside auditors have discussed with the audit committee the outside auditors' judgements of the quality of those principles as applied and judgments referenced in (i) above under the circumstances; (iii) the members of the audit committee have discussed among themselves, without management or the outside auditors present, the information disclosed to the audit committee described in
(i) and (ii) above; and (iv) the audit committee, in reliance on the review and discussions conducted with management and the outside auditors pursuant to (i) and (ii) above, believes that the company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles (GAAP) in all material respects.

The committee further recommends that the SEC adopt a "safe harbor" applicable to any disclosure referenced in this Recommendation 9.

     This recommendation is complied with. The required report is provided elsewhere in this Annual Report

Recommendation 10

Require that a reporting company's outside auditor conduct a SAS 71 Interim Financial Review prior to the company's filing of its Form 10-Q. The committee further recommends that SAS 71 be amended to require that a reporting company's outside auditor discuss with the audit committee, or at least its chairman, and a representative of financial management, in person, or by telephone conference call, the matters described in AU Section 380, Communications With the audit committee, prior to the filing of the Form 10-Q (and preferably prior to any public announcement of financial results), including significant adjustments, management judgement and accounting estimates, significant new accounting policies, and disagreements with management.

     Being a foreign private issuer of securities, the company files quarterly reports on Form 6-K and yearly reports in Form 20-F with the SEC. The financial statements included in Form 6-K and 20-F are reviewed by the company's auditors, as per the requirements of SAS 71.

                                        Sd                              Sd
                          Nandan M. Nilekani           N. R. Narayana Murthy
Bangalore             Managing Director, President      Chairman and Chief
April 11, 2001        and Chief Operating Officer        Executive Officer

Audit committee charter
________________________________________________________________________________

1.   Primary objectives of the audit committee

     The primary objective of the audit committee (the "committee") is to monitor and provide effective supervision of the management's financial reporting process with a view to ensure accurate, timely and proper disclosures and the transparency, integrity and quality of financial reporting.

     The committee oversees the work carried out in the financial reporting process- by the management, including the internal auditors and the independent auditor - and notes the processes and safeguards employed by each.

2.   Scope of the audit committee

     2.1 Provide an open avenue of communication between the independent auditor, internal auditor, and the board of directors ("BoD").

     2.2 Meet four times every year or more frequently as circumstances require. The audit committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

     2.3 Confirm and assure the independence of the external auditor and objectivity of the internal auditor.

     2.4 Review with the independent auditor the co-ordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of all audit resources.

     2.5  Consider and review with the independent auditor:

          (a) The adequacy of internal controls including computerised information system controls and security; and

          (b) Related findings and recommendations of the independent auditor and internal auditor together with management's responses.

     2.6 Consider and review with management, internal auditor and the independent auditor.

          (a) Significant findings during the year, including the status of previous audit recommendations;

          (b) Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information;

          (c) Any changes required in the planned scope of the internal audit plan.

     2.7 Report periodically to the BoD on significant results of the foregoing activities.

3.   Composition of the audit committee

     3.1 The committee shall consist solely of `independent' directors of the company and shall be comprised of a minimum of three directors, each of whom is `financially literate' or shall become `financially literate' within a reasonable period of time after his or her appointment. They should be diligent, knowledgeable, dedicated, interested in the job and willing to devote a substantial amount of time and energy to the responsibilities of the committee, in addition to BoD responsibilities. At least one of the members shall have accounting or related `financial management expertise'. The members of the committee shall be elected by the BoD and shall continue until their successors are duly elected. The duties and responsibilities of a member are in addition to those applicable to a member of the BoD. In recognition of the time burden associated with the service and, with a view to bring in fresh insight, the committee may consider limiting the term of audit committee service, by automatic rotation or by other means. One of the members shall be elected as the chairman either by the full BoD or by the members themselves, by majority vote.

     3.2 The BoD may, under exceptional and limited circumstances, waive this requirement if it is of the view that the concerned member is required in the committee, in the best interests of the company and its shareholders. However, the BoD shall disclose, in the next Annual Report (Proxy Statement) subsequent to such determination, the nature of the relationship and the reasons for that determination.

4.   Relationship with independent and internal auditors

     4.1 The BoD and the committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors in accordance with law. All possible measures must be taken by the committee to ensure the objectivity and independence of the independent auditors. These include:

          - obtaining from the independent auditors formal written statements delineating all relationships between the auditors and the company, consistent with applicable regulatory requirements;

          - actively engaging in dialogues with the auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and take, or recommend that the full BoD take appropriate action to ensure their independence;

          - require and encourage the independent auditors to open and frank discussions on their judgements about the quality, not just the acceptability of the company's accounting principles as applied in its financial reporting, including such issues as the clarity of the company's financial disclosures and degree of aggressiveness or conservatism of the company's accounting principles and underlying estimates and other significant decisions made by the management in preparing the financial disclosure and audited by them; and

          - require the independent auditor, carrying out the attest function in conformity with US GAAS, to perform an interim financial review as required under Statement of Auditing Standards 71 of the American

             Institute of Certified Public Accountants and also discuss with the committee or its chairman, and an appropriate representative of Financial Management and Accounting, in person or by telephone conference call, the matters described in SAS 61, Communications with the Committee, prior to the company's filing of its Form 6-K (and preferably prior to any public announcement of financial results), including significant adjustments, management judgement and accounting estimates, significant new accounting policies, and disagreements with management.

     4.2 The internal auditors of the company are in the best position to evaluate and report on the adequacy and effectiveness of the internal controls. Keeping in view the need for the internal auditors' independence from management in order to remain objective, a formal mechanism should be created to facilitate confidential exchanges between the internal auditors and the committee, regardless of irregularities or problems. The work carried out by each of these auditors needs to be assessed and reviewed with the independent auditors and appropriate recommendations made to the BoD.

5.   Disclosure requirements

     5.1 The committee charter should be published in the annual report once every three years and also whenever any significant amendment is made to the charter.

     5.2 The committee shall disclose in the company's Annual Report whether or not, with respect to the concerned fiscal year:

          - management has reviewed the audited financial statements with the committee, including a discussion of the quality of the accounting principles as applied and significant judgements affecting the company's financial statements;

          - the independent auditors have discussed with the committee their judgements of the quality of those principles as applied and judgements referred to above under the circumstances;

          - the members of the committee have discussed among themselves, without management or the independent auditors present, the information disclosed to the committee as described above;

          - the committee, in reliance on the review and discussions conducted with management and the independent auditors pursuant to the requirements above, believes that the company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles ("GAAP") in all material respects; and

          - the committee has satisfied its responsibilities in compliance with its charter.

     5.3 The committee shall secure compliance that the BoD has affirmed to the NASD/Amex Stock Exchange on the following matters, as required in terms of the relevant NASD/Amex rules:

          -  Composition of the committee and independence of committee members;

          -  Disclosures relating to non-independent members;

          -  Financial literacy and financial expertise of members; and

          -  Review of the committee charter.

     5.4 The committee shall report to shareholders as required by the relevant rules of the Securities and Exchange Commission ("SEC") of the United States.

6.   Definitions

     6.1  Independent member

          In order to be `independent', members should have no relationship with the company that may interfere with the exercise of their independence from the management and the company. The following persons are not considered independent:

          - a director who is employed by the company or any of its affiliates for the current year or any of the past three years;

          - a director who accepts any compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

          - a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. "Immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

          - a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities) that exceed 5% of the company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

          - a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

     6.2  Financial literacy

          `Financial literacy' means the ability to read and understand fundamental financial statements. `Financial management expertise' means past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer or other senior officer with responsibilities to oversee financial issues.

Report of the committees of the board
--------------------------------------------------------------------------------

1.   Compensation committee

     The compensation committee consists of the following directors:

     Prof. Marti G. Subrahmanyam - Chairman
     Mr. Deepak M. Satwalekar
     Mr. Philip Yeo (from January 9, 2001)
     Prof. Jitendra Vir Singh (from January 9, 2001)
     Dr. Omkar Goswami (from January 9, 2001)


During the year, Mr. S. M. Datta retired from the directorship of the company and also from the committee. Mr. Ramesh Vangal retired from the committee with effect from January 9, 2001.

The committee has, inter alia, the mandate to review and recommend compensation payable to the executive directors and senior management of the company and administer the company's stock option plans. The committee reviewed the performance of all the executive directors and approved the compensation payable to them for fiscal 2002, within the overall limits approved by the shareholders. Information on compensation and other benefits provided to the executive directors for fiscal 2001 is disclosed in the Corporate governance section of this annual report. The committee also reviewed the compensation proposed for all the management council members for fiscal 2002. The committee believes that the proposed compensation and benefits, along with stock options, are adequate to motivate and retain the senior officers of the company.

The committee also reviewed the grant of stock options on a sign-on and regular basis to various employees of the company, during the year.

Save as disclosed, none of the directors had a material beneficial interest in any contract of significance to which the company or any of its subsidiary undertakings was a party, during the financial year.

                                                                             Sd

Bangalore                                                         Prof. Marti G.
Subrahmanyam
April 10, 2001                                       Chairman, Compensation
committee

2.   Nominations committee

    The nominations committee of the board consists of the following directors:

    Mr. Ramesh Vangal - Chairman

    Mr. Philip Yeo

    Prof. Jitendra Vir Singh (from January 9, 2001)
    Sen. Larry Pressler (from January 9, 2001)

Mr. Deepak M. Satwalekar and Prof. Marti G. Subrahmanyam retired from the committee with effect from January 9, 2001.

The nominations committee has the mandate to recommend the appointment of directors to the board, to review the re-election of the members of the board and to recommend the induction of board members into various committees. The meeting of the nominations committee on April 10, 2001 was chaired by Mr. Philip Yeo in the absence of Mr. Ramesh Vangal who could not attend the meeting.

The committee discussed the issue of the retirement of members of the board as per statutory requirements. As one third of the members have to retire every year based on their date of appointment, Mr. Ramesh Vangal, Prof. Marti G. Subrahmanyam, Mr. Deepak M. Satwalekar, Mr. S. Gopalakrishnan and Mr. S.D. Shibulal will retire. The committee considered their performance and recommended that they be considered for re-appointment by the shareholders.

During the year, Mr. T.V. Mohandas Pai, Mr. Phaneesh Murthy, Mr. Srinath Batni, Prof. Jitendra Vir Singh, Dr. Omkar Goswami, Sen. Larry Pressler and Ms. Rama Bijapurkar were co-opted into the board as additional directors of the company. The committee recommended that the necessary resolutions for appointing them as directors be considered by the shareholders.

                                                                              Sd

Bangalore                                                                 Philip
Yeo
April 10, 2001                                             Chairman, Nominations
committee

3.   Audit committee

The audit committee of the board consists of the following directors:

     Mr. Deepak M. Satwalekar - Chairman
     Prof. Marti G. Subrahmanyam
     Mr. Ramesh Vangal
     Dr. Omkar Goswami (from January 9, 2001)
     Sen. Larry Pressler (from January 9, 2001)
     Ms. Rama Bijapurkar (from April 10, 2001)

During the year, Mr. S. M. Datta retired from the directorship of the company and also from the committee.

The committee has, inter alia, the mandate to oversee the company's financial reporting process and the disclosure of financial information in order to ensure that the financial statements are correct, sufficient and credible. The committee reviewed the independence of both the internal and the statutory auditors and expressed its satisfaction with the same. The committee discussed the quality of the accounting principles as applied, and significant judgments affecting the financial statements, with the management as well as the internal and the statutory auditors of the company. The committee also discussed with the internal and the statutory auditors, in the absence of the management, the company's financial disclosures and the quality of the company's accounting principles as applied, underlying judgments affecting the financial statements, and other significant decisions made by the management in preparing the financial disclosures. The committee, in reliance on the review and discussions conducted with the management and the independent auditors, believes that the company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles in all material aspects. The committee also reviewed the financial and risk management policies of the company and expressed its satisfaction with the same. The committee is satisfied that it complies fully with its responsibilities as outlined in the Audit committee charter section of this Annual Report.

The committee secured compliance that the board of directors (BoD) has affirmed to the NASDAQ stock exchange, under the relevant rules of the exchange on composition of the committee and independence of the committee members, disclosures relating to non-independent members, financial literacy and financial expertise of members, and a review of the audit charter.

The committee reviewed the internal controls put in place to ensure that the accounts of the company are properly maintained and that accounting transactions are in accordance with prevailing laws and regulations. The committee found no material discrepancy or weakness in the internal control systems of the company.

The committee recommended to the board the appointment of Bharat S Raut & Co., Chartered Accountants, as statutory auditors of the company for the fiscal year ending March 31, 2002. The committee also recommended to the board that the necessary resolutions for appointing them as auditors be placed before the shareholders. The committee recommended the appointment of internal auditors for various operations of the company and determined the fees payable to them.

The committee recommended to the board the appointment of KPMG as auditors of the company for the US GAAP financial statements, for the financial year ending March 31, 2002.

The committee also issued a letter in line with recommendation No. 9 of the Blue Ribbon Committee on audit committee effectiveness, and the same is provided in the Financial statements prepared in accordance with the US GAAP section of this Annual Report.

                                                                              Sd

Bangalore                                                   Deepak M. Satwalekar
April 10, 2001                                         Chairman, Audit committee

4.   Investor grievance committee

The Investor grievance committee consists of the following directors:

     Mr. Philip Yeo - Chairman (from January 9, 2001)
     Ms. Rama Bijapurkar (from April 10, 2001)
     Mr. Nandan M. Nilekani
     Mr. Dinesh K.
     Mr. Shibulal S.D.

The committee is headed by an independent director. The committee has the mandate to review and redress shareholder grievances and to attend to share transfers. The committee reviewed the shareholder grievances, the redress of shareholder grievances and the share transfers for the year and expressed satisfaction with the same. The committee also noted the shareholding in dematerialised mode as on March 31, 2001 as being 98.30%.

                                                                              Sd

Bangalore                                                             Philip Yeo
April 10, 2001                                      Chairman, Investor grievance
                                                               committee

Auditors' report
--------------------------------------------------------------------------------

To
The members,
Infosys Technologies Limited

We have audited the attached Balance Sheet of Infosys Technologies Limited (the company) as at March 31, 2001 and the Profit and Loss Account of the company for the year ended on that date, annexed thereto, and report that:

     1. As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988, issued by the Company Law Board in terms of
          Section 227(4A) of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

     2. Further to our comments in the Annexure referred to in paragraph 1 above:

     (a) we have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purpose of our audit;

     (b) in our opinion, proper books of account as required by law have been kept by the company so far as appears from our examination of these books;

     (c) the Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

     (d) in our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report are prepared in compliance with the accounting standards referred to in Section 211(3C) of the Companies Act, 1956, to the extent applicable;

     (e) on the basis of written representations received from the directors of the company as at March 31, 2001 and taken on record by the board of directors, we report that no director is disqualified from being appointed as director of the company under clause (g) of sub-section
          (1) of Section 274 of the Companies Act, 1956;

     (f) in our opinion, and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view:

          (i) in the case of the Balance Sheet, of the state of affairs of the company as at March 31, 2001; and

          (ii) in the case of the Profit and Loss Account, of the profit for the year ended on that date.

                                                         for Bharat S Raut & Co.
                                                          Chartered Accountants

                                                          /s/ Balaji
                                                          -------------
Bangalore                                                     Balaji
Swaminathan
April 11, 2001                                                           Partner

Annexure to the auditors' report
--------------------------------------------------------------------------------

The Annexure referred to in paragraph 1 of the auditors' report to the members of Infosys Technologies Limited (the company) for the year ended March 31, 2001. We report that:

The matters contained in sub paragraph 4(D) and 4(C) of the Manufacturing and Other Companies (Auditor's Report) Order, 1988, are not applicable to the company.

Internal controls

1. In our opinion and according to the information and explanations given to us, having regard to the explanations that certain items purchased are of a special nature in respect of which suitable alternative sources do not exist for obtaining comparative quotations, there are adequate internal control procedures commensurate with the size of the company and the nature of its business for the purchase of computer hardware and software, consumables, plant and machinery, equipment and other assets. The activities of the company do not involve the sale of goods.
2. In our opinion and according to the information and explanations given to us, in respect of the service activities, the company, commensurate with the size and the nature of its business, has a reasonable system of:
     . recording receipts, issues and consumption of materials and allocating materials consumed to each project;
     .    allocating man-hours utilised to each project; and
     . authorisation and control over the allocation of labour costs to each project.
3. In our opinion, the company has an internal audit system, commensurate with its size and the nature of its business.

Fixed assets
4. The company has maintained proper records of fixed assets showing full particulars, including quantitative details and location. The company has a regular programme of physical verification of its fixed assets which, in our opinion, is reasonable having regard to the size of the company and the nature of its assets. In accordance with this programme, certain fixed assets were physically verified by management during the year and no material discrepancies were identified on such verification.
5.   None of the fixed assets were revalued during the year.

Inventories
6. The company has not maintained any inventories during the year and consequently, paragraphs 4(A)(iii) to 4(A)(vi), 4(A)(xii), 4(A)(xiv) and 4(A)(xvi) of the Manufacturing and Other Companies (Auditor's Report) Order, 1988, are not applicable in relation to its activities.

Loans and advances
7. The parties to whom loans or advances in the nature of loans were given by the company are regular in repaying the principal amounts as stipulated and interest where applicable.
8. The company has not taken any loans, secured or unsecured, from companies, firms, or other parties listed in the register maintained under Section 301 of the Companies Act, 1956, or from companies under the same management as defined under Section 370(1B) of the Companies Act, 1956, the rate of interest and other terms and conditions of which are, prima facie, prejudicial to the interests of the company.
9. The company has not granted any loans, secured or unsecured, to companies, firms, or other parties listed in the register maintained under Section 301 of the Companies Act, 1956, or to companies under the same management as defined under Section 370(1B) of the Companies Act, 1956, the rate of interest and other terms and conditions of which are, prima facie, prejudicial to the interests of the company.

Transactions with parties under Section 301 of the Companies Act, 1956
10. In our opinion, and according to the information and explanations given to us, the company has not entered into any transactions for the purchase of goods and materials and sale of goods, materials and services, with companies, firms, or other parties listed in the register maintained under
     Section 301 of the Companies Act, 1956, and aggregating during the year to Rs 50,000 or more in respect of each party.

Fixed deposits
11. The company has not accepted any deposits from the public and consequently the provisions of Section 58A of the Companies Act, 1956, and the rules framed thereunder are not applicable.

Staff welfare
12. Provident Fund and Employees' State Insurance dues were regularly deposited during the year with the appropriate authorities.
13. On the basis of the examination of the books of account carried out by us in accordance with generally accepted auditing practices and according to the information and explanations given to us, no personal expenses of employees or directors were charged to the profit and loss account, other than those payable under contractual obligations or in accordance with generally accepted business practice.

Taxation
14. According to the information and explanations given to us, there are no undisputed amounts payable in respect of income tax, wealth tax, sales tax, customs duty and excise duty that were outstanding as at March 31, 2001 for a period of more than six months from the dates that they became payable.

Others
15. The company is not a sick industrial company within the meaning of section 3 (1) (o) of the Sick Industrial Companies (Special Provisions) Act, 1985.


                                                         for Bharat S Raut & Co.
                                                           Chartered Accountants

                                                           /s/ Balaji
                                                           ---------------------
Bangalore                                                      Balaji
Swaminathan
April 11, 2001                                                           Partner

Balance Sheet as at March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                   Schedule                       2001                 2000
------------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share capital                                                             1               33,07,92,085         33,07,55,000
Reserves and surplus                                                      2             1356,55,99,903        800,22,73,248
------------------------------------------------------------------------------------------------------------------------------
                                                                                        1389,63,91,988        833,30,28,248
==============================================================================================================================

APPLICATION OF FUNDS
FIXED ASSETS                                                              3
Original cost                                                                            631,14,44,025        284,03,05,143
Less : Depreciation                                                                      244,13,15,982        133,65,20,594
------------------------------------------------------------------------------------------------------------------------------
Net book value                                                                           387,01,28,043        150,37,84,549
Add : Capital work-in-progress                                                           170,65,04,250         56,96,03,505
------------------------------------------------------------------------------------------------------------------------------
                                                                                         557,66,32,293        207,33,88,054
INVESTMENTS                                                               4               34,11,54,821         13,83,48,469
CURRENT ASSETS, LOANS AND ADVANCES
Sundry debtors                                                            5              302,37,02,417        136,17,81,253
Cash and bank balances                                                    6              385,06,10,285        431,79,35,730
Loans and advances                                                        7              430,27,93,623        210,12,77,161
------------------------------------------------------------------------------------------------------------------------------
                                                                                        1117,71,06,325        778,09,94,144
Less : Current liabilities                                                8              134,91,81,176         67,15,06,459
       Provisions                                                         9              184,93,20,275         98,81,95,960
------------------------------------------------------------------------------------------------------------------------------
NET CURRENT ASSETS                                                                       797,86,04,874        612,12,91,725
------------------------------------------------------------------------------------------------------------------------------
                                                                                        1389,63,91,988        833,30,28,248
==============================================================================================================================
SIGNIFICANT ACCOUNTING POLICIES
AND NOTES ON ACCOUNTS                                                    13
------------------------------------------------------------------------------------------------------------------------------

The schedules referred to above and the notes thereon form an integral part of the Balance Sheet. This is the Balance Sheet referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Balaji Swaminathan      N. R. Narayana Murthy   Nandan M. Nilekani    Deepak M. Satwalekar      Marti G. Subrahmanyam
Partner                 Chairman and            Managing   Director,  Director                  Director
                                                President
                        Chief Executive         and Chief  Operating
                        Officer                 Officer

                        Jitendra Vir Singh      Omkar Goswami         Larry Pressler            Rama Bijapurkar
                        Director                Director              Director                  Director

                        S. Gopalakrishnan       K. Dinesh             S. D. Shibulal            T. V. Mohandas Pai
                        Deputy Managing         Director              Director                  Director and Chief
                        Director                                                                Financial Officer

                        Phaneesh Murthy         Srinath Batni         V. Balakrishnan
Bangalore               Director                Director              Company Secretary and
April 11, 2001                                                        Associate Vice President
                                                                      Finance

Profit and Loss Account for the year ended March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                           Schedule                           2001                      2000
------------------------------------------------------------------------------------------------------------------------------
INCOME
Software development services and products
      Overseas                                                                      1874,02,66,421             869,69,80,931
      Domestic                                                                        26,53,92,386              12,62,56,042
Other income                                                     10                   59,37,14,915              39,14,11,095
------------------------------------------------------------------------------------------------------------------------------
                                                                                    1959,93,73,722             921,46,48,068
==============================================================================================================================
EXPENDITURE
Software development expenses                                    11                  958,17,66,650             466,26,84,578
Administration and other expenses                                12                  177,54,70,971              69,48,50,282
Provision for investments                                                             15,28,98,608                         -
Provision for contingencies                                                                      -               3,33,00,000
Provision for e-inventing the company                                                            -               3,50,00,000
------------------------------------------------------------------------------------------------------------------------------
                                                                                    1151,01,36,229             542,58,34,860
Operating profit (PBIDT)                                                             808,92,37,493             378,88,13,208
Interest                                                                                         -                         -
Depreciation                                                                         112,89,45,152              53,23,27,389
Profit before tax and extraordinary item                                             696,02,92,341             325,64,85,819
Provision for tax
   earlier years                                                                       1,40,00,000                 24,00,000
   current year                                                                       71,31,00,000              39,46,00,000
Profit after tax before extraordinary item                                           623,31,92,341             285,94,85,819
Extraordinary item  - transfer of intellectual property right (net of tax)             5,49,44,000                         -
                    - provision no longer required                                               -               7,56,70,846
Net profit after tax and extraordinary item                                          628,81,36,341             293,51,56,665
------------------------------------------------------------------------------------------------------------------------------
AMOUNT AVAILABLE FOR APPROPRIATION                                                   628,81,36,341             293,51,56,665
Dividend
   Interim                                                                            16,53,78,418               9,92,08,200
   Final (Proposed)                                                                   49,61,85,878              19,84,18,210
   Dividend Tax                                                                        8,69,94,211               3,27,38,905
Amount transferred - general reserve                                                 553,95,77,834             260,47,91,350
------------------------------------------------------------------------------------------------------------------------------
                                                                                     628,81,36,341             293,51,56,665
==============================================================================================================================
EARNINGS PER SHARE (equity shares, par value Rs. 5 each)
   Basic                                                                                     95.06                     44.38
   Diluted                                                                                   94.76                     44.37
Number of shares used in computing earnings per share
   Basic                                                                               6,61,52,131               6,61,39,372
   Diluted                                                                             6,63,58,311               6,61,57,819
------------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES
AND NOTES ON ACCOUNTS                                            13
------------------------------------------------------------------------------------------------------------------------------

The schedules referred to above and the notes thereon form an integral part of the Profit and Loss Account. This is the Profit and Loss Account referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Balaji Swaminathan      N. R. Narayana Murthy   Nandan M. Nilekani    Deepak M. Satwalekar      Marti G. Subrahmanyam
Partner                 Chairman and            Managing   Director,  Director                  Director
                                                President
                        Chief Executive         and Chief Operating
                        Officer                 Officer

                        Jitendra Vir Singh      Omkar Goswami         Larry Pressler            Rama Bijapurkar
                        Director                Director              Director                  Director

                        S. Gopalakrishnan       K. Dinesh             S. D. Shibulal            T. V. Mohandas Pai
                        Deputy Managing         Director              Director                  Director and Chief
                        Director                                                                Financial Officer


                        Phaneesh Murthy         Srinath Batni         V. Balakrishnan
Bangalore               Director                Director              Company Secretary and
April 11, 2001                                                        Associate Vice President
                                                                      Finance

Schedules to the Balance Sheet as at March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                           2001                    2000
------------------------------------------------------------------------------------------------------------------------------
1.  SHARE CAPITAL
    AUTHORIZED
    Equity shares, Rs. 5 par value
    10,00,00,000 equity shares                                                        50,00,00,000            50,00,00,000
------------------------------------------------------------------------------------------------------------------------------
    ISSUED, SUBSCRIBED AND PAID UP
    Equity shares, Rs. 5 par value
    6,61,58,117 (6,61,50,700) equity shares fully paid up                             33,07,90,585            33,07,53,500
    [Of the above, 5,78,88,200 (5,78,88,200) equity shares
    fully paid up have been issued as bonus shares by
    capitalization of the general reserve]
    Add: Forfeited shares                                                                    1,500                   1,500
------------------------------------------------------------------------------------------------------------------------------
                                                                                      33,07,92,085            33,07,55,000
==============================================================================================================================

2.  RESERVES AND SURPLUS
    Capital reserve                                                                    5,93,54,103             5,93,54,103
------------------------------------------------------------------------------------------------------------------------------
                                                                                       5,93,54,103             5,93,54,103
------------------------------------------------------------------------------------------------------------------------------

    Share premium account as at April 1,                                             318,37,81,595           319,99,15,445
    Add : Received during the year
     On conversion of stock options issued to employees                                2,37,48,821             1,75,65,777
------------------------------------------------------------------------------------------------------------------------------
                                                                                     320,75,30,416           321,74,81,222
    Less :ADS linked stock option issue expenses                                                 -             1,01,93,113
     ADS issue expenses                                                                          -             2,35,06,514
------------------------------------------------------------------------------------------------------------------------------
                                                                                     320,75,30,416           318,37,81,595
------------------------------------------------------------------------------------------------------------------------------

    General reserve as at April 1,                                                   475,91,37,550           215,43,46,200
    Add : Transfers from the Profit and Loss Account                                 553,95,77,834           260,47,91,350
------------------------------------------------------------------------------------------------------------------------------
                                                                                    1029,87,15,384           475,91,37,550


Schedules to the Balance Sheet as at March 31
--------------------------------------------------------------------------------

    3.  FIXED ASSETS

                                                                                                                              in Rs.
    ---------------------------------------------------------------------------------------------------------------------------
                                                           Original cost
    ---------------------------------------------------------------------------------------------------------------------------
                                 Cost as at           Additions         Deletions          Cost as at                As at
    Assets                    April 1, 2000          during the        during the           March 31,        April 1, 2000
                                                           year              year                2001
    ---------------------------------------------------------------------------------------------------------------------------
    Land - free-hold            1,89,83,650         7,13,75,327                 -         9,03,58,977                    -
    Land - lease-hold          19,17,69,406         8,40,82,384                 -        27,58,51,790                    -
    Buildings                  58,90,10,239        98,80,44,371                 -       157,70,54,610          5,23,14,231
    Plant and machinery        51,75,81,633        60,64,52,428         35,71,054       112,04,63,007         25,00,55,738
    Computer equipment        112,23,85,220       113,83,99,209       2,13,36,954       223,94,47,475         78,95,66,535
    Furniture and fixtures     39,92,10,666        60,60,03,206          4,62,711       100,47,51,161         24,38,29,725
    Vehicles                      13,64,329           22,87,502          1,34,826           35,17,005             7,54,365
    ---------------------------------------------------------------------------------------------------------------------------
    Total                     284,03,05,143       349,66,44,427       2,55,05,545       631,14,44,025        133,65,20,594
    ---------------------------------------------------------------------------------------------------------------------------
    Previous year             168,92,38,345       117,79,35,912       2,68,69,114       284,03,05,143         83,09,14,934
    ---------------------------------------------------------------------------------------------------------------------------

    ---------------------------------------------------------------------------------------------------------------------------
                                         Depreciation                                         Net book value
    ---------------------------------------------------------------------------------------------------------------------------
                                        For the        Deductions               As at               As at                 As at
    Assets                                 year        during the           March 31,           March 31,             March 31,
                                                             year                2001                2001                  2000
    ---------------------------------------------------------------------------------------------------------------------------
    Land - free-hold                          -                 -                   -         9,03,58,977           1,89,83,650
    Land - lease-hold                         -                 -                   -        27,58,51,790          19,17,69,406
    Buildings                       8,14,69,936                 -        13,37,84,167       144,32,70,443          53,66,96,008
    Plant and machinery            26,02,00,030         28,41,462        50,74,14,306        61,30,48,701          26,75,25,895
    Computer equipment             52,81,49,939       2,08,44,363       129,68,72,111        94,25,75,364          33,28,18,685
    Furniture and fixtures         25,88,19,126          3,29,113        50,23,19,738        50,24,31,423          15,53,80,941
    Vehicles                           3,06,121          1,34,826            9,25,660           25,91,345              6,09,964
    ---------------------------------------------------------------------------------------------------------------------------
    Total                          12,89,45,152       2,41,49,764       244,13,15,982       387,01,28,043         150,37,84,549
    ---------------------------------------------------------------------------------------------------------------------------
    Previous year                  53,23,27,389       2,67,21,729       133,65,20,594
    ---------------------------------------------------------------------------------------------------------------------------

    Note: Buildings include Rs. 250 being the value of 5 shares of Rs. 50 each in Mittal Towers Premises Co-operative Society Limited.

Schedules to the Balance Sheet as at March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       in Rs
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
4.  INVESTMENTS

    TRADE (UNQUOTED) - at cost
    Long-term investments

    Yantra Corporation, USA,  a subsidiary company
      75,00,000 (75,00,000) common stock at US$ 0.20 each,
      fully paid, par value US$ 0.01 each                                                 5,32,51,600         5,32,51,600
      6,36,363 (6,36,363) Series A convertible preferred stock,
      at US$ 0.75 each, fully paid, par value US$ 0.01 each                               1,73,44,074         1,73,44,074

    EC Cubed Inc., USA
      13,00,108 (13,00,108) Series D convertible preferred stock
      at US$ 2.3075 each, fully paid, par value US$ 0.0001 each                          13,08,00,000        13,08,00,000

    Alpha Thinx Mobile Phone Services AG, Austria
      27,790 (Nil) bearer shares at (Euro) 20 each, fully paid,  par value 1 each         2,20,98,608                   -
------------------------------------------------------------------------------------------------------------------------------
                                                                                         22,34,94,282        20,13,95,674
    Less: Provision for investments                                                      22,34,94,282         7,05,95,674
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    -        13,08,00,000
    Asia Net Media (BVI) Ltd, the British Virgin Islands 3,00,00,000 (Nil)
      ordinary shares at US$ 0.05 each,
      fully paid, par value US$ 0.01 each                                                 6,84,75,000                   -

    CiDRA Corporation, USA
      33,333 (Nil) Series D convertible preferred stock at
      US$ 90 each, fully paid, par value US$ 0.01 each                                   13,40,08,660                   -

    JASDIC Park Company, Japan
      480 (480) common stock at(Y)50,000 each,
      fully paid, par value(Y)50,000 each                                                   75,38,109           75,38,109

    M-Commerce Ventures Pte Ltd, Singapore Units in the company, each unit representing 1 ordinary share of Singapore $ 1 each, fully paid, par value
      Singapore $ 1 and 9 redeemable preferred shares of Singapore $ 1, fully paid, at a premium of Singapore $ 1,110 per redeemable preferred stock
      70 (Nil) ordinary shares                                                                  1,845                   -
      630 (Nil) redeemable preference shares                                              1,84,45,855                   -

    OnMobile Systems Inc., (formerly Onscan Inc.,) USA
      1,00,000 (Nil) common stock at US$ 0.4348 each,
      fully paid, par value US$ 0.001 each                                                  19,42,162                   -
      1,00,000 (Nil) Series A voting convertible preferred
      stock at US$ 0.4348 each, fully paid, par value US$ 0.001 each                        19,42,162                   -
      44,00,000 (Nil) Series A non-voting convertible preferred
      stock at US$ 0.4348 each, fully paid, par value US$ 0.001 each                      8,54,55,676                   -

    PurpleYogi Inc., USA
      2,76,243 (Nil) Series D convertible preferred stock at US$ 1.81
      each fully paid, par value US$ 0.001 each                                           2,33,34,992                   -
    Software Services Support Education Center Limited
      1 (1) equity share of Rs. 10 each, fully paid, par value Rs. 10                              10                  10

    The Saraswat Co-operative Bank Limited
      1,035 (1,035) equity shares of Rs. 10 each, fully paid, par value Rs. 10                 10,350              10,350
------------------------------------------------------------------------------------------------------------------------------
                                                                                         34,11,54,821        13,83,48,469
==============================================================================================================================
      Aggregate of unquoted investments - carrying value / cost                          34,11,54,821        13,83,48,469
5.  SUNDRY DEBTORS
    Debts outstanding for a period exceeding six months
    Unsecured
      considered doubtful                                                                 9,61,74,738         2,21,26,448
    Other debts
    Unsecured
      considered good*                                                                  302,37,02,417       136,17,81,253
      considered doubtful                                                                 8,55,48,753                   -
------------------------------------------------------------------------------------------------------------------------------
                                                                                        320,54,25,908       138,39,07,701

    Less: Provision for doubtful debts                                        18,17,23,491          2,21,26,448
------------------------------------------------------------------------------------------------------------------------------
                                                                             302,37,02,417        136,17,81,253
==============================================================================================================================
*Includes due by subsidiary - Yantra Corporation                                 99,80,017                  Nil

Schedules to the Balance Sheet as at March 31
----------------------------------------------------------------------------------------------------------------
                                                                                                         in Rs.
----------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
----------------------------------------------------------------------------------------------------------------
6.  CASH AND BANK BALANCES
    Cash on hand                                                                    96,062            13,17,773
    Balances with scheduled banks
      in current accounts *                                                   12,79,65,496         10,16,77,272
      in deposit accounts in Indian rupees                                   181,88,52,687         22,91,45,764
      in deposit accounts in foreign currency                                136,36,28,601        268,41,01,874
    Balances with non-scheduled banks
    in deposit accounts in foreign currency
      HSBC Bank Middle East, Bahrain                                                     -         66,76,98,310
     in current accounts
      ABN Amro Bank, Heerlen, Netherlands                                                -            15,69,661
      ABN Amro Bank, Brussels, Belgium                                            8,73,096            16,26,311
      Bank of America, Concord, USA                                              27,09,344                    -
      Bank of America, Hong Kong                                                  4,25,885                    -
      Bank of America, Los Angeles, USA                                                  -            50,60,500
      Bank of America, Milpitas, USA                                             23,59,820            22,81,065
      Bank of America, Palo Alto, USA                                         35,70,97,922         57,93,97,557
      Bank of Boston, Boston, USA                                                21,30,626            16,88,886
      Bank of Melbourne, Melbourne, Australia                                    17,26,245             2,49,124
      Bank of Melbourne, Victoria, Australia                                      5,46,759                    -
      Barclays Bank, London, UK                                                  38,36,868            44,92,122
      Deutsche Bank, Frankfurt, Germany                                          20,22,282            36,15,221
      First Chicago Bank, Chicago, USA                                                   -            21,98,743
      Hongkong Bank of Canada, Toronto, Canada                                    5,54,537            22,42,324
      HSBC Bank PLC - Croydon, London                                          9,76,68,994                    -
      Michigan National Bank, Detroit, USA                                               -             3,87,308
      Nations Bank, Dallas, USA                                                1,17,15,900          1,11,76,052
      Nations Bank, Georgia, USA                                                         -            12,41,385
      Nordbanken, Stockholm, Sweden                                              15,86,376             3,45,518
      Nova Scotia Bank, Toronto, Canada                                        5,21,19,103            89,98,950
      Seafirst Bank, Seattle, USA                                                        -            17,70,378
      Sanwa  Bank, Tokyo, Japan                                                  12,18,670            40,43,674
      Summit Bank, Bridgewater, USA                                              14,75,012            16,09,958
----------------------------------------------------------------------------------------------------------------
                                                                             385,06,10,285        431,79,35,730
================================================================================================================
    Maximum balance held during the year:
    in deposit accounts in foreign currency
      HSBC Bank Middle East, Bahrain                                          72,78,38,970         66,76,98,310
    in current accounts
      ABN Amro Bank, Heerlen, Netherlands                                        15,95,544            19,68,084
      ABN Amro Bank, Brussels, Belgium                                           25,10,415            16,74,689
      Bank of America, Concord, USA                                           11,56,12,302                    -
      Bank of America, Hong Kong                                                 11,81,752                    -
      Bank of America, Los Angeles, USA                                        3,08,58,501            59,13,227
      Bank of America, Milpitas, USA                                           5,89,07,898          4,57,78,346
      Bank of America, Palo Alto, USA                                         92,96,33,056         71,03,42,796
      Bank of Boston, Boston, USA                                                72,15,459            68,26,703
      Bank of Melbourne, Melbourne, Australia                                    17,26,245             2,92,425
      Bank of Melbourne, Victoria, Australia                                     16,34,330                    -
      Barclays Bank, London, UK                                                3,63,48,726            67,59,209
      Deutsche Bank, Frankfurt, Germany                                          36,94,391            40,36,519
      First Chicago Bank, Chicago, USA                                           22,07,085            49,23,828
      Hongkong Bank of Canada, Toronto, Canada                                 1,01,66,688          1,89,92,669
      HSBC Bank PLC - Croydon, London                                         16,51,68,657                    -
      Michigan National Bank, Detroit, USA                                       17,44,660            13,34,282
      Nations Bank, Dallas, USA                                                3,36,69,804          1,45,77,623
      Nations Bank, Georgia, USA                                                 21,33,612            18,23,598
      Nordbanken, Stockholm, Sweden                                              23,20,446             3,45,518
      Nova Scotia Bank, Toronto, Canada                                        7,57,18,591            89,98,950
      Seafirst Bank, Seattle, USA                                                31,46,158            24,05,174
      Sanwa  Bank, Tokyo,  Japan                                               1,40,25,843            79,10,422
      Summit Bank, Bridgewater, USA                                              88,91,861            35,18,916

* Includes Rs. 48,15,163 and Rs. 28,72,035 being the balance in unclaimed dividend account as at March 31, 2001 and March 31, 2000 respectively

Schedules to the Balance Sheet as at March 31
---------------------------------------------------------------------------------------------------------------
                                                                                                         in Rs.
---------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
---------------------------------------------------------------------------------------------------------------
7.  LOANS AND ADVANCES
    Unsecured, considered good
    Advances
    prepaid expenses                                                          13,75,24,974         11,58,60,415
    advances paid for supplies of goods and rendering of services              4,58,01,731          3,10,07,019
    others                                                                     1,92,05,252          1,01,94,327
---------------------------------------------------------------------------------------------------------------
                                                                              20,25,31,957         15,70,61,761
    Costs in excess of billings                                                2,34,52,011                    -
    Advance income tax                                                       123,73,97,792         54,40,96,353
    Loans and advances to employees *
    housing and other loans                                                   50,45,83,928         38,74,34,826
    salary advances                                                           24,47,71,738         13,61,51,038
    Other advances                                                             4,76,12,044          3,23,06,323
    Rent and maintenance deposits                                             11,56,91,996          7,84,24,995
    Deposits with financial institutions / body corporate                    192,67,52,157         76,58,01,865
---------------------------------------------------------------------------------------------------------------

    Unsecured, considered doubtful                                           430,27,93,623        210,12,77,161
    Loans and advances to employees                                               7,11,816                    -
---------------------------------------------------------------------------------------------------------------
                                                                             430,35,05,439        210,12,77,161
    Less: Provision for doubtful loans and advances                               7,11,816                    -
---------------------------------------------------------------------------------------------------------------
                                                                             430,27,93,623        210,12,77,161
===============================================================================================================
    * Includes due by non-director officers of the company                     1,05,74,738          1,35,08,825
     Maximum amounts due by non-director officers at any time during the year  2,83,52,485          2,30,09,790

8.  CURRENT LIABILITIES
    Sundry creditors
    for goods                                                                    13,07,477          4,25,90,239
    for accrued salaries and benefits                                         57,42,18,368         22,44,51,291
    for other liabilities
      provision for expenses                                                  17,70,70,370          7,67,74,570
      retention monies                                                        11,39,71,400          4,91,19,373
      withholding and other taxes payable                                      5,50,36,092          7,19,14,609
      others                                                                   1,78,04,294            95,50,828
---------------------------------------------------------------------------------------------------------------
                                                                              93,94,08,001         47,44,00,910
    Advances received from clients                                             5,66,97,811          1,85,61,551
    Unearned revenue                                                          34,82,60,201         17,56,71,963
    Unclaimed dividend                                                           48,15,163            28,72,035
---------------------------------------------------------------------------------------------------------------
                                                                             134,91,81,176         67,15,06,459
===============================================================================================================
9.  PROVISIONS
    Proposed dividend                                                         49,61,85,878         19,84,18,210
    Provision for
    tax on dividend                                                            5,06,10,959          2,18,26,003
    income taxes                                                             122,90,11,741         62,60,19,742
    e-inventing the company                                                              -            39,00,977
    post-sales client support                                                  7,35,11,697          5,51,91,028
    gratuity                                                                             -          8,28,40,000
---------------------------------------------------------------------------------------------------------------
                                                                             184,93,20,275         98,81,95,960
===============================================================================================================

Schedules to the Profit and Loss Account for the year ended March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                                           in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
10. OTHER INCOME

    Interest received on deposits with banks and others                       37,54,58,594         26,68,79,106
    (Tax deducted at source Rs. 4,30,12,428 and Rs. 1,67,51,195 respectively)
    Sale of special import licenses                                               6,77,431          2,02,31,549
    Miscellaneous income                                                       1,58,66,407            49,73,365
    Exchange differences *                                                    20,17,12,483          9,93,27,075
------------------------------------------------------------------------------------------------------------------------------
                                                                              59,37,14,915         39,14,11,095
==============================================================================================================================

    *Arising on translation of foreign currency deposits maintained abroad includes a realised gain of Rs. 5,06,25,885 (previous year : Rs. Nil)

11. SOFTWARE DEVELOPMENT EXPENSES

    Salaries and bonus including overseas staff expenses                     675,86,45,286        307,54,46,295
    Staff welfare                                                              8,46,06,310          4,93,07,308
    Contribution to provident and other funds                                 33,45,76,308         22,08,36,923
    Foreign travel expenses                                                  147,22,11,655         84,09,02,293
    Consumables                                                                5,86,87,245          2,70,06,251
    Cost of software packages for
      own use                                                                 31,85,81,751         16,53,57,382
      banking product                                                          5,70,13,753          2,84,48,397
    Computer maintenance                                                       7,19,42,078          3,27,43,350
    Communication expenses                                                    31,52,55,986         17,31,23,718
    Consultancy charges                                                        9,19,25,609          2,85,50,034
    Provision for post-sales client support                                    1,83,20,669          2,09,62,627
------------------------------------------------------------------------------------------------------------------------------
                                                                             958,17,66,650        466,26,84,578
==============================================================================================================================
12. ADMINISTRATION AND OTHER EXPENSES

    Professional charges                                                      20,40,21,385          7,55,68,079
    Travelling and conveyance                                                 18,40,64,822          7,68,26,394
    Rent                                                                      16,94,82,708         10,34,93,593
    Telephone charges                                                         14,02,60,363          5,93,95,252
    Office maintenance                                                        12,84,32,642          5,81,01,381
    Power and fuel                                                            11,78,45,258          5,01,41,466
    Brand building                                                            10,52,01,392            99,17,816
    Donations                                                                  7,21,92,883          3,49,27,871
    Advertisements                                                             6,30,77,831          2,12,41,343
    Printing and stationery                                                    6,25,54,206          2,76,70,902
    Insurance charges                                                          5,17,55,298          2,41,35,289
    Repairs to building                                                        3,95,22,458          1,13,44,232
    Repairs to plant and machinery                                             2,26,54,171            84,12,905
    Rates and taxes                                                            1,82,17,524          1,03,80,848
    Commission charges                                                         1,79,03,784            64,70,454
    Bank charges and commission                                                  59,39,483            42,21,668
    Auditor's remuneration
      audit fees                                                                 17,85,000            17,85,000
      certification charges                                                       2,00,000             2,00,000
      other services                                                                     -             4,50,000
      out-of-pocket expenses                                                      2,00,000             2,00,000
    Bad loans and advances written off                                               4,141             3,13,050
    Bad debts written off                                                        27,70,254          1,59,20,938
    Provision for doubtful loans and advances                                     7,11,816                    -
    Provision for bad and doubtful debts                                      19,27,45,549            94,03,099
    Freight charges                                                              55,72,484            23,84,004
    Professional membership and seminar participation fees                     2,17,10,613            75,30,693
    Marketing expenses                                                         4,26,87,545          2,94,50,685
    Postage and courier                                                        2,27,86,459          1,37,56,638
    Books and periodicals                                                      1,69,10,978            77,13,886
    Commission to non-whole time directors                                       59,22,049            48,17,800
    Sales promotion expenses                                                     70,16,656            26,70,973
    Transaction processing fee and filing fees                                 1,52,76,339             3,69,846
    Research grants                                                            1,00,00,000          1,03,00,000

    Other miscellaneous expenses                                               2,60,44,880            53,34,177
------------------------------------------------------------------------------------------------------------------------------
                                                                             177,54,70,971         69,48,50,282
==============================================================================================================================

 Schedules to the Balance Sheet and Profit and Loss Account
--------------------------------------------------------------------------------
13.  SIGNIFICANT ACCOUNTING POLICIES AND NOTES ON ACCOUNTS

Company overview

Infosys Technologies Limited ("Infosys" or "the company") is a publicly-held company providing information technology ("IT") solutions principally to Fortune 500 and emerging new economy companies. Infosys' range of services includes IT consulting, IT architecture, application development, e-commerce and Internet consulting, and software maintenance. In addition, the company develops and markets certain software products. Headquartered in Bangalore, India, Infosys has 16 state-of-the-art offshore software development facilities located throughout India that enables it to provide high quality, cost-effective services to clients in a resource-constrained environment. The company also has offices in North America, Europe and Asia.

13.1 Significant accounting policies

     13.1.1  Basis of preparation of financial statements

     The financial statements are prepared under the historical cost convention, in accordance with Indian Generally Accepted Accounting Principles ("GAAP") comprising the mandatory accounting standards issued by the Institute of Chartered Accountants of India and the provisions of the Companies Act, 1956, on the accrual basis, as adopted consistently by the company.

     The preparation of the financial statements in conformity with GAAP requires that the management of the company ("Management") make estimates and assumptions that affect the reported amounts of revenue and expenses of the year, reported balances of assets and liabilities, and disclosures relating to contingent assets and liabilities as of the date of the financial statements. Examples of such estimates include expected development costs to be incurred to complete software contracts, provision for doubtful debts, future obligations under employee retirement benefit plans and the useful lives of fixed assets. Actual results could differ from those estimates.

     13.1.2 Revenue recognition

     Revenue from software development on time-and-materials contracts is recognized based on software developed and billed to clients as per the terms of specific contracts. On fixed-price contracts, revenue is recognized based on milestones achieved as specified in the contracts on the proportionate-completion method on the basis of the work completed. Revenue from rendering Annual Technical Services ("ATS") is recognized proportionately over the period in which services are rendered. Revenue from the sale of licenses for the use of software applications is recognized on transfer of the title in the user license. Interest on deployment of surplus funds is recognized using the time-proportion method, based on interest rates implicit in the transaction. Dividend income is recognized when the company's right to receive dividend is established. Revenue from the sale of special import licenses is recognized when the company transfers the licenses.

     13.1.3  Expenditure

     The cost of software purchased for use in software development and services is charged to revenue in the year the software is acquired. Project costs in the nature of salaries, travel and other expenses incurred on fixed price contracts, where milestones are yet to be reached, are classified as "Costs in excess of billings" in the balance sheet. Provisions are made for all known losses and liabilities, future unforeseeable factors that may affect the profit on fixed-price software development contracts, and also towards likely expenses for providing post-sales client support on fixed-price contracts. The leave encashment liability of the company is provided on the basis of an actuarial valuation.

     13.1.4  Fixed assets

     Fixed assets are stated at cost, after reducing accumulated depreciation until the date of the balance sheet. Direct costs are capitalized until the assets are ready for use and include financing costs relating to any specific borrowing attributable to the acquisition of the fixed assets.

     13.1.5  Capital work-in-progress

     Advances paid to acquire fixed assets and the cost of assets not put to use before the year-end are disclosed under capital work-in-progress.

     13.1.6  Depreciation

     Depreciation on fixed assets is determined using the straight-line method based on useful lives of assets as estimated by Management. Depreciation for assets purchased / sold during the year is proportionately charged. Individual assets acquired for less than Rs. 5,000 are entirely depreciated in the year of acquisition. Management estimates the useful lives for the various fixed assets as follows:

         Buildings               15 years
         Plant and machinery     5 years
         Computer equipment      2-5 years
         Furniture and fixtures  5 years
         Vehicles                5 years

     13.1.7  Retirement benefits to employees

     13.1.7a Gratuity

     In accordance with the Payment of Gratuity Act, 1972, Infosys provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering eligible employees. The Gratuity plan provides a lump sum payment to vested employees at retirement, death, incapacitation or termination of employment, of an amount based on the respective employee's salary and the years of employment with the company.

     The company established the Infosys Technologies Limited Employees' Gratuity Fund Trust (the "Trust") in 1997, until which the company made contributions to a gratuity plan managed by the Life Insurance Corporation of India. Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which the company contributes to the Trust. Trustees administer the contributions made to the Trust. The funds contributed to the Trust are invested in specific designated securities as mandated by law and generally comprise central and state government bonds and debt instruments of government owned corporations.

     13.1.7b Superannuation

     Apart from being covered under the Gratuity Plan described above, certain employees of Infosys are also participants of a defined contribution plan. The company makes monthly contributions to the superannuation plan (the "Plan") based on a specified percentage of each covered employee's salary. The company has no further obligations under the Plan beyond its monthly contributions.

     13.1.7c  Provident fund

     In addition to the above benefits, eligible employees receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to this provident fund plan equal to a specified percentage of the covered employee's salary.

     Infosys established a Provident Fund Trust in 1996 to which a part of the contributions are made each month. Prior thereto, the company made contributions to the provident fund plan administered by the Government of India. The remainders of the contributions are made to the Government administered provident fund. The company has no further obligations under the provident fund plan beyond its monthly contributions.

     13.1.8   Research and development

     Revenue expenditure incurred on research and development is charged off as incurred. Capital expenditure incurred on research and development is depreciated over the estimated useful lives of the related assets.

     13.1.9   Foreign currency transactions

     Sales made to overseas clients and collections deposited in foreign currency bank accounts are recorded at the exchange rate as of the date of the respective transactions. Expenditure in foreign currency is accounted at the exchange rate prevalent when such expenditure is incurred. Disbursements made out of foreign currency bank accounts are reported at a rate that approximates the actual monthly rate. Exchange differences are recorded when the amount actually received on sales or actually paid when expenditure is incurred is converted into Indian Rupees. The exchange differences arising on foreign currency transactions are recognized as income or expense in the year in which they arise.

     Fixed assets purchased at overseas offices are recorded at cost, based on the exchange rate as of the date of purchase. The charge for depreciation is determined as per the company's accounting policy.

     Current assets and current liabilities denominated in foreign currency are translated at the exchange rate prevalent at the date of the balance sheet. The resulting difference is also recorded in the profit and loss account. In the case of forward contracts, the difference between the forward rate and the exchange rate on the date of the transaction is recognized as income or expense over the life of the contract.

     13.1.10  Investments

     Trade investments refer to the investments made with the aim of enhancing the company's business interests in software development and services. The investments are classified as current investments or long-term investments. Current investments are carried at the lower of cost and fair value. Cost for overseas investments comprises the Indian Rupee value of the consideration paid for the investment. Provisions are recorded for any decline in the carrying value as of the balance sheet date.

     Long-term investments are carried at cost and provisions recorded to recognize any decline, other than temporary, in the carrying value of such investment.

     The investment in the subsidiary is accounted on the cost method, whereby, the investment is carried at cost and the company recognizes only dividends received from the subsidiary as income in the profit and loss account. Provisions are recorded to recognize any decline, other than temporary, in the carrying value of the investment.

     13.1.11  Income tax

     Provision is made for income tax annually based on the tax liability computed after considering tax allowances and exemptions. Provisions are recorded as considered appropriate for matters under appeal due to disallowances or for other reasons.

     13.1.12  Earnings per share

     The earnings considered in ascertaining the company's earnings per share comprises the net profit after tax and includes the post-tax effect of any extra-ordinary items. The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the year. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares which could have been issued on the conversion of all dilutive potential equity shares. Dilutive potential equity shares are deemed converted as of the beginning of the year, unless they have been issued at a later date. The diluted potential equity shares have been adjusted for the proceeds receivable had the shares been actually issued at fair value (i.e. the average market value of the outstanding shares). The number of shares and potentially dilutive equity shares are adjusted for stock splits and bonus shares, as appropriate.

     13.1.13  New accounting standards

     The Institute of Chartered Accountants of India ("ICAI") has issued accounting standards on segment reporting, related party disclosures and earnings per share that are applicable to the financial statements of the company, and are mandatory effective accounting period commencing on April 1, 2001. The ICAI has also submitted an exposure draft on accounting for taxes on income, which is also proposed to be made mandatory effective April 1, 2001. The company has evaluated the effect of these standards becoming mandatory and adopted the accounting standards on segment reporting, related party disclosures and earnings per share, and provides pro-forma information in relation to the exposure draft on accounting for income taxes in these financial statements.

     Although Yantra Corporation, USA, is a subsidiary of Infosys as per Section 4 of the Companies Act, 1956, the financial statements have not been consolidated since the company does not have controlling interest envisaged by the accounting standard on consolidated financial statements also issued by the ICAI for mandatory compliance effective April 1, 2001.

13.2 Notes on accounts

     The previous year's figures have been recast / restated, wherever necessary, to conform to the current year's classification.

     13.2.1   Capital commitments and contingent liabilities

     a. The estimated amount of contracts remaining to be executed on capital account, and not provided for (net of advances) is Rs. 158,25,35,171 as at March 31, 2001 (previous year - Rs. 80,31,29,007).

     b. The company has outstanding guarantees and counter guarantees of Rs. 6,83,05,000 as at March 31, 2001, to various banks, in respect of the guarantees given by the banks in favor of various government authorities (previous year - Rs. 5,26,30,000).

     c. Claims against the company, not acknowledged as debts, amounted to Rs. 8,75,532 as at March 31, 2001 (previous year - Rs. 32,89,661).

     d. Outstanding forward contracts amounted to US$ 20,000,000 (approximately Rs. 93,12,00,000 at year-end exchange rates) at March 31, 2001 (previous year - US$ Nil).

     13.2.2   Quantitative details

     The company is engaged in the development and maintenance of computer software. The production and sale of such software cannot be expressed in any generic unit. Hence, it is not possible to give the quantitative details of sales and certain information as required under paragraphs 3, 4C and 4D of part II of Schedule VI to the Companies Act, 1956.

     13.2.3   Imports on the Cost, Insurance and Freight basis

                                                                                                         in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
     Capital goods                                                           113,56,33,008         37,47,31,691
     Software packages                                                         1,67,88,389          2,54,95,652
------------------------------------------------------------------------------------------------------------------------------

     13.2.4  Earnings in foreign exchange (on the receipts basis)

                                                                                                         in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
     Income from software development services and products                 1708,67,49,891        833,29,73,465
     Interest received on deposits with banks                                 19,55,81,989         18,42,65,368
------------------------------------------------------------------------------------------------------------------------------

     Expenditure in foreign currency (on the payments basis)

                                                                                                          in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
     Travel expenses                                                         107,69,86,908         70,29,13,532

     Professional charges                                                     14,63,89,491          4,51,95,637
     Other expenditure incurred overseas for software development            489,94,99,776        221,74,57,133
------------------------------------------------------------------------------------------------------------------------------

     Net earnings in foreign currency (on the receipts and payments basis)

                                                                                                         in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
     Net earnings in foreign exchange                                       1115,94,55,705        555,16,72,531
------------------------------------------------------------------------------------------------------------------------------

     13.2.5  Depreciation on assets costing less than Rs. 5,000 each

     During the year, the company charged depreciation at 100% in respect of assets costing less than Rs. 5,000 each, amounting to Rs. 34,99,43,502 (previous year - Rs. 13,21,59,074).

     13.2.6 Managerial remuneration paid to the chairman, managing director and whole-time directors in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                                    2001 *                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Salary                                                                    1,54,84,785            38,00,059
     Contribution to provident fund and other funds                              18,29,116            12,08,855
     Perquisites                                                                 89,20,426            37,32,482
     -------------------------------------------------------------------------------------------------------------------------

     * includes the remuneration paid to three directors who were co-opted into the board on May 27, 2000.

     Mr. Phaneesh Murthy, a whole-time director, is also a non-resident. Approval of the Central Government for the remuneration payable to him is awaited.

     13.2.7  Managerial remuneration paid to non-whole-time directors in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Commission                                                                  59,22,049            48,17,800
     Sitting fees                                                                 2,57,000               92,000
     Reimbursement of expenses                                                    9,09,070            10,13,703
     -------------------------------------------------------------------------------------------------------------------------

     Computation of net profit in accordance with Section 349 of the Companies Act, 1956, and calculation of commission payable to non-whole time directors in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Net profit after tax from ordinary activities                           623,31,92,341        285,94,85,819
     Add:
     1. Whole-time directors remuneration                                      2,62,34,327            87,41,396
     2. Directors sitting fees                                                    2,57,000               92,000
     3. Commission to non-whole time directors                                   59,22,049            48,17,800
     4. Provision for bad and doubtful debts                                  19,27,45,549            94,03,099
     5. Provision for bad loans and advances                                      7,11,816                   --
     6. Provision on investments                                              15,28,98,608                   --
     7. Depreciation as per the books of account                             112,89,45,152         53,23,27,389
     8. Provision for taxation                                                72,71,00,000         39,70,00,000
     -------------------------------------------------------------------------------------------------------------------------
                                                                             846,80,06,842        381,18,67,503
     Less:
     Depreciation as envisaged under section 350 of the Companies Act *      112,89,45,152         39,86,14,483
     -------------------------------------------------------------------------------------------------------------------------
     Net profit on which commission is payable                               733,90,61,690        341,32,53,020
     -------------------------------------------------------------------------------------------------------------------------

     Commission payable to non-whole-time directors:
     Maximum allowed as per Companies Act, 1956 at 1%                          7,33,90,617           341,32,530
     Maximum as approved by the shareholders at 0.5%                           3,66,95,309          1,70,66,265
     Commission approved by the board                                            59,22,049            48,17,800
     -------------------------------------------------------------------------------------------------------------------------

     *The company depreciates fixed assets based on estimated useful lives that are lower than those implicit in Schedule XIV of the Companies Act, 1956. Accordingly, the rates of depreciation used by the company are higher than the minimum rates prescribed by Schedule XIV.

     13.2.8  Exchange differences

                                                                                                          in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Gains on the translation of foreign currency deposits                    20,17,12,483          9,93,27,075
     Net realized and unrealized exchange gains - others                      19,45,83,779          8,76,31,024
     Total net realized and unrealized gains                                  39,62,96,262         18,69,58,099
     -------------------------------------------------------------------------------------------------------------------------

     Total realized and unrealized exchange gains comprise, gains on the translation of foreign currency deposits which is classified as "other income" and net realized and unrealized exchange gains, which are classified as "Income from software development services and products - overseas".

     13.2.9  Research and development expenditure

                                                                                                          in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Capital                                                                   2,14,29,903            15,27,500
     Revenue                                                                  14,97,08,196          8,07,35,940
     Total research and development expenses                                  17,11,38,099          8,22,63,440
     -------------------------------------------------------------------------------------------------------------------------

     13.2.10  Provision for contingencies

     The company had instituted a contingency plan effective October 1, 1998 and made a total provision of Rs. 9,99,00,000 to meet any possible disruption in client support due to the Year 2000 impact on the technology and communication infrastructure provided to the company by its vendors. In the year ended March 31, 2000, Rs. 2,42,29,154 was spent towards the Year 2000 transition effort, which was set off against the provision and the remainder of Rs. 7,56,70,846 was written back to the profit and loss account.

     13.2.11  Provision for e-inventing the company

     The company made a provision of Rs. 3,50,00,000 for the quarter ended September 30, 1999 towards e-inventing the company. Until March 31, 2000 the company had incurred Rs. 3,10,99,023 towards e-inventing Infosys, which was set-off against the provision earlier made. The remainder of Rs. 39,00,977 was incurred and set-off against this provision during the first quarter of the current year.

     13.2.12  Unearned revenue

     Unearned revenue as of March 31, 2001 amounting to Rs. 34,82,60,201 (previous year Rs. 17,56,71,963) primarily consists of client billings on fixed-price, fixed-time-frame contracts for which the related costs have not yet been incurred.

     13.2.13  Dues to small-scale industrial undertakings

     As of March 31, 2001, the company had no outstanding dues to small-scale industrial undertakings (previous year Rs. Nil).

     13.2.14 Balance of unutilized money raised by issue of American Depositary Shares

     During the year ended March 31, 1999, Infosys made an Initial Public Offering of American Depositary Shares ("ADS"), of US$ 70,380,000, equivalent to Rs. 296,86,00,000. The issue proceeds net of expenses of Rs. 19,68,00,000 were entirely utilized as of the balance sheet date. The unutilized ADS proceeds as at March 31, 2001 is Rs. nil (Rs. 140,99,00,000 as at March 31, 2000).

     13.2.15  Stock option plans

     The company currently has three stock option plans. These are summarized below.

     1994 Stock Offer Plan ("the 1994 Plan")

     As of March 31, 2001, 2,57,400 shares were outstanding with the Employee Welfare Trust and options to acquire 3,30,000 shares are outstanding with the employees under the 1994 Plan. These options were granted at an exercise price of Rs. 50 (post split) per option. Additionally, the number of shares earlier issued to employees subject to lock-in-period is 14,21,200 shares.

     1998 Stock Option Plan ("the 1998 Plan")

     The company's 1998 Stock Option Plan ("the 1998 Plan") provides for the grant of non-statutory stock options and incentive stock options to employees. The board of directors approved the 1998 Plan in December 1997 and the company's shareholders approved the plan in January 1998. A total of 16,00,000 equity shares corresponding to 32,00,000 ADSs are currently reserved for issue pursuant to the 1998 Plan. The Government of India approved the 1998 Plan, subject to a limit of 14,70,000 equity shares, representing 29,40,000 ADSs, to be issued under the plan. These options may be issued at an exercise price that is not less than 90% of the fair market value of the underlying equity share on the date of the grant. The 1998 Plan will terminate in January 2008, unless terminated earlier. All options under the 1998 Plan are exercisable for ADSs representing equity shares. The compensation committee comprising members of the board of directors administers the 1998 Plan.

     -------------------------------------------------------------------------------------------------------------------------
     Number of options granted, exercised and forfeited                               2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Options granted, beginning of year                                           6,89,500             4,19,000
     Granted during the year                                                      9,64,840             2,94,300
     Exercised during the year                                                      12,434               23,800
     Forfeited during the year                                                      76,400                   --
     Options granted, end of year                                                15,65,506             6,89,500
     -------------------------------------------------------------------------------------------------------------------------
     Weighted average exercise price                                             US$ 90.98            US$ 58.53
                                                                                 Rs. 4,236            Rs. 2,552
     -------------------------------------------------------------------------------------------------------------------------

     1999 Stock Option Plan ("the 1999 Plan")

     In fiscal 2000, the company instituted the 1999 Plan. The shareholders and the board of directors approved the 1999 Plan in June 1999. The 1999 Plan provides for the issue of 66,00,000 equity shares to the employees. A compensation committee comprising a maximum of five members, the majority of whom are independent directors on the board of directors, administers the 1999 Plan. Under the 1999 Plan, options will be issued to employees at an exercise price, which shall not be less than the fair market value. Fair market value is the closing price of the company's shares in the stock exchange where there is the highest trading volume on a given date and if the shares are not traded on that day, the closing price on the next trading day.

     Under the 1999 Plan, options may be issued to employees at exercise prices that are less than fair market value only if specifically approved by the members of the company in a general meeting.

     -------------------------------------------------------------------------------------------------------------------------
     Number of options granted, exercised and forfeited                               2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Options granted, beginning of year                                          10,06,800                   --
     Granted during the year                                                     19,57,830            10,14,500
     Exercised during the year                                                       1,200                   --
     Forfeited during the year                                                    1,69,450                7,700
     Options granted, end of year                                                27,93,980            10,06,800
     -------------------------------------------------------------------------------------------------------------------------
     Weighted average exercise price                                             Rs. 5,572            Rs. 4,268
     -------------------------------------------------------------------------------------------------------------------------

     13.2.16 Pro-forma disclosures relating to the Employee Stock Option Plans ("ESOPs")

     The Securities and Exchange Board of India (SEBI) issued the Employee Stock Option Scheme and Employee Stock Purchase Scheme Guidelines in 1999, which is applicable to all stock option schemes established on or after June 19, 1999. In accordance with these guidelines, the excess of the market price of the underlying equity shares as of the date of the grant of the options over the exercise price of the options, including up-front payments, if any, is to be recognized and amortized on a straight-line basis over the vesting period. All options under the 1998 and 1999 stock option plans have been issued at fair market value, hence, there are no compensation costs.

     The company's 1994 stock option plan was established prior to the SEBI guidelines on stock options.

     Had the stock compensation costs for this stock option plan been determined as per the guidelines issued by SEBI, the company's reported net profit would have been reduced to the pro forma amounts indicated below.

                                                                                                          in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
------------------------------------------------------------------------------------------------------------------------------
     Net profit:
     - As reported                                                           628,81,36,341        293,51,56,665
     - Adjusted pro forma                                                    605,55,42,584        271,34,60,717
------------------------------------------------------------------------------------------------------------------------------

     13.2.17  Provision for taxation

     The company's profits from export activities are partly deductible from taxable income. However, most of Infosys' operations are conducted through 100% Export Oriented Units ("EOU"), which are entitled to a tax holiday for a period of ten years from the date of commencement of operations. The Government of India amended the tax incentive available to companies operating through EOUs. The tenure of tax exemption available to such companies is restricted to 10 consecutive years commencing from the earlier of the fiscal year in which the unit commences software development and March 31, 2000. Additionally, export-related tax deductions apart from the 100% EOU scheme earlier described are being phased out by fiscal 2004. The provision for taxation includes tax liabilities in India on the company's global income as reduced by exempt incomes and any tax liabilities arising overseas on income sourced from those countries.

     13.2.18 Cash and bank balances

     The cash and bank balances include interest accrued but not due on fixed deposits amounting to Rs.1,94,43,708 for the year ended March 31, 2001 (previous year - Rs. 94,92,514).

     13.2.19  Loans and advances

     Advances mainly comprises prepaid travel and per-diem expenses and advances to vendors for current assets. Deposits with financial institutions and a body corporate comprise:

                                                                                                          in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                                      2001                 2000
     -------------------------------------------------------------------------------------------------------------------------
     Deposits with financial institutions:
       Housing Development Finance Corporation Limited                        50,87,03,015         25,50,19,994
       ICICI Limited                                                          50,87,01,373         25,75,52,742
       IDBI Limited                                                           40,35,30,424                   --
     Deposits with body corporate:
       G E Capital Services India Limited                                     50,58,17,345         25,32,29,129
     -------------------------------------------------------------------------------------------------------------------------
                                                                             192,67,52,157         76,58,01,865
     -------------------------------------------------------------------------------------------------------------------------

     The above amounts include interest accrued but not due amounting to Rs. 2,67,52,157 (previous year - s. 1,58,01,863).

     The financial institutions and the body corporate have superior credit ratings from a premier credit rating agency in the country.

     Mr. Deepak M. Satwalekar, Director, is also director of HDFC. Mr. N. R. Narayana Murthy, Chairman and CEO, and Prof. Marti G. Subrahmanyam, Director, are also directors in ICICI Limited. Except as directors in these financial institutions, these persons have no direct interest in these transactions.

     13.2.20  Current liabilities

     Sundry creditors for other liabilities represent mainly the retention amounts payable to the vendors, and amounts accrued for various other operational expenses.

     13.2.21  Fixed assets

     The company has entered into lease-cum-sale agreements to acquire certain properties. In accordance with the terms of these agreements, the company has the option to purchase the properties outright at the expiry of the lease period. The company has already paid 99% of the value of the properties at the time of entering into the lease-cum-sale agreements. These amounts are disclosed as Land - lease-hold under Fixed assets in the financial statements.

     13.2.22  Transfer of intellectual property rights

     During the year, the company transferred its intellectual property rights in Onscan-a web-focused wireless-enabled notification product, to OnMobile Systems Inc. (formerly Onscan Inc.), USA, a company incubated by Infosys as part of its ongoing effort to encourage and promote budding entrepreneurs among its employees. The product was transferred for a gross consideration of Rs. 8,93,40,000 (US$ 2 million), received as equity, preferred voting and preferred non-voting securities in OnMobile Systems Inc. The income arising out of the transfer of Rs. 5,49,44,000 (net of tax) is disclosed as an extraordinary item.

     13.2.23  Investments

     PurpleYogi Inc., USA

     During the year, the company made a strategic investment of Rs. 2,33,34,992 comprising 2,76,243 fully paid Series D Convertible Preferred Stock, par value of US$ 0.001 each, at US$ 1.81 each in PurpleYogi Inc., USA. PurpleYogi Inc. is a developer of infrastructure software for information management, related to empowering networks to enable next generation content management and enterprise knowledge management solutions.

     M-Commerce Ventures Pte. Ltd., Singapore

     The company has a commitment to invest an aggregate amount of Singapore $ ("S$") 1,000,000 in M-Commerce Ventures Pte Ltd ("MCV"), a Singapore based venture fund. As at December 31, 2000, the company had made an investment of Rs. 1,84,47,700 (equivalent to S$ 700,000), and acquired 70 capital units in MCV. Each unit in MCV represents one ordinary share of S$ 1 each, issued at par, and nine redeemable preference shares at a par value of S$ 1 each, with a premium of S$ 1,110 per redeemable preference share. MCV is promoted by the Economic Development Board, Singapore and intends to focus on companies offering mobile portals, personal information management and messaging, bandwidth optimization and other key enablers of m-commerce.

     EC Cubed Inc., USA

     During the year, EC Cubed Inc., USA ("EC Cubed"), one of the companies in which Infosys had made a strategic investment, filed for liquidation. Pending the conclusion of liquidation proceedings, the company has provided for the entire investment, amounting to Rs. 13,08,00,000 in its profit and loss account.

     Alpha Thinx Mobile Phone Services AG, Austria

     During the year, the company invested Rs. 2,20,98,608 (equivalent to <128> 555,800) and acquired 27,790 bearer shares of nominal value <128> 1 each, at an issue price of <128> 20 per share in Alpha Thinx Mobile Phone Services AG ("Alpha Thinx"), a Vienna-based company. Due to adverse market conditions and non-availability of additional funding, the company filed for liquidation. Pending the conclusion of liquidation proceedings, the company has provided for the entire investment, amounting to Rs. 2,20,98,608, in its profit and loss account.

     Asia Net Media BVI Ltd., the British Virgin Islands

     During the year, the company invested Rs. 6,84,75,000 (equivalent to US$ 1,500,000) and acquired 3,00,00,000 Ordinary Shares of par value US$ 0.01 each, at an issue price of US$ 0.05 per Ordinary Share in Asia Net Media BVI Limited ("Asia Net"). Asia Net intends to leverage under-exploited offline brands in media and entertainment by delivering them through online channels, and to establish a synergistic network of companies in this space.

     CiDRA Corporation, USA

     During the year, the company made a strategic investment of Rs. 13,40,08,660 comprising 33,333 fully paid Series D Convertible Preferred Stock, par value of US$ 0.01 each, at US$ 90 each in CiDRA Corporation, USA. CiDRA

     Corporation is a developer of photonic devices for high-precision wavelength management and control for next-generation optical networks.

     13.2.24  Segment reporting

     The company's operations predominantly relate to providing IT services, delivered to customers globally operating in various industry segments. Accordingly, IT service revenues represented along industry classes comprise the primary basis of segmental information set out in these financial statements. Secondary segmental reporting is performed on the basis of the geographical location of customers.

     The accounting principles consistently used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, are as set out in the note of significant accounting policies.

     Industry segments at the company are primarily -- financial services comprising customers providing banking, finance and insurance services; manufacturing companies; companies in the telecommunications and the retailing industries; and others such as utilities, transportation and logistics companies.

     Revenue and direct expenses in relation to segments are categorized based on items that are individually identifiable to that segment, while the remainder of the costs are categorized in relation to the associated turnover of the segment. Certain expenses such as depreciation, which form a significant component of total expenses, are not specifically allocable to specific segments as the underlying services are used interchangeably. Management believes that it is not practical to provide segment disclosures relating to those costs and expenses, and accordingly these expenses are separately disclosed as "unallocated" and adjusted only against the total income of the company.


     Fixed assets used in the company's business or liabilities contracted have not been identified to any of the reportable segments, as the fixed assets and services are used interchangeably between segments. Management believes that it is currently not practicable to provide segment disclosures relating to total assets and liabilities since a meaningful segregation of the available data is onerous.

     Customer relationships are driven based on the location of the respective clients. North America comprises the United States of America, Canada and Mexico; Europe includes continental Europe (both the east and the west), Ireland and the United Kingdom; and the Rest of the World comprising all other places except, those mentioned above and India.

     Geographical revenues are segregated based on the location of the customer who is invoiced or in relation to which the revenue is otherwise recognized.

     13.2.25  Related party transactions

     The company entered into related party transactions during the year with Yantra Corporation, USA, the subsidiary of the company and key management personnel.

     The transactions with Yantra comprise sales of Rs. 19,64,85,967 during the year ended March 31, 2001 (previous year - Rs. 11,40,18,373). The outstanding dues from the subsidiary are as set out in schedule 5, Sundry debtors, to the financial statements.

     Key management personnel are non-director officers of the company, who have the authority and responsibility for planning, directing and controlling the activities of the company. The loans and advances receivable from non-director officers is stated in schedule 7, Loans and advances, to the financial statements.

     13.2.26  Provisions for doubtful debts

     Periodically, management evaluates all customer dues to the company for collectibility. The need for provisions is assessed based on various factors including collectibility of specific dues, risk perceptions of the industry in which the customer operates, general economic factors, which could affect the customer's ability to settle. The company normally provides for debtor dues outstanding for 180 days or longer. For the year ended March 31, 2001, the company has provided for doubtful debts of Rs. 8,55,48,753 (previous year Rs. Nil) on dues from certain customers although the outstanding amounts were less than 180 days old, since the amounts were considered doubtful of recovery. Management continues pursuing the parties for recovery of the dues, in part or full.

     13.2.27  Dividends remitted in foreign currencies

     The company remits dividends in foreign currency only in respect of the holders of American Depository Shares ("ADS holders") to the depositary bank in Indian rupees. The depositary bank is the sole registered shareholder on record for all owners of the company's ADSs. Particulars of dividends remitted are as follows:

     --------------------------------------------------------------------------------------------------------------
     Particulars                               Number of shares to which                 Year ended March 31,
                                                 the dividends relate                 2001                 2000
                                                                              Amount (Rs.)         Amount (Rs.)
     --------------------------------------------------------------------------------------------------------------
     Final dividend for fiscal 1999                   10,35,000                          -            62,10,000
     Interim dividend for fiscal 2000                 10,35,000                          -            31,05,000
     Final dividend for fiscal 2000                   20,81,900                  62,11,810                    -
     Interim dividend for fiscal 2001                 20,82,567                  52,06,417                    -
     --------------------------------------------------------------------------------------------------------------
                                                                               1,14,18,227            93,15,000
     --------------------------------------------------------------------------------------------------------------

Industry segments

Year ended March 31, 2001                                                                                                 in Rs.
----------------------------------------------------------------------------------------------------------------------------------
                                 Financial services  Manufacturing         Telecom         Retail         Others           Total
----------------------------------------------------------------------------------------------------------------------------------
Revenues                             640,77,55,042   338,84,20,263   350,11,16,331  172,86,39,345  397,97,27,826  1900,56,58,807
Identifiable operating expenses      225,87,90,591   130,66,14,108    88,39,38,378   54,74,24,303  120,92,12,385   620,59,79,765
Allocated expenses                   177,68,81,844    90,69,15,538    93,89,68,074   46,30,82,749  106,54,09,651   515,12,57,856
----------------------------------------------------------------------------------------------------------------------------------
Segmental operating income           237,20,82,607   117,48,90,617   167,82,09,879   71,81,32,293  170,51,05,790   764,84,21,186
Unallocable expenses                                                                                               128,18,43,760
Operating income                                                                                                   636,65,77,426
Other income (expense), net                                                                                         59,37,14,915
Net profit before taxes                                                                                            696,02,92,341
Income taxes                                                                                                        72,71,00,000
----------------------------------------------------------------------------------------------------------------------------------
Net profit after taxes                                                                                             623,31,92,341
----------------------------------------------------------------------------------------------------------------------------------

Year ended March 31, 2000                                                                                                in Rs.
----------------------------------------------------------------------------------------------------------------------------------
                                 Financial services  Manufacturing         Telecom         Retail         Others           Total
----------------------------------------------------------------------------------------------------------------------------------
Revenues                             265,30,85,370   202,83,52,254   135,55,15,518   93,73,76,882  184,89,06,949   882,32,36,973
Identifiable operating expenses      101,19,71,503    75,67,92,632    40,28,62,023   27,76,93,104   66,64,12,833   311,57,32,095
Allocated expenses                    69,37,68,066    50,86,57,287    34,03,02,435   23,63,91,743   46,26,83,234   224,18,02,765
----------------------------------------------------------------------------------------------------------------------------------
Segmental operating income            94,73,45,801    76,29,02,335    61,23,51,060   42,32,92,035  71,98,10,882    346,57,02,113
Unallocable expenses                                                                                                60,06,27,389
Operating income                                                                                                   286,50,74,724
Other income (expense), net                                                                                         39,14,11,095
Net profit before taxes                                                                                            325,64,85,819
Income taxes                                                                                                        39,70,00,000
----------------------------------------------------------------------------------------------------------------------------------
Net profit after taxes                                                                                             285,94,85,819
----------------------------------------------------------------------------------------------------------------------------------

Geographic segments

Year ended March 31, 2001                                                                                         in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                   North America           Europe            India    Rest of the World            Total
------------------------------------------------------------------------------------------------------------------------------
Revenues                          1396,90,84,594    358,05,91,607     26,53,92,386        119,05,90,220   1900,56,58,807
Identifiable operating expenses    443,71,64,129    125,44,88,260      8,95,83,246         42,47,44,130    620,59,79,765
Allocated expenses                 377,03,71,740     96,78,27,796      8,59,85,652         32,70,72,668    515,12,57,856
--------------------------------------------------  --------------------------------------------------------------------------
Segmental operating income         576,15,48,725    135,82,75,551      8,98,23,488         43,87,73,422    764,84,21,186
Unallocable expenses                                                                                       128,18,43,760
Operating income                                                                                           636,65,77,426
Other income (expense), net                                                                                 59,37,14,915
Net profit before taxes                                                                                    696,02,92,341
Income taxes                                                                                                72,71,00,000
------------------------------------------------------------------------------------------------------------------------------
Net profit after taxes                                                                                     623,31,92,341
------------------------------------------------------------------------------------------------------------------------------

Year ended March 31, 2000                                                                                         in Rs.
------------------------------------------------------------------------------------------------------------------------------
                                   North America           Europe            India    Rest of the World            Total
------------------------------------------------------------------------------------------------------------------------------
Revenues                           688,38,28,204    130,36,56,209     12,62,56,042         50,94,96,518    882,32,36,973
Identifiable operating expenses    233,90,25,514     54,42,04,124      3,92,29,204         19,32,73,253    311,57,32,095
Allocated expenses                 173,76,61,289     33,01,22,096      4,52,76,088         12,87,43,292    224,18,02,765
------------------------------------------------------------------------------------------------------------------------------
Segmental operating income         280,71,41,401     42,93,29,989      4,17,50,750         18,74,79,973    346,57,02,113
Unallocable expenses                                                                                        60,06,27,389
Operating income                                                                                           286,50,74,724
Other income (expense), net                                                                                 39,14,11,095
Net profit before taxes                                                                                    325,64,85,819
Income taxes                                                                                                39,70,00,000
Net profit after taxes                                                                                     285,94,85,819
------------------------------------------------------------------------------------------------------------------------------

13.2.28 Reconciliation of basic and diluted shares used in computing earnings per share

------------------------------------------------------------------------------------------------------------------------------
     Particulars                                                                              Year ended March 31,
                                                                                             2001                 2000
------------------------------------------------------------------------------------------------------------------------------
     Number of shares considered as basic weighted average shares outstanding         6,61,52,131          6,61,39,372
     Add: Effect of dilutive issues of shares/stock options                              2,06,180               18,447
     Number of shares considered as weighted average shares
     and potential shares outstanding                                                 6,63,58,311          6,61,57,819
------------------------------------------------------------------------------------------------------------------------------

     13.2.29  Pro-forma disclosures relating to deferred income taxes

     The pro-forma amounts based on the following proposed accounting policy in conformity with the referred exposure draft issued by the ICAI relating to accounting for income taxes is given below.

     Income taxes are computed using the tax effect accounting method, where taxes are accrued in the same period the related revenue and expenses arise. The differences that result between the profit offered for income taxes and the profit as per the financial statements are identified and thereafter a deferred tax asset or deferred tax liability is recorded for timing differences, namely the differences that originate in one accounting period and reverse in another, based on the tax effect of the aggregate amount being considered. The tax effect is calculated on the accumulated timing differences at the end of an accounting period based on prevailing enacted regulations. Deferred tax assets are recognized only if there is reasonable certainty that they will be realized and are reviewed for the appropriateness of their respective carrying values at each balance sheet date.

     Deferred tax assets:

                                                                                                            in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                               2001                        2000
     -------------------------------------------------------------------------------------------------------------------------
     Fixed assets                                                       7,07,25,385                11,55,09,912
     Investments                                                        7,44,36,031                           -
     Others                                                             1,01,42,724                   39,75,433
     -------------------------------------------------------------------------------------------------------------------------
                                                                       15,53,04,140                11,94,85,345
     =========================================================================================================================
     Net profit after tax:
                                                                                                            in Rs.
     -------------------------------------------------------------------------------------------------------------------------
                                                                               2001                        2000
     -------------------------------------------------------------------------------------------------------------------------
     As reported                                                      628,81,36,341               293,51,56,665
     Adjusted pro-forma                                               632,39,55,136               297,20,17,263
     -------------------------------------------------------------------------------------------------------------------------

     When the exposure draft is formally issued by the ICAI and adopted by the company, the cumulative charge or benefit of deferred taxes until April 1, 2001, the effective date of the standard's adoption by the company, will be recorded as an appropriation to accumulated profits, currently estimated by management at Rs. 15,53,04,140, while the deferred tax charge or benefit for the periods commencing from April 1, 2001 will be recorded as a part of the income tax charge on net profits.


Attachment to the Balance Sheet as per Section 212 of the Companies Act, 1956
--------------------------------------------------------------------------------------------------------------------

Consolidated Balance Sheets of Yantra Corporation as at March 31,
                                                                                                            in `000s

                                                                          2001                       2000
                                                                ------------------------   -------------------------
                                                                  USD           Rs.           USD           Rs.
                                                                ----------  ------------   ---------  --------------

ASSETS
 Current assets:
 Cash and cash equivalents                                        30,935       144,03,33     16,844      73,43,98
 Marketable securities                                            10,739        50,00,08          -             -
 Accounts receivable, net of allowances for doubtful               2,475        11,52,36      2,805      12,22,98
  accounts of $335 and $295 at March 31, 2001 and 2000
 Prepaid expenses and other current assets                           932         4,33,94        415       1,80,94
                                                                ----------    -----------  ---------    ----------
  Total current assets                                            45,081       209,89,71     20,064      87,47,90

 Property and equipment, net                                       5,455        25,39,85      2,539      11,07,01
 Other long-term assets                                              950         4,42,32        285       1,24,26
                                                               ----------    ------------  ---------    ----------
 Total assets                                                     51,486       239,71,88     22,888      99,79,17
                                                               ==========    ============  =========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
 Current portion of long-term obligations                          1,977         9,20,49        987       4,30,33
 Accounts payable                                                    949         4,41,85      1,388       6,05,17
 Accrued expenses                                                  3,660        17,04,10      2,836      12,36,50
 Deferred revenue                                                  2,801        13,04,15      3,181      13,86,91
                                                               ----------    ------------  ---------    ----------
 Total current liabilities                                         9,387        43,70,59      8,392      36,58,91
                                                               ----------    ------------  ---------    ----------


 Long-term obligations, excluding current portion                  1,507        7,01,66       3,650      15,91,40
                                                               ----------    -----------   ---------    ----------
 Total liabilities                                                10,894       50,72,25      12,042      52,50,31
                                                               ----------    -----------   ---------    ----------


 Stockholders' equity:
 Redeemable convertible preferred stock, $0.01 par value;
   32,809,864 and 22,717,708 shares authorized;
   30,119,744 and 20,517,241 shares issued and
   outstanding at March 31, 2001 and 2000                         79,200      368,75,52      26,991     117,68,08
 Common stock, $0.01 par value; 75,000,000 and
   50,000,000 shares authorized; 10,989,744 and
   10,080,100 shares issued and outstanding at
   March 31, 2001 and 2000                                           110          51,22         101         44,04

 Additional paid-in capital                                        3,343       15,56,50       2,722      11,86,79
 Notes receivable from stockholders                                 (653)      (3,04,04)       (816)     (3,55,78)
 Accumulated other comprehensive loss                                (35)        (16,30)          -             -
 Accumulated deficit                                             (41,373)    (192,63,27)    (18,152)    (79,14,27)
                                                               ----------    -----------   ---------    ----------
 Total stockholders' equity                                       40,592      188,99,63      10,846      47,28,86
                                                               ----------    -----------   ---------    ----------
 Total liabilities and stockholders' equity                       51,486      239,71,88      22,888      99,79,17
                                                               ==========    ===========   =========    ==========

1. The audited balance sheets of Yantra Corporation are in U.S. dollars and as per US GAAP and, are translated into Indian Rupees at the closing exchange rates on March 31, 2001 and 2000, of US$ 1 = Rs. 46.56 and US$ 1 = Rs. 43.60, respectively.
2. The Department of Company Affairs, Government of India, has granted exemption from the reporting requirements of Section 212 of the Companies Act, 1956, except in the case of the above balance sheets of Yantra Corporation.

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Overview

The financial statements have been prepared in compliance with the requirements of the Companies Act, 1956, and Generally Accepted Accounting Principles (GAAP) in India. There are no material departures from prescribed accounting standards in the adoption of the accounting standards. The management of Infosys accepts responsibility for the integrity and objectivity of these financial statements, as well as for various estimates and judgements used therein. The estimates and judgments relating to the financial statements have been made on a prudent and reasonable basis, in order that the financial statements reflect in a true and fair manner, the form and substance of transactions, and reasonably present the company's state of affairs and profits for the year.

A.  Financial condition

1.  Share capital


------------------------------------------------------------------------------------------------------------------------------
     Year ended March 31,                                          2001                           2000
                                                             Number          Rs.            Number          Rs.
    --------------------------------------------------------------------------------------------------------------------------
     Opening balance at the beginning of the fiscal year   6,61,50,700    33,07,53,500     3,30,69,400   33,06,94,000
     Effect of stock split in February 2000                          -               -     3,30,69,400              -
     Shares issued during the year upon
       conversion of :
       - options issued under 1998 plan                          6,217          31,085          11,900         59,500
       - options issued under 1999 plan                          1,200           6,000               -              -
     Closing balance at the end of the fiscal year         6,61,58,117    33,07,90,585     6,61,50,700   33,07,53,500
     Add: Forfeited shares                                           -           1,500               -          1,500
    --------------------------------------------------------------------------------------------------------------------------
     Total                                                 6,61,58,117    33,07,92,085     6,61,50,700   33,07,55,000
    --------------------------------------------------------------------------------------------------------------------------

     At present, the company has only one class of shares. In February 2000, the company subdivided its equity share of par value Rs. 10 each into two equity shares of par value of Rs. 5 each and the same was approved by the shareholders at the Extraordinary General Meeting held in December 1999. Due to this, the issued, subscribed and outstanding shares increased from 3,30,69,400 shares of par value of Rs. 10 each to 6,61,38,800 shares of par value of Rs. 5 each. The authorized share capital of the company increased from 5,00,00,000 equity shares of Rs. 10 par value per share to 10,00,00,000 equity shares of Rs. 5 par value per share.

     During the year, 20 employees exercised 12,434 ADSs (equivalent to 6,217 equity shares of par value of Rs. 5 each) issued under the 1998 Stock Option Plan. Also, during the year, 22 employees exercised 1,200 equity shares issued under the 1999 Stock Option Plan. Consequently, the issued, subscribed and outstanding shares increased by an additional 7,417 equity shares. In comparison, during the previous year, 17 employees exercised 23,800 ADSs (equivalent to 11,900 equity shares of par value of Rs. 5 each) issued under the 1998 Stock Option Plan leading to an increase in issued, subscribed and outstanding shares by an additional 11,900 equity shares.

2.  Reserves and surplus

     The addition to the share premium account of Rs. 2,37,48,821 during the year is due to the premium received on issue of 7,417 equity shares of par value of Rs. 5 each on exercise of options issued under the 1998 and 1999 Stock Option Plans. During the previous year, an amount of Rs. 1,75,65,777 was added to the share premium account on account of premium received on issue of 11,900 equity shares of par value of Rs. 5 each (equivalent to 23,800 ADSs) on exercise of options issued under the 1998 Stock Option Plan at an exercise price of $ 17 per ADS (adjusted for the stock split of 2:1).

     The reduction in the share premium of Rs. 2,35,06,514 during the previous year relates to expenses incurred on issue of ADSs in March 1999. The total cost related to the issue of American Depositary Shares (ADS) was Rs. 19,68,20,929 (which accounted for 6.65% of the gross issue proceeds) and the details of the same are given below:

     ---------------------------------------------------------------------------
     Nature of expenses                                             Rs.
     ---------------------------------------------------------------------------
     Travel expenses                                          35,91,484
     India advisor's fees                                   1,48,43,142
     Legal and accounting fees                              3,37,04,384
     Registration and filing fee                              30,86,211
     Stamp duty                                               29,88,150
     Underwriters' spread                                  14,28,61,129
     Contribution received from depositary                 (1,19,57,225)
     Printing expenses                                        77,03,654
     ---------------------------------------------------------------------------
                                                           19,68,20,929
     ===========================================================================

     Also, during the previous year, an amount of Rs. 1,01,93,113 was incurred in connection with the registration of the ADS linked stock option plan with the Securities and Exchange Commission, USA and the same was accounted for as a reduction from the share premium account.

3.   Fixed assets

        As of March 31                                                                                             in Rs.
     -------------------------------------------------------------------------------------------------------------------------
     Particulars                                                     2001                 2000         Growth %
     -------------------------------------------------------------------------------------------------------------------------
     Land - free-hold                                         9,03,58,977          1,89,83,650           375.98
          - lease-hold                                       27,58,51,790         19,17,69,406            43.85
     Buildings                                              157,70,54,610         58,90,10,239           167.75
     Plant and machinery                                    112,04,63,007         51,75,81,633           116.48
     Computer equipment                                     223,94,47,475        112,23,85,220            99.53
     Furniture and fixtures                                 100,47,51,161         39,92,10,666           151.68
     Vehicles                                                   35,17,005            13,64,329           157.78
     Total                                                  631,14,44,025        284,03,05,143           122.21
     Less: accumulated depreciation                         244,13,15,982        133,65,20,594            82.66
     Net block                                              387,01,28,043        150,37,84,549           157.36
     Add: capital work-in-progress                          170,65,04,250         56,96,03,505           199.60
     Net fixed assets                                       557,66,32,293        207,33,88,054           168.96
     Depreciation as a % of total revenues                          5.76%                5.78%
     Accumulated depreciation as a % of gross block                38.68%               47.05%
     -------------------------------------------------------------------------------------------------------------------------

     During the year, the company added Rs. 349,66,44,427 to its gross block of assets, including investment in technology assets of Rs. 113,83,99,209. The company also invested Rs. 15,54,57,711 on acquisition of land at Bangalore, Chennai, Pune, Bhubaneswar, Mangalore and Mysore, all in India, for creating software development infrastructure. During the year, the company operationalized new software development centers at Bangalore, Chennai, Pune, Bhubaneshwar and Mangalore, and consequently the investment in buildings increased by Rs. 98,80,44,371. Due to all these new centers being operationalized during the year, technology assets, plant and machinery, and furniture and fixtures increased by Rs. 113,83,99,209, Rs. 60,64,52,428 and Rs. 60,60,03,206 respectively. As of March 31, 2001, the company had 16,65,800 sq.ft. of space capable of accommodating 10,100 professionals and 19,08,200 sq.ft. under construction, which includes 1,50,000 sq.ft. of space for Infosys Leadership Institute which is coming up in Mysore, India.

     During the previous year, the company added Rs. 117,79,35,912 to its gross block, including investment in technology assets of Rs. 37,46,60,063.

     The capital work-in-progress as at March 31, 2001 and 2000 represents advances paid towards acquisition of fixed assets, and the cost of assets not put to use.

     During the year, the company donated 371 computer systems costing Rs. 2,05,09,882 (book value Rs.4) to certain educational institutions and the same is disclosed under the heading Deductions during the year, under both Gross block and Depreciation. The corresponding amount for the previous year was Rs. 1,80,89,383 (book value Nil).

     The company has a capital commitment of Rs. 1,58,25,35,171 as of March 31, 2001, as compared to Rs. 80,31,29,007 as of March 31, 2000. The company believes that it will be able to fund its expansion plans from internal accruals and liquid assets. The company may also take recourse to borrowings to meet its capital expenditure, should it be deemed necessary.

4.   Investments

     4.1  Yantra Corporation

     -------------------------------------------------------------------------------------------------------------------------
     Sl. Particulars                                                        Year of    Investment    Investment
     No                                                                  investment          in $        in Rs.
      -------------------------------------------------------------------------------------------------------------------------
     1.  Investment by way of cash remittance towards issue          March 31, 1996       500,000   1,73,51,600
         of 25,00,000 shares of common stock at $ 0.20 per share,
         par value of $ 0.01 per share
     2.  Investment by way of transfer of product "EAGLE"            March 31, 1997     1,000,000   3,59,00,000
         for a consideration of 50,00,000 shares of common stock
         at $ 0.20 per share, par value of $ 0.01 per share
     3.  Investment by way of cash remittance towards issue          March 31, 1998     1,500,000   5,45,10,000
         of 20,00,000 shares of convertible preferred stock at $ 0.75 per share, par value of $ 0.01 per share
     4.  Sale of 13,63,637 shares of convertible preferred stock     March 31, 1999   (1,022,728) (3,71,65,926)
         at $ 1.10 per share, par value of $ 0.01 per share
     5.  Provision for investments                                   March 31, 1999   (1,977,272) (7,05,95,674)

6.  Balance as on March 31, 2001                                                           -             -
------------------------------------------------------------------------------------------------------------------------------

     On June 14, 1999, Yantra issued Series C Preferred stock amounting to $15.0 million to various unrelated existing and new investors, thereby reducing Infosys' economic interest in Yantra to approximately 25% on a fully diluted basis. In July 2000, Yantra issued Series D Convertible Preferred Stock amounting to $ 49 million, to unrelated existing and new investors, further reducing Infosys' economic interest in Yantra to approximately 16%.

     Mr. S. Gopalakrishnan, Deputy Managing Director of Infosys is a member on the board of Yantra Corporation as of March 31, 2001. Mr. Phaneesh Murthy, member of the board of Infosys, holds 74,992 shares in Yantra Corporation. These shares were issued at a price of $ 0.10 each.

     4.2  EC Cubed Inc.

     During the previous year, an investment of $ 3,000,000 (Rs. 13,08,00,000) was made towards the issue of 13,00,108 shares of Series D Convertible Preferred Stock of par value of $ 0.0001 each of EC Cubed Inc. EC Cubed was founded in 1996 and was engaged in the development and delivery of B2B e-commerce solutions. It was ranked as one of the "Top 100 emerging companies to watch in 2000" by ComputerWorld. Infosys was a strategic IT partner to EC Cubed and participated in its fourth round of funding along with leading venture capitalists. Adverse market conditions resulted in EC Cubed being unable to raise further capital, forcing its liquidation. Pending the conclusion of liquidation proceedings, the company has provided for the entire amount of the investment amounting to Rs. 13,08,00,000.

     Infosys' cumulative billings from EC Cubed Inc. aggregated Rs.23,02,19,800 ($ 5,166,944) and the amount due was Rs. 4,66,91,951 ($ 1,002,834), which was provided for in full during the year.

     4.3  Alpha Thinx Mobile Phone Services AG.

     During the current year, an investment of (Euro) 555,800 (Rs. 2,20,98,608) was made towards the issue of 27,790 bearer shares at (Euro) 20 each, fully paid, par value being (Euro) 1 each, in Alpha Thinx Mobile Phone Services AG ("Alpha Thinx") - a Vienna-based company operating in the wireless Internet space. Adverse market conditions resulted in Alpha Thinx being unable to raise further capital and thus forced its liquidation. Pending the conclusion of liquidation proceedings, the company has provided for the entire amount of the investment amounting to Rs. 2,20,98,608.

     Infosys' cumulative billings from Alpha Thinx aggregated Rs.6,58,32,093 ($ 1,437,532) and the amount due was Rs. 1,48,99,200 ($ 320,000), which was provided for in full during the year.

     4.4  Asia Net Media (BVI) Limited

     During the current year, Infosys invested an amount of $ 1,500,000 (Rs. 6,84,75,000) in Asia Net Media BVI Limited ("Asia Net") towards issue of 3,00,00,000 ordinary shares of par value $ 0.01 each, at an issue price of $ 0.05 per ordinary share. Asia Net intends to leverage under-exploited offline brands in media and entertainment by delivering them through online channels and to establish a synergistic network of companies in this space.

     Infosys' cumulative billings from Billboard Live International (BLI), in which Asia Net Media holds 37% through a fully-owned subsidiary, aggregated Rs.5,31,72,528 ($ 1,189,701) and, as of March 31, 2001, the amount due was
     Rs. 1,87,17,120 ($ 402,000).

     Mr. Ramesh Vangal, a non-executive director of Infosys, is a member on the board of Asia Net Media.

     4.5  CiDRA Corporation

     During the current year, Infosys invested an amount of $ 2,999,970 (Rs. 13,40,08,660) in CiDRA Corporation, USA towards issue of 33,333 fully paid Series D Convertible Preferred Stock, par value of $ 0.01 each, at $ 90 per share. CiDRA is a developer of photonic devices for high-precision wavelength management and control for next-generation optical networks.

     Infosys' cumulative billings from CiDRA aggregated Rs. 9,74,35,821
     ($ 2,138,052) and, as of March 31, 2001, the amount due was Rs. 44,61,379
     ($ 95,820).

     4.6  JASDIC Park Company

     Infosys has invested an amount of Yen 24 million (Rs. 75,38,109) towards the issue of 480 shares of JASDIC Park Company thereby holding a 12.5% equity stake in it. JASDIC is an Indo-Japanese consortium founded by Mr. Kenichi Ohmae, a well-known management strategist, along with a few Japanese companies and three Indian companies including Infosys. The aim of JASDIC is to provide high-quality software services from India for the Japanese market. This is in line with Infosys' strategy to diversify its geographic client base.

     Infosys' cumulative billings from JASDIC aggregated Rs.44,74,19,122 ($ 10,118,993) and, as of March 31, 2001, the amount due was Rs. 4,64,99,841
     ($ 998,708).

     4.7  M-Commerce Ventures Pte. Ltd

     During the current year, Infosys invested an amount of S $ 700,000 (Rs. 1,84,47,700) in M-Commerce Ventures Pte. Ltd., Singapore (MCV), towards the issue of 70 capital units. Each capital unit represents one ordinary share of S$ 1 each, issued at par, and nine redeemable preference shares at a par value S $ 1 each, with a premium of S $ 1,110 per redeemable preference share. MCV is promoted by the Economic Development Board, Singapore and intends to focus on companies offering mobile portals, personal information management and messaging, bandwidth optimization and other key enablers of m-commerce.

     MCV is an incubation fund in the m-commerce space and Infosys has committed to invest an aggregate amount of S$ 1,000,000 in the fund. As of March 31, 2001, Infosys has an investment of S $ 700,000 in MCV. MCV has agreed to position Infosys as a preferred technology partner to its investee companies.

     Mr. Philip Yeo, a non-executive director of Infosys, is the chairman of the board of directors of EDB Investments Pte Ltd (EDBI). EDBI is the fund manager of M-Commerce Ventures Pte Ltd.

     4.8  OnMobile Systems Inc.

     During the current year, Infosys invested an amount of $ 2,000,000 (Rs. 8,93,40,000) in OnMobile Systems Inc. (formerly Onscan Inc.) towards the issue of 1,00,000 common stock at $ 0.4348 each, fully paid, par value $
     0.001 each; 1,00,000 Series A Voting Convertible Preferred Stock at $
     0.4348 each, fully paid, par value $ 0.001 each; and 44,00,000 series A Non-voting Convertible Preferred Stock at $ 0.4348 each, fully paid, par value $ 0.001 each.

     OnMobile Systems Inc. was incubated by Infosys and the investment was made in the form of transfer of intellectual property rights in Onscan - a web-focussed wireless-enabled notification product. The income arising out of the transfer of the product, amounting to Rs. 5,49,44,000 (net of tax), is disclosed as an extraordinary item in the profit and loss account.

     Infosys' cumulative billings from OnMobile Systems Inc. aggregated Rs.13,84,30,739 ($ 2,993,399) and, as of March 31, 2001, the amount due was
     Rs. 1,94,30,745 ($ 417,327).

     Mr. S.D. Shibulal, a director of Infosys, is the chairman of the board of OnMobile Systems Inc.

     Mr. S. Gopalakrishnan and Mr. S.D. Shibulal, members of the board of Infosys hold 200,000 and 500,000 shares, respectively, in OnMobile Systems Inc., acquired at a price of $ 0.0435 per share. Mr. V. Balakrishnan, Associate Vice President - Finance and Company Secretary, Infosys, holds 100,000 stock options in OnMobile Systems Inc. granted at an exercise price of $ 0.0435 per option.

     4.9  PurpleYogi Inc.

     During the current year, Infosys invested an amount of $ 500,000 (Rs. 2,33,34,992) in PurpleYogi Inc. towards the issue of 2,76,243 fully paid Series D Convertible Preferred Stock, par value of $ 0.001 each, at $ 1.81 per share. PurpleYogi is a developer of infrastructure software for information networks that enables intelligent content management and efficient enterprise-wide knowledge management.

     4.10 Other investments

     Infosys has invested Rs. 10 and Rs. 10,350 respectively in Software Services Support Education Center Limited and The Saraswat Co-operative Bank Limited, respectively.

5.   Sundry debtors

     Sundry debtors amount to Rs. 3,02,37,02,417 (net of provision for doubtful debts amounting to Rs. 18,17,23,491) as at March 31, 2001, as compared with Rs. 1,36,17,81,253 (net of provision for doubtful debts amounting to Rs. 2,21,26,448) as at March 31, 2000. These debtors are considered good and realizable. The need for provisions is assessed based on various factors including collectibility of specific dues, risk perceptions of the industry in which the customer operates and general economic factors which could affect the customer's ability to settle. Provisions are generally made for all debtors outstanding for more than 180 days as also for others depending on the management's perception of the risk. Debtors account 15.91% of total software revenues for the year ended March 31, 2001, as compared to 15.43% for the previous year, representing an outstanding of 58 days and 56 days of software revenues for the respective years. The age profile is as given below:

     As of  March 31
     --------------------------------------------------------------------------
     Period in days                   2001                        2000
     --------------------------------------------------------------------------
     0   - 30                        69.2%                       64.7%
     31  - 60                        26.6%                       31.8%
     61  - 90                         1.7%                        1.8%
     More than 90                     2.5%                        1.7%
     --------------------------------------------------------------------------
                                    100.0%                      100.0%
     ==========================================================================


     The movements in provisions for doubtful debts during the year is as follows :

                                                                                                            in Rs.
    --------------------------------------------------------------------------------------------------------------------------
     Year ended March 31                                                       2001                         2000
    --------------------------------------------------------------------------------------------------------------------------
     Opening balance                                                    2,21,26,448                  1,27,23,349
     Add: Amount provided during the year                              19,27,45,549                    94,03,099
     Less: Amounts written-off during the year                          3,31,48,506                            -
    --------------------------------------------------------------------------------------------------------------------------
     Closing balance                                                   18,17,23,491                  2,21,26,448
    ==========================================================================================================================

     Provision for bad and doubtful debts and bad debts written off as a percentage of income were 1.00% and 0.27% in fiscal 2001 and 2000, respectively.

6.  Cash and bank balances

                                                                                                         in Rs.
     ----------------------------------------------------------------------------------------------------------
     As of March 31                                                                2001                    2000
     ----------------------------------------------------------------------------------------------------------
     Cash balances                                                               96,062               13,17,773
     Bank balances in India
           current accounts                                                 9,62,49,669            10,16,77,272
           deposit accounts                                               181,88,52,687            22,91,45,764
           EEFC deposit accounts in $                                       3,17,15,827            25,81,47,267
     Bank balances - overseas
           current accounts                                                54,00,67,439            63,39,94,737
           deposit accounts                                               136,36,28,601           309,36,52,917
     ----------------------------------------------------------------------------------------------------------
     Total cash and bank balances                                         385,06,10,285           431,79,35,730
     Add: Deposits with financial institutions / body corporate           192,67,52,157            76,58,01,865
     ----------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                      577,73,62,442           508,37,37,595
     ==========================================================================================================
     Cash and cash equivalents as a % of total assets                              41.6%                   61.0%
     Cash and cash equivalents as a % of revenues                                  29.5%                   55.2%
     ----------------------------------------------------------------------------------------------------------

     The bank balances in India include both rupee accounts and foreign currency accounts. They also include Rs. 48,15,163 and Rs. 28,72,035 in the unclaimed dividend account for the years ended March 31, 2001 and 2000. The deposit account represents deposits for short tenures.

     The details of such deposits are as under:

                                                                    in Rs.
     ---------------------------------------------------------------------
     As of March 31                                 2001              2000
     ---------------------------------------------------------------------
     Deutsche Bank                          50,44,30,381                 -
     The Bank of Nova Scotia                 5,16,03,579                 -
     Standard Chartered Bank                50,22,19,043                 -
     UTI Bank Limited                        5,42,13,915       4,99,06,350
     Citibank NA                            50,62,80,563                 -
     Bank of America                        20,01,05,206                 -
     State Bank of Mysore                              -          4,65,000
     State Bank of India                               -          3,86,902
     ICICI Bank Limited                                -      12,72,23,128
     IDBI Bank Limited                                 -       5,11,64,384
     ---------------------------------------------------------------------
     Total                                 181,88,52,687      22,91,45,764
     =====================================================================

     The bank balances in overseas deposit accounts represents deposit maintained with State Bank of India, Nassau, New York. The bank balances in overseas current accounts are maintained to meet the expenditure of the overseas branches in USA and other countries, and to meet project-related expenditure overseas.

7.   Loans and advances

     Advances are primarily towards amounts paid in advance for value and services to be received in future. The costs in excess of billings represent project costs in the nature of salaries, travel and other expenses incurred on fixed-price contracts, where milestones are yet to be reached, as of March 31, 2001. Advance income tax represents payments made towards tax liability for the years ended March 31, 2001 and 2000, and also refunds due for the previous years. The company's liability towards income tax is fully provided for. The details of advance income tax are given below:

                                                                     in Rs.
     ----------------------------------------------------------------------
     As of March 31                                2001                2000
     ----------------------------------------------------------------------
     Domestic tax                          43,56,16,548        15,75,31,957
     Overseas tax                          80,17,81,244        38,65,64,396
     ----------------------------------------------------------------------
     Total                                123,73,97,792        54,40,96,353
     ======================================================================

     Deposits with financial institution and body corporate represents surplus money deployed in the form of short-term deposits. The details of such deposits are as under:

                                                                                                         in Rs.
     -----------------------------------------------------------------------------------------------------------
     As of March 31                                                            2001                        2000
     ===========================================================================================================
     Housing Development Finance Corporation Limited                   50,87,03,015                25,50,19,994
     GE Capital Services India                                         50,58,17,345                25,32,29,129
     ICICI Limited                                                     50,87,01,373                25,75,52,742
     IDBI Limited                                                      40,35,30,424                           -
     -----------------------------------------------------------------------------------------------------------
     Total                                                            192,67,52,157                76,58,01,865
     ===========================================================================================================

     The company's treasury policy calls for investing only with highly-rated companies for short maturities with a limit on investments in individual companies.

     Loans to employees are made to enable the purchase of assets by employees and to meet any emergency requirements. These increased significantly during the year, due to an increase in the number of employees availing such loans. The details of these loans are given below:

                                                                   in Rs.
     --------------------------------------------------------------------
     As of March 31                              2001                2000
     --------------------------------------------------------------------
     Housing loan                        25,85,17,558        22,27,03,635
     Soft loan                           10,14,62,528         6,57,41,196
     Vehicle loan                        12,47,47,042         8,51,56,036
     Marriage loan                        1,23,77,422           85,86,459
     Other loans                            74,79,378           52,47,500
     --------------------------------------------------------------------
     Total                               50,45,83,928        38,74,34,826
     ====================================================================

     Other advances represent electricity deposits, telephone deposits, insurance deposits and advances of a similar nature. The rent and maintenance deposits are towards buildings taken on lease by the company for its software development centers in various cities. It also includes the deposits paid by the company to house its staff which is Rs. 2,55,08,400 for the current year as compared to Rs. 1,17,01,275 for the previous year.

8.  Current liabilities

     Sundry creditors for goods represent the amount payable to vendors for the supply of goods. Sundry creditors for accrued salaries and benefits include the provision for bonus payable to the staff, and towards the company's liability for leave encashment valued on an actuarial basis. The details of the same are given below:

                                                                                                         in Rs.
     -----------------------------------------------------------------------------------------------------------
     As of March 31                                                            2001                        2000
     -----------------------------------------------------------------------------------------------------------
     Accrued salaries payable                                           3,80,31,047                 1,47,24,431
     Accrued bonus payable to employees                                34,43,68,845                 8,57,89,374
     Leave provision - as per actuarial valuation                      18,97,50,132                12,37,93,244
     Others                                                               20,68,344                    1,44,242
     ----------------------------------------------------------------------------------------------------------
     Total                                                             57,42,18,368                22,44,51,291
     ==========================================================================================================

     Sundry creditors for other liabilities represent amounts accrued for various other operational expenses. Retention monies represent monies withheld on contractor payments pending final acceptance of their work. The withholding and other taxes payable represents tax withheld on benefits arising out of exercise of stock options issued under the 1998 and 1999 Employee Stock Option Plan, by various employees and also other local taxes payable in various countries on the services rendered by Infosys. All those taxes would be paid in due course. Advances received from clients denote monies received for the delivery of future services. Unclaimed dividends represent dividend paid, but not encashed by shareholders, and are represented by a bank balance of equivalent value.

9.  Unearned revenue

     Unearned revenue as at March 31, 2001 and 2000 consists primarily of advance client billing on fixed-price, fixed-time-frame contracts for which related costs were not yet incurred.

10. Provisions

     Provisions for taxation represent estimated income tax liabilities, both in India and abroad. The details are as follows:

                                                                     in Rs.
     ------------------------------------------------------------------------
     As of March 31                                 2001               2000
     ------------------------------------------------------------------------
     Domestic tax                           41,66,55,296       15,35,19,742
     Overseas tax                           81,23,56,445       47,25,00,000
     ------------------------------------------------------------------------
     Total                                 122,90,11,741       62,60,19,742
     ========================================================================

     Tax on dividend denotes taxes payable on final dividend declared for the years ended March 31, 2001 and 2000. The tax provisions and the corresponding advance tax payments will be set off upon completion of the related assessments. Proposed dividend represents the final dividend recommended to the shareholders by the board of directors, and would be paid after the Annual General Meeting, upon approval by the shareholders.

     The company has been preparing to leverage the opportunities offered by the e-commerce marketplace, and has taken the necessary steps to do so. This required that the company incur business restructuring costs towards creating a knowledge infrastructure, acquiring people with technical skills in the e-commerce area and e-inventing the company. Accordingly, the company made a provision of Rs. 3,50,00,000 during the quarter ended September 30, 1999. An amount of Rs. 3,10,99,023 was incurred towards e-inventing the company and was set-off against this provision. After this set-off, a balance of Rs. 39,00,977 remained as a provision for e-inventing the company as on March 31, 2000. The same was spent fully and set-off against the provision, during the current year.

     The provision for gratuity represented the excess of gratuity liability as per the actuarial valuation as of March 31, 2000 and the amount funded to the trust. The same was funded subsequently. The company does not have any such liability as of March 31, 2001.

B.   Results of operations

1.   Income

     Year ended March 31                                                                                 in Rs.
     -----------------------------------------------------------------------------------------------------------
     Particulars                                          2001          %             2000         %   Growth %
     -----------------------------------------------------------------------------------------------------------
     Software development services and products
         Overseas                                1874,02,66,421     95.62    869,69,80,931      94.38    115.48
         Domestic                                  26,53,92,386      1.35     12,62,56,042       1.37    110.20
     Other income                                  59,37,14,915      3.03     39,14,11,095       4.25     51.69
     -----------------------------------------------------------------------------------------------------------
     Total                                       1959,93,73,722    100.00    921,46,48,068     100.00    112.70
     ===========================================================================================================

     The company's revenues are generated principally on fixed-timeframe or time-and-material basis. Revenues from services provided on a time-and-materials basis are recognized in the month that services are provided and related costs are incurred. Revenues from fixed-timeframe projects are recognized upon the achievement of specified milestones identified in the related contracts, in accordance with the percentage of completion method. The segmentation of software development services and products is as follows:

     Year ended March 31
     ----------------------------------------------------------------------
     Revenues by project type                        2001             2000
     ----------------------------------------------------------------------
     Fixed price                                   28.20%            31.50%
     Time and material                             71.80%            68.50%
     ----------------------------------------------------------------------
     Total                                        100.00%           100.00%
     ======================================================================

     The company's revenues are also segmented into onsite and offshore revenues. Onsite revenues are those services which are performed at client sites as part of software projects, while offshore services are those services which are performed at the company's software development centers located in India. The details of services are given below:

     Year ended March 31
     -------------------------------------------------------------------
     Revenues by location                          2001             2000
     -------------------------------------------------------------------
     Onsite                                      51.50%           48.50%
     Offshore                                    48.50%           51.50%
     -------------------------------------------------------------------
     Total                                      100.00%          100.00%
     ===================================================================

     The services performed onsite typically generate higher revenues per-capita, but at lower gross margins than the same quantum of services performed at the company's own facilities. Therefore, any increase in the onsite effort puts pressure on the margins of the company. The details are as below:

     As of March 31
     ----------------------------------------------------------------------
     Person-months (%)                              2001              2000
     ----------------------------------------------------------------------
     Onsite                                       34.00%             32.50%
     Offshore                                     66.00%             67.50%
     ----------------------------------------------------------------------
     Total                                       100.00%            100.00%
     ======================================================================

     The growth in software development services and product revenues is due to an all round growth in various segments of the business mix. The growth is also mainly due to growth in business volumes and increase in billing rates. The details of the same is given below:

     -----------------------------------------------------------------------------------------------------------
     Year ended March 31                                                       2001                        2000
     -----------------------------------------------------------------------------------------------------------
     Income from software development services and products ($ millions)
     Onsite                                                                  213.03                       98.57
     Offshore                                                                200.82                      104.87
     -----------------------------------------------------------------------------------------------------------
     Total                                                                   413.85                      203.44
     ==========================================================================================================
     Person-months (Nos.)
     Onsite                                                                  19,425                      11,583
     Offshore                                                                37,676                      24,058
     Billed-total                                                            57,101                      35,641
     Non-billable                                                            15,799                       9,243
     Training                                                                11,828                       4,036
     ----------------------------------------------------------------------------------------------------------
     Total software professionals                                            84,728                      48,920
     Support                                                                  9,691                       7,110
     ----------------------------------------------------------------------------------------------------------
     Total for the company                                                   94,419                      56,030
     ==========================================================================================================

     Increase in billed person - months
     Onsite                                                                   7,842                       5,244
     % change                                                                 67.7%                       82.7%
     Offshore                                                                13,618                       5,006
     % change                                                                 56.6%                       26.3%
     Total                                                                   21,460                      10,250
     % change                                                                 60.2%                       40.4%
------------------------------------------------------------------------------------------------------------------------------

     Increase in income from software development services and products ($ millions)

     Volume variance                                                         126.10                       59.97
     % change                                                                 62.0%                       49.6%
     Price variance                                                           84.31                       22.51
     % change                                                                 41.4%                       18.6%
     Total variance                                                          210.41                       82.48
     % change                                                                103.4%                       68.2%
------------------------------------------------------------------------------------------------------------------------------

     Details of geographical and business segmentation of revenues are provided in the Risk management section in this report.

     Other income as a percentage to total income declined from 4.25% in the previous year to 3.03% in the current year. The reduction is mainly due to software revenues growing faster than the treasury income. Also, there has been a reduction in income from sale of special import licenses issued by the government based on export performance of the company. The average yield on the deposits earned by the company is given below:

                                                                                                           in Rs.
------------------------------------------------------------------------------------------------------------------------------
     Year ended March 31                                                       2001                        2000
------------------------------------------------------------------------------------------------------------------------------



     Average cash and cash equivalents during the year                543,05,50,019               462,51,64,269
     Interest received during the year                                 37,54,58,594                26,68,79,106
     Average yield                                                            6.91%                       5.77%
------------------------------------------------------------------------------------------------------------------------------

     The increase in yield is primarily due to a larger proportion of deposits with banks and other entities in India.

2.   Expenditure

     Year ended March 31                                                                                  in Rs.
------------------------------------------------------------------------------------------------------------------------------
     Particulars                                          2001        %               2000       %     Growth %
------------------------------------------------------------------------------------------------------------------------------
     Total revenues                              1959,93,73,722    100.00    921,46,48,068     100.00    112.70
     Expenditure:
     Software development expenses                958,17,66,650     48.89    466,26,84,578      50.60    105.50
     Administration and other expenses            177,54,70,971      9.06     69,48,50,282       7.54    155.52
     Provision for investments                     15,28,98,608      0.78                -          -         -
     Provision for contingencies                              -         -      3,33,00,000       0.36         -
     Provision for e-inventing the company                    -         -      3,50,00,000       0.38         -
     Total operating expenses                    1151,01,36,229     58.73    542,58,34,860      58.88    112.14
     Operating profit                             808,92,37,493     41.27    378,88,13,208      41.12    113.50
     Interest                                                 -         -                -          -         -
     Depreciation                                 112,89,45,152      5.76     53,23,27,389       5.78    112.08
     Profit before tax and extraordinary item     696,02,92,341     35.51    325,64,85,819      35.34    113.74
     Provision for tax                             72,71,00,000      3.71     39,70,00,000       4.31     83.15
     Profit after tax before extraordinary item   623,31,92,341     31.80    285,94,85,819      31.03    117.98
     Extraordinary item
       -  transfer of intellecutal property right
          (net of tax)                              5,49,44,000      0.28                -          -         -
       -  provision no longer required                        -         -      7,56,70,846       0.82         -
     Net profit after tax and extraordinary item  628,81,36,341     32.08    293,51,56,665      31.85    114.24
------------------------------------------------------------------------------------------------------------------------------

     2.1  Software development expenses

     Year ended March 31                                                                                  in Rs.
------------------------------------------------------------------------------------------------------------------------------
     Particulars                                        2001       %                 2000       %        Growth%
------------------------------------------------------------------------------------------------------------------------------
     Salaries and bonus
       including overseas staff expenses       675,86,45,286   34.48        307,54,46,295   33.38       119.76
     Staff welfare                               8,46,06,310    0.43          4,93,07,308    0.54        71.59
     Contribution to provident and other funds  33,45,76,308    1.71         22,08,36,923    2.40        51.50
     Foreign travel expenses                   147,22,11,655    7.51         84,09,02,293    9.13        75.08
     Consumables                                 5,86,87,245    0.30          2,70,06,251    0.29       117.31
     Cost of software packages for
       own use                                  31,85,81,751    1.63         16,53,57,382    1.79        92.66
       banking product                           5,70,13,753    0.29          2,84,48,397    0.31       100.41
     Computer maintenance                        7,19,42,078    0.37          3,27,43,350    0.36       119.72
     Communication expenses                     31,52,55,986    1.61         17,31,23,718    1.88        82.10
     Consultancy charges                         9,19,25,609    0.47          2,85,50,034    0.31       221.98
     Provision for post-sales client support     1,83,20,669    0.09          2,09,62,627    0.23       (12.60)
------------------------------------------------------------------------------------------------------------------------------
                                               958,17,66,650   48.89        466,26,84,578   50.60       105.50
==============================================================================================================================

     Revenues                                 1959,93,73,722  100.00        921,46,48,068  100.00
------------------------------------------------------------------------------------------------------------------------------

     Employee costs comprise approximately 37% and 36% of total revenue for the years ended March 31, 2001 and 2000, respectively. The increase is due to an increase in the average number of unbilled employees during the year due to training and bench, and also a change in the onsite-offshore mix, as compared to the previous year. The company added 4,442 employees (net) during the year as compared to 1,623 during the previous year. The utilization rates of the employees is as below:

------------------------------------------------------------------------------------------------------------------------------
     Year ended March 31                                                       2001                        2000
------------------------------------------------------------------------------------------------------------------------------
     Including trainees                                                      67.40%                      72.90%
     Excluding trainees                                                      78.30%                      79.40%
------------------------------------------------------------------------------------------------------------------------------

     Foreign travel expenses, representing cost of travel abroad for software development and marketing, constituted approximately 8% and 9% of total revenue for the years ended March 31, 2001 and 2000, respectively.

     Cost of software packages for own use represents the cost of software packages and tools procured for internal use, for enhancing the quality of its services and also for meeting the needs of software development. The cost of software packages purchased for own use has increased by approximately 93% during the year, and was approximately 2% of the total revenues for the years ended March 31, 2001 and 2000, respectively. The company's policy is to charge such purchases to the profit and loss accounts in the year of purchase.

     A major part of the company's revenue comes from offshore software development. This involves the large-scale use of satellite connectivity in order to be online with clients. This represents approximately 2% each of total revenues for the years ended March 31, 2001 and 2000, respectively.

     The company provided an amount of Rs. 1,83,20,669 and Rs. 2,09,62,627 towards post-sales client support for the year ended March 31, 2001 and 2000, respectively. This represents a provision for post-sales obligations of the company in respect of the outstanding fixed-price projects as at the year-end. This had come down by approximately 13% due to reduction in proportion of fixed-price, fixed-time frame projects to total income from 31.50% during the previous year to 28.20% in the current year.

     The company also utilizes outside consultants for part of its software development work. During the year, the company spent a sum of Rs. 9,19,25,609 towards consultancy as compared to Rs. 2,85,50,034 during the previous year, resulting in an increase of 222%. This increase is due to increase in number of consultants hired during the year. The company uses these consultants mainly to meet mismatch in certain skill sets required in various projects and would continue to use external consultants for some of its project work on a need basis.

     2.2 Administration and other expenses

     Year ended March 31 in Rs.
-----------------------------------------------------------------------------------------------------------------------
     Particulars                                           2001         %             2000         %    Growth%
-----------------------------------------------------------------------------------------------------------------------
     Travelling and conveyance                     18,40,64,822      0.94      7,68,26,394       0.83   139.59
     Rent                                          16,94,82,708      0.86     10,34,93,593       1.12    63.76
     Telephone charges                             14,02,60,363      0.72      5,93,95,252       0.64   136.15
     Professional charges                          20,40,21,385      1.04      7,55,68,079       0.82   169.98
     Printing and stationery                        6,25,54,206      0.32      2,76,70,902       0.30   126.06
     Advertisements                                 6,30,77,831      0.32      2,12,41,343       0.23   196.96
     Brand building                                10,52,01,392      0.54        99,17,816       0.11   960.73
     Office maintenance                            12,84,32,642      0.66      5,81,01,381       0.63   121.05
     Repairs to building                            3,95,22,458      0.20      1,13,44,232       0.12   248.39
     Repairs to plant and machinery                 2,26,54,171      0.12        84,12,905       0.09   169.28
     Power and fuel                                11,78,45,258      0.60      5,01,41,466       0.54   135.03
     Insurance charges                              5,17,55,298      0.26      2,41,35,289       0.26   114.44
     Rates and taxes                                1,82,17,524      0.09      1,03,80,848       0.11    75.49
     Donations                                      7,21,92,883      0.37      3,49,27,871       0.38   106.69
     Auditors remuneration                            21,85,000      0.01        26,35,000       0.03   (17.08)
     Bad loans and advances written off                   4,141      0.00         3,13,050       0.00   (98.68)
     Bad debts written off                            27,70,254      0.01      1,59,20,938       0.17   (82.60)
     Provision for bad and doubtful debts          19,27,45,549      0.98        94,03,099       0.10  1949.81
     Provision for doubtful loans and advances         7,11,816      0.00                -          -        -
     Bank charges and commission                      59,39,483      0.03        42,21,668       0.05    40.69
     Commission charges                             1,79,03,784      0.09        64,70,454       0.07   176.70
     Freight charges                                  55,72,484      0.03        23,84,004       0.03   133.74
     Professional membership and
        seminar participation fees                  2,17,10,613      0.11        75,30,693       0.08   188.30
     Marketing expenses                             4,26,87,545      0.22      2,94,50,685       0.32    44.95
     Commission to non-wholetime
         directors                                    59,22,049      0.03        48,17,800       0.05    22.92
     Sales promotion expenses                         70,16,656      0.04        26,70,973       0.03   162.70
     Transaction processing fee and filing
        fees                                        1,52,76,339      0.08         3,69,846       0.00  4030.46
     Other miscellaneous expenses                   2,60,44,880      0.13        53,34,177       0.06   388.26
     Postage and courier                            2,27,86,459      0.12      1,37,56,638       0.15    65.64
     Books and periodicals                          1,69,10,978      0.09        77,13,886       0.08   119.23
     Research grants                                1,00,00,000      0.05      1,03,00,000       0.11    (2.91)
-----------------------------------------------------------------------------------------------------------------------
     Total administration and other expenses      177,54,70,971      9.06     69,48,50,282       7.54   155.52
=======================================================================================================================
     Revenues                                    1959,93,73,722    100.00    921,46,48,068     100.00
-----------------------------------------------------------------------------------------------------------------------

     The company incurred administration and other expenses at 9.06% of its total revenue during fiscal 2001 as compared to 7.54% during the previous year. Administration and other expenses as a percentage of total revenues increased during the year mainly due to increase in brand building expenses and increased provisioning for bad and doubtful debts.

     Travelling and conveyance expenses increased due to the increased levels of business and increase in number of development centers and sales offices. Rent expenses increased by approximately 64% during the year due to additional office properties leased during the year and increases in rentals of certain properties previously taken on lease. Telephone charges increased by 136% due to greater usage, in tune with the growth in business. Professional charges increased by 170%, due to increased globalization of the business. These charges include fees paid for availing services such as tax consultancy, US GAAP audit, and recruitment and training, etc. Printing and stationary increased due to increased levels of business. Advertisement expense increased by 197% due to increase in advertisements for recruitment purposes both in India and abroad. Brand building expenses increased by 961% during the year. It includes expenses incurred for participation in various seminars and exhibitions, both in India and abroad, various sales and marketing events organized by the company and also other advertisement and sales promotional expenses. The company added 122 new customers during the year as compared to 99 during the previous year. The auditors' remuneration during the previous year includes Rs. 4,50,000 paid towards other services. There was no increase in the auditors' fees during the current year.

     Provision for bad and doubtful debts increased from Rs. 94,03,099 during the previous year to Rs. 19,27,45,549 during the current year. The company management evaluates all customer dues to the company for collectibility and makes adequate provisions, wherever necessary. The company normally provides for all debtors dues outstanding for 180 days or longer. The need for provisions is assessed based on various factors including collectibility of specific dues, risk perceptions of the industry in which the customer operates, general economic factors, which could affect the customer's ability to settle. Provision for bad and doubtful debts and bad debts written off as a percentage of income were 1.00% and 0.27% in fiscal 2001 and 2000, respectively. The age-profile of debtors is given below:

     ------------------------------------------------------------------------------------------------------------
     Period in days                                                            2001                        2000
     ------------------------------------------------------------------------------------------------------------
     0   - 30                                                                 69.2%                       64.7%
     31  - 60                                                                 26.6%                       31.8%
     61  - 90                                                                  1.7%                        1.8%
     More than 90                                                              2.5%                        1.7%
     ------------------------------------------------------------------------------------------------------------
                                                                             100.0%                      100.0%
     ============================================================================================================

     The transaction processing fee and filing fees represents processing fees paid for overseas residence permits and also processing fees to obtain immediate cash payment from one of the customers. The increase in all other expenses is primarily due to an increasing business.

3.   Provision for investment

     During the year, two of your company's investee companies, EC Cubed Inc. and Alpha Thinx Mobile Phone Services AG, filed for liquidation. Pending the conclusion of liquidation proceedings, your company has provided Rs.
     15.29 crore towards the entire amount of these investments.

4.   Operating profits

     During the current year, the company earned an operating profit (profit before interest, depreciation and tax) of Rs. 808,92,37,493 representing 41.27% of total revenues as compared to Rs. 378,88,13,208, representing 41.12% of total revenues during the previous year. Excluding other income of Rs. 59,37,14,915 (3.03% of revenues) in the current year as compared to Rs. 39,14,11,095 (4.25% of revenues) in the previous year, the operating profit would have been Rs. 749,55,22,578 (39.4% of revenues) in the current year as compared to Rs. 339,74,02,113 (38.5% of revenues) in the previous year, despite a change in the onsite-offshore mix.

5.   Interest

     The company continued to be debt-free during the current year.

6.   Depreciation

     The company provided a sum of Rs.112,89,45,152 and Rs. 53,23,27,389 towards depreciation for the years ended March 31, 2001 and 2000, representing 5.76% and 5.78% of total revenues, respectively. The depreciation for the years ended March 31, 2001 and 2000, includes an amount of Rs. 34,99,43,502 and Rs. 13,21,59,074, respectively, towards 100% depreciation on assets costing less than Rs. 5,000 each. The depreciation as a percentage of average gross block is 24.67% and 23.50% for the years ended March 31, 2001 and 2000, respectively.

     Depreciation charge includes an amount of Rs. 2,14,29,903 and Rs. 15,27,500 towards depreciation provided, in full, on assets acquired for research and development activities for the years ended March 31, 2001 and 2000, respectively.

7.   Provision for tax

     The company has provided for its tax liability both in India and overseas. The present Indian corporate tax rate is 39.55% (comprising a base rate of 35% and a surcharge of 13% on the base rate). Export profits are entitled to benefit under two schemes of the Government of India. Under the first scheme (Section 80HHE of the Income Tax Act), a proportion of the profits of the company attributable to export activities are deductible from the income subject to tax. Under the second scheme, the profits attributable to the operations of the company under the 100% export oriented unit scheme -Software Technology Park (STP) scheme is entitled to a total tax holiday of ten years. A majority of the company's software development centers enjoy the benefits under the STP. For the year ended March 31, 2001, approximately 97.30% of software revenues came from software development centers operating under the Software Technology Park Scheme.

     The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP tax holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. Additionally, the export deduction under Section 80HHE of the Income Tax Act will be phased out equally over a period of five years starting fiscal 2000. The details of the operationalization of various software development centers and the year to which the exemption under the Software Technology Park Scheme is available is provided hereunder:

     ------------------------------------------------------------------------------------------------------------

     Location of the STP                                       Year of           Exemption            Exemption
                                                          commencement        claimed from       available upto
     ------------------------------------------------------------------------------------------------------------
     Electronics City, Bangalore                             1994-1995           1996-1997            2003-2004
     Mangalore                                               1995-1996           1998-1999            2004-2005
     Pune                                                    1996-1997           1998-1999            2005-2006
     Bhubaneswar                                             1996-1997           1998-1999            2005-2006
     Chennai                                                 1996-1997           1998-1999            2005-2006
     Bannerghatta Road, Bangalore                            1997-1998           1998-1999            2006-2007
     Phase I, Electronics City, Bangalore                    1998-1999           1998-1999            2007-2008
     Phase II, Electronics City, Bangalore                   1999-2000           1999-2000            2008-2009
     Hinjewadi, Pune                                         1999-2000           1999-2000            2008-2009
     Mysore                                                  1999-2000           1999-2000            2008-2009
     Hyderabad                                               1999-2000           1999-2000            2008-2009
     Mohali                                                  1999-2000           1999-2000            2008-2009
     Sholinganallur, Chennai                                 2000-2001           2000-2001            2008-2009
     Konark, Bhubaneshwar                                    2000-2001           2000-2001            2008-2009
     Mangala, Mangalore                                      2000-2001           2000-2001            2008-2009
     ------------------------------------------------------------------------------------------------------------

     The company has provided a sum of Rs. 1,40,00,000 and Rs. 24,00,000 during the years ended March 31, 2001 and 2000, in respect of tax liabilities of earlier years, consequent to the finalization of the tax assessments. The additional liability has arisen due to certain disallowances in India which are contested in appeal, and additional payments overseas.

     The company pays taxes in various countries in which it operates on the income that is sourced to those countries. The details of provision for taxes are as follows:

     Year ended March 31                                                                                  in Rs.
     ------------------------------------------------------------------------------------------------------------------
     Particulars                                                               2001                        2000
     ------------------------------------------------------------------------------------------------------------------
     Overseas tax                                                      48,31,00,000                28,70,00,000
     Domestic tax                                                      24,40,00,000                11,00,00,000
     ------------------------------------------------------------------------------------------------------------------
     Total tax                                                         72,71,00,000                39,70,00,000
     ==================================================================================================================

8.   Net profit

     The net profit of the company from ordinary activities amounted to Rs. 623,31,92,341 and Rs. 285,94,85,819 for the years ended March 31, 2001 and
     2000, respectively. This represents 31.80% and 31.03% of total revenue for the respective years. Excluding foreign exchange translation differences of Rs. 39,62,96,262 (2.02% of revenues) in the current year as compared to Rs. 18,69,58,099 (2.03% of revenues) in the previous year, the net profit would have been Rs. 583,68,96,079 (30.40% of revenues) in the current year as compared to Rs. 267,25,27,720 (29.60% of revenues) in the previous year. Excluding other income of Rs. 59,37,14,915 (3.03% of revenues) in the current year as compared to Rs. 39,14,11,095 (4.25% of revenues) in the previous year, the net profit would have been Rs. 563,94,77,426 (29.67% of revenues) in the current year as compared to Rs. 246,80,74,724 (27.97% of revenues) in the previous year.

9.   Excess provision no longer required

     The company instituted a contingency plan effective October 1, 1998 to meet any possible disruption in client support due to the Year 2000 impact on the technology and communication infrastructure provided to the company by its vendors. The contingency plan called for the creation of a total provision of Rs. 20.00 crore based on an initial estimate. This provision was required to be made over six quarters starting October 1998. Accordingly, the company made a total provision of Rs. 9.99 crore up to the quarter ended June 30, 1999. At that time, the company was led to believe that all its telecommunication service providers were Year 2000 ready, and therefore did not expect significant disruption of these facilities. During the second quarter of the previous year, the company made an appraisal and re-estimated the provision required for meeting such contingencies over the next two quarters and was of the opinion that the provision already made was adequate for the purpose and hence no further provision was required. During the previous year an amount of Rs. 2,42,29,154 was spent towards support for the Year 2000 transition activities and the same was set-off against the provision made earlier. After such set-off, a balance of Rs. 7,56,70,846 remained in the provision account, which was reversed during the previous year, as this provision was no longer required and disclosed as an extraordinary item in the profit and loss account.

10.  Extraordinary item

     Infosys announced an incubation scheme for its employees to launch their own ventures while continuing to derive benefits from a close association with the company. Infosys launched Yantra in 1996 under this scheme, which is in the e-fulfillment space. Infosys had piloted another such venture - OnMobile Systems Inc. (formerly Onscan Inc.), which is in the wireless space. During the year, the company transferred its intellectual property rights in the Onscan product - a web-enabled notification product to OnMobile Systems Inc. The product was transferred for a gross consideration of Rs. 8.93 crore (US$ 2 million), received in the form of equity, preferred voting and preferred non-voting securities of OnMobile Systems Inc. The income from the transfer of Rs. 5.49 crore (net of tax) is disclosed as an extraordinary item in the profit and loss account.

11.  Foreign exchange differences

     An amount of Rs. 39.63 crore and Rs. 18.70 crore is included in the profit and loss accounts for the years ended March 31, 2001 and 2000, respectively, representing the realized and unrealized exchange gains due to currency fluctuation. This represents 2.02% of total revenues for both the years ended March 31, 2001 and 2000.

12.  1994 Employee Stock Offer Plan

     The company instituted an Employee Stock Offer Plan (ESOP) in 1994 for all eligible employees. Under the plan, warrants were transferred to employees deemed eligible by the advisory board constituted for the purpose. Accordingly, 60,00,000 warrants (as adjusted for the 1:1 bonus issue in October 1997 and March 1999 and 2-for-1stock split in February 2000) were issued by the company to the Infosys Technologies Limited Employees Welfare Trust, to be held in trust and transferred to selected employees from time to time. Warrants were issued at Re. 0.50 each and entitled the holder thereof to apply for and be issued one equity share of par value of Rs. 5 each at a price of Rs. 50, after a period of five years from the date of issue. The warrants and the shares to be issued were subject to a lock-in period of five years from the date of issue. The warrants expire on September 30, 1999, and are convertible before their expiration. All warrants were converted into shares.

     Under the ESOP scheme, the warrant holders are entitled to convert the warrants before any bonus or rights issue. The company issued bonus shares in the ratio of 1:1 during October 1997 and March 1999. Accordingly, the warrant holders, including the Trust and the employees, were given an option to convert their warrants and all warrants were converted into shares. They were also issued bonus shares, being holders of shares as on the record date. The company effected a stock-split (i.e., a subdivision of every equity share of par value of Rs. 10 each into two equity shares of par value of Rs. 5 each) in February 2000. The number of warrants issued and shares outstanding, after adjusting for the 2-for-1 stock split in fiscal 2000, is given below:

     ------------------------------------------------------------------------------------------------------------
                                       Warrants subject to lock-in                          Right to shares
     ------------------------------------------------------------------------------------------------------------
     Year ended          No. of        Warrants  Shares issued      Bonus shares        No. of           Shares
     March 31         employees  transferred to   on conversion        issued on     employees       offered to
                                      employees    of warrants,        converted                      employees
                                          (Net)      subject to   warrants, free                          (Net)
                                                        lock-in     from lock-in
     ------------------------------------------------------------------------------------------------------------
     1997                   144        1,91,400        1,91,400         3,82,800             -                -
     1998                   329        4,79,600        4,79,600         4,79,600             -                -
     1999                   994        7,50,200        7,50,200         7,50,200           515         3,00,000
     2000                     -               -               -                -            14           30,000
     ------------------------------------------------------------------------------------------------------------
     Total                1,070       14,21,200       14,21,200        16,12,600           529         3,30,000
     ============================================================================================================

     By January 2001, the lock-in period ended in respect of 2,43,200 shares of par value of Rs. 5 each, held by 102 employees for warrants issued in April 1996. Employees hold 14,21,200 shares of par value of Rs. 5 each subject to lock-in and 3,30,000 rights to shares of par value of Rs. 5 each, as at March 31, 2001. 1,544 employees hold shares / rights to shares as of March 31, 2001, after netting the employees who have received shares / rights to shares in several years.

     Details of net warrants / rights to shares issued to employees
     ------------------------------------------------------------------------------------------------------------------
                                          Warrants / rights to shares issued     Warrants / rights to shares forfeited
     ------------------------------------------------------------------------------------------------------------------
     Year ended March 31                      No. of               No. of              No. of            No. of
                                             employees             shares             employees          shares*
     ------------------------------------------------------------------------------------------------------------------
     1995                                     106                2,88,200               32               75,600
     1996                                     144                3,16,000               42               72,800
     1997                                     193                2,49,200               49               57,800

     1998                                     368                5,40,800               39               61,200
     1999                                   1,750               11,56,200              241             1,06,000
     2000                                      14                  30,000                -                    -
-----------------------------------------------------------------------------------------------------------------------

     * 1,41,800 shares / rights to shares forfeited after the bonus issue are included in the respective years.

     Warrants originally allotted to ITL Employees' Welfare Trust                                                 7,50,000
     Less: Net warrants issued to eligible employees before bonus issue in October 1997                           3,76,400
     Warrants held by Trust immediately before bonus issue in October 1997 and converted to shares                3,73,600
     Add: Bonus shares allotted to the Trust in October 1997                                                      3,73,600
     Shares held by the Trust immediately after bonus issue in October 1997                                       7,47,200
     Add: Shares surrendered to the Trust after bonus issue in October 1997                                         26,500
     Less: Net rights to shares issued to eligible employees before bonus issue in March 1999                     6,64,300
     Shares held by the Trust immediately before bonus issue in March 1999                                        1,09,400
     Add: Bonus shares allotted to the Trust in March 1999                                                        1,09,400
     Shares held by the Trust immediately after bonus issue in March 1999                                         2,18,800
     Less: Net rights to shares issued to eligible employees after bonus issue in March 1999                      1,64,000
     Add: Shares surrendered to the Trust after the bonus issue in March 1999                                       13,000
     Add: Rights to shares surrendered to the Trust after the bonus issue in March 1999                             31,400
     Less: Net rights to shares issued to eligible employees in June 1999                                           15,000
     Shares held by the Trust immediately before stock-split (i.e., the subdivision of equity
       shares of par value of Rs. 10 each into 2 equity shares of par value of Rs. 5 each) in February 2000         84,200
     Add: Additional shares of par value of Rs. 5 per share allotted to the Trust in February 2000                  84,200
     Shares held by the Trust immediately after the split of face value to Rs. 5 per share (in February 2000)     1,68,400
     Shares held by the Trust as of March 31, 2000                                                                1,68,400
     Add: Shares surrendered to the Trust during the year 2000-01                                                   79,200
     Add: Rights to shares surrendered to the Trust during the year 2000-01                                         10,600
     Less: Rights to shares exercised by legal heirs of employees who died while in service                            800
     Shares held by the Trust as on March 31, 2001                                                                2,57,400

13.  1998 Employee Stock Option plan (1998 plan)

     One of the objectives of the American Depositary Share (ADS) issue and the consequent listing on the NASDAQ stock exchange was to institute an ADS-linked stock option plan to attract the best and the brightest across the world. The necessary resolutions authorizing the board to formulate the scheme was approved by the shareholders in the Extraordinary General Meeting held on January 6, 1999. Accordingly, your directors had put in place an ADS-linked stock option plan termed as the "1998 Stock Option Plan". The compensation committee of the board administers the 1998 plan. The Government of India has approved the 1998 plan, subject to a limit of 14,70,000 equity shares of par value of Rs. 5 each representing 29,40,000 ADSs to be issued under the plan. The plan is effective for a period of 10 years from the date of its adoption by the board. The compensation committee of the board shall determine the exercise price for the ADS-linked stock option, which will not be less than 90% of the fair market value on the date of grant.

     The details of the grants made (adjusted for stock-split, as applicable) under the plan is provided below:

-----------------------------------------------------------------------------------------------------------------------
                                                   Options granted                       Options forfeited
-----------------------------------------------------------------------------------------------------------------------
     Month of grant                   No. of        No. of ADSs   Grant price at       No. of       No. of ADSs
                                   employees*                     market per ADS     employees
-----------------------------------------------------------------------------------------------------------------------
     April 2000                            10            32,500         $ 228.85             2            8,700
     May 2000                               2             4,500         $ 195.00             -                -
     May 2000 (annual grant)               43          1,01,400         $ 154.00             8           11,600
     June 2000                              4             8,300         $ 190.00             1            4,000
     July 2000                             12            21,500         $ 182.00             1            2,200
     August 2000                           23            37,000         $ 123.94             2              400
     September 2000                        18            26,800         $ 155.55             1              200
     October 2000                          11            36,100         $ 114.00             -                -
     November 2000                         10            24,300         $ 121.63             1              300
     December 2000                         15            20,400         $ 138.50             -                -
     January 2001                          13            27,600        $   92.86             1              200
     February 2001                         54            53,500         $ 113.70             -                -
     February 2001 (annual grant)         566          5,42,440        $   98.25             -                -
     March 2001                            20            28,500        $   66.25             -                -
-----------------------------------------------------------------------------------------------------------------------
      Total                              801*          9,64,840                             17           27,600
=======================================================================================================================

     *Includes 49 employees who were granted ADS options twice. Therefore, the effective number of employees granted options is 752.

     During the year, 12,434 options issued under the 1998 plan were exercised and the remaining ADS options unexercised and outstanding as at March 31, 2001 were 15,65,506.

14.  1999 Employee Stock Option Plan (1999 plan)

     The shareholders approved the 1999 plan in June 1999. The 1999 plan provides for the issue of 66,00,000 equity shares to employees, adjusted for the recent stock split. The 1999 plan is administered by a compensation committee of the board comprising of five members, all of whom are independent directors on the board of directors. Under the 1999 plan, options were issued to employees at an exercise price not less than the fair market value. Fair market value means the closing price of the company's shares on the stock exchange where there is the highest trading volume on the date of grant and if the shares are not traded on that day, the closing price on the next trading day. Under the 1999 plan, options may also be granted to employees at exercise prices that are less than the fair market value only if specifically approved by the members of the company in a general meeting.

     The details of the grants made (adjusted for stock-split, as applicable) under the plan is provided below:

-----------------------------------------------------------------------------------------------------------------------
                                                   Options granted                       Options forfeited
-----------------------------------------------------------------------------------------------------------------------
     Month of grant                   No. of    No. of options       Grant price       No. of   No. of  options
                                   employees*                               Rs.      employees
-----------------------------------------------------------------------------------------------------------------------
     April 2000                             8             5,400         9,838.85             1              600
     May 2000                               9             6,300         7,760.95             1              700
     May 2000 (annual grant)            4,217          6,42,550         5,891.35           500           79,600
     June 2000                              6             4,400         7,935.05             1              700
     July 2000                             18            13,300         8,326.45             -                -
     August 2000                        1,766          2,15,800         7,270.55            82           11,900
     September 2000                       451            66,350         8,688.25            24            5,100
     October 2000                         512            71,250         7,288.70            19            3,700
     November 2000                         97            31,800         7,360.90             4            1,600
     December 2000                        514            75,150         7,469.75            13            1,550
     January 2001                         449            84,250         6,007.15            10            1,050
     February 2001                        409            67,050         6,383.20             6            1,250
     February 2001 (annual grant)       1,028          6,33,180         5,723.75             2              900
     March 2001                           252            41,050         4,450.65             -                -
-----------------------------------------------------------------------------------------------------------------------
     Total                             9,736*         19,57,830                            663         1,08,650
=======================================================================================================================

     *Includes 360 employees who were granted options twice. Therefore, the effective number of employees granted options is 9,376.

     During the year, 1,200 options issued under the 1999 plan were exercised and the remaining options unexercised and outstanding as at March 31, 2001 were 27,93,980.

     The total number of existing employees offered stock options under 1994, 1998 and 1999 plans is 9,767.

15.  Reconciliation of Indian and US GAAP financial statements

     There are differences between the US GAAP and the Indian GAAP financial statements. The material differences arise due to the provision for deferred taxes and provision for deferred compensation due to the issue of stock options to employees. The reconciliation of profits as per the Indian and the US GAAP financial statements is given below.

                                                                                                           in Rs. crore
-----------------------------------------------------------------------------------------------------------------------
     Profit as per the Indian GAAP financial statements                                                  628.81
-----------------------------------------------------------------------------------------------------------------------
     Less  :Amortization of deferred stock compensation expense                      23.26
            Provision for e-inventing the company                                     0.40
            Transfer of intellectual property rights                                  5.63                29.29
-----------------------------------------------------------------------------------------------------------------------
     Add   :Provision for retirement benefits to employees                            3.39
            Deferred taxes                                                            3.52                 6.91
-----------------------------------------------------------------------------------------------------------------------
     Net income as per the US GAAP financial statements                                                  606.43
-----------------------------------------------------------------------------------------------------------------------

     Amortization of deferred stock compensation

     The Accounting Principles Board Opinion No. 25 of US GAAP requires the accounting of deferred stock compensation on issue of stock options to employees, being the difference between the exercise price and the fair value as determined by the quoted market prices of the common stock on the grant date. In complying with this requirement, Infosys has charged to revenue under US GAAP an amount of Rs. 23.26 crore for the year ended March 31, 2001 as deferred stock compensation.

     Provision for e-inventing the company

     The company had made a provision towards e-inventing under Indian GAAP. The expenses incurred towards e-inventing the company were set off against the provision in the Indian GAAP financial statements. Under US GAAP, this amount was charged to the income statement.

     Provision for retirement benefits

     The provision for gratuity represents the valuation performed in accordance with US GAAP.

     Transfer of intellectual property rights

     The amount relates to the transfer of intellectual property rights to OnMobile Systems Inc. (formerly Onscan Inc.), USA.

     Deferred income tax provision

     US GAAP mandates that the tax element arising on timing differences in amortizing various Assets and Liabilities as per tax books and financial statements be accounted as deferred taxation and appropriate treatment be made in the income statement. There is no such requirement under Indian GAAP.

16.  Employee stock compensation under SFAS 123

     Statement of Financial Accounting Standards 123, Accounting for Stock Based Compensation, requires the proforma disclosure of the impact of the fair value method of accounting for employee stock valuation in the financial statements. The fair value of a stock option is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Applying the fair value based method defined in SFAS 123, the impact on the reported net profit and basic earnings per share would be as follows:

                                                                                                                 in Rs.
-----------------------------------------------------------------------------------------------------------------------
     Year ended March 31                                                       2001                        2000
-----------------------------------------------------------------------------------------------------------------------
     Net profit:                          As reported                 628,81,36,341               293,51,56,665
-----------------------------------------------------------------------------------------------------------------------
                                          Adjusted proforma           457,91,19,647               242,34,41,938
-----------------------------------------------------------------------------------------------------------------------
     Basic earnings per share:            As reported                         95.06                       44.38
-----------------------------------------------------------------------------------------------------------------------
                                          Adjusted proforma                   69.22                       36.64
-----------------------------------------------------------------------------------------------------------------------

C.   Outlook: issues and risks

     These have been discussed in detail in the Risk management section of this report.




Auditors' certificate


To
The Members,
Infosys Technologies Limited

We have examined the cash flow statement of Infosys Technologies Limited (the company) for the year ended March 31, 2001. The statement has been prepared by the company in accordance with the requirements of Clause 32 of the listing agreements entered into with the Indian Stock Exchanges.


                                                         for Bharat S Raut & Co.
                                                           Chartered Accountants

                                                          /s/ Balaji Swaminathan
Bangalore                                                     Balaji Swaminathan
April 11, 2001                                                           Partner

Cash flow statement for the year ended March 31
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                               in Rs.
-----------------------------------------------------------------------------------------------------------------------
                                                                      Schedule            2001                 2000
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax                                                                696,02,92,341        325,64,85,819

Adjustments to reconcile profit before tax to cash provided
by operating activities
    Profit on sale of fixed assets                                                   (9,17,890)           (8,73,015)
    Depreciation and amortization                                                112,89,45,152         53,23,27,389
    Income from investments                                                      (37,54,58,594)       (26,68,79,106)
    Provisions on long-term investments                                           15,28,98,608                    -
    Income taxes paid during the year                                      1     (85,18,05,440)       (35,53,53,877)
    Exchange differences on translation of foreign currency deposits             (20,17,12,483)        (9,93,27,075)

Changes in current assets and liabilities
    Sundry debtors                                                              (166,19,21,164)       (51,65,92,828)
    Loans and advances                                                     2     (34,72,64,731)       (41,49,70,588)
    Current liabilities and provisions                                     3      60,92,54,409         35,99,38,427
-----------------------------------------------------------------------------------------------------------------------
NET CASH GENERATED BY OPERATING ACTIVITIES                                       541,23,10,208        249,47,55,146
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on exercise of stock options                                              2,37,85,906          1,76,25,277
Dividends paid during the year                                                   (42,20,05,883)       (19,92,57,109)
Expenses relating to the issue of American Depositary Shares ("ADSs")                        -         (2,35,06,514)
Expenses relating to the issue of ADS-linked stock options                                   -         (1,01,93,113)
-----------------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                            (39,82,19,977)       (21,53,31,459)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets                                                  4    (463,35,45,172)      (159,87,03,617)
Proceeds on sale of fixed assets                                                     22,73,671            10,20,400
Long-term investments                                                      5     (26,63,64,960)       (13,08,00,000)
Income from investments                                                           37,54,58,594         26,68,79,106
-----------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                           (452,21,77,867)      (146,16,04,111)
-----------------------------------------------------------------------------------------------------------------------
Effect of exchange differences on translation of foreign currency deposits        20,17,12,483          9,93,27,075
-----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents during the year              69,36,24,847         91,71,46,651

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                                                508,37,37,595
    416,65,90,944
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                           6     577,73,62,442        508,37,37,595
=======================================================================================================================
NOTES ON THE CASH FLOW STATEMENT                                           7
-----------------------------------------------------------------------------------------------------------------------

The schedules referred to above and the notes thereon form an integral part of the cash flow statement. This is the cash flow statement referred to in our certificate of even date.

for Bharat S Raut & Co.
Chartered Accountants

Balaji Swaminathan      N. R. Narayana Murthy       Nandan M. Nilekani    Deepak M. Satwalekar    Marti G. Subrahmanyam
Partner                 Chairman and                Managing Director,    Director                Director
                                                    President
                        Chief Executive Officer     and Chief Operating
                                                    Officer

                        Jitendra Vir Singh          Omkar Goswami         Larry Pressler          Rama Bijapurkar
                        Director                    Director              Director                Director

                        S. Gopalakrishnan           K. Dinesh             S. D. Shibulal          T. V. Mohandas Pai
                        Deputy Managing Director    Director              Director                Director and
                                                                                                  Chief Financial Officer

                        Phaneesh Murthy             Srinath Batni         V. Balakrishnan
Bangalore               Director                    Director              Company Secretary and
April 11, 2001                                                            Associate Vice President -
                                                                          Finance

Schedules to the cash flow statement for the year ended March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                                                          in Rs.
-----------------------------------------------------------------------------------------------------------------------
                                                                                     2001                 2000
-----------------------------------------------------------------------------------------------------------------------
1   INCOME TAXES PAID DURING THE YEAR
    Charge as per the profit and loss account                                72,71,00,000         39,70,00,000
    Add:   Tax provided on Intellectual Property Rights sold                  3,43,96,000                    -
    Less:  Decrease in income tax provision                                 (60,29,91,999)       (39,46,62,254)
           Increase in advance income taxes                                  69,33,01,439         35,30,16,131
-----------------------------------------------------------------------------------------------------------------------
                                                                             85,18,05,440         35,53,53,877
-----------------------------------------------------------------------------------------------------------------------
2   LOANS AND ADVANCES
    As per the balance sheet                                                430,27,93,623        210,12,77,161
    Less:  Deposits with financial institutions and body corporate,        (192,67,52,157)       (76,58,01,865)
           included in cash and cash equivalents
           Advance income taxes separately considered                      (123,73,97,792)       (54,40,96,353)
-----------------------------------------------------------------------------------------------------------------------
                                                                            113,86,43,674         79,13,78,943
-----------------------------------------------------------------------------------------------------------------------
3   CURRENT LIABILITIES AND PROVISIONS
    As per the balance sheet                                                319,85,01,451        165,97,02,419
    Less:  Provisions separately considered in the cash flow Statement
           Income taxes                                                    (122,90,11,741)       (62,60,19,742)
           Dividends                                                        (49,61,85,878)       (19,84,18,210)
           Dividend tax                                                      (5,06,10,959)        (2,18,26,003)
-----------------------------------------------------------------------------------------------------------------------
                                                                            142,26,92,873         81,34,38,464
-----------------------------------------------------------------------------------------------------------------------
4   PURCHASES OF FIXED ASSETS AND CHANGE IN CAPITAL WORK-IN-PROGRESS
    As per the balance sheet                                                349,66,44,427        117,79,35,912
    Add (less): Change in work-in-progress                                  113,69,00,745         42,07,67,705
-----------------------------------------------------------------------------------------------------------------------
                                                                            463,35,45,172        159,87,03,617
-----------------------------------------------------------------------------------------------------------------------
5   LONG-TERM INVESTMENTS IN SECURITIES
    As per the balance sheet                                                 34,11,54,821         13,83,48,469
    Add:   Provisions on investments                                         22,34,94,282          7,05,95,674
    Less:  Non-cash investment (see note 7.2 below)                          (8,93,40,000)                   -
-----------------------------------------------------------------------------------------------------------------------
                                                                             47,53,09,103         20,89,44,143
-----------------------------------------------------------------------------------------------------------------------
6   CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR
    As per the balance sheet                                                385,06,10,285        431,79,35,730
    Add:   Deposits with financial institutions and body corporate,         192,67,52,157         76,58,01,865
           included herein
-----------------------------------------------------------------------------------------------------------------------
                                                                            577,73,62,442        508,37,37,595
-----------------------------------------------------------------------------------------------------------------------

7    NOTES ON THE CASH FLOW STATEMENT

7.1 Cash flows have been reported using the indirect method, whereby the net profit is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments, segregating between cash flows from regular revenue generating, financing and investing activities of the company. Cash flows in foreign currencies are accounted at average monthly exchange rates that approximate the actual rates of exchange prevailing at the dates of the transactions.

7.2 During the year ended March 31, 2001, the company transferred intellectual property rights in Onscan - a web-based wireless enabled notification product, to OnMobile Systems Inc. (formerly Onscan Inc.), USA, a company incubated by Infosys. The product was transferred for a gross consideration of Rs. 8,93,40,000 (approximately US$ 2,000,000) received as equity, preferred and non-voting securities in OnMobile Systems Inc., and accordingly, is not considered in this statement of cash flows.

Balance sheet abstract and company's general business profile

------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Registration details
Registration no.                                                                                          13115
State code                                                                                                   08
Balance sheet date                                                                               March 31, 2001

                                                                                                                 in Rs.
-----------------------------------------------------------------------------------------------------------------------
Capital raised during the year
Public issue                                                                                                  -
Rights issue                                                                                                  -
Bonus issue                                                                                                   -
Private placement                                                                                             -
Preferential offer of shares under Employee Stock Option Plan *                                          37,085

Position of mobilization and deployment of funds
Total liabilities                                                                                1389,63,91,988
Total assets                                                                                     1389,63,91,988

Sources of funds
Paid-up capital                                                                                    33,07,92,085
Reserves and surplus                                                                             1356,55,99,903
Secured loans                                                                                                 -
Unsecured loans                                                                                               -

Application of funds
Net fixed assets                                                                                  557,66,32,293
Investments                                                                                        34,11,54,821
Net current assets                                                                                797,86,04,874
Miscellaneous expenditure                                                                                     -
Accumulated losses                                                                                            -

Performance of the company
Turnover                                                                                         1959,93,73,722
Total Expenditure                                                                                1263,90,81,381
Profit / loss before tax                                                                          696,02,92,341
Extraordinary Income                                                                                5,49,44,000
Profit / loss after tax                                                                           628,81,36,341
Earnings per share from ordinary activities                                                               94.23
Earnings per share including extraordinary income                                                         95.06
Dividend rate (%)                                                                                           200

Generic names of principal products / services of the company
Item code no. (ITC code)                                                                            85249009.10
Product description                                                                           Computer software
*  Issue of shares arising on the exercise of options granted to employees under the company's -
   1998 ADS Plan                                                                                          6,217
   1999 Plan                                                                                              1,200
---------------------------------------------------------------------------------------------------------------

                        N. R. Narayana Murthy   Nandan M. Nilekani    Deepak M. Satwalekar      Marti G. Subrahmanyam
                        Chairman and            Managing Director,    Director                  Director
                        Chief Executive         President and
                        Officer                 Chief Operating
                                                Officer

                        Jitendra Vir Singh      Omkar Goswami         Larry Pressler            Rama Bijapurkar
                        Director                Director              Director                  Director

                        S. Gopalakrishnan       K. Dinesh             S. D. Shibulal            T. V. Mohandas Pai
                        Deputy Managing         Director              Director                  Director and
                        Director                                                                Chief Financial
                                                                                                Officer

                        Phaneesh Murthy         Srinath Batni         V. Balakrishnan
Bangalore               Director                Director              Company Secretary and
April 11, 2001                                                        Associate Vice
                                                                      President - Finance

                                                    Financial statements for the
                                                       year ended March 31, 2001
                                                     prepared in accordance with
              United States Generally Accepted Accounting Principles (U.S. GAAP)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                   We are what we repeatedly do.
                                   Excellence, then, is not an act, but a habit.
                                                                     - Aristotle
                                                           (384 B.C. - 322 B.C.)

Summary of consolidated financial data

------------------------------------------------------------------------------------------------------------------------------
Five-year data
                                                                                    in thousands, except per share data
-----------------------------------------------------------------------------------------------------------------------
                                                    2001          2000         1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------
                                                                          (Audited)
-----------------------------------------------------------------------------------------------------------------------
Statements of income data:

Revenues                                       $ 413,851     $ 203,444    $ 120,955      $ 68,330      $ 39,586
Cost of revenues                                 213,614       111,081       65,331        40,157        22,615
Gross profit                                     200,237        92,363       55,624        28,173        16,971
Operating expenses:
  Selling and marketing expenses                  20,683         9,644        4,944         3,370         1,976
  General and administrative expenses             36,958        17,102       11,255         9,855         5,034
  Amortization of deferred stock
  compensation expense                             5,081         5,118        3,646         1,520           768
  Compensation arising from stock split                -             -       12,906         1,047             -
Total operating expenses                          62,722        31,864       32,751        15,792         7,778
Operating income                                 137,515        60,499       22,873        12,381         9,193
Equity in loss of deconsolidated subsidiary            -             -       (2,086)            -             -
Other income, net                                  9,505         9,039        1,537           801           769
Income before income taxes                       147,020        69,538       22,324        13,182         9,962
Provision for income taxes                        15,072         8,193        4,878           770         1,320
Subsidiary preferred stock dividends                   -             -            -            68             -
Net income                                     $ 131,948      $ 61,345     $ 17,446      $ 12,344       $ 8,642
Earnings per equity share:
  Basic                                           $ 2.01        $ 0.93       $ 0.28        $ 0.21        $ 0.15
  Diluted                                         $ 1.98        $ 0.93       $ 0.28        $ 0.20        $ 0.15
Weighted equity shares used in computing
  earnings per equity share:
  Basic                                           65,771        65,660       61,379        59,574        58,073
  Diluted                                         66,715        65,864       61,507        60,808        59,409
Cash dividend per equity share                    $ 0.14        $ 0.11       $ 0.09        $ 0.04        $ 0.02

Balance sheet data:

Cash and cash equivalents                      $ 124,084     $ 116,599     $ 98,875      $ 15,419       $ 8,320
Total assets                                     342,348       219,283      153,658        48,782        32,923
Total long-term debt                                   -             -            -             -             -
Total stockholders' equity                     $ 311,792      $198,137    $ 139,610      $ 41,146      $ 30,640
-----------------------------------------------------------------------------------------------------------------------

1. The information presented above reflects the company's 2-for-1 stock split by means of a stock dividend in fiscal 1998 and 1999 and a 2-for-1 stock split in fiscal 2000.

2. The financial statements of Yantra Corporation, an erstwhile subsidiary, were consolidated with the financial statements of the company up to October 20, 1998 and are accounted for by the equity method in fiscal 1999.

3. The earnings per share calculations for fiscal years 2001, 2000 and 1999, includes 2,070,000 equity shares (representing 4,140,000 ADSs) issued during March 1999, in conjunction with the company's IPO in the U.S.

4. The dividends are declared in Indian rupees. Amounts presented are translated into U.S. dollars and are indicative. Dividends are paid from the date of holding of shares.

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Investors are cautioned that this discussion contains forward-looking statements that involve risks and uncertainties. When used in this discussion, the words "anticipate", "believe", "estimate", "intend", "will" and "expect" and other similar expressions as they relate to the company or its business are intended to identify such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Actual results, performances or achievements could differ materially from those expressed or implied in such forward-looking statements. Factors that could cause or contribute to such differences include those described under the heading "Risk Factors" in the prospectus filed with the Securities and Exchange Commission, as well as the factors discussed in the Form 20-F, included in this report. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of their dates. The following discussion and analysis should be read in conjunction with the company's financial statements included herein and the notes thereto.

1.   Overview

     Infosys, an India-based IT consulting and services company formed in 1981, provides end-to-end consulting for global corporations. The company has partnered with several Fortune 500 and emerging companies in building their next generation information infrastructure for competitive advantage. Infosys' portfolio of services includes e-strategy consulting and solutions, maintenance and re-engineering services, large application development and enterprise integration services. Infosys also has product co-development initiatives with numerous communication and Internet infrastructure companies that are creating the building blocks of the digital economy. In addition, the company develops and markets certain software products. The company utilizes an extensive offshore infrastructure including dedicated offshore software development centers ("OSDCs") to provide managed software solutions to clients worldwide. From fiscal 1997 through fiscal 2001, total revenue increased from $ 39.6 million to $ 413.8 million, the number of the company's software professionals worldwide increased from approximately 1,410 to approximately 8,660, and the number of its India-based software development centers increased from six to sixteen. The company also operationalized proximity development centers in Croydon in the UK and in Chicago, New Jersey and Phoenix in the U.S. in fiscal 2001, and one global development center in Toronto, Canada and two proximity development centers in Fremont and Boston in the U.S. in fiscal 2000.

     The company's revenues are generated principally from software services provided either on a fixed-price, fixed-time frame or a time-and-materials basis. Revenues from services provided on a time-and-materials basis are recognized in the month that services are provided and related costs are incurred. Revenues from services provided on a fixed-price, fixed-time frame basis are recognized upon the achievement of specified milestones identified in the related contracts, in accordance with the percentage of completion method. Cost of completion estimates are subject to periodic revisions. Although the company has revised its project completion estimates from time to time, such revisions have not, to date, had a material adverse effect on the company's operating results or financial condition. Since the company bears the risk of cost overruns and inflation with respect to its fixed-price, fixed-time frame projects, the company's operating results could be adversely affected by inaccurate estimates of contract completion costs and dates, including wage inflation rates and currency exchange rates that may affect cost projections. The company also develops and markets certain software products, including banking software that is licensed primarily to clients in Asia and Africa. Such software products represented 2.5% of total revenues in fiscal 2001. The company derived 73.5% of its total revenues from North America, 18.8% from Europe, 1.4% from India and 6.3% from the rest of the world in fiscal 2001.

     In fiscal 2001 and fiscal 2000, the company derived 28.4% and 13.6% of its total revenues, respectively, from Internet and e-commerce projects. Due to shorter time-to-market considerations, e-commerce projects necessitate higher interaction with clients. This results in a higher proportion of services being performed at client sites. Services performed at a client site typically generate higher per-capita revenues, but lower gross margins, than the same quantum of services performed at the company's own facilities in India. Consequently, any increase in work at client sites can decrease the gross margins of the company.

     Cost of revenues primarily consists of salary and other compensation expenses, depreciation, data communications expenses, computer maintenance, cost of software purchased for internal use, certain pre-operating expenses for new software development centers, and foreign travel expenses. The company depreciates personal computers and servers over two years and mainframe computers over three years. Third party software is expensed in the period in which it is acquired.

     The company assumes full project management responsibility for each project that it undertakes. Approximately 66.0% of the work on a project is performed at the company's facilities in India, and the balance of the work is performed at the client site. The proportion of work performed at the company facilities and at client sites varies from quarter to quarter. The company charges higher rates and incurs higher compensation expenses for work performed at the client site. Services performed at a client site typically generate higher revenues per-capita, but at lower gross margins, than the same quantum of services performed at the company's facilities in India. As a result, total revenues, cost of revenues and gross profit in absolute terms and, as a percentage of revenues, fluctuate from quarter to quarter based on the proportion of work performed offshore at company facilities and at client sites.

     Revenues and gross profits are also affected by employee utilization rates. Utilization rates depend, among other factors, on the number of employees enrolled for in-house training programs, particularly the 14 week classroom training courses provided to new employees. Since a large percentage of new hires begin their training in the second quarter, utilization rates have historically been lower in the second and third quarters of a fiscal year.

     Selling and marketing expenses primarily consist of expenses relating to advertisements, brand building, rentals of sales and marketing offices, salaries of marketing personnel, and traveling and conveyance. General and administrative expenses comprise expenses relating to communications, finance and administration, legal and professional charges, management, rent, salary and other compensation, travel, and miscellaneous administrative costs.

     Other income includes interest income, income from the sale of special import licenses and foreign currency exchange gains. Under the then export-import policy of the Government of India, exports by Indian companies generate credits for the exporter called "special import licenses". These credits can be sold or used for the import of goods included on a "restricted list" maintained by the Government of India. The company's general policy is to sell such special import licenses in the period in which it receives such credits. However, the new export-import policy announced by the Government of India in fiscal 2001 has abolished the scheme providing for benefit in the form of special import licenses to all exporters and accordingly all exports made on or after April 1, 2000 will not get the benefits.

     The company also intends to substantially expand its software development infrastructure in India. The company had committed $ 34.0 million towards various capital expenditure as on March 31, 2001. The company intends to spend approximately $ 80.0 million on various capital expenditures during fiscal 2002 and intends to use its internal accruals to fund this expansion.

2.   Results of operations

2.1  Fiscal year ended March 31, 2001 compared to fiscal year ended March 31,
     2000

     Revenues. Total revenues were $ 413.8 million for fiscal 2001, representing an increase of $ 210.4 million or 103.4% over total revenues of $ 203.4 million for fiscal 2000. This increase is attributable to an increase in volumes of business transacted of $ 126.1 million or 62.0%, and an increase in prices at which contracts were executed in the amount of $ 84.3 million or 41.4%. Revenues continued to increase in all segments of the company's services. Custom software development, re-engineering, maintenance and software development through OSDCs formed the majority of the company's revenues. The increase in revenues was attributable, in part, to a substantial increase in business from certain existing clients and from certain new clients, particularly in the telecom and insurance, banking and financial services industries. Revenues from telecom clients comprised 18.4% of revenues in fiscal 2001 as compared to 15.4% of revenues in fiscal 2000. Revenues from insurance, banking and financial services clients comprised 33.7% and 30.1% of revenues in fiscal 2001 and 2000, respectively. Revenue growth was also attributable to an increase in e-commerce related revenues, which represented 28.4% of total revenues for fiscal 2001 as compared to 13.6% of total revenues in fiscal 2000. Net sales of FINACLE(TM) and other products represented 2.5% of total revenues for fiscal 2001 as compared to 2.6% for fiscal 2000. Revenues from services represented 97.5% of total revenues for fiscal 2001 as compared to 97.4% for fiscal 2000. Revenues from fixed-price, fixed-time frame contracts and from time-and-materials contracts represented 28.2% and 71.8%, respectively, of total revenues for fiscal 2001 as compared to 31.5% and 68.5%, respectively, for fiscal 2000. Revenues from North America and Europe represented 73.5% and 18.8%, respectively, of total revenues for fiscal 2001, as compared to 78.0% and 14.8%, respectively, for fiscal 2000.

     Cost of revenues. Cost of revenues was $ 213.6 million for fiscal 2001, representing an increase of 92.2% over the cost of revenues of $ 111.1 million for fiscal 2000. The cost of revenues represented 51.6% and 54.6% of total revenues for fiscal 2001 and 2000, respectively. This decrease in costs as a percentage of total revenues was attributable to a favorable business mix and a decrease in depreciation and software expenses, which represented 7.6% and 7.9% of total revenues in fiscal 2001 and fiscal 2000, respectively, as well as a decrease in overseas short-term allowances which represented 26.0% and 26.4% of revenues in fiscal 2001 and 2000, respectively.

     Gross profit. As a result of the foregoing, the gross profit was $ 200.2 million for fiscal 2001, representing an increase of 116.7% over the gross profit of $ 92.4 million for fiscal 2000. As a percentage of total revenues, the gross profit increased to 48.4% for fiscal 2001 from 45.4% for fiscal 2000. This increase was attributable to a favorable business mix and a decrease in depreciation and software expenses as a percentage of total revenue due to improved infrastructure utilization and a decrease in overseas short-term allowances.

     Sales and marketing expenses. Sales and marketing expenses were $ 20.7 million for fiscal 2001, an increase of 115.6% over sales and marketing expenses of $ 9.6 million for fiscal 2000. As a percentage of total revenues, the sales and marketing expenses increased to 5.0% for fiscal 2001 from 4.7% for fiscal 2000. The number of sales offices increased to 25 as on March 31, 2001 from 20 as on March 31, 2000. The increase in sales and marketing expenses as a percentage of revenues was due to additional sales offices opened during the year and also due to an increase in the number of marketing personnel, which increased to 105 in fiscal 2001 from 62 in fiscal 2000.

     General and administrative expenses. General and administrative expenses were $ 36.9 million for fiscal 2001, an increase of 115.8% over general and administrative expenses of $ 17.1 million for fiscal 2000. General and administrative expenses were 8.9% and 8.4% of total revenues for fiscal 2001 and 2000, respectively. This marginal increase in general and administrative expense as a percentage of revenues was a result of increases in management, finance, administrative, and occupancy costs in fiscal 2001, due to an increase in the scale of operations.

     Amortization of deferred stock compensation expense. Amortization of deferred stock compensation expense was $ 5.1 million in both fiscal 2001 and 2000, respectively.

     Operating income. The operating income was $ 137.5 million for fiscal 2001, an increase of 127.3% over the operating income of $ 60.5 million for fiscal 2000. As a percentage of revenues, operating income increased to 33.2% for fiscal 2001 from 29.7% for fiscal 2000. Excluding the amortization of deferred stock compensation expense, the operating margin was 34.5% for fiscal 2001 as compared to 32.3% for fiscal 2000.

     Other income. Other income was $ 9.5 million for fiscal 2001 as compared to $ 9.0 million for fiscal 2000. This increase in other income was due to an increase in interest income in the amount of $ 2.8 million resulting from the investment of a larger cash balance and $ 1.5 million due to increase in exchange differences on translation of foreign currency deposits. This increase is offset by a decrease in other income due to provision for investments aggregating $ 3.5 million in EC Cubed Inc. and Alpha Thinx Mobile Services AG, two companies in which the company has made strategic investments, and a decrease in income from sale of special import licences in the amount of $ 0.4 million.

     Provision for income taxes. Provision for income taxes was $ 15.1 million for fiscal 2001 as compared to $ 8.2 million for fiscal 2000. The company's effective tax rate decreased to 10.3% for fiscal 2001 as compared to 11.8% for fiscal 2000. The reduction in the effective tax rate in fiscal 2001 is due to a decrease in the Indian tax liability resulting from a higher proportion of the company's operations qualifying for Indian tax exemptions applicable to designated Software Technology Parks.

     Net income. The net income was $ 131.9 million for fiscal 2001, an increase of 115.2% over the net income of $ 61.3 million for fiscal 2000. As a percentage of total revenues, the net income increased to 31.9% for fiscal 2001 from 30.1% for fiscal 2000.

2.2  Fiscal year ended March 31, 2000 compared to fiscal year ended March 31,
     1999

     Revenues. Total revenues were $ 203.4 million for fiscal 2000, representing an increase of $ 82.4 million or 68.2% over total revenues of $ 121.0 million for fiscal 1999. This increase is attributable to an increase in volumes of business transacted of $ 60.0 million or 49.6%, and an increase in prices at which contracts were executed in the amount of $ 22.4 million or 18.6%. Revenues continued to increase in all segments of the company's services. Custom software development, re-engineering, maintenance and software development through OSDCs formed a majority of the company's revenues. The increase in revenues was attributable, in part, to a substantial increase in business from certain existing clients and from certain new clients, particularly in the telecom and insurance, banking and financial services industries. Revenues from telecom clients comprised 15.4% of revenues in fiscal 2000 as compared to 14.2% of revenues in fiscal 1999. Revenues from insurance, banking and financial services clients comprised 30.1% and 23.3% of revenues in fiscal 2000 and 1999, respectively. Revenue growth was also attributable to an increase in e-commerce related revenues which represented 13.6% of total revenues for fiscal 2000 as compared to 3.7% of total revenues in fiscal 1999. Net sales of FINACLE(TM) and other products represented 2.6% of total revenues for fiscal 2000 as compared to 3.2% for fiscal 1999. Revenues from services represented 97.4% of total revenues for fiscal 2000 as compared to 96.8% for fiscal 1999. Revenues from fixed-price, fixed-time frame contracts and from time-and-materials contracts represented 31.5% and 68.5%, respectively, of total revenues for fiscal 2000 as compared to 36.7% and 63.3%, respectively, for fiscal 1999. Revenues from North America and Europe represented 78.0% and 14.8%, respectively, of total revenues for fiscal 2000 as compared to 82.0% and 9.3% respectively, for fiscal 1999.

     Cost of revenues. Cost of revenues was $ 111.1 million for fiscal 2000, representing an increase of 70.0% over the cost of revenues of $ 65.3 million for fiscal 1999. The cost of revenues represented 54.6% and 54.0% of total revenues for fiscal 2000 and 1999, respectively. This marginal increase in costs as a percentage of total revenues was attributable to an increase in provision for a defined benefit plan for employees. The increase was partially offset by a favorable business mix and a decrease in depreciation and software expenses, which represented 7.9% and 10.0% of total revenues in fiscal 2000 and 1999, respectively.

     Gross profit. As a result of the foregoing, the gross profit was $ 92.4 million for fiscal 2000, representing an increase of 66.1% over the gross profit of $ 55.6 million for fiscal 1999. As a percentage of total revenues, the gross profit decreased to 45.4% for fiscal 2000 from 46.0% for fiscal 1999. This decrease was attributable to higher provision for a defined benefit plan for employees, which was partially offset by a favorable business mix and a decrease in depreciation and software expenses as a percentage of total revenue due to improved infrastructure utilization.

     Sales and marketing expenses. Sales and marketing expenses were $ 9.6 million for fiscal 2000, an increase of 95.1% over sales and marketing expenses of $ 4.9 million for fiscal 1999. As a percentage of total revenues, the sales and marketing expenses increased to 4.7% for fiscal 2000 from 4.1% for fiscal 1999. The number of sales offices increased to 20 as on March 31, 2000 from 16 as on March 31, 1999. The increase in sales and marketing expense as a percentage of revenues was due to additional sales offices opened during the year and also an increase in the number of marketing personnel which increased to 62 in fiscal 2000 from 39 in fiscal 1999

     General and administrative expenses. General and administrative expenses were $ 17.1 million for fiscal 2000, an increase of 51.9% over general and administrative expenses of $ 11.3 million for fiscal 1999. General and administrative expenses were 8.4% and 9.3% of total revenue for fiscal 2000 and 1999, respectively. This decrease in general and administrative expense as a percentage of revenues was a result of the company's ability to increase revenues in fiscal 2000 without a corresponding increase in management, finance, administrative and occupancy costs.

     Amortization of deferred stock compensation expense. Amortization of deferred stock compensation expense was $ 5.1 million for fiscal 2000, a decrease of 69.1% over amortization of deferred stock compensation expense of $ 16.6 million for fiscal 1999. Compensation expense increased marginally for new grants of stock purchase rights in part because of the rising market price of the equity shares. In fiscal 1999, the company recognized an accelerated charge of $ 12.9 million as part of the company's 1998 stock dividend. The equity shares issued to Employee Stock Option Plan
     (ESOP) participants in connection with the stock dividend were not subject to vesting and as a result, one-half of the deferred compensation expense that would have been amortized over the remaining vesting periods for the equity shares issued under the ESOP was accelerated and charged to expense in fourth quarter of fiscal 1999.

     Operating income. The operating income was $ 60.5 million for fiscal 2000, an increase of 164.5% over the operating income of $ 22.9 million for fiscal 1999. As a percentage of revenues, operating income increased to 29.7% for fiscal 2000 from 18.9% for fiscal 1999. Excluding the amortization of deferred stock compensation expense, the operating margin was 32.3% for fiscal 2000 as compared to 32.6% for fiscal 1999.

     Other income. Other income was $ 9.0 million for fiscal 2000 as compared to $ 1.5 million for fiscal 1999. This increase in other income was due to an increase in interest income resulting from the investment of a larger cash balance, partly arising out of proceeds of the ADS issue during March 1999. The increase in other income during fiscal 2000 also included $ 0.4 million arising out of income from sale of special import licenses and $ 2.9 million due to exchange differences on translation of foreign currency deposits which were Nil during fiscal 1999.

     Provision for income taxes. Provision for income taxes was $ 8.2 million for fiscal 2000 as compared to $ 4.9 million for fiscal 1999. The company's effective tax rate decreased to 11.8% for fiscal 2000 as compared to 21.8% for fiscal 1999. The effective tax rate after adjusting for a one-time accelerated compensation charge arising out of the company's 1998 stock dividend, which reduced the pre-tax income substantially in fiscal 1999, is 13.8%. The reduction in the effective tax rate in fiscal 2000 is due to a decrease in the Indian tax liability resulting from a higher proportion of the company's operations qualifying for Indian tax exemptions applicable to designated Software Technology Parks.

     Net income. The net income was $ 61.3 million for fiscal 2000, an increase of 251.6% over the net income of $ 17.4 million for fiscal 1999. As a percentage of total revenues, the net income increased to 30.1% for fiscal 2000 from 14.4% for fiscal 1999. The net income for fiscal 2000 of $ 61.3 million is 102.1% more than $ 30.4 million in fiscal 1999, after adjusting for a one-time accelerated compensation charge of $ 12.9 million, arising out of company's 1998 stock dividend which reduced the net income substantially in fiscal 1999.

2.3  Liquidity and capital resources

     The growth of the company has been financed largely from cash generated from operations and, to a lesser extent, from the proceeds of equity issues and borrowings. In 1993, the company raised approximately $ 4.4 million in gross aggregate proceeds from its initial public offering of equity shares on Indian stock exchanges. In 1994, the company raised an additional $ 7.7 million through private placements of its equity shares with foreign institutional investors, mutual funds, Indian domestic financial institutions and corporations. As on March 31, 2001, the company had $
     124.1 million in cash and cash equivalents, $ 176.2 million in working capital and no outstanding bank borrowings. The company's treasury policy calls for investing only in highly rated banks, financial institutions and companies for short maturities with a limit for individual entities. The company retains the money both in rupee and foreign currency accounts. The bank balances in overseas accounts are maintained to meet the expenditure of the overseas branches in the U.S. and other countries, and to meet project-related expenditure overseas.

     Net cash provided by operating activities was $ 137.5 million, $ 71.4 million and $ 40.1 million in fiscal 2001, 2000 and 1999, respectively. Net cash provided by operations consisted primarily of net income offset, in part, by an increase in accounts receivable. Accounts receivable as a percentage of total revenue, represented 15.7%, 15.4% and 16.6% for fiscal 2001, 2000 and 1999, respectively. The company's policy on accounts receivable includes a periodic review of all such outstanding. The company reviews the age, amount, and quality of each account receivable; the relationship with, size of, and history of the client; and the quality of service delivered by the company for the client to determine the classification of an account receivable. Should the review so demand, the company classifies accounts receivable into secured and unsecured accounts, further sub-classified between good and doubtful accounts. The company makes provisions for all accounts receivable classified as doubtful and for all accounts receivable that are outstanding for more than 180 days.

     Prepaid expenses and other current assets increased by $ 2.2 million, $ 2.4 million and $ 2.0 million during fiscal 2001, 2000 and 1999, respectively. The increase in fiscal 2001 was primarily due to an increase in rental deposits for the new software development centers, prepaid expenses and costs in excess of billings. Costs in excess of billings represent costs incurred on fixed-price contracts in respect of which milestones are yet to be achieved. The increase in fiscal 2000 and 1999 was primarily due to an increase in rental deposits for the new software development centers and prepaid expenses. Income taxes payable decreased by $ 2.0 million in fiscal 2001 primarily due to higher advance tax payments made during the year.

     Unearned revenue as of March 31, 2001 and 2000 consists primarily of advance client billings on fixed-price, fixed-time frame contracts for which related costs were not yet incurred. The proportion of fixed-price contracts under which the company was entitled to bill clients in advance increased as of March 31, 2001 over the previous year.

     Net cash used in investing activities was $ 106.7 million, $ 45.7 million and $ 17.0 million in fiscal 2001, 2000 and 1999, respectively. Net cash used in investing activities in fiscal 2001 consisted primarily of $ 96.8 million for property, plant and equipment, loans to employees of $ 4.1 million and purchase of investments amounting to $ 5.9 million. Net cash used in investing activities in fiscal 2000 consisted primarily of $ 35.9 million for property, plant and equipment, loans to employees of $ 6.8 million and purchase of investments amounting to $ 3.0 million. Net cash used in investing activities in fiscal 1999 primarily consisted of $ 16.1 million for property, plant and equipment and loans to employees of $ 2.2 million, offset by proceeds from the sale of investment in Yantra amounting to $ 1.5 million.

     Publicly-traded Indian companies customarily pay dividends. For fiscal 2001, the company declared and paid a dividend of $ 5.0 million. The board of directors also declared a dividend of $ 10.6 million at their meeting held on April 11, 2001, which is subject to the approval of the stockholders in the annual general meeting. For fiscal 2000, the company declared a dividend of $ 7.1 million, which was paid partly in fiscal 2000 and partly in fiscal 2001. For fiscal 1999, the company declared a dividend of $ 3.2 million, which was paid partly in fiscal 1999 and partly in fiscal 2000.

     As on March 31, 2001, the company had contractual commitments for capital expenditure of $ 34.0 million. The company intends to spend approximately $
     80.0 million on various capital expenditure during fiscal 2002 and the same would be met out of the internal accruals of the company. In the opinion of the company, the working capital is sufficient for the company's present requirements.

2.4  Foreign currency market risk

     Market risks relating to the company's operations result primarily from changes in interest rates and changes in foreign exchange rates. The company's functional currency is the Indian rupee; however, it transacts a major portion of its business in foreign currencies and accordingly has foreign currency exposure through its sales in the United States and purchases from overseas suppliers in U.S. dollars. In its U.S. operations, the company does not actively hedge against exchange rate fluctuations, although it may elect to do so in the future. Accordingly, changes in exchange rates may have a material adverse effect on the company's net sales, cost of services sold, gross margin and net income, any of which alone or in the aggregate may in turn have a material adverse effect on the company's business, operating results and financial condition. The exchange rate between the rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. During the four-year period from March 31, 1997 through March 31, 2001, the value of the rupee against the U.S. dollar declined by approximately 29.8%. For fiscal 2001, 2000 and 1999, the company's U.S. dollar-denominated revenues represented 89.6%, 88.3% and 88.1%, respectively, of total revenues. The company expects that a majority of its revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of the company's expenses, including personnel costs as well as capital and operating expenditures, will continue to be denominated in rupees. Consequently, the company's results of operations will be adversely affected to the extent the rupee appreciates against the U.S. dollar. The company has sought to reduce the effect of exchange rate fluctuations on operating results by purchasing foreign exchange forward contracts to cover a portion of outstanding accounts receivable on a need basis. As of March 31, 2001, the company had outstanding forward contracts in the amount of $ 20 million. These contracts typically mature within three months, must be settled on the day of maturity and may be canceled subject to the payment of any gains or losses in the difference between the contract exchange rate and the market exchange rate on the date of cancellation. The company uses these instruments only as a hedging mechanism and not for speculative purposes. There can be no assurance that the company will purchase contracts adequate to insulate itself from foreign exchange currency risks or that any such contracts will perform adequately as a hedging mechanism. Devaluation of the rupee will result in foreign currency translation losses. For example, for fiscal 2001 and 2000, the company's foreign currency translation losses were approximately $ 14.5 million and $ 5.0 million, respectively.

2.5  Reconciliation between Indian and U.S. GAAP

     There are material differences between the financial statements prepared as per Indian and U.S. GAAP. The material differences arise due to provision for deferred taxes, accounting for stock-based compensation, non-recognition of unrealized gains on transfers of intellectual property rights and consolidation of accounts of subsidiary, as required by U.S. GAAP. Indian GAAP does not require provision for deferred taxes, amortization of deferred stock compensation and consolidation of accounts of subsidiaries, and permits the recognition of unrealized gains on transfers of intellectual property rights in the financial statements.

     Reconciliation of net income

     ------------------------------------------------------------------------------------------------------------
                                                                         2001             2000             1999
     ------------------------------------------------------------------------------------------------------------
     Net profit as per Indian GAAP                              $ 136,837,807     $ 67,775,087     $ 32,207,070
     Adjustments:
     Deferred tax                                                     769,303          850,891          625,427
     Net income of subsidiary included on consolidation                     -                -       (2,085,887)
     Provision for retirement benefits to employees                   741,000         (741,000)               -
     Employee stock-based compensation plan charge
       under APB Opinion no. 25                                    (5,081,795)      (5,117,635)      (3,645,576)
     Compensation arising from stock split                                  -                -      (12,906,962)
     Provision for loss - Yantra Corporation                                -                -        1,675,060
     Provision for contingency / e-inventing the company (net)        (87,387)      (1,422,815)       1,576,956
     Transfer of intellectual property rights (net of tax)         (1,230,824)               -                -
     ------------------------------------------------------------------------------------------------------------
     Net income as per U.S. GAAP                                $ 131,948,104     $ 61,344,528     $ 17,446,088
     ------------------------------------------------------------------------------------------------------------

2.6   Investment in Yantra Corporation

      Prior to October 20, 1998, the company owned a majority of the voting stock of Yantra. Consequently, all of Yantra's operating losses through October 20, 1998 were recognized in the company's consolidated financial statements. For fiscal 1998 and fiscal 1999, Yantra's losses recognized in the company's financial statements were $ 1.6 million and $ 2.0 million, respectively. On October 20, 1998, the company sold a portion of Yantra's shares held by it, thereby reducing its interest to less than one-half of the voting stock of Yantra. The company continues to own all of the outstanding common stock of Yantra, but has no financial obligations or commitments to Yantra and does not intend to provide Yantra with financial support. Accordingly, Yantra's results after October 20, 1998 were not recognized in the company's financial statements under U.S. GAAP. Yantra's revenues were $ 1.3 million and $ 2.0 million for fiscal 1998 and for the period ended October 20, 1998, respectively, while gross profits were $ 574,000 and $ 546,000, respectively, for these same periods. Yantra's revenues were 1.9% and 2.3% of the company's revenues for fiscal 1998 and for the period ended October 20, 1998, respectively. Its gross profits were 2.0% and 1.4% of the company's gross profits for these same periods. Yantra currently provides e-commerce operations solutions through PureEcommerce, a scalable web-based solution that facilitates real-time transaction management across the extraprise. On June 14, 1999, Yantra sold Series C Convertible Preferred Stock in the amount of $ 15 million to unrelated existing and new investors, further reducing the company's voting control to approximately 25%. In fiscal 2001, Yantra sold Series D Convertible Preferred Stock in the amount of $ 49 million to unrelated existing and new investors further reducing the company's voting control to approximately 16% on a fully diluted basis.

2.7   Principles of currency translation

      In fiscal 2001, over 96.6% of the company's revenues were generated in U.S. dollars and European currencies. A majority of the company's expenses were incurred in rupees, and the balance was incurred in U.S. dollars and European currencies. The functional currency of the company is the Indian rupee. Revenues generated in foreign currencies are translated into Indian rupees using the exchange rate prevailing on the dates revenues are recognized. Expenses of overseas operations incurred in foreign currencies are translated into Indian rupees at either the monthly average exchange rate or the exchange rate on the date the expense is incurred, depending on the source of payment. Assets and liabilities of foreign branches held in foreign currency are translated into Indian rupees at the end of the applicable reporting period. For U.S. GAAP reporting, the financial statements are translated into U.S. dollars using the average monthly exchange rate for revenues and expenses and the period end rate for assets and liabilities. The gains or losses from such translation are reported as "Other comprehensive income", a separate component of stockholders' equity. The company expects that a majority of its revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of the company's expenses, including personnel costs as well as capital and operating expenditures, will continue to be denominated in rupees. Consequently, the company's results of operations will be adversely affected to the extent that the rupee appreciates against the U.S. dollar.

2.8   Income tax matters

      The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include:
      (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as "Software Technology Parks" (the "STP Tax Holiday"); and (ii) a tax deduction for profits derived from exporting computer software (the "Export Deduction"). All but one of the company's software development facilities are located in a designated Software Technology Park. The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP Tax Holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. Also, the incentive available under the later scheme would be phased out equally over a period of five years starting from fiscal 2000. The benefits of these tax incentive programs have historically resulted in an effective tax rate for the company well below statutory rates. There is no assurance that the Government of India will continue to provide these incentives. The company pays corporate income tax in foreign countries on income derived from operations in those countries.

2.9   Effects of inflation

      The company's most significant costs are the salaries and related benefits for its employees. Competition in India and the United States for IT professionals with the advanced technological skills necessary to perform the services offered by the company have caused wages to increase at a rate greater than the general rate of inflation. As with other IT service providers, the company must adequately anticipate wage increases and other cost increases, particularly on its long-term contracts. Historically, the company's wage costs in India have been significantly lower than prevailing wage costs in the United States for comparably-skilled employees, although wage costs in India are presently increasing at a faster rate than in the United States. There can be no assurance that the company will be able to recover cost increases through increases in the prices that it charges for its services in the United States.

2.10  Accounting pronouncements

      Effective April 1, 2001, Infosys adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities as amended, when the pronouncement became effective for companies with fiscal years ending March 31, 2001. SFAS 133 will change the accounting treatment of derivative contracts (including foreign exchange contracts) that are employed to manage risks. It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The company observes that the net amount reflected in current earnings under the new rules will be substantially similar to the amounts under existing accounting practice.

3.    Risk factors

3.1   Management of growth

      The company has experienced significant growth in recent periods. The company's revenues in fiscal 2001 grew 103.4% over fiscal 2000. As of March 31, 2001, the company employed approximately 8,660 software professionals worldwide with 16 software development facilities in India, six proximity development centers in the UK and USA and one global development center in Canada, as compared to approximately 4,625 with 17 software development facilities in India, two proximity development centers in USA and one global development center in Canada as of March 31, 2000 and 3,160 with 11 software development facilities in India as of March 31, 1999. In fiscal 2001, 2000 and 1999, the company approved major expansions to its existing facilities and the building of new facilities. The company's growth is expected to place significant demands on its management and other resources and will require it to continue to develop and improve its operational, financial and other internal controls, both in India and elsewhere. In particular, continued growth increases the challenges involved in: recruiting and retaining sufficient skilled technical, marketing and management personnel; providing adequate training and supervision to maintain the company's high quality standards; and preserving the company's culture and values and its entrepreneurial environment. The company's inability to manage its growth effectively could have a material adverse effect on the quality of the company's services and projects, its ability to attract clients as well as skilled personnel, its business prospects, and its results of operations and financial condition.

3.2   Potential fluctuations in future operating results

      Historically, the company's operating results have fluctuated, and may continue to fluctuate in future, depending on a number of factors, including: the size, timing and profitability of significant projects; the proportion of services that are performed at client sites rather than at the company's offshore facilities; the accuracy of estimates of resources and time required to complete ongoing projects, particularly projects performed under fixed-price, fixed-time frame contracts; a change in the mix of services provided to its clients or in the relative proportion of services and product revenues; the timing of tax holidays and other Government of India incentives; the effect of seasonal hiring patterns and the time required to train and productively utilize new employees; the size and timing of facilities expansion; unanticipated increases in wage rates; the company's success in expanding its sales and marketing programs; currency exchange rate fluctuations and other general economic factors. A high percentage of the company's operating expenses, particularly personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the company's projects or in employee utilization rates may cause significant variations in operating results in any particular quarter. The company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in some future quarter the company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the equity shares and ADSs are likely to be materially adversely affected.

3.3   Impact of a slowdown in IT spending in the U.S.

      Historically, a significant portion of the company's revenues was derived from the U.S. For example, in fiscal 2001 and 2000, approximately 70.0% and 73.8% of the company's revenues were derived from the U.S. Currently there are indications of an economic slowdown in the U.S. The IT services market in the U.S. had earlier showed remarkable resilience in fashioning new solutions demanded by changing business and technology cycles. Going forward, the IT services sector in the U.S. may experience some realignment as a result of the macroeconomic forces. The continued growth of companies in this sector will depend upon their ability to adapt to the changes in the market and justify their customer's investments in new projects that will drive customer retention up and costs down. Consequently, the company's competitors may reduce contract prices to retain customers and / or to win new contracts. This may affect the company's ability to win new clients and retain existing clients as well as the company's ability to sustain its current pricing strategy. This may result in a lower revenue growth and may impact margins of the company. Due to all of the foregoing factors, it is possible that in some future quarter the company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the equity shares and ADSs are likely to be materially adversely affected.

3.4  Exposure to industry segments

     The company derives a significant proportion of its revenues from certain industry segments. For example, in fiscal 2001 the company derived 33.7% and 18.4% of its revenues from the insurance, banking and financial services, and telecom industry segments respectively, as compared to 30.1% and 15.4%, respectively in fiscal 2000. There are indications that the possible economic slowdown in the U.S. may impact the growth prospects of companies that operate in various industry segments, for example, the insurance, banking and financial services, and telecom industry segments. Consequently, these companies may cut their IT spending or postpone decisions regarding new expenditure with respect to IT spending. The company believes that a sustained cut in IT spending and the longer decision time that may be taken by these companies may affect the company's ability to win new clients and / or retain existing clients as well as the company's ability to sustain its current pricing strategy with existing clients, in these industry segments. This may result in a lower revenue growth and may impact margins of the company. Due to all of the foregoing factors, it is possible that in some future quarter the company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the equity shares and ADSs are likely to be materially adversely affected.

3.5  Exposure to start-up and venture-funded companies

     The company works with start-up and venture-funded companies to gain access to niche technologies. The company derived 10.8% of its revenues from start-up and venture-funded companies in fiscal 2001. Consequent to the possible economic slowdown in the U.S., the ability of start-up and venture-funded companies to raise capital for their operations and expansion plans has become difficult. As a result, the ability of the company to grow its revenues from such companies may be adversely affected. Additionally, such companies may not be able to pay any amounts due against services rendered by the company. Due to the foregoing factors, it is possible that in some future quarter the company's operating results may be below the expectations of public market analysts and investors. In such event, the market price of the equity shares and ADSs are likely to be materially adversely affected.

3.6  Risks related to investments in Indian securities

     The company is incorporated in India, and substantially all of its assets and a substantial majority of its employees are located in India. Consequently, the company's performance may be affected by changes in exchange rates and controls, interest rates, Government of India policies, including taxation policy, as well as political, social and economic developments affecting India.

     Political and economic environment. During the past decade and particularly since 1991, the Government of India has pursued policies of economic liberalization, including significant relaxations of restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. Additionally, since 1996, the Government of India has changed three times. The current Government of India, formed in October 1999, has announced policies and taken initiatives that support the continuation of the economic liberalization policies pursued by previous governments and has, in addition, set up a special IT task force to promote the IT industry. However, the speed of economic liberalization could change, and specific laws and policies affecting IT companies, foreign investment, currency exchange rates and other matters affecting investment in the company's securities could change as well. Further, there can be no assurance that the liberalization policies will continue in the future. A significant change in the Government of India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and the company's business in particular. South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on the market for securities of Indian companies and on the business of the company.

     Government of India incentives and regulation. The company benefits from a variety of incentives given to software firms in India, such as relief from import duties on hardware, a tax exemption for income derived from software exports, and tax holidays and infrastructure support for companies, such as Infosys, operating in specially designated "Software Technology Parks". There can be no assurance that these incentives will continue in future. Further, there is a risk that changes in tax rates or laws affecting foreign investment, currency exchange rates or other regulations will render the Government of India's regulatory scheme less favorable to the company and could adversely affect the market price of the company's equity shares and its ADSs. Should the regulations and incentives promulgated by the Government of India become less favorable to the company, the company's results of operations and financial condition could be adversely affected.

     Restrictions on foreign investment. Foreign investment in Indian securities is regulated by the Foreign Exchange Management Act, 1999. In certain emerging markets, including India, Global Depositary Shares and ADSs may trade at a discount or premium, as the case may be, to the underlying shares, in part because of restrictions on foreign ownership of the underlying shares. In addition, under current Indian laws and regulations, the Depositary can accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares provided the shares so accepted for conversion into ADSs shall not exceed the number of equity shares which were released by the Custodian pursuant to conversions of ADSs into equity shares under the Depositary Agreement. Therefore, a holder of ADSs who surrenders ADSs and withdraws equity shares is not permitted subsequently to deposit such equity shares and obtain ADSs if such ADSs obtained on conversion are in excess of the ADSs originally converted or surrendered. This limited ability to convert equity shares into ADSs increases the probability that the price of the ADSs will not trade on par with the price of the equity shares as quoted on the Indian stock exchanges. Holders who seek to sell in India any equity shares withdrawn from the depositary facility and to convert the rupee proceeds from such sale into foreign currency and repatriate such foreign currency from India will have to obtain Reserve Bank of India ("RBI") approval for each such transaction. Further, under current Indian regulations and practice, the approval of the RBI is required for the sale of equity shares underlying ADSs by a non-resident of India to a resident of India as well as for renunciation of rights to a resident of India. There can be no assurance that any such approval can be obtained.

     Exchange rate fluctuations. Market risks relating to the company's operations result primarily from changes in interest rates and changes in foreign exchange rates. The company's functional currency is the Indian rupee although it transacts a major portion of its business in foreign currencies and accordingly has foreign currency exposure through its sales in the United States and purchases from overseas suppliers in U.S. dollars. In its U.S. operations, the company does not actively hedge against exchange rate fluctuations, although it may elect to do so in the future. Accordingly, changes in exchange rates may have a material adverse effect on the company's net sales, cost of services sold, gross margin and net income, any of which alone or in the aggregate may in turn have a material adverse effect on the company's business, operating results and financial condition. The exchange rate between the rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. During the four-year period from March 31, 1997 through March 31, 2001, the value of the rupee against the U.S. dollar declined by approximately 29.8%. For fiscal 2001, 2000 and 1999, the company's U.S. dollar-denominated revenues represented 89.5%, 88.3% and 88.1%, respectively, of total revenues. The company expects that a majority of its revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of the company's expenses, including personnel costs as well as capital and operating expenditures, will continue to be denominated in rupees. Consequently, the company's results of operations will be adversely affected to the extent the rupee appreciates against the U.S. dollar. The company has sought to reduce the effect of exchange rate fluctuations on operating results by purchasing foreign exchange forward contracts to cover a portion of outstanding accounts receivable on a need basis. As of March 31, 2001, the company had outstanding forward contracts in the amount of $ 20 million. These contracts typically mature within three months, must be settled on the day of maturity and may be canceled subject to the payment of any gains or losses in the difference between the contract exchange rate and the market exchange rate on the date of cancellation. The company uses these instruments only as a hedging mechanism and not for speculative purposes. There can be no assurance that the company will purchase contracts adequate to insulate itself from foreign exchange currency risks or that any such contracts will perform adequately as a hedging mechanism. Devaluation of the rupee will result in foreign currency translation losses. For example, for fiscal 2001 and 2000, the company's foreign currency translation losses were approximately $ 14.5 million and $ 5.0 million, respectively.

     Fluctuations in the exchange rate between the rupee and the U.S. dollar also will affect the U.S. dollar conversion by the Depositary of any cash dividends paid in rupees on the equity shares represented by the ADSs. In addition, fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of equity shares on the Indian Stock Exchanges and, as a result, are likely to affect the market prices of the ADSs in the United States, and vice versa. Such fluctuations will also affect the dollar value of the proceeds a holder would receive upon the sale in India of any equity shares withdrawn from the Depositary under the Depositary Agreement. There can be no assurance that holders will be able to convert rupee proceeds into U.S. dollars or any other currency or with respect to the rate at which any such conversion could occur.

3.7  Substantial investment in new facilities

     As of March 31, 2001, the company had contractual commitments of $ 34.0 million for capital expenditure and has budgeted for significant infrastructural expansion in the near future. Since such an expansion will significantly increase the company's fixed costs, the company's results of operations will be materially adversely affected if the company is unable to grow its business proportionately. Although the company has successfully developed new facilities in the past, there can be no assurance that the company will not encounter cost overruns or project delays in connection with any or all of the new facilities. Furthermore, there can be no assurance that future financing for additional facilities, whether within India or elsewhere, would be available on attractive terms or at all.

3.8  Restrictions on U.S. immigration

     The company's professionals who work on-site at client facilities in the United States on temporary and extended assignments are typically required to obtain visas. As of March 31, 2001, substantially all of the company's personnel in the United States were working pursuant to H-1B visas (1,090 persons) or L-1 visas (292 persons). Although there is no limit to new L-1 petitions, there is a limit to the number of new H-1B petitions that the United States Immigration and Naturalization Service may approve in any government fiscal year. In years in which this limit is reached, the company may be unable to obtain the H-1B visas necessary to bring its critical Indian IT professionals to the United States on an extended basis. The H-1B limit had recently been increased to 195,000 for the next two years ending September 30, 2002. The limit is yet to be reached by the U.S. government for its fiscal year ending September 30, 2001. While the company anticipates that such limit may be reached prior to the end of the U.S. government's fiscal year and has made efforts to plan accordingly, there can be no assurance that the company will continue to be able to obtain a sufficient number of H-1B visas. Changes in existing U.S. immigration laws that make it more difficult for the company to obtain H-1B and L-1 visas could impair the company's ability to compete for and provide services to clients and could have a material adverse effect on the company's results of operations and financial condition.

3.9   Risks related to international operations

      While most of the company's software development facilities are currently located in India, the company intends to develop new software development facilities in other regions, including potentially South-East Asia, Latin America and Europe. The company has not yet made substantial contractual commitments to develop such new software development facilities, and there can be no assurance that the company will not significantly alter or reduce its proposed expansion plans. The company's lack of experience with facilities outside of India subject the company to further risk with regard to foreign regulation and overseas facilities management. Increasing the number of software development facilities and the scope of operations outside of India subjects the company to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations, currency exchange rate fluctuations, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. Such developments could have a material adverse effect on the company's business, results of operations and financial condition.

3.10  Dependence on skilled personnel; risks of wage inflation

      The company's ability to execute project engagements and to obtain new clients depends, in large part, on its ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers, software engineers and other senior technical personnel. An inability to hire and retain additional qualified personnel will impair the company's ability to bid for or obtain new projects and to continue to expand its business. The company believes that there is significant competition for IT professionals with the skills necessary to perform the services offered by the company. There can be no assurance that the company will be able to assimilate and manage new IT professionals effectively. Any increase in the attrition rates experienced by the company, particularly the rate of attrition of experienced software engineers and project managers, would adversely affect the company's results of operations and financial condition. There can be no assurance that the company will be successful in recruiting and retaining a sufficient number of replacement IT professionals with the requisite skills to replace those IT professionals who leave. Further, there can be no assurance that the company will be able to redeploy and retrain its IT professionals to keep pace with continuing changes in IT, evolving standards and changing client preferences. Historically, the company's wage costs in India have been significantly lower than wage costs in the United States for comparably skilled IT professionals. However, wage costs in India are presently increasing at a faster rate than those in the United States. Changes in the immigration laws of the countries where the company's personnel are deputed on short-term assignments, requiring the company to pay a minimum threshold wage higher than the current wage of these personnel as a condition for obtaining visas or work permits may impact the profitability of the company. In the long-term, wage increases may have an adverse effect on the company's profit margins unless the company is able to continue increasing the efficiency and productivity of its professionals.

3.11  Client concentration

      The company has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of large corporate clients. For fiscal 2001 and fiscal 2000, the company's largest client accounted for 7.3% and 7.2%, respectively, of the company's total revenues and its five largest clients accounted for 26.0% and 30.2%, respectively, of the company's total revenues. The volume of work performed for specific clients is likely to vary from year to year, particularly since the company is usually not the exclusive outside software service provider for its clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. The loss of any large client could have a material adverse effect on the company's results of operations and financial condition. Since many of the contracted projects are critical to the operations of its clients' businesses, any failure to meet client expectations could result in a cancellation or non-renewal of a contract. However, there are a number of factors other than the company's performance that could cause the loss of a client and that may not be predictable. For example, in 1995, the company chose to reduce significantly the services provided to its then-largest client rather than accept the price reductions and increased company resources sought by the client. In other circumstances, the company reduced significantly the services provided to its client when the client either changed its outsourcing strategy by moving more work in-house and reducing the number of its vendors, or replaced its existing software with packaged software supported by the licensor. There can be no assurance that the same circumstances may not arise in future.

3.12  Fixed-price, fixed-time frame contracts

      As a core element of its business strategy, the company continues to offer a significant portion of its services on a fixed-price, fixed-time frame basis, rather than on a time-and-materials basis. Although the company uses specified software engineering processes and its past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-time frame projects, the company bears the risk of cost overruns, completion delays and wage inflation in connection with these projects. The company's failure to estimate accurately the resources and time required for a project, future rates of wage inflation and currency exchange rates or its failure to complete its contractual obligations within the time frame committed could have a material adverse effect on the company's results of operations and financial condition.

3.13  Infrastructure and potential disruption in telecommunications

      A significant element of the company's business strategy is to continue to leverage its various software development centers in Bangalore, Bhubaneswar, Chennai, Mangalore, Pune, Hyderabad, Mohali and Mysore in India, and to expand the number of such centers in India as well as outside India. The company believes that the use of a strategically located network of software development centers will provide the company with cost advantages, the ability to attract highly skilled personnel in various regions, the ability to service clients on a regional and global basis, and the ability to provide 24-hour service to its clients. Pursuant to its service delivery model, the company must maintain active voice and data communication between its main offices in Bangalore, the offices of its clients, and its other software development facilities. Although the company maintains redundant software development facilities and satellite communications links, any significant loss of the company's ability to transmit voice and data through satellite and telephone communications would have a material adverse effect on the company's results of operations and financial condition.

3.14  Competition

      The market for IT services is highly competitive. Competitors include IT services companies, large international accounting firms and their consulting affiliates, systems consulting and integration firms, temporary employment agencies, other technology companies and client in-house MIS departments. Competitors include international firms as well as national, regional and local firms located in the United States, Europe and India. The company expects that future competition will increasingly include firms with operations in other countries, potentially including countries with lower personnel costs than those prevailing in India. Historically, one of the company's key competitive advantages has been a cost advantage relative to service providers in the United States and Europe. Since wage costs in India are presently increasing at a faster rate than those in the United States, the company's ability to compete effectively will become increasingly dependent on its reputation, the quality of its services, and its expertise in specific markets. The company's ability to retain its existing clients and win new clients may also be impacted by any reduction in prices of services by competitors with a view to take advantage of the economic downturn in the U.S. Many of the company's competitors have significantly greater financial, technical and marketing resources and generate greater revenue than the company, and there can be no assurance that the company will be able to compete successfully with such competitors and will not lose existing clients to such competitors. The company believes that its ability to compete also depends in part on a number of factors outside its control, including the ability of its competitors to attract, train, motivate and retain highly skilled IT professionals, the price at which its competitors offer comparable services, and the extent of its competitors' responsiveness to client needs.

3.15  Dependence on key personnel

      The company's success depends to a significant degree upon continued contributions by members of the company's senior management and other key research and development and sales and marketing personnel. The company generally does not enter into employment agreements with its senior management and other key personnel that provide for substantial restrictions on such persons leaving the company. The loss of any of such persons could have a material adverse effect on the company's business, financial condition and results of operations.

3.16  Potential liability to clients; risk of exceeding insurance coverage

      Many of the company's contracts involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against the company, regardless of the company's responsibility for such failure. Although the company attempts to limit its contractual liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its services, there can be no assurance the limitations of liability set forth in its service contracts will be enforceable in all instances or will otherwise protect the company from liability for damages. The company maintains general liability insurance coverage, including coverage for errors or omissions; however, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the company that exceed available insurance coverage or changes in the company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the company's results of operations and financial condition.

3.17  Risks associated with possible acquisitions

      The company intends to evaluate potential acquisitions on an ongoing basis. As of the date, however, the company has no understanding, commitment or agreement with respect to any material future acquisition. Since the company has not made any acquisitions in the past, there can be no assurance that the company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition, or successfully integrate any acquired business into the company's operations. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel and clients, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the company's results of operations and financial condition. Under Indian law, except in certain limited circumstances, the company may not make any acquisition of, or investment in, a non-Indian company without RBI and, in most cases, Government of India approval. Even if the company does encounter an attractive acquisition candidate, there can be no assurance that RBI and, if required, Government of India approval can be obtained.

3.18  Risks associated with strategic investments

      The company makes strategic investments in new technology start-ups in order to gain experience in niche technologies. The company had invested an aggregate amount of $ 5.9 million in strategic investments in fiscal 2001. However, there can be no assurance that the company will be successful in its investments and will benefit from such investments. The loss of any of such investments could have a material adverse effect on the company's business, financial condition and results of operations. In fiscal 2001, the company provided for the value of its investments in EC Cubed Inc. and Alpha Thinx Mobile Services AG, in the amounts of $ 3 million and $ 480,300, respectively.

3.19  Risks related to software product sales

      In fiscal 2001, the company derived 2.5% of its total revenue from the sale of software products. The development of the company's software products requires significant investments. The markets for the company's primary software product are competitive and currently located in developing countries, and there can be no assurance that such a product will continue to be commercially successful. In addition, there can be no assurance that any new products developed by the company will be commercially successful or that the costs of developing such new products will be recouped. A decrease in the company's product revenues or margins could adversely affect the company's results of operations and financial condition. Additionally, software product revenues typically occur in periods subsequent to the periods in which the costs are incurred for development of such products. There can be no assurance that such delayed revenues will not cause periodic fluctuations of the company's results of operations and financial condition.

3.20  Restrictions on exercise of preemptive rights by ADS holders

      Under the Indian Companies Act, 1956 ("Indian Companies Act"), a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless such preemptive rights have been waived by three-fourths of the company's shareholders. U.S. holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. The company's decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement as well as the perceived benefits of enabling the holders of ADSs to exercise their preemptive rights and any other factors the company considers appropriate at the time. No assurance can be given that the company would file a registration statement under these circumstances. If the company issues any such securities in future, such securities may be issued to the Depositary, which may sell such securities for the benefit of the holders of the ADSs. There can be no assurance as to the value, if any, the Depositary would receive upon the sale of such securities. To the extent that holders of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in the company would be reduced.

3.21  Intellectual property rights

      The company relies upon a combination of non-disclosure and other contractual arrangements and copyright, trade secrets and trademark laws to protect its proprietary rights. Ownership of software and associated deliverables created for clients is generally retained by or assigned to the client, and the company does not retain an interest in such software and deliverables. The company also develops foundation and application software products, or software "tools", which are licensed to clients and remain the property of the company. The company has obtained registration of INFOSYS as a trademark in India and the United States, and does not have any patents or registered copyrights in the United States. The company currently requires its IT professionals to enter into non-disclosure and assignment of rights agreements to limit use of, access to, and distribution of its proprietary information. There can be no assurance that the steps taken by the company in this regard will be adequate to deter misappropriation of proprietary information or that the company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

      Although the company believes that its services and products do not infringe upon the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the company in future. Assertion of such claims against the company could result in litigation, and there can be no assurance that the company would be able to prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. There can be no assurance that the company will be able to protect such licenses from infringement or misuse, or prevent infringement claims against the company in connection with its licensing efforts. The company expects that the risk of infringement claims against the company will increase if more of the company's competitors are able to obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the company and divert management's attention from the company's operations. Any infringement claim or litigation against the company could, therefore, have a material adverse effect on the company's results of operations and financial condition.

3.22 Control by principal shareholders, officers and directors; anti-takeover provisions

      The company's officers and directors, together with members of their immediate families, in the aggregate, beneficially own approximately 24.9% of the company's issued equity shares. As a result, such persons, acting together, will likely still have the ability to exercise significant control over most matters requiring approval by the shareholders of the company, including the election and removal of directors and significant corporate transactions. Such control by the company's officers and directors could delay, defer or prevent a change in control of the company, impede a merger, consolidation, takeover or other business combination involving the company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the company.

      The Indian Companies Act and the company's Articles of Association (the "Articles") require that: (i) at least two-thirds of the company's directors shall serve for a specified term and shall be subject to re-election by the company's shareholders at the expiration of such terms; and (ii) at least one-third of the company's directors who are subject to re-election shall be up for re-election at each annual meeting of the company's shareholders. In addition, the company's Articles provide that Mr. N. R. Narayana Murthy, one of the company's principal founders and its Chairman of the Board and Chief Executive Officer, shall serve as the company's Chairman of the Board and shall not be subject to re-election as long as he and his relatives, own at least 5% of the company's outstanding equity securities. Furthermore, any amendment to the company's Articles would require the affirmative vote of three-fourths of the company's shareholders. Finally, foreign investment in Indian companies is highly regulated. These provisions could delay, defer or prevent a change in control of the company, impede a business combination involving the company or discourage a potential acquiror from attempting to obtain control of the company.

Report of the audit committee
--------------------------------------------------------------------------------

To the members of Infosys Technologies Limited

In connection with the March 31, 2001 financial statements prepared as per US GAAP, the audit committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) reviewed and discussed with the auditors the matters required by Independence Standards Board Statement No.
1. Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 20-F filed with the Securities and Exchange Commission of the United States of America.

                        Deepak M. Satwalekar                   Dr. Omkar Goswami
                        Chairman, Audit Committee        Member, Audit Committee

Bangalore               Sen. Larry L Pressler         Prof. Marti G Subrahmanyam
April 10, 2001          Member, Audit Committee          Member, Audit Committee

Report of management
--------------------------------------------------------------------------------

The management is responsible for preparing the company's financial statements and related information that appears in this Annual Report. The management believes that the financial statements fairly reflect the form and substance of transactions, and reasonably present the company's financial condition and results of operations in conformity with United States Generally Accepted Accounting Principles. The management has included, in the company's financial statements, amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances.

The company maintains a system of internal procedures and controls intended to provide reasonable assurance, at appropriate cost, that transactions are executed in accordance with company authorization and are properly recorded and reported in the financial statements, and that assets are adequately safeguarded.

KPMG audits the company's financial statements in accordance with the generally accepted auditing standards and provides an objective, independent review of the company's internal controls and the fairness of its reported financial condition and results of operations.

The board of directors of Infosys has appointed an audit committee composed of outside directors. The committee meets with the management, internal auditors, and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters.

                                   /s/ T. V. Mohandas Pai     /s/ Nandan M. Nilekani   /s/ N. R. Narayana Murthy
                                       T. V. Mohandas Pai         Nandan M. Nilekani       N. R. Narayana Murthy
Bangalore                            Director - Finance &         Managing Director,                    Chairman
April 11, 2001                       Administration and           President and Chief      and Chief Executive
                                     Chief Financial Officer      Operating Officer        Officer


Independent auditors' report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders
Infosys Technologies Limited

We have audited the accompanying balance sheets of Infosys Technologies Limited as of March 31, 2001 and 2000, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infosys Technologies Limited as of March 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1.3 in the accompanying notes to the financial statements, the accounts of Infosys Technologies Limited's wholly owned subsidiary, Yantra Corporation, which were consolidated with the financial statements of the company prior to April 1, 1998, were accounted for by the equity method in fiscal 1999.

                                                                  /s/ KPMG
Bangalore                                                             KPMG
April 11, 2001

Balance sheets as of March 31
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                               2001                        2000
-------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                             $ 124,084,245               $ 116,599,486
Trade accounts receivable, net of allowances                             64,942,062                  31,233,515
Deferred tax assets                                                       1,265,142                           -
Prepaid expenses and other current assets                                16,452,863                  11,256,295
-------------------------------------------------------------------------------------------------------------------
Total current assets                                                    206,744,312                 159,089,296
Property, plant and equipment, net                                      119,773,030                  47,554,772
Deferred tax assets                                                       2,070,428                   2,566,266
Investments                                                               5,577,393                   3,177,938
Advance income taxes                                                        180,113                           -
Other assets                                                              8,002,543                   6,894,598
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                          $ 342,347,819               $ 219,282,870
-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                                      $      28,082               $     976,840
Client deposits                                                           1,217,737                     425,724
Other accrued liabilities                                                21,830,484                  13,835,635
Income taxes payable                                                              -                   1,878,977
Unearned revenue                                                          7,479,815                   4,029,173
-------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                30,556,118                  21,146,349

STOCKHOLDERS' EQUITY
Common stock, $0.16 par value;
    100,000,000 equity shares authorized, Issued and outstanding -
    66,158,117 and 66,150,700 as of 2001 and 2000, respectively           8,594,106                   8,593,510
Additional paid-in capital                                              122,017,518                 121,506,726
Accumulated other comprehensive income                                  (28,664,972)                (14,137,933)
Deferred stock compensation                                             (12,517,018)                (17,598,813)
Retained earnings                                                       222,362,067                  99,773,031
-------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                              311,791,701                 198,136,521
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 342,347,819               $ 219,282,870
-------------------------------------------------------------------------------------------------------------------
                                                                     See accompanying notes to financial statements

                             [CHARTS APPEAR HERE]

Statements of income for the years ended March 31
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                                                  2001                2000                 1999
-------------------------------------------------------------------------------------------------------------------
REVENUES                                                 $ 413,850,510       $ 203,443,754        $ 120,955,226
Cost of revenues                                           213,613,744         111,080,546           65,331,006
-------------------------------------------------------------------------------------------------------------------
Gross profit                                               200,236,766          92,363,208           55,624,220
-------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Selling and marketing expenses                              20,682,776           9,643,970            4,943,599
General and administrative expenses                         36,957,609          17,102,550           11,255,456
Amortization of stock compensation expense                   5,081,795           5,117,635            3,645,576
Compensation arising from stock split                                -                   -           12,906,962
-------------------------------------------------------------------------------------------------------------------
Total operating expenses                                    62,722,180          31,864,155           32,751,593
-------------------------------------------------------------------------------------------------------------------
Operating income                                           137,514,586          60,499,053           22,872,627
Equity in loss of deconsolidated subsidiary                          -                   -           (2,085,887)
Other income, net                                            9,505,343           9,038,792            1,536,998
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 147,019,929          69,537,845           22,323,738
Provision for income taxes                                  15,071,825           8,193,317            4,877,650
-------------------------------------------------------------------------------------------------------------------
Net income                                               $ 131,948,104         $61,344,528          $17,446,088
-------------------------------------------------------------------------------------------------------------------
EARNINGS PER EQUITY SHARE
Basic                                                    $        2.01         $      0.93          $      0.28
Diluted                                                  $        1.98         $      0.93          $      0.28
Weighted equity shares used in computing
  earnings per equity share
Basic                                                       65,771,256          65,659,625           61,378,850
Diluted                                                     66,714,739          65,863,990           61,507,380
-------------------------------------------------------------------------------------------------------------------
                                                                     See accompanying notes to financial statements

                             [GRAPH APPEARS HERE]

Statements of Stockholders' Equity and Comprehensive Income
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                      Common stock           Additional   Comprehensive     Accumulated
                                                   Shares    Par value  paid-in capital          income           other
                                                                                                          Comprehensive
                                                                                                                 income
------------------------------------------------------------------------------------------------------------------------
Balance as of March 31, 1998                   64,068,800   $4,545,811     $ 24,415,920                   $ (7,042,229)
------------------------------------------------------------------------------------------------------------------------
Stock split                                             -    3,800,949                -                              -
Cash dividends declared                                 -            -                -                              -
Common stock issued                             2,070,000      245,377       70,134,623                              -
ADR issue expenses                                      -            -       (4,108,924)                             -
Compensation related to
 stock option grants                                    -            -       30,407,892                              -
Amortization of compensation
 related to stock option grants                         -            -                -                              -
Comprehensive income
 Net income                                             -            -                -   $ 17,446,088
  Other comprehensive income
   Translation adjustment                               -            -                -     (2,058,433)     (2,058,433)
                                                                                          ------------
  Comprehensive income                                  -            -                -   $ 15,387,655               -
                                                                                          ------------
Adjustment on deconsolidation of subsidiary             -            -                -                              -
Repayment of loan to trust                              -            -                -                              -
------------------------------------------------------------------------------------------------------------------------
Balance as of March 31, 1999                   66,138,800    8,592,137      120,849,511                     (9,100,662)
------------------------------------------------------------------------------------------------------------------------
Cash dividends declared                                 -            -                -                              -
Common stock issued                                11,900        1,373          405,489                              -
ADR issue expenses                                      -            -         (777,923)                             -
Compensation related to stock option grants             -            -        1,029,649                              -
Amortization of compensation related to
 stock option grants                                    -            -                -                              -
Comprehensive income
 Net income                                             -            -                -   $ 61,344,528               -
 Other comprehensive income
  Translation adjustment                                -            -                -     (5,037,271)     (5,037,271)
                                                                                          ------------
Comprehensive income                                    -            -                -   $ 56,307,257               -
                                                                                          ------------
------------------------------------------------------------------------------------------------------------------------
Balance as of March 31, 2000                   66,150,700   $8,593,510     $121,506,726                   $(14,137,933)
------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                    Deferred   Loan to trust       Retained            Total
                                                       stock                       earnings    stockholders'
                                                compensation                                          equity

-------------------------------------------------------------------------------------------------------------
Balance as of March 31, 1998                   $ (7,831,445)     $ (936,365)   $ 27,994,268    $ 41,145,960
-------------------------------------------------------------------------------------------------------------
Stock split                                               -               -      (3,800,949)              -
Cash dividends declared                                   -               -      (3,152,863)     (3,152,863)
Common stock issued                                       -               -               -      70,380,000
ADR issue expenses                                        -               -               -      (4,108,924)
Compensation related to
 stock option grants                            (30,407,892)              -               -               -
Amortization of compensation
 related to stock option grants                  16,552,538               -               -      16,552,538
Comprehensive income
 Net income                                               -               -               -      17,446,088
  Other comprehensive income
   Translation adjustment                                 -               -               -      (2,058,433)

  Comprehensive income                                    -               -               -               -

Adjustment on deconsolidation of subsidiary               -               -       2,468,831       2,468,831
Repayment of loan to trust                                -         936,365               -         936,365
-------------------------------------------------------------------------------------------------------------
Balance as of March 31, 1999                    (21,686,799)              -      40,955,375     139,609,562
-------------------------------------------------------------------------------------------------------------
Cash dividends declared                                   -               -      (2,526,872)     (2,526,872)
Common stock issued                                       -               -               -         406,862
ADR issue expenses                                        -               -               -        (777,923)
Compensation related to stock option grants      (1,029,649)              -               -               -
Amortization of compensation related to
 stock option grants                              5,117,635               -               -       5,117,635
Comprehensive income
 Net income                                               -               -      61,344,528      61,344,528
 Other comprehensive income
  Translation adjustment                                  -               -               -      (5,037,271)

Comprehensive income                                      -               -               -               -

-------------------------------------------------------------------------------------------------------------
Balance as of March 31, 2000                   $(17,598,813)              -     $99,773,031    $198,136,521
-------------------------------------------------------------------------------------------------------------

Statements of Stockholders' Equity and Comprehensive Income
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                         Common stock          Additional  Comprehensive    Accumulated       Deferred
                                     Shares    Par value  paid-in capital         income          other          stock
                                                                                          comprehensive   compensation
                                                                                                 income
----------------------------------------------------------------------------------------------------------------------
Balance as of March 31, 2000     66,150,700   $8,593,510     $121,506,726                 $ (14,137,933)  $(17,598,813)
----------------------------------------------------------------------------------------------------------------------
Cash dividends declared                   -            -                -                             -              -
Common stock issued                   7,417          596          510,792                             -              -
Amortization of compensation
 related to stock option grants           -            -                -                             -      5,081,795
Comprehensive income
 Net income                               -            -                -  $ 131,948,104              -              -
  Other comprehensive income
   Translation adjustment                 -            -                -    (14,527,039)   (14,527,039)             -
                                                                          ---------------
Comprehensive income                      -            -                -  $ 117,421,065              -              -
                                                                          ---------------
----------------------------------------------------------------------------------------------------------------------
Balance as of March 31, 2001     66,158,117   $8,594,106     $122,017,518                 $ (28,664,972)  $(12,517,018)
----------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------
                                  Loan to trust      Retained         Total
                                                     earnings  stockholders'
                                                                     equity

---------------------------------------------------------------------------
Balance as of March 31, 2000                  -  $ 99,773,031  $198,136,521

---------------------------------------------------------------------------
Cash dividends declared                       -    (9,359,068)   (9,359,068)
Common stock issued                           -             -       511,388
Amortization of compensation
 related to stock option grants               -             -     5,081,795
Comprehensive income
 Net income                                   -   131,948,104   131,948,104
  Other comprehensive income
   Translation adjustment                     -             -   (14,527,039)

Comprehensive income                          -             -             -

---------------------------------------------------------------------------
Balance as of March 31, 2001                  -  $222,362,067  $311,791,701
---------------------------------------------------------------------------

                                  See accompanying notes to financial statements

Statements of cash flows for the years ended March 31
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                  2001               2000                 1999
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                               $131,948,104        $ 61,344,528         $ 17,446,088
Adjustments to reconcile net income to net cash
provided by operating activities
(Gain)/loss on sale of property, plant and equipment          (20,053)            (20,153)                   -
Depreciation                                               24,527,867          12,268,169            8,521,009
Deferred tax expense / (benefit)                             (769,304)           (850,891)            (625,427)
Gain on sale of investment in deconsolidated subsidiary             -                   -             (620,958)
Amortization of deferred stock compensation expense         5,081,795           5,117,635           16,552,538
Loss relating to deconsolidated subsidiary                          -                   -            2,085,887
Provision for investments                                   3,480,300                   -                    -
Changes in assets and liabilities
Trade accounts receivable                                 (33,708,547)        (11,176,837)         (10,113,425)
Prepaid expenses and other current assets                  (2,218,954)         (2,390,039)          (2,035,203)
Income taxes                                               (2,059,090)            923,180            1,492,766
Accounts payable                                             (948,758)            901,535              (24,459)
Client deposits                                               792,013             407,204             (171,653)
Unearned revenue                                            3,450,642            (569,439)           4,598,612
Other accrued liabilities                                   7,957,303           5,435,835            3,015,104
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                 137,513,318          71,390,727           40,120,879
-----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Expenditure on property, plant and equipment              (96,775,745)        (35,926,030)         (16,123,557)
Proceeds from sale of property, plant and equipment            49,673              23,555                5,704
Loans to employees                                         (4,085,559)         (6,828,525)          (2,181,715)
Proceeds from sale of investment in deconsolidated
subsidiary                                                          -                   -            1,500,000
Purchase of investments                                    (5,879,755)         (3,000,000)            (177,576)
-----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                    (106,691,386)        (45,731,000)         (16,977,144)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from issuance of equity shares                       511,388             406,862           70,380,000
ADR issue expenses                                                  -            (777,923)          (4,108,924)
Payment of cash dividends                                  (9,321,522)         (2,526,872)          (2,371,673)
Loan to trust                                                       -                   -              936,365
-----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities        (8,810,134)         (2,897,933)          64,835,768
-----------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                   (14,527,039)         (5,037,271)          (2,058,433)
Effect of deconsolidation on cash                                   -                   -           (2,465,372)
Net increase in cash and cash equivalents during the year   7,484,759          17,724,523           83,455,698
Cash and cash equivalents at the beginning of the year    116,599,486          98,874,963           15,419,265
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year         $124,084,245        $116,599,486         $ 98,874,963
-----------------------------------------------------------------------------------------------------------------------
Supplementary information:
Cash paid towards taxes                                  $ 16,950,802        $  7,270,137         $  3,364,318
-----------------------------------------------------------------------------------------------------------------------

                                  See accompanying notes to financial statements

Notes to Financial Statements
--------------------------------------------------------------------------------

1    Company overview and significant accounting policies

1.1  Company overview

     Infosys Technologies Limited ("Infosys" or the "company"), a publicly held company is an information technology ("IT") consulting and service provider, providing end-to-end consulting for global corporations. The company has partnered with several Fortune 500 and emerging companies in building their next generation information infrastructure for competitive advantage. Infosys' portfolio of services includes e-strategy consulting and solutions, maintenance and re-engineering services, large application development and enterprise integration services. Infosys also has product co-development initiatives with numerous communication and Internet infrastructure companies that are creating the building blocks for the digital economy. In addition, the company develops and markets certain software products. Headquartered in Bangalore, India, the company has 16 state-of-the-art offshore software development facilities located throughout India, six proximity development centers in the UK and the U.S. and one global development center in Canada, that enable it to provide high quality, cost-effective services to clients in a resource-constrained environment. The company also maintains offices in North America, Europe and Asia.

1.2  Basis of preparation of financial statements

     The accompanying financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). All amounts are stated in U.S. dollars, except as otherwise specified.

1.3  Principles of consolidation

     The financial statements of the company were consolidated with the accounts of its wholly owned subsidiary, Yantra Corporation ("Yantra") during fiscal 1998. On October 20, 1998, the company's voting control of Yantra declined to approximately 47%. Accordingly, the company followed the equity method of accounting for Yantra in fiscal 1999. On June 14, 1999, Yantra sold Series C Convertible Preferred Stock amounting to $ 15 million to unrelated existing and new investors, reducing the company's voting control to approximately 25%. In July 2000, Yantra sold Series D Convertible Preferred Stock amounting to $ 49 million, to unrelated existing and new investors, further reducing the company's voting control to approximately 16%.

     The company owns 63% of the outstanding common shares of Yantra, but has no financial obligations or commitments to Yantra and does not intend to provide Yantra with financial support. Accordingly, the company recognized no losses of Yantra after October 20, 1998. The excess of the company's previously recognized losses over the basis of its investments in Yantra as of October 20, 1998 were credited to retained earnings.

     Yantra was incorporated in the United States in fiscal 1996 for the development of software products in the retail and distribution areas.

1.4  Use of estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenues and expenses during the year. Examples of estimates include accounting for contract costs expected to be incurred to complete software development, allowance for uncollectible accounts receivable, future obligations under employee benefit plans and the useful lives of property, plant and equipment. Actual results could differ from those estimates.

1.5  Revenue recognition

     The company derives its revenues primarily from software services and also from the licensing of software products. Revenue on time-and-material contracts is recognized as the related costs are incurred. Revenue from fixed-price, fixed-time frame contracts are recognized upon the achievement of specified milestones identified in the related contracts, as per the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. The company provides its clients with a fixed-period warranty on all its fixed-price, fixed-time frame contracts. Costs associated with the support services are accrued at the time related revenues are recorded.

     Revenue from licensing of software products is recognized upon shipment of products and fulfillment of acceptance terms, if any, provided that no significant vendor obligations remain and the collection of the related receivable is probable. When the company receives advances for software products, such amounts are reported as client deposits until all conditions for revenue recognition are met. Maintenance revenue is deferred and recognized ratably over the term of the underlying maintenance agreement, generally 12 months. Revenue from client training, support and other services arising due to the sale of software products is recognized as the services are performed.

1.6  Cash and cash equivalents

     The company considers all highly liquid investments and deposits with a remaining maturity at the date of purchase / investment of three months or less to be cash equivalents. Cash and cash equivalents comprise cash, cash on deposit with banks, marketable securities and deposits with corporations.

1.7  Property, plant and equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. The company depreciates property, plant and equipment over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

         Buildings                                15 years
         Furniture and fixtures                   5 years
         Computer equipment                       2-5 years
         Plant and equipment                      5 years
         Vehicles                                 5 years

     The cost of software purchased for use in software development and services is charged to the cost of revenues at the time of acquisition. The amount of third party software expensed during fiscal 2001, 2000 and 1999 was $ 6,979,492, $ 3,816,840 and $ 3,538,590, respectively.

     Deposits paid towards the acquisition of property, plant and equipment outstanding at each balance sheet date and the cost of property, plant and equipment not put to use before such date are disclosed under "Capital work-in-progress".

1.8  Impairment of long-lived assets

     The company evaluates the recoverability of its long-lived assets and certain identifiable intangibles, if any, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying value or the fair value less the cost to sell.

1.9  Research and development

     Research and development costs are expensed as incurred. Software product development costs are expensed as incurred until technological feasibility is achieved. Software product development costs incurred subsequent to achieving technological feasibility are not significant and are expensed as incurred.

1.10 Foreign currency translation

     The accompanying financial statements are reported in U.S. dollars. The functional currency of the company is the Indian rupee ("Rs."). The translation of Rs. to U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date, and for revenue and expense accounts using a monthly average exchange rate for the respective periods. The gains or losses resulting from such translation are reported as "Other comprehensive income", a separate component of stockholders' equity. The method for translating expenses of overseas operations depends upon the funds used. If the payment is made from a rupee denominated bank account, the exchange rate prevailing on the date of the payment would apply. If the payment is made from a foreign currency, i.e., non-rupee denominated account, the translation into rupees is performed at the average monthly exchange rate.

1.11 Foreign currency transactions

     The company generally enters into foreign exchange forward contracts to limit the effect of exchange rate changes on its foreign currency receivables. Gains and losses on these contracts are recognized as income or expense in the statements of income as incurred, over the life of the contract.

1.12 Earnings per share

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the result would be anti-dilutive.

1.13 Income taxes

     Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

1.14 Fair value of financial instruments

     The carrying amounts reflected in the balance sheets for cash, cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short maturities of these instruments.

1.15 Concentration of risk

     Financial instruments that potentially subject the company to concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, investment securities and hedging instruments. By their nature, all such financial instruments involve risk including the credit risk of non-performance by counterparties. In management's opinion, as of March 31, 2001 and 2000, there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments, other than the amounts already provided for in the financial statements. Exposure to credit risk is managed through credit approvals, establishing credit limits and monitoring procedures. The company's cash resources are invested with corporations, financial institutions and banks with high investment grade credit ratings. Limitations are established by the company as to the maximum amount of cash that may be invested with any such single entity.

1.16 Retirement benefits to employees

     1.16.1  Gratuity

     In accordance with Indian law, the company provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation or termination of employment of an amount based on the respective employee's salary and the years of employment with the company. The company established the Infosys Technologies Limited Employees' Group Gratuity Fund Trust (the "Gratuity Fund Trust") on April 1, 1997. Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which the company contributes to the Gratuity Fund Trust. Trustees administer the contributions made to the Gratuity Fund Trust. The funds contributed to the Gratuity Fund Trust are invested in specific securities as mandated by the law and generally consist of federal and state government bonds and the debt instruments of government-owned corporations.

     1.16.2  Superannuation

     Apart from being covered under the Gratuity Plan described above, certain employees of the company are also participants in a defined contribution plan maintained by the company. The plan is termed the superannuation plan (the "plan") to which the company makes monthly contributions based on a specified percentage of each covered employee's salary. The company has no further obligations under the plan beyond its monthly contributions.

     1.16.3  Provident fund

     In addition to the above benefits, eligible employees receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to the plan, each equal to a specified percentage of each covered employee's salary. The company established a provident fund trust in August 1996, to which a part of the contributions are made each month. The remainder of the contributions is made to the Government's provident fund. The company has no further obligations under provident fund beyond its monthly contributions.

1.17 Investments

     Investments where the company controls between 20% and 50% of the voting interest are accounted for using the equity method. Investment securities in which the company controls less than 20% voting interest are currently classified as "Available-for-sale securities".

     Investment securities designated as "available-for-sale" are carried at their fair value. Fair value is based on quoted market prices. Unquoted securities are carried at cost, adjusted for declines in value judged to be other than temporary. Unrealized gains and losses, net of deferred income taxes are reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary on "Available-for-sale" securities are included in the statements of income. The cost of securities sold is based on the specific identification method. Interest and dividend income is recognized when earned.

1.18 Stock-based compensation

     The company uses the intrinsic value-based method of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, to account for its employee stock-based compensation plan. The company has therefore adopted the proforma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

1.19 Dividends

     Dividend on common stock and the related dividend tax are recorded as a liability on declaration.

2    Notes to the Financial Statements

2.1  Cash and cash equivalents

     The cost and fair values for cash and cash equivalents as of March 31, 2001 and 2000, respectively are as follows:

-------------------------------------------------------------------------------------------------
                                                                  2001              2000
-------------------------------------------------------------------------------------------------
     Cost and fair values
     Cash and bank deposits                              $  82,702,111     $  99,035,223
     Deposits with corporations                             41,382,134        17,564,263
-------------------------------------------------------------------------------------------------
                                                         $ 124,084,245     $ 116,599,486
=================================================================================================

2.2  Trade accounts receivable

     Trade accounts receivable, as of March 31, 2001 and 2000, net of allowance for doubtful accounts of $ 3,902,996 and $ 507,487, respectively amounted to $ 64,942,062 and $ 31,233,515, respectively. The age profile of trade accounts receivable is given below.

                                                                                     in %
-----------------------------------------------------------------------------------------
     Period (in days)                                            2001              2000
-----------------------------------------------------------------------------------------
      0 - 30                                                      69.2              64.7
     31 - 60                                                      26.6              31.8
     61 - 90                                                       1.7               1.8
     More than 90                                                  2.5               1.7
-----------------------------------------------------------------------------------------
                                                                 100.0             100.0
=========================================================================================

     Trade accounts receivable include accounts receivable from Yantra amounting to $ 214,347 and Nil as of March 31, 2001 and 2000, respectively.

2.3  Prepaid expenses and other current assets

     Prepaid expenses and other current assets consist of the following:

-------------------------------------------------------------------------------------------
                                                                 2001                2000
-------------------------------------------------------------------------------------------
     Rent deposits                                       $  2,484,794        $  1,798,738
     Deposits with government organizations                   945,189             721,476
     Loans to employees                                     8,091,866           5,114,253
     Prepaid expenses                                       4,349,913           3,602,334
     Costs in excess of billings                              503,694                   -
     Other advances                                            77,407              19,494
-------------------------------------------------------------------------------------------
                                                         $ 16,452,863        $ 11,256,295
===========================================================================================

     Other advances represent advance payments to vendors for the supply of goods and rendering of services. Deposits with government organizations relate principally to leased telephone lines and electricity supplies. Costs in excess of billings represent costs incurred on fixed price contracts in respect of which milestones are yet to be achieved.

2.4  Property, plant and equipment - net

     Property, plant and equipment consist of the following:

-------------------------------------------------------------------------------------------
                                                               2001                 2000
-------------------------------------------------------------------------------------------
     Land                                                 $   7,865,351       $  4,833,786
     Buildings                                               33,871,448         13,509,409
     Furniture and fixtures                                  21,579,707          9,156,208
     Computer equipment                                      48,098,099         25,742,780
     Plant and equipment                                     24,064,927         11,871,138
     Vehicles                                                    75,537             31,292
     Capital work-in-progress                                36,651,724         13,064,301
-------------------------------------------------------------------------------------------
                                                            172,206,793         78,208,914
     Accumulated depreciation                               (52,433,763)       (30,654,142)
-----------------------------------------------------------------------------------------------------------------------
                                                          $ 119,773,030       $ 47,554,772
=======================================================================================================================

     Depreciation expense amounted to $ 24,527,867, $ 12,268,169 and $ 8,521,009 for fiscal 2001, 2000 and 1999, respectively.

2.5  Investments

     The amortized cost and fair values of available-for-sale securities by major investment type and class of investment are as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                      Amortized cost   Fair value
-----------------------------------------------------------------------------------------------------------------------
     As of March 31, 2001
     M-Commerce Ventures Pte Ltd - 70 units, each unit representing 1 Ordinary Share of S$1 each at par and 9 Redeemable Preference Shares of S$1 each at par,
       with a premium of  $1,110 per Redeemable Preference Share                       $  399,485       $  399,485
     Asia Net Media BVI Limited - 30,000,000 Ordinary Shares, at
       $0.05 each, fully paid, par value $0.01 each                                     1,500,000        1,500,000
     EC Cubed Inc. - 1,300,108 Series D Convertible Preferred Stock,
       at $2.3075 each, fully paid, par value $0.0001 each                                      -                -
     Alpha Thinx Mobile Services AG - 27,790 Bearer Shares,
       at (Euro) 20 each, fully paid, par value (Euro) 1 each                                   -                -
     CiDRA Corporation - 33,333 Series D Convertible Preferred Stock,
       at $90 each, fully paid, par value $0.01 each                                    2,999,970        2,999,970
     JASDIC Park Company - 480 Common Stock,
       at (Y)50,000 each, fully paid, par value (Y)50,000 each                            177,576          177,576
     PurpleYogi Inc. - 276,243 Series D Convertible Preferred Stock,
       at $1.81 each fully paid, par value $0.001 each                                    500,000          500,000
     Others                                                                                   362              362
-----------------------------------------------------------------------------------------------------------------------
                                                                                       $5,577,393       $5,577,393
=======================================================================================================================
     As of March 31, 2000
     EC Cubed Inc. - 1,300,108 Series D Convertible Preferred Stock,
       at $2.3075 each, fully paid, par value $0.0001 each                             $3,000,000       $3,000,000
     JASDIC Park Company - 480 Common Stock,
       at (Y)50,000 each, fully paid, par value (Y)50,000 each                            177,576          177,576
     Others                                                                                   362              362
-----------------------------------------------------------------------------------------------------------------------
                                                                                       $3,177,938       $3,177,938
=======================================================================================================================

     During the year ended March 31, 2001, EC Cubed Inc. and Alpha Thinx Mobile Services AG ("Alpha Thinx"), two companies in which Infosys had made strategic investments, filed for liquidation. Consequently, the company made a provision for its entire investment in EC Cubed Inc. and Alpha Thinx in the amounts of $ 3,000,000 and $ 480,300, respectively, as there was a diminution in the value of this investment that is considered other than temporary. EC Cubed Inc. and Alpha Thinx are unlisted companies.

2.6  Other assets

     Other assets mainly represent the non-current portion of loans to employees.

2.7  Related parties

     The company grants loans to employees for acquiring assets such as property and cars. Such loans are repayable over fixed periods ranging from 1 to 100 months. The annual rates of interest at which the loans have been made to employees vary between 0% through 4%. No loans have been made to employees in connection with equity issues. The loans are generally secured by the assets acquired by the employees. As of March 31, 2001 and 2000, amounts receivable from officers amounting to $ 227,121 and $ 309,835, respectively, are included in prepaid expenses and other current assets, and other assets in the accompanying balance sheets.

     The required repayments of loans by employees are as detailed below.

-----------------------------------------------------------------------------------------------------------------------
                                                                                      2001                2000
-----------------------------------------------------------------------------------------------------------------------
     2001                                                                                -        $  5,114,252
     2002                                                                     $  8,091,866           1,887,808
     2003                                                                        2,517,809           1,383,397
     2004                                                                        1,718,884             861,752
     2005                                                                        1,033,107             696,581
     2006                                                                          800,198                   -
     Thereafter                                                                  1,932,545           2,065,061
-----------------------------------------------------------------------------------------------------------------------
                                                                              $ 16,094,409        $ 12,008,851
=======================================================================================================================

     The estimated fair values of related party receivables amounted to $ 12,465,374 and $ 8,959,996 as of March 31, 2001 and 2000, respectively.
     These amounts have been determined using available market information and appropriate valuation methodologies. Considerable judgement is required to develop these estimates of fair value. Consequently, these estimates are not necessarily indicative of the amounts that the company could realize in the market.

2.8  Other accrued liabilities

     Other accrued liabilities comprise the following:

----------------------------------------------------------------------------------------------------------
                                                                         2001                2000
----------------------------------------------------------------------------------------------------------
     Accrued compensation to staff                               $ 12,332,869        $  7,747,965
     Accrued dividends                                                103,418              65,872
     Provision for post sales client support                        1,578,859           1,265,849
     Employee withholding taxes payable                                25,000           1,530,832
     Others                                                         7,790,338           3,225,117
----------------------------------------------------------------------------------------------------------
                                                                 $ 21,830,484        $ 13,835,635
==========================================================================================================

2.9  Employee post-retirement benefits

     2.9.1  Gratuity

     The following tables set out the funded status of the Gratuity Plan and the amounts recognized in the company's financial statements in fiscal 2001, 2000 and 1999.

-----------------------------------------------------------------------------------------------------------------------
                                                                  2001                2000                1999
-----------------------------------------------------------------------------------------------------------------------
     Change in benefit obligations
     Benefit obligations at the beginning of the year     $ 11,043,208        $ 10,551,069        $  1,804,504
     Effect of changes in assumptions used                           -          (2,142,149)          7,370,968
     Amortization of unrecognized actuarial loss              (329,928)           (368,548)                  -
     Service cost                                            2,627,599           3,418,688             657,328
     Interest cost                                           1,183,461             939,603             906,157
     Benefits paid                                            (184,247)           (128,803)            (73,983)
     Effect of exchange rate changes                          (758,121)         (1,226,652)           (113,905)
-----------------------------------------------------------------------------------------------------------------------
     Benefit obligations at the end of the year           $ 13,581,972        $ 11,043,208        $ 10,551,069
-----------------------------------------------------------------------------------------------------------------------
     Change in plan assets
     Fair value of plan assets at the beginning of
      the year                                            $  4,375,821        $  2,497,335        $    680,499
     Effect of exchange rate changes                          (468,275)           (134,018)            (48,977)
     Actual return on plan assets                            1,061,611             404,526             179,004
     Employer contributions                                  5,362,995           1,736,781           1,760,792
     Benefits paid                                            (184,247)           (128,803)            (73,983)
-----------------------------------------------------------------------------------------------------------------------
     Plan assets at the end of the year                   $ 10,147,905        $  4,375,821        $  2,497,335
-----------------------------------------------------------------------------------------------------------------------
     Funded status                                        $ (3,434,067)       $ (6,667,387)       $ (8,053,734)
     Excess of actual return over estimated return on
      plan assets                                              301,791              93,716             (41,723)
     Unrecognized transitional obligation                      596,106             694,446             830,826
     Unrecognized actuarial cost                             4,216,291           3,141,732           7,252,766
-----------------------------------------------------------------------------------------------------------------------
     (Accrued) / prepaid benefit                          $  1,680,121        $ (2,737,493)       $    (11,865)
-----------------------------------------------------------------------------------------------------------------------
     Net gratuity cost for fiscal 2001, 2000 and 1999 comprises the following components:
-----------------------------------------------------------------------------------------------------------------------
                                                                  2001                2000                1999
-----------------------------------------------------------------------------------------------------------------------
     Service cost                                         $  2,627,599        $  3,418,688        $    657,328
     Interest cost                                           1,183,461             939,603             906,157
     Expected return on assets                                (759,820)           (310,810)           (143,038)
     Amortization of unrecognized transitional obligation       55,127              58,245              63,910
     Amortization of unrecognized actuarial loss               329,928             368,548                   -
     Net gratuity cost                                    $  3,436,295        $  4,474,274        $  1,484,357
-----------------------------------------------------------------------------------------------------------------------
     The assumptions used in accounting for the Gratuity Plan in fiscal 2001, 2000 and 1999 are set out below.
-----------------------------------------------------------------------------------------------------------------------
                                                                  2001                2000                1999
-----------------------------------------------------------------------------------------------------------------------
     Discount rate                                                 10%                 10%                 10%
     Rate of increase in compensation levels                        9%                  9%                 12%
     Rate of return on plan assets                                 10%                 10%                 10%
-----------------------------------------------------------------------------------------------------------------------
     The company assesses these assumptions with its projected long-term plans of growth and prevalent industry standards.

2.9.2 Superannuation

      The company contributed $ 796,739, $ 244,248 and $ 145,051 to the superannuation plan in fiscal 2001, 2000 and 1999, respectively.

      2.9.3 Provident fund

      The company contributed $ 2,339,794, $ 1,198,772 and $ 812,117 to the provident fund in fiscal 2001, 2000 and 1999, respectively.

2.10  Stockholders' equity

      The company has only one class of capital stock referred to herein as equity shares. In fiscal 1999, the board of directors authorized a two-for-one stock split of the company's equity shares effected in the form of a stock dividend. Also, in November 1999, the board of directors authorized a two-for-one stock split of the company's equity shares, whereby each issued and outstanding equity share, par value $ 0.32 each, was split into two equity shares, par value $ 0.16 each. All references in the financial statements to number of shares, per share amounts and market prices of the company's equity shares have been retroactively restated to reflect the stock splits.

2.11  Equity shares

      2.11.1 Voting

      Each holder of equity shares is entitled to one vote per share.

      2.11.2 Dividends

      Should the company declare and pay dividends, such dividends will be paid in rupees. The company paid cash dividends of $ 9,321,522 and $ 2,526,872 during fiscal 2001 and 2000, respectively.

      Indian law mandates that any dividend be declared out of distributable profits only after the transfer of a specified percentage of net income computed in accordance with current regulations to a general reserve. Moreover, the remittance of dividends outside India is governed by Indian law on foreign exchange and is subject to applicable taxes.

      2.11.3 Liquidation

      In the event of a liquidation of the company, the holders of common stock shall be entitled to receive any of the remaining assets of the company, after distribution of all preferential amounts. The amounts will be in proportion to the number of equity shares held by the stockholders.

      2.11.4 Stock options

      There are no voting, dividend or liquidation rights to the holders of warrants issued under the company's stock option plan.

2.12  Other income, net

      Other income, net, consists of the following:

-----------------------------------------------------------------------------------------------------------------------
                                                                  2001                2000                1999
-----------------------------------------------------------------------------------------------------------------------
      Interest income and others                           $ 8,526,635         $ 5,729,653         $   916,040
      Gain on sale of investment in subsidiary                       -                   -             620,958
      Income from sale of special import licenses               14,800             426,407                   -
      Exchange gains                                         4,444,208           2,882,732                   -
      Provision for investments                             (3,480,300)                  -                   -
-----------------------------------------------------------------------------------------------------------------------
                                                           $ 9,505,343         $ 9,038,792         $ 1,536,998
=======================================================================================================================

2.13  Operating leases

      The company has various operating leases for office buildings that are renewable on a periodic basis. Rental expense for operating leases in fiscal 2001, 2000 and 1999 were $ 3,689,822, $ 2,387,334 and $ 1,770,413, respectively. The operating leases can be renewed or canceled at the company's option.

      The company leases some of its office space under non-cancelable operating leases for periods ranging between three through ten years. The schedule of future minimum rental payments in respect of these leases is set out below.

--------------------------------------------------------------------------------
      Year ending March 31,
--------------------------------------------------------------------------------
      2002                                                         $ 1,568,814
      2003                                                           1,615,933
      2004                                                           1,725,610
      2005                                                           1,451,912
      2006                                                           1,159,711
      Thereafter                                                     3,092,905
--------------------------------------------------------------------------------
                                                                   $10,614,885
--------------------------------------------------------------------------------

2.14  Research and development

      General and administrative expenses in the accompanying statements of income include research and development expenses of $ 3,610,550, $ 1,904,123 and $ 2,819,326 for fiscal 2001, 2000 and 1999, respectively.

2.15  Employees' Stock Offer Plans ("ESOP")

      1994 Employees Stock Offer Plan (the "1994 Plan"): In September 1994, the company established the 1994 Plan, which provided for the issuance of 6,000,000 warrants (as adjusted for the company's 2-for-1 stock split by means of a stock dividend in fiscal 1998 and 1999 and a 2-for-1 stock split in fiscal 2000) to eligible employees. The warrants were issued to an employee welfare trust (the "Trust") at Rs.0.50 each and were purchased by the Trust using the proceeds of a loan obtained from the company. The Trust holds the warrants and transfers them to eligible employees at Rs.0.50 each. Each warrant entitles the holder to purchase one of the company's equity shares at a price of Rs.50 per share. The warrants and the equity shares received upon the exercise of warrants are subject to a five-year aggregate vesting period from the date of issue of warrants to employees. The warrants expire upon the earlier of five years from the date of issue or September 1999. The fair market value of each warrant is the market price of the underlying equity shares on the date of the grant.

      In 1997, in anticipation of a share dividend to be declared by the company, the Trust exercised all warrants held by it and converted them into equity shares with the proceeds of a loan obtained from the company. In connection with the warrant exercise and the share dividend, on an adjusted basis, 3,011,200 equity shares were issued to employees of the company who exercised stock purchase rights and 2,988,800 equity shares were issued to the Trust for future issuance to employees pursuant to the 1994 Plan. Following such exercise, there were no longer any rights to purchase equity shares from the company in connection with the 1994 Plan. Only equity shares held by the Trust remained for future issues to employees, subject to vesting provisions. The equity shares acquired upon the exercise of the warrants vest entirely on completion of five years of service. The warrant holders were entitled to exercise early, but the shares received are subject to the five-year vesting period. As of March 31, 2001, the company's outstanding equity shares included 587,400 equity shares held by the Trust of which 330,000 equity shares were allotted to employees, subject to vesting provisions and are included in the earnings per share calculation. The remaining 257,400 equity shares were not considered outstanding for purposes of calculating earnings per share. The warrants allotted and the underlying equity shares are not subject to any repurchase obligations by the company.

      The company has elected to use the intrinsic value-based method of APB 25 to account for its employee stock-based compensation plan. Accordingly, in fiscal 2001, 2000 and 1999, the company recorded deferred compensation of Nil, $ 1,029,649 and $ 30,407,892, respectively for the difference, on the grant date, between the exercise price and the fair value as determined by quoted market prices of the common stock underlying the warrants. The deferred compensation is amortized on a straight-line basis over the vesting period of the warrants/equity shares.

      In fiscal 1999, the company declared a stock split of two equity shares for each equity share outstanding to all its stockholders including participants in the 1994 Plan in the form of a stock dividend and consequently recognized an accelerated compensation charge at the time of the stock dividend amounting to $ 12,906,962.

      1998 Employees Stock Offer Plan (the "1998 Plan"): The company's 1998 Plan provides for the grant of non-statutory stock options and incentive stock options to employees of the company. The establishment of the 1998 Plan was approved by the board of directors in December 1997 and by the stockholders in January 1998. The Government of India has approved the 1998 Plan, subject to a limit of 1,470,000 equity shares representing 2,940,000 American Depositary Shares ("ADS") to be issued under the 1998 Plan. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. All options under the 1998 Plan will be exercisable for equity shares represented by ADSs. The 1998 Plan is administered by a compensation committee comprising five members, all of who are independent directors on the board of directors. All options under the 1998 Plan are exercisable for equity shares represented by ADSs.

      1999 Employees Stock Offer Plan (the "1999 Plan"): In fiscal 2000, the company instituted the 1999 Plan. The stockholders and the board of directors approved the 1999 Plan in June 1999. The 1999 Plan provides for the issue of 6,600,000 equity shares to employees. The 1999 Plan is administered by a compensation committee comprising five members, all of who are independent directors on the board of directors. Under the 1999 Plan, options will be issued to employees at an exercise price, which shall not be less than the Fair Market Value ("FMV"). Under the 1999 Plan, options may also be issued to employees at exercise prices that are less than FMV only if specifically approved by the members of the company in a general meeting.

      The company adopted the proforma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the company's stock-based compensation plan been determined in a manner consistent with the fair value approach described in SFAS No. 123, the company's net income and basic earnings per share as reported would have reduced to the proforma amounts indicated below.

-----------------------------------------------------------------------------------------------------------------------
                                                                  2001                2000                1999
-----------------------------------------------------------------------------------------------------------------------
      Net income                       As reported         $ 131,948,104        $ 61,344,528        $ 17,446,088
                                       Adjusted proforma   $  99,690,666        $ 54,649,727        $ 16,905,336
      Basic earnings per share         As reported         $        2.01        $       0.93        $       0.28
                                       Adjusted proforma   $        1.52        $       0.83        $       0.27
-----------------------------------------------------------------------------------------------------------------------

      The fair value of each warrant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

---------------------------------------------------------------------------------------------------------
                                                    2001                2000                1999
---------------------------------------------------------------------------------------------------------
      Dividend yield %                              0.1%                0.1%                0.1%
      Expected life                              5 years             5 years             5 years
      Risk free interest rate                      10.8%               10.8%               10.8%
      Volatility                                   44.0%               44.0%               44.0%

      The activity in the warrants/equity shares of the 1994, 1998 and 1999 Employees Stock Offer Plans in fiscal 2001, 2000 and 1999 are set out below.

      --------------------------------------------------------------------------------------------------------------------------
                                                         2001                         2000                       1999
      --------------------------------------------------------------------------------------------------------------------------
                                          Shares arising      Weighted         Shares     Weighted         Shares     Weighted
                                          out of options       average        arising      average        arising      average
                                                              exercise         out of     exercise         out of     exercise
                                                                 price        options        price        options        price
--------------------------------------------------------------------------------------------------------------------------------
      1994 Option plan:
      Outstanding at the
       beginning of the year                     341,400             -        328,000            -      1,037,200            -
         Granted                                       -             -         30,000     $   1.15      1,984,400     $   0.59
         Forfeited                               (10,600)     $   1.15        (16,600)    $   1.15        (36,400)    $   0.59
         Exercised                                  (800)     $   1.15              -            -     (2,657,200)    $   0.59
      Outstanding at the
                                          ------------------------------------------------------------------------------------
       end of the year                           330,000             -        341,400            -        328,000            -
                                          ====================================================================================
      Exercisable at the end of the year               -             -              -            -              -            -
      Weighted-average fair value of
       grants during the period at
       less than market                                              -                    $  35.48                    $  18.43
                                                                                          --------                    --------
      1998 Option plan:
      Outstanding at the
       beginning of the year                     344,750             -        213,000            -              -            -
         Granted                                 482,420      $ 230.88        147,150     $ 228.60        213,000     $  34.00
         Forfeited                               (38,200)     $ 172.58         (3,500)    $  34.00              -            -
         Exercised                                (6,217)     $  53.82        (11,900)    $  34.00              -            -
      Outstanding at the
                                          ------------------------------------------------------------------------------------
       end of the year                           782,753             -        344,750            -        213,000            -
                                          ====================================================================================
      Exercisable at the
       end of the year                            55,558             -         18,100            -              -            -
      Weighted-average fair value of
       grants during the year                                 $ 230.88                    $ 228.60                    $  34.00
                                                              --------                    --------                    --------
      1999 Option plan:
      Outstanding at the beginning
       of the year                             1,006,800             -              -            -              -            -
         Granted                               1,957,830      $ 136.68      1,014,500      $ 99.12              -            -
         Forfeited                              (169,450)     $ 110.06         (7,700)     $127.98              -            -
         Exercised                                (1,200)     $  89.98              -            -              -            -
      Outstanding at the
                                          ------------------------------------------------------------------------------------
       end of the year                         2,793,980             -      1,006,800            -              -            -
                                          ====================================================================================
      Exercisable at the
       end of the year                            93,400             -              -            -              -            -
      Weighted-average fair value of
       grants during the year                                 $ 136.68                     $ 99.12                           -
                                                              --------                     -------

--------------------------------------------------------------------------------
     The following table summarizes information about stock options outstanding as of March 31, 2001:
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                          Outstanding                                 Exercisable
-----------------------------------------------------------------------------------------------------------------------
Range of              Number of             Weighted              Weighted       Number of               Weighted
exercise Price        shares arising        average               average        shares arising          average
                      out of options        remaining             exercise       out of options          exercise
                                            contractual life      price                                  price
-----------------------------------------------------------------------------------------------------------------------
$ 1.15 - $ 304.04     3,906,733             2.20 years            $ 129.89       148,958                 $  141.77
-----------------------------------------------------------------------------------------------------------------------

2.16  Income taxes

      The provision for income taxes comprises:

     -----------------------------------------------------------------------------------------------------------------------
                                                                            2001          2000            1999
     -----------------------------------------------------------------------------------------------------------------------
      Current taxes
      Domestic taxes                                                $  5,315,961   $ 2,505,952     $   777,351
      Foreign taxes                                                   10,525,168     6,538,256       4,725,726
     -----------------------------------------------------------------------------------------------------------------------
                                                                      15,841,129     9,044,208       5,503,077
     -----------------------------------------------------------------------------------------------------------------------
      Deferred taxes
      Domestic taxes                                                    (769,304)     (850,891)       (625,427)
      Foreign taxes                                                            -             -               -
     -----------------------------------------------------------------------------------------------------------------------
                                                                        (769,304)     (850,891)       (625,427)
     -----------------------------------------------------------------------------------------------------------------------
      Aggregate taxes                                               $ 15,071,825   $ 8,193,317     $ 4,877,650
     =======================================================================================================================

      The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities and a description of the financial statement items that created these differences are as follows:

     ------------------------------------------------------------------------------------------------------------
                                                                            2001          2000            1999
     ------------------------------------------------------------------------------------------------------------
      Deferred tax assets:
      Property, plant and equipment                                 $  1,519,016   $ 2,480,883     $ 2,315,375
      Accounts receivable                                              1,587,629       110,000               -
      Investments                                                      1,598,712             -               -
      Others                                                             217,842        85,383               -
     ------------------------------------------------------------------------------------------------------------
                                                                       4,923,199     2,676,266       2,315,375
      Less: Valuation allowance                                       (1,587,629)     (110,000)       (600,000)
     ------------------------------------------------------------------------------------------------------------
      Net deferred tax assets                                       $  3,335,570   $ 2,566,266     $ 1,715,375
     ============================================================================================================

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the scheduled reversal of the projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the company will realize the benefits of those deductible differences, net of the existing valuation differences at March 31, 2001. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

      All deferred tax expenses / (benefits) are allocated to the continuing operations of the company.

      A reconciliation of the income tax provision to the amount computed by applying the statutory income tax rate to the income before provision for income taxes is summarized below.

     ------------------------------------------------------------------------------------------------------------------
                                                                            2001          2000            1999
     ------------------------------------------------------------------------------------------------------------------
      Net income before taxes                                      $ 147,019,929  $ 69,537,845    $ 22,323,738
      Enacted tax rates in India                                           39.55%        38.50%          35.00%
      Computed expected tax expense                                   58,146,382    26,772,070       7,813,308
      Less: Tax effect due to non-taxable export income              (57,334,527)  (24,019,942)     (7,680,942)
           Others                                                      3,437,865    (1,121,972)         19,558
      Effect of tax rate change                                           (8,077)      (29,771)              -
      Effect of prior period tax adjustments                             305,014        54,676               -
     ------------------------------------------------------------------------------------------------------------------
      Provision for Indian income tax                                  4,546,657     1,655,061         151,924
      Effect of tax on foreign income                                 10,525,168     6,538,256       3,701,898
     ------------------------------------------------------------------------------------------------------------------
      Effect of prior period foreign tax adjustments                           -             -       1,023,828
           Aggregate taxes                                         $  15,071,825   $ 8,193,317     $ 4,877,650
     ------------------------------------------------------------------------------------------------------------------

      The provision for foreign taxes is due to income taxes payable overseas, principally in the United States of America. The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include: (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as "Software Technology Parks" (the "STP Tax Holiday"); and (ii) a tax deduction for profits derived from exporting computer software (the "Export Deduction"). All but one of the company's software development facilities are located in a designated Software Technology Park ("STP"). The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP tax holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. Additionally, the export deduction will be phased out equally over a period of five years starting from fiscal 2000.

2.17  Earnings per share

      The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:

     ------------------------------------------------------------------------------------------------------------------
                                                                            2001          2000            1999
     ------------------------------------------------------------------------------------------------------------------
      Basic earnings per equity share - weighted
        average number of common shares outstanding
        excluding unallocated shares of ESOP                          65,771,256    65,659,625      61,378,850
      Effect of dilutive common equivalent shares
        - stock options outstanding                                      943,483       204,365         128,530
     ------------------------------------------------------------------------------------------------------------------
      Diluted earnings per equity share -
        weighted average number of common
        shares and common equivalent shares outstanding               66,714,739    65,863,990      61,507,380
     ------------------------------------------------------------------------------------------------------------------

2.18  Financial instruments

      Foreign exchange forward contracts

      The company enters into foreign exchange forward contracts to offset the foreign currency risk arising from the accounts receivable denominated in currencies other than the Indian rupee, primarily the U.S. dollar. The counter party to the company's foreign currency forward contracts is generally a bank. Management believes that the risks or economic consequences of non-performance by the counter party are not material to its financial position or results of operations. There were no significant foreign exchange gains and losses on foreign exchange forward contracts during fiscal 2001, 2000 and 1999. As of March 31, 2001 and 2000, the company had open foreign exchange forward contracts in the amounts of $ 20,000,000 and Nil, respectively.

2.19  Segment reporting

      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographic areas, and major customers. The company's operations predominantly relate to providing IT solutions, delivered to customers located globally, across various industry segments. In the previous year, the company provided segmental disclosures based on the geographical segment. However, in the current fiscal year, the Chief Operating Decision Maker evaluates the company's performance and allocates resources based on an analysis of various performance indicators by industry classes and geographic segmentation of customers. Accordingly, revenues represented along industry classes comprise the principal basis of segmental information set out in these financial statements. Secondary segmental reporting is performed on the basis of the geographical location of customers. The accounting principles consistently used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, and are as set out in the summary of significant accounting policies.

      Industry segments for the company are primarily financial services comprising enterprises providing banking finance and insurance services, manufacturing enterprises, enterprises in the telecommunications ("telecom") and retail industries, and others such as utilities, transportation and logistics companies.

      Revenue in relation to segments is categorized based on items that are individually identifiable to that segment, while expenditure is categorized in relation to the associated turnover of the segment. Certain expenses such as depreciation, which form a significant component of total expenses, are not specifically allocable to specific segments as the underlying services are used interchangeably. Management believes that it is not practical to provide segment disclosures relating to those costs and expenses, and accordingly these expenses are separately disclosed as "unallocated" and adjusted only against the total income of the company.

      Geographic segmentation is driven based on the location of the respective client. North America comprises the United States of America, Canada and Mexico; Europe includes continental Europe (both the east and the west), Ireland and the United Kingdom; and the Rest of the World comprising all other places except those mentioned above and India.

      Fixed assets used in the company's business are not identified to any of the reportable segments, as these are used interchangeably between segments. Management believes that it is currently not practicable to provide segment disclosures relating to total assets and liabilities since a meaningful segregation of the available data is onerous.

      Geographical information on revenue and industry revenue information is collated based on individual customers invoiced or in relation to which the revenue is otherwise recognized.

     2.19.1  Industry segments

     Year ended March 31, 2001                                                                               (in $)
     ----------------------------------------------------------------------------------------------------------------
                                       Financial    Manufacturing     Telecom       Retail      Others        Total
                                        services
     ----------------------------------------------------------------------------------------------------------------
     Revenues                        139,616,739       74,004,867  76,412,722   37,684,446  86,131,736  413,850,510
     Identifiable operating expenses  49,021,150       28,363,069  19,219,376   11,893,574  26,233,048  134,730,217
     Allocated expenses               38,589,808       19,736,596  20,423,026   10,057,009  23,189,607  111,996,046
     ----------------------------------------------------------------------------------------------------------------
     Segmental operating income       52,005,781       25,905,202  36,770,320   15,733,863  36,709,081  167,124,247
     Unallocable expenses                                                                                29,609,661
                                                                                                        -----------
     Operating income                                                                                   137,514,586
     Other income (expense), net                                                                          9,505,343
                                                                                                        -----------
     Net income before taxes                                                                            147,019,929
                                                                                                        -----------
     --------------------------------------------------------------------------------------------------------------



     Year ended March 31, 2000                                                                               (in $)
     ----------------------------------------------------------------------------------------------------------------
                                       Financial    Manufacturing     Telecom       Retail      Others        Total
                                        services
     ----------------------------------------------------------------------------------------------------------------
     Revenues                         61,153,566       46,770,389  31,248,637   21,637,626  42,633,536  203,443,754
     Identifiable operating expenses  23,665,914       16,612,901  10,222,455    6,349,884  15,971,172   72,822,326
     Allocated expenses               16,326,836       11,955,090   8,010,255    5,544,554  10,899,835   52,736,570
     ----------------------------------------------------------------------------------------------------------------
     Segmental operating income       21,160,816       18,202,398  13,015,927    9,743,188  15,762,529   77,884,858
     Unallocable expenses                                                                                17,385,805
                                                                                                        -----------
     Operating income                                                                                    60,499,053
     Other income (expense), net                                                                          9,038,792
                                                                                                        -----------
     Net income before taxes                                                                             69,537,845
                                                                                                        -----------
     ----------------------------------------------------------------------------------------------------------------



     Year ended March 31, 1999                                                                               (in $)
     ----------------------------------------------------------------------------------------------------------------
                                       Financial    Manufacturing     Telecom       Retail      Others        Total
                                        services
     ----------------------------------------------------------------------------------------------------------------
     Revenues                         28,194,176       29,715,264  17,205,400   16,614,712  29,225,674  120,955,226
     Identifiable operating expenses  10,781,807        9,764,221   5,548,040    5,532,826  10,493,354   42,120,248
     Allocated expenses                7,461,572        7,512,683   4,340,288    4,230,432   7,343,751   30,888,726
     Segmental operating income        9,950,797       12,438,360   7,317,072    6,851,454  11,388,569   47,946,252
     Unallocable expenses                                                                                25,073,625
                                                                                                        -----------
     Operating income                                                                                    22,872,627
     Equity in loss of deconsolidated subsidiary                                                         (2,085,887)
        Other income (expense), net                                                                       1,536,998
                                                                                                        -----------
     Net income before taxes                                                                             22,323,738
                                                                                                        -----------
     ----------------------------------------------------------------------------------------------------------------

      2.19.2  Geographic segments
      Year ended March 31, 2001                                                                           (in $)
      -----------------------------------------------------------------------------------------------------------------
                                                North America       Europe       India Rest of the        Total
                                                                                             World
      -----------------------------------------------------------------------------------------------------------------
      Revenues                                    304,242,537   77,892,656   5,778,286  25,937,031  413,850,510
      Identifiable operating expenses              96,358,758   27,210,316   1,943,571   9,217,572  134,730,217
      Allocated expenses                           82,053,059   20,951,885   1,866,259   7,124,843  111,996,046
      -----------------------------------------------------------------------------------------------------------------
      Segmental operating income                  125,830,720   29,730,455   1,968,456   9,594,616  167,124,247
      Unallocable expenses                                                                           29,609,661
                                                                                                    -----------
      Operating income                                                                              137,514,586
      Other income (expense), net                                                                     9,505,343
                                                                                                    -----------
      Net income before taxes                                                                       147,019,929
                                                                                                    -----------
      -----------------------------------------------------------------------------------------------------------------

      Year ended March 31, 2000                                                                          (in $)
      -----------------------------------------------------------------------------------------------------------------
                                                North America       Europe       India Rest of the        Total
                                                                                             World
      -----------------------------------------------------------------------------------------------------------------
      Revenues                                    158,723,649   30,064,939   2,912,091  11,743,075  203,443,754
      Identifiable operating expenses              54,672,143   12,722,875     913,895   4,513,413   72,822,326
      Allocated expenses                           40,875,291    7,759,319   1,061,766   3,040,194   52,736,570
      -----------------------------------------------------------------------------------------------------------------
      Segmental operating income                   63,176,215    9,582,745     936,430   4,189,468   77,884,858
      Unallocable expenses                                                                           17,385,805
                                                                                                    -----------
      Operating income                                                                               60,499,053
      Other income (expense), net                                                                     9,038,792
                                                                                                    -----------
      Net income before taxes                                                                        69,537,845
                                                                                                    -----------
      -----------------------------------------------------------------------------------------------------------------

      Year ended March 31, 1999                                                                          (in $)
      -----------------------------------------------------------------------------------------------------------------
                                                North America       Europe       India  Rest of the       Total
                                                                                              World
      -----------------------------------------------------------------------------------------------------------------

      Revenues                                     99,203,989   11,302,791   2,051,492    8,396,954 120,955,226
      Identifiable operating expenses              33,730,337    4,539,059     695,267    3,155,585  42,120,248
      Allocated expenses                           25,127,762    2,879,857     670,851    2,210,256  30,888,726
      -------------------------------------------------------------------------------- --------------------------------
      Segmental operating income                   40,345,890    3,883,875     685,374    3,031,113  47,946,252
      Unallocable expenses                                                                           25,073,625
                                                                                                    -----------
      Operating income                                                                               22,872,627
      Equity in loss of deconsolidated subsidiary                                                    (2,085,887)
      Other income (expense), net                                                                     1,536,998
                                                                                                    -----------
      Net income before taxes                                                                        22,323,738
                                                                                                    -----------
      -----------------------------------------------------------------------------------------------------------------

      2.19.3  Significant clients

      No clients individually accounted for more than 10% of the revenues in fiscal 2001, 2000 and 1999, respectively.

2.20  Commitments and contingencies

      The company has outstanding performance guarantees for various statutory purposes totaling $ 1,126,611, $ 1,207,110 and $ 760,329 as of March 31,
      2001, 2000 and 1999, respectively. These guarantees are generally provided to governmental agencies.

2.21  Litigation

      The company is subject to legal proceedings and claims, which have arisen, in the ordinary course of its business. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material effect on the results of operations or the financial position of the company.

2.22  Post balance sheet date events

      The board of directors of the company declared a dividend of $ 10,656,913 at their meeting held on April 11, 2001. Dividend taxes payable on the same amount to $ 1,087,005.

2.23  Non-monetary transaction

      In fiscal 2001, the company transferred certain Intellectual Property Rights ("IPR") that it had developed and owned in a product called Onscan to OnMobile Systems Inc. (formerly Onscan Inc). Onscan is a comprehensive web-enabled wireless notification product. In exchange for the transfer, the company received consideration in the form of securities including 100,000 Common Stock, par value $ 0.001 each, 100,000 Series A Voting Convertible Preferred Stock, par value $ 0.001 each and 4,400,000 Series A Nonvoting Convertible Preferred Stock, par value $ 0.001 each. Convertible Preferred Stock is convertible into Common Stock automatically upon the closing of an Initial Public Offering by Onscan Inc. As of March 31, 2001, the company's controlling interest in OnMobile Systems Inc. was approximately 12%. The transfer was recorded at historic cost and, accordingly, no gain was recognized on this transaction as of the date of transfer of the IPR.

2.24  Recent accounting pronouncements

      Effective April 1, 2001, Infosys adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities as amended, when the pronouncement became effective for companies with fiscal year ending March 31, 2001. SFAS 133 will change the accounting treatment of derivative contracts (including foreign exchange contracts) that are employed to manage risks. It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The company observes that the net amount reflected in current earnings under the new rules will be substantially similar to the amounts under existing accounting practice.

                                                                       Form 20-F

--------------------------------------------------------------------------------
Pages 132 to 168

                                                         Shareholder information
________________________________________________________________________________


         .   Shareholder information

         .   Frequently asked questions (FAQ)

         .   Additional information to shareholders
             -  Share performance chart
             -  Intangible assets scoresheet
             -  Human resources accounting and value-added statement
             -  Brand valuation
             -  Balance sheet (including intangible assets)
             -  Current cost adjusted financial statements
             -  Economic value-added (EVA) statement
             -  Ratio analysis
             -  Statutory obligations

         .   Management structure

         .   A historical perspective

         .   Infosys Foundation

Shareholder information
________________________________________________________________________________

1.   Dates of book closure           May 16 to June 2 (both days inclusive)

2.   Date and venue of the           3.00 p.m. on June 2, 2001 at the J.N. Tata
     annual general meeting          Auditorium, National Science Seminar
                                     Complex Indian Institute of Science,
                                     Bangalore - 560 012, India

3.   Dividend payment                On or after June 2, 2001, but within the
                                     statutory time limit

4.   Listing on stock exchanges      Bangalore Stock Exchange Ltd. (BSE)
     in India at                     Stock Exchange Towers, No. 51, 1 Cross, J.
                                     C. Road, Bangalore - 560 027, India
                                     Tel.: +91-80-299 5234, Fax: +91-80-299 5242

                                     The Stock Exchange, Mumbai (BSE) Phiroze
                                     Jeejeebhoy Towers, Dalal Street, Mumbai -
                                     400 001, India
                                     Tel.: +91-22-265 5581, Fax: +91-22-265 8121

                                     National Stock Exchange of India Ltd.(NSE)
                                     Trade World, Senapati Bapat Marg, Lower
                                     Parel, Mumbai - 400 013, India
                                     Tel.: +91-22-497 2950, Fax: +91-22-491
                                     4275 / 85

5.   Listing fees                    Paid for all the above stock exchanges for
                                     2000-2001

6.   Listing on stock exchanges      NASDAQ National Market in the United States
     outside India                   33 Whitehall Street, New York, NY-1004-4087
                                     Tel.: +1-212-709-2400, Fax: +1-212-709-2496

7.   Registered office               Electronics City, Hosur Road, Bangalore -
                                     561 229, India Tel.:+91-80-8520261,Fax:+91-
                                     80-8520362 Homepage: www.infy.com

8.   Share transfers in physical     Karvy Consultants Limited Registrars and
     form and other communication    Share Transfer Agents T.K.N. Complex, No.
     regarding share certificates,   51/2, Vanivilas Road Opp. National College,
     dividends, and change of        Basavanagudi Bangalore - 560 004, India
     address, etc. in India may be   Tel.: +91-80-662 1184, Fax: +91-80-662 1169
     addressed to                    E-mail: bangalore@karvy.com

9.   Share transfer system

     Shares sent for physical transfer are generally registered and returned within a period of 15 days from the date of receipt, if the documents are clear in all respects. The share transfer committee of the company meets as often as required.

     The total number of shares transferred in physical form during the year 2000-01 was 11,356 (previous year - 3,35,878). 87.67% of transfers
     (previous year - 99.16%) were completed within 15 days.

-------------------------------------------------------------------------------------------------------------------------
                                                      Year ended March 31
-------------------------------------------------------------------------------------------------------------------------
                                        2001                                            2000
-------------------------------------------------------------------------------------------------------------------------
     Transfer                 No. of            No. of                       No. of           No. of
     period            transferees (folios)     shares         %     transferees (folios)    shares       %
     in days              New   Existing                                  New    Existing
       1- 10               15        4           9,556     84.15            87       36    3,25,068      96.78
      11- 15                1        -             400      3.52            22        7       8,010       2.38
      16- 20                3        -           1,400     12.33             5        -       1,400       0.42
     21 and above*          -        -               -         -             5        3       1,400       0.42
-------------------------------------------------------------------------------------------------------------------------
                           19        4          11,356    100.00           119       46    3,35,878     100.00
=========================================================================================================================

     * Delays beyond 21 days were due to compliance with legal requirements.

10. Stock market data relating to shares listed in India
    a. The company's market capitalization is included in the computation of the BSE-30 Sensitive Index (Sensex), the BSE Dollex and S&P CNX NIFTY Index.

   b. Monthly high and low quotations, as well as, the volume of shares traded at Mumbai, National and Bangalore Stock Exchanges for 2000-01 are:

      --------------------------------------------------------------------------------------------------------------------------
                                       BSE                                NSE                                BgSE
      --------------------------------------------------------------------------------------------------------------------------
                         High         Low          Volume       High       Low         Volume       High       Low       Volume
                          Rs.         Rs.            Nos.        Rs.       Rs.           Nos.        Rs.       Rs.       Nos.
      April 2000        10,626        6,651       38,63,008   10,601     6,671      38,41,367     10,568     6,541     23,243
      May                8,780        5,600       80,35,618    8,740     5,525    1,06,05,877      8,749     5,501     57,567
      June               8,938        6,801       75,60,300    8,950     6,833      84,59,664      8,895     6,806     73,934
      July               8,815        6,401       91,78,299    8,812     6,355      88,47,755      8,790     6,400     44,147
      August             8,617        6,255     1,00,98,169    8,603     6,256    1,26,23,716      8,500     6,230     64,163
      September          8,930        6,950     1,40,65,483    8,949     6,975    1,33,52,783      8,998     6,985     74,460
      October            7,714        6,102     1,41,69,566    7,725     6,120    1,57,50,857      7,700     6,110     59,794
      November           8,042        7,150     1,08,26,217    8,014     7,160    1,28,90,086      8,025     7,150     47,303
      December           7,680        5,416     1,51,85,245    8,042     5,422    1,67,18,910      7,872     5,411     45,266
      January 2001       6,988        5,475     1,83,36,214    6,940     5,484    1,98,28,472      7,100     5,502     56,355
      February           6,900        5,540     1,00,60,615    6,910     5,536    1,17,73,048      6,880     5,550     28,539
      March              6,294        3,741     1,03,15,855    6,250     3,765    1,24,75,281      6,380     3,755     32,209
      --------------------------------------------------------------------------------------------------------------------------
      Total                                    13,16,94,589                      14,71,67,816                        6,06,980
      % of volume traded to average 2000-01        205.55%                            229.70%                           0.95%
      shares outstanding            1999-00         76.27%                             78.09%                           0.10%
                                    1998-99        102.41%                            131.42%                               -
      --------------------------------------------------------------------------------------------------------------------------

       The number of shares outstanding is 6,40,70,000. The American Depositary Shares (ADSs) have been excluded for the purpose of this calculation.

11. Investors' services - complaints received during the year

     -------------------------------------------------------------------------------------------------------------------------
                                                                   Year ended March 31
     -------------------------------------------------------------------------------------------------------------------------
                                                                 2001                       2000
     -------------------------------------------------------------------------------------------------------------------------
     Nature of complaints                               Received     Attended to    Received     Attended to
     -------------------------------------------------------------------------------------------------------------------------
     1.   Non-receipt of share certificates                  1             1              9            9
     2.   Non-receipt of bonus shares / split shares         8             8             67           67
     3.   Letters from stock exchanges, SEBI, etc.           2             2              1            1
     4.   Non-receipt of dividend warrants                  88            88             45           45
     -------------------------------------------------------------------------------------------------------------------------
                                                            99            99            122          122
     -------------------------------------------------------------------------------------------------------------------------

    The company has attended to most of the investors' grievances/correspondence within a period of 10 days from the date of receipt of the same, during the years 2000-01 and 1999-2000, except in cases that are constrained by disputes or legal impediments.

12. Legal proceedings

    There are some pending cases relating to disputes over title to shares, in which the company is made a party. However, these cases are not material in nature.

13.  Distribution of shareholding as on March 31


     ------------------------------------------------------------------------------------------------------------------------
                                              2001                                        2000
     ------------------------------------------------------------------------------------------------------------------------
           No. of equity         No. of      % of         No. of      % of     No. of      % of        No. of     % of
             shares held         share-    share-         shares    share-     share-    share-        shares   share-
                                holders   holders                  holding    holders   holders                holding
     ------------------------------------------------------------------------------------------------------------------------
         1- 100                  77,725     86.71       9,83,502      1.53     34,563     74.63      8,15,853     1.27
         101-200                  2,739      3.06       4,39,999      0.69      2,560      5.53      7,29,086     1.14
         201-500                  3,131      3.49      10,83,761      1.69      2,845      6.14     12,54,656     1.96
         501-1000                 2,586      2.88      19,03,875      2.97      2,695      5.82     21,81,550     3.41
         1001- 5000               2,715      3.03      55,96,755      8.74      2,972      6.42     63,90,248     9.97
         5001-10000                 313      0.35      22,32,869      3.48        340      0.73     25,38,044     3.96
         10001 and above            433      0.48    5,14,25,033     80.27        338      0.73   4,99,07,070    77.90
         NSDL transit                 -         -       4,04,206      0.63          -         -      2,52,293     0.39
     ------------------------------------------------------------------------------------------------------------------------
                                 89,642    100.00    6,40,70,000    100.00     46,313    100.00   6,40,68,800   100.00
        Equity shares underlying      1                20,88,117         1                          20,81,900
  American Depositary Shares*
     ------------------------------------------------------------------------------------------------------------------------
         Total                   89,643              6,61,58,117    46,314                        6,61,50,700
     ========================================================================================================================

         * Held by beneficial owners outside India.

14.  Categories of shareholders as on March 31

     ------------------------------------------------------------------------------------------------------------------------
                                                         2001                                       2000
     ------------------------------------------------------------------------------------------------------------------------
     Category                        No. of           Voting        No. of         No. of         Voting        No. of
                               shareholders     strength (%)   shares held   shareholders   strength (%)   shares held
     ------------------------------------------------------------------------------------------------------------------------
     Individuals                     84,881            24.03   1,58,96,476         43,364          26.87   1,77,74,390
     Companies                        3,478             1.50      9,94,196          2,220           1.78     11,75,866
     FIIs                               383            28.90   1,91,14,466            270          24.38   1,61,27,027
     OCBs and NRIs                      675             0.75      4,97,918            299           0.75      4,95,267
     Founders and their families         23            29.15   1,92,87,560             23          29.30   1,93,81,960
     Mutual funds, banks, FIs           202            11.90     78,75,178            137          13.39     88,61,997
     NSDL transit                         -             0.61      4,04,206              -           0.38      2,52,293
     Equity shares underlying             1             3.16     20,88,117              1           3.15     20,81,900
     American Depositary Shares*
     ------------------------------------------------------------------------------------------------------------------------
      Total                          89,643           100.00   6,61,58,117         46,314         100.00   6,61,50,700
     ========================================================================================================================

         * Held by beneficial owners outside India.

15.    Shares under lock-in

  Employee Stock Offer Plan (ESOP) 1994

  Details of shares of par value of Rs. 5 each held by employees under the Employee Stock Offer Plan (ESOP) 1994 subject to lock-in are given below. These shares are also included in the categories of shareholders given in
     (14) above.

     No. of shares subject to lock-in as on March 31

     ------------------------------------------------------------------------------------------------------------------------
                                                        2001                                 2000
     Period of lock-in                     No. of shares     No. of employees      No. of shares     No. of employees
     3-4 years                                         -                    -           7,82,000                1,033
     2-3 years                                  7,50,200                  994           5,00,400                  340
     1-2 years                                  4,79,600                  329           2,04,000                  151
     0-1 year                                   1,91,400                  144           2,57,200                  105
     ------------------------------------------------------------------------------------------------------------------------

     As on March 31, 2001, 529 employees hold rights to 3,30,000 shares of par value of Rs. 5 each, which are subject to a lock-in of 3-4 years. Currently, 1,544 employees hold shares under the 1994 Stock Offer Plan. Shares subject to lock-in held by the employees will be transferred back to the ITL Employees Welfare Trust if such employees leave the services of the company before the vesting period. As on March 31, 2001, the ITL Employees Welfare Trust holds 2,57,400 shares of par value of Rs. 5 each that are not subject to further grants as the 1994 Stock Offer Plan has since been terminated.

     Employee Stock Option Plan (ESOP) 1998

     The company established the 1998 Stock Option Plan, which provides for the grant of non-statutory stock options and incentive stock options to the employees of the company. This plan was approved by the board of directors in December 1997, and by the shareholders in January 1998. The Government of India has approved the 1998 plan, subject to a limit of 14,70,000 equity shares of par value of Rs. 5 each, representing 29,40,000 ADSs to be issued under the plan. During the year, options were granted to 752 employees to acquire 9,64,840 ADSs, corresponding to 4,82,420 equity shares of par value of Rs. 5 each. During the year, 20 employees exercised the options to acquire 12,434 ADSs, corresponding to 6,217 shares of par value of Rs. 5 each. As on March 31, 2001, 757 employees hold options to acquire 15,65,506 ADSs, corresponding to 7,82,753 equity shares of par value of Rs. 5 each. Details of the number of ADSs options granted and exercised are given below.

     No. of options granted and exercised

      ----------------------------------------------------------------------------------------------------------
                                     Granted                         Exercised                Balance
      ----------------------------------------------------------------------------------------------------------
      Year                  No. of             ADSs             No. of         ADSs              ADSs
                         employees            (net)          employees
      ----------------------------------------------------------------------------------------------------------
      1999                      31         4,01,400                 32       34,534         3,66,866
      2000                      64         2,63,100                  5        1,700         2,61,400
      2001                     735         9,37,240                  -            -         9,37,240
      ----------------------------------------------------------------------------------------------------------
      Total                               16,01,740                          36,234        15,65,506
      ==========================================================================================================

     Employee Stock Option Plan (ESOP) 1999

     The 1999 plan was approved by the board of directors and the shareholders in June 1999, and was instituted in fiscal 2000. The plan provides for the issue of 66,00,000 equity shares of par value of Rs. 5 each to the employees. During the year, options were granted to 9,376 employees to acquire 19,57,830 equity shares of par value of Rs. 5 each. During the year, 22 employees exercised the options to acquire 1,200 shares of par value of Rs. 5 each. As on March 31, 2001, 9,170 employees hold options to acquire 27,93,980 shares of par value of Rs. 5 each. Details of shares of par value of Rs. 5 each held by employees under the Employee Stock Offer Plan (ESOP) 1999, are given below.

     No. of options granted and exercised

      -----------------------------------------------------------------------------------------------------------------------
                                            Granted                         Exercised                 Balance
      -----------------------------------------------------------------------------------------------------------------------
      Year                          No. of           No. of            No. of       No. of             No. of
                                 employees     shares (net)         employees       shares             shares
      -----------------------------------------------------------------------------------------------------------------------
      2000                           1,150         9,46,000                22        1,200           9,44,800
      2001                           8,713        18,49,180                 -            -          18,49,180
      -----------------------------------------------------------------------------------------------------------------------
      Total                                       27,95,180                          1,200          27,93,980
      =======================================================================================================================

16.  Dematerialization of shares and liquidity
     Your company was the first in India to pay a one-time custodial fee of Rs.
     44.43 lakh to National Securities Depositary Limited (NSDL). Consequently, the company's shareholders do not have to pay depositary participants, the custodial fee charged by the NSDL on their holding. Over 98% of the company's shares are now held in electronic form.

17.  Financial calendar (tentative and subject to change)

     Annual General Meeting                                                                 June 02, 2001
     Financial reporting for the first quarter ending June 30, 2001                         July 10, 2001
     Financial reporting for the second quarter ending September 30, 2001                October 10, 2001
     Interim dividend payment (if any)                                                     November, 2001
     Financial reporting for the third quarter ending December 31, 2001                  January 10, 2002
     Financial results for the year ending March 31, 2002                                  April 10, 2002
     Annual General Meeting for the year ending March 31, 2002                           May / June, 2002

        18.  Investors' correspondence in India                  Any queries relating to the financial may be addressed to:
                                                                 statements of the company may be addressed to:
             The Company Secretary                               Mr. T. V. Mohandas Pai
             Investors' Service Cell                             Director (F&A) and CFO
             Infosys Technologies Ltd., Electronics City         Infosys Technologies Ltd., Electronics City
             Hosur Road, Bangalore - 561 229, India              Hosur Road, Bangalore - 561 229, India
             Tel.: +91-80-852 0440, Fax: +91-80-852 0362         Tel.: +91-80-852 0396, Fax: +91-80-852 0362
             E-mail: balakv@infy.com                             E-mail: mdpai@infy.com

        19.  Reuters code- INFY.BO (BSE)     Bridge code - IN;INF (BSE)      Bloomberg code- INFO IN (BSE)
                         - INFY.NS (NSE)                 - IN;INFN (NSE)                  - NINFO IN (NSE)
                         - INFY.O (NASDAQ)               - US;INFY (NASDAQ)

20.  Stock market data relating to American Depositary Shares (ADSs)


     a. ADS listed at                      NASDAQ National Market in the
                                           United States
     b. Ratio of ADS to equity shares      2 ADS for one equity share
     c. ADS symbol                         INFY
     d. The American Depositary Shares issued under the ADS program of the company were listed on the NASDAQ National Market in the United States on March 11, 1999. The monthly high and low quotations as well as the volume of ADSs traded at the NASDAQ National Market for the year ended March 31, 2001, are:

        ---------------------------------------------------------------------------------------------------
                                          High                        Low                  Volume
        ---------------------------------------------------------------------------------------------------
                                    $            Rs.            $            Rs.            Nos.
        ---------------------------------------------------------------------------------------------------
        April 2000              284.56        24,837        131.13        11,445       5,999,400
        May                     214.50        19,116        130.75        11,652       3,698,600
        June                    199.94        17,850        154.38        13,783       1,888,300
        July                    186.94        16,776        120.00        10,769       2,533,000
        August                  169.13        15,475         96.50         8,830       3,700,100
        September               164.00        15,091        121.00        11,134       2,045,300
        October                 137.55        12,839        105.13         9,813       2,584,900
        November                147.25        13,800        112.00        10,497       1,372,600
        December                141.50        13,213         90.06         8,410       2,963,900
        January 2001            131.38         6,093         86.13         3,994       2,536,300
        February                123.00         5,737         86.75         4,046       2,661,200
        March                    92.94         4,327         60.13         2,799       5,009,600
        ---------------------------------------------------------------------------------------------------
        Total                                                                         36,993,200
        ---------------------------------------------------------------------------------------------------------
        % of volume traded to total float                                                 885.80%

         2 ADS = 1 equity share
         The number of ADSs outstanding is 4,176,234
        US$ have been converted into Indian rupees at the monthly closing rates

     e. Premium of American Depositary Shares over the shares traded on the Indian stock exchanges.

        The ADS price quoted below is in Indian rupees and has been converted at the monthly closing rates.

                             [CHART APPEARS HERE]

   f. Investor correspondence in      P. R. Ganapathy
      the US may be addressed to      Investor Relations Officer
                                      Infosys Technologies Limited
                                      34760, Campus Drive
                                      Fremont CA 94555, USA
                                      Tel.: +1-510-742-3030, Mobile: +1-510-872-
                                      4412
                                      Fax: +1-510-742-2930, E-mail:
                                      guns@infy.com

   g. Name and address of the         Deutsche Bank A.G.
      depositary bank                 Corporate Trust and Agency Services
                                      4 Albany Street
                                      New York, NY 10006, USA
                                      Tel.: +1-212-250-8500, Fax: +1-212-250-
                                      5644

                                      Corporate Trust and Agency Services
                                      Deutsche Bank A.G.
                                      1/st/ Floor, Kodak House
                                      222, Dr. D. N. Road
                                      Fort, Mumbai - 400 001, India
                                      Tel.: +91-22-207 3262, Fax: +91-22-207
                                      9614

   i. Name and address of the         ICICI Limited
      custodian in India              ICICI Towers
                                      Bandra Kurla Complex
                                      Mumbai - 400 051, India
                                      Tel.: +91-22-653 1414, Fax: +91-22-653
                                      1164/65

Frequently asked questions
________________________________________________________________________________

1.   What is an American Depositary Share ("ADS")?
     Ans: An ADS is a negotiable certificate evidencing ownership of an outstanding class of stock in a non-US company. ADSs are created when ordinary shares are delivered to a custodian bank in the domestic market, which then instructs a depositary bank in the US to issue ADSs based on a predetermined ratio. ADSs are SEC registered securities and may trade freely, just like any other security, either on an exchange or in the over-the-counter market.

2.   What is the difference between an ADS and a GDR?
     Ans: ADSs and GDRs (Global Depositary Receipts) are the same in their functionality - they both evidence ownership of foreign securities deposited with a custodian bank. ADSs represent securities that are listed in the United States, while GDRs represent securities listed outside of the United States, typically in London.

3.   Do the ADSs have voting rights?
     Ans: Yes. In the event of a matter submitted to the holders of ordinary shares for a vote, the ADS holders on record as at a particular date will be allowed to instruct the depositary bank to exercise the vote in respect of the equity shares representing the ADS held by them.

4.   Are the ADSs entitled to cash dividends?
     Ans: Yes, whenever dividends are paid to ordinary shareholders. Cash dividends to ADS holders are declared in local currency and paid in dollars (based on the prevailing exchange rate) by the depositary bank, net of the depositary's fees and expenses.

5. Does Infosys have a dividend reinvestment program or dividend stock purchase plan?
     Ans: Infosys does not offer a dividend reinvestment program or dividend stock program, at present.

6.   Where and in which year was Infosys incorporated?
     Ans: Infosys was incorporated in Mumbai, in the state of Maharashtra, in India, on July 2, 1981.

7. When did Infosys have its initial public offer (IPO) and what was the initial listing price? Was there any follow-on offering?
     Ans: Infosys made an initial public offer in February 1993 and was listed on stock exchanges in India in June 1993. Trading opened at Rs. 145 per share compared to the IPO price of Rs. 95 per share. In October 1994, Infosys made a private placement of 5,50,000 shares at Rs. 450 each to Foreign Institutional Investors (FIIs), Financial Institutions (FIs) and Corporates. During March 1999, Infosys issued 20,70,000 ADSs (equivalent to 10,35,000 equity shares of par value of Rs. 10 each) at $ 34 per ADS under the American Depositary Shares Program and the same were listed on the NASDAQ National Market.

8.   Which are the stock exchanges where Infosys shares are listed and traded?
     Ans: Shares of Infosys are listed and traded in India on the Bangalore Stock Exchange, The Stock Exchange, Mumbai, and the National Stock Exchange, Mumbai. The ADSs of Infosys are traded on the NASDAQ National Market in the US.

9.   What are the Reuters, Bridge and Bloomberg codes for Infosys stock?

     -------------------------------------------------------------------------------------------------------
       Ans: Exchange                            Reuters code      Bridge code       Bloomberg code
     -------------------------------------------------------------------------------------------------------
         The Stock Exchange, Mumbai, India      INFY.BO           IN;INF            INFO IN
         National Stock Exchange, India         INFY.NS           IN;INFN           NINFO IN
         Nasdaq, USA                            INFY.O            US;INFY                -
     -------------------------------------------------------------------------------------------------------

10.  What is the Infosys ADS ratio?
     Ans: Each Infosys ADS represents one-half of one ordinary equity share of Infosys.

11.  What is the symbol for Infosys ADS and where is it traded?
     Ans: The symbol is "INFY" and the same is traded on the NASDAQ National Market in the US.

12.  When is the next earnings release? What is the fiscal year of Infosys?
     Ans: The tentative dates of earnings releases are given below. The earnings release date will also be posted on the website www.infy.com, after announcement to the stock exchanges.
       -------------------------------------------------------------------------
                                                Earnings release date (tentative
                                                          and subject to change)
       -------------------------------------------------------------------------
       First quarter ending June 30, 2001                        July  10, 2001
       Second quarter ending September 30, 2001                October 10, 2001
       Third quarter ending December 31, 2001                  January 10, 2002
       Year ending March 31, 2002                                April 10, 2002
       -------------------------------------------------------------------------
     The fiscal year of the company is the period of 12 months starting April 1, every year.

13.  What is the employee strength of Infosys?
        Ans: As of March 31, 2001, Infosys had 9,831 employees, as compared to
             5,389 on March 31, 2000, on a full-time basis.
     The distribution of the employees is:

     -----------------------------------------------------------------------------------------------------------
                                                                    2001                     2000
     -----------------------------------------------------------------------------------------------------------
     Software development including trainees                 8,656        88.05%        4,623       85.79%
     Support services                                        1,175        11.95%          766       14.21%
     -----------------------------------------------------------------------------------------------------------
     Total                                                   9,831       100.00%        5,389      100.00%
     -----------------------------------------------------------------------------------------------------------
     The gender classification of the employees is:
     Male                                                    8,140        82.80%        4,558       84.58%
     Female                                                  1,691        17.20%          831       15.42%
     -----------------------------------------------------------------------------------------------------------
     Total                                                   9,831       100.00%        5,389      100.00%
     -----------------------------------------------------------------------------------------------------------
         The age profile of employees is:
     -----------------------------------------------------------------------------------------------------------
                                                                    2001                     2000
     -----------------------------------------------------------------------------------------------------------
     Between 20 and 25 years                                 6,030           62%        3,057          57%
     Between 26 and 30 years                                 2,794           28%        1,659          31%
     Between 31 and 40 years                                   870            9%          579          11%
     Between 41 and 50 years                                   120            1%           83           1%
     Between 51 and 60 years                                    17            -            11           -
     -----------------------------------------------------------------------------------------------------------
     Total                                                   9,831          100%        5,389         100%
     -----------------------------------------------------------------------------------------------------------

14.  Does Infosys issue quarterly reports?
        Ans: Yes. Infosys issues audited quarterly reports conforming to the Indian GAAP and unaudited quarterly reports conforming to the US GAAP, and the same are mailed to all the shareholders.

15. How do I transfer my shares in India or change my address with the transfer agent?
        Ans: To transfer shares in physical form, you have to write to the company's registrars:
             Karvy Consultants Limited
             Registrars and Share Transfer Agents
             T.K.N. Complex, No. 51/2, Vanivilas Road,
             Opp. National College, Basavanagudi,
             Bangalore - 560 004, India
             Tel.: +91-80-662 1184, Fax: +91-80-662 1169,
                  E-mail: bangalore@karvy.com

         or write to:
             The Company Secretary
             Infosys Technologies Limited
             Electronics City, Hosur Road
             Bangalore - 561 229, India
             Tel.: +91-80-852 1518, Fax: +91-80-852 0362

         You can also address your queries to the e-mail id: balakv@infy.com. Transfer of shares in electronic form is effected through your depositary participant. General correspondence regarding shares may be addressed to the company's registrars, Karvy Consultants Limited, or to The Company Secretary, Infosys Technologies Limited.

16.  Who are the depositary and custodian for the ADS program?
     Ans:Depositary         Deutsche Bank A.G.
                            Corporate Trust and Agency Services
                            4 Albany Street, New York, NY 10006, USA
                            Tel.: +1-212-250-8500, Fax: +1-212-250-5644
         Custodian          ICICI Limited
                            ICICI Towers
                            Bandra Kurla Complex
                            Mumbai - 400 051, India
                            Tel.: +91-22-653 1414, Fax: +91-22-653 1164/65

17. What is the history of bonus issues (equivalent to stock split in the form of stock dividend) and stock split at Infosys?

         --------------------------------------------------------------------------------------------------------------
         Ans: Year             1986       1989      1991      1992      1994      1997      1999      2000
         --------------------------------------------------------------------------------------------------------------
           Bonus issue ratio      1:1      1:1       1:1       1:1       1:1       1:1       1:1        -
         --------------------------------------------------------------------------------------------------------------
           Stock split ratio   2 for 1   2 for 1   2 for 1   2 for 1   2 for 1   2 for 1   2 for 1   2 for 1
         --------------------------------------------------------------------------------------------------------------

     The company completed a 2-for-1 stock split (i.e., a subdivision of every equity share of par value of Rs. 10 each into two equity shares of par value of Rs. 5 each) during fiscal 2000.

18.  How many software development centers does Infosys have?
     Ans: Infosys has 16 development centers in India - five in Bangalore, two each in Bhubaneswar, Chennai, Mangalore and Pune, and one each in Hyderabad, Mohali and Mysore. Infosys has one global development center in Toronto, Canada. In addition, there are six proximity development centers in Fremont, Boston, Chicago, New Jersey, Phoenix, Arizona in the US and in London, UK.

19.  How many marketing offices does Infosys have?
     Ans: There are 21 marketing offices overseas, of which 9 are located in the US, two in Australia, one each in the UK, Germany, Canada, Japan, Belgium, Sweden, Hong Kong, Sharjah, Argentina and France. Besides these, there are four marketing offices in India.

20.  What is the employee strength and revenue growth since 1995?
     Ans: The employee strength and revenue growth since 1995 is as follows:
          As per US GAAP

-------------------------------------------------------------------------------------------------------------------------
          Fiscal year ended      Total no. of       Growth       Net revenues     Growth          Net income    Growth
          March 31                  employees            %       in $ million       %           in $ million         %
-------------------------------------------------------------------------------------------------------------------------
          1995                            903           58              18.11         90                3.96        48
          1996                          1,172           30              26.61         47                6.82        72
          1997                          1,705           45              39.59         49                8.64        27
          1998                          2,605           53              68.33         73               13.86*       60
          1999                          3,766           45             120.96         77               30.35*      119
          2000                          5,389           43             203.44         68               61.34       102
          2001                          9,831           82             413.85        103              131.95       115
-------------------------------------------------------------------------------------------------------------------------

     * This excludes a one-time deferred stock compensation expense arising from stock split amounting to $ 12,906,962 and $ 1,519,739 in fiscal 1999 and 1998, respectively.

          As per Indian GAAP

-------------------------------------------------------------------------------------------------------------------------
          Fiscal year ended      Total no. of       Growth            Revenue     Growth                PAT*    Growth
          March 31                  employees            %       in Rs. crore          %       in Rs. crore          %
-------------------------------------------------------------------------------------------------------------------------
          1995                            903           58              57.70         92              13.32         65
          1996                          1,172           30              93.41         62              21.01         58
          1997                          1,705           45             143.81         54              33.68         60
          1998                          2,605           53             260.37         81              60.36         79
          1999                          3,766           45             512.74         97             132.92        120
          2000                          5,389           43             921.46         80             285.95        115
          2001                          9,831           82           1,959.94        113             623.32        118
-------------------------------------------------------------------------------------------------------------------------

             * From ordinary activities

21.  Does Infosys pay dividends? What is the dividend policy of Infosys?
     Ans: Currently, Infosys pays dividend to its shareholders. The current dividend policy is to distribute up to 20% of the PAT as dividend. The board of directors reviews the dividend policy periodically.

22.  How do I contact Infosys by telephone, mail or in person?
     Ans: Members of the press can contact the following members of Infosys' management for any information.
     N. R. Narayana Murthy,
     Chairman and Chief Executive Officer        Tel: +91-80-852 0363 / 852 0399

     Nandan M. Nilekani,
     Managing Director, President and Chief
     Operating Officer                           Tel: +91-80-852 0351

     T. V. Mohandas Pai,
     Director - Finance & Administration and
     Chief Financial Officer                     Tel: +91-80-852 0396

       The Infosys corporate mailing address is:
       Infosys Technologies Limited,
       44, Electronics City, Hosur Road,
       Bangalore - 561 229, India.
       Tel.: +91-80-852 0261, Fax: +91-80-852 0362

         For direct correspondence, the general electronic address is infosys@infy.com.

23.  Is there any investor relations contact in the US?
     Ans: Mr. P. R. Ganapathy, Investor Relations Officer, is based at the company's Fremont office and will be available at the following address to answer any queries from investors.
      Infosys Technologies Limited
      34760, Campus Drive
      Fremont CA 94555, USA

           Tel.: +1-510-742-3030, Mobile: +1-510-872-4412
           ----------------------------------------------
           Fax: +1-510-742-2930,  E-mail: guns@infy.com
           --------------------------------------------
24.  Is there any investor relations contact in India?
     Ans: Mr. Sumanth Cidambi, Investor Relations Officer, is based at the company's corporate office in Bangalore, India and will be available at the following address to answer any queries from investors.
      Infosys Technologies Limited
      44, Electronics City, Hosur Road
      Bangalore 561 229, India

           Tel.: +91-80-8520261 Extn. 7904, +91-80-8522380 (Direct)
           Fax: +91-80-8520362, E-mail:  sumanthc@infy.com

25.  Does the company have a disclosure policy?
     Ans: Yes. The company has a written disclosure policy, which covers interacting with all external constituents like analysts, fund managers, media, etc.

26.  Does the company have any quiet periods?
     Ans: Yes. The company follows quiet periods prior to its earnings release every quarter. During the quiet period, the company or any of its officials will not discuss earnings expectations with any external people. It starts from fifteenth of the month prior to the one in which the earnings are going to be released and ends on the date of announcement of the earnings numbers. Based on the tentative dates on which the earnings are going to be released in fiscal 2002, the tentative quiet period would be as follows:

         ------------------------------------------------------------------------------------------------------------------
                                Earnings release date                                         Quiet period
         ------------------------------------------------------------------------------------------------------------------
         First quarter ending June 30, 2001                 July 10, 2001                     June 16 - July 10, 2001
         Second quarter ending September 30, 2001        October 10, 2001             September 16 - October 10, 2001
         Third quarter ending December 31, 2001          January 10, 2002              December 16 - January 10, 2002
         Year ending March 31, 2002                        April 10, 2002                   March 16 - April 10, 2002
         ------------------------------------------------------------------------------------------------------------------

27.  What has been the CAGR in revenues and net income in the last five years?
     Ans: The 5 year CAGR under Indian GAAP and US GAAP are

     ----------------------------------------------------------------------------------------------------------------------
     Indian GAAP                                               US GAAP
     ----------------------------------------------------------------------------------------------------------------------
     Revenues                                 84%              Revenues                              73%
     ----------------------------------------------------------------------------------------------------------------------
     PAT from ordinary activities             97%              Net income                            81%
     ----------------------------------------------------------------------------------------------------------------------

Additional information to shareholders
Share performance chart
--------------------------------------------------------------------------------
The Infosys management consistently cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                             [GRAPH APPEARS HERE]

                            [GRAPH APPEARS HERE]


   The share price has been adjusted for two bonus issues made in fiscal 1998 and fiscal 1999, and a 2-for-1 stock split in fiscal 2000.

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Intangible assets scoresheet

A knowledge-intensive company leverages knowhow, innovation and reputation to achieve success in the marketplace. Hence, these attributes should be measured and improved upon year after year to ensure continual success. Managing a knowledge organization necessitates a focus on the critical issues of organizational adoption, survival, and competence in the face of ever-increasing discontinuous environmental change. The profitability of a knowledge firm depends on its ability to leverage the learnability of its professionals, and in enhancing the re-usability of their knowledge and expertise.

The stock price of a company is the result of the market's valuation of its earnings potential and growth prospects. Thus, the market provides a value to the off-balance-sheet assets of the company - that is, those assets which are invisible or which are not accounted for in the traditional financial statements. The intangible assets of a company include its brand; its ability to attract, develop and nurture a cadre of competent professionals; and its ability to attract and retain marque clients.

Today's discerning investors take a critical look at both financial and non-financial parameters that determine the long-term success of a company. The non-financial parameters challenge the approach that evaluates companies solely on the traditional measures, as they appear in their financial reports. Thus, the intangible assets of the company have been receiving considerable attention from corporate leaders in recent years.

The intangible assets of a company can be classified into four major categories
- human resources, intellectual property assets, internal assets and external assets.

Human resources

Human resources represent the collective expertise, innovation, leadership, entrepreneurship and managerial skills endowed in the employees of an organization.

Intellectual property assets

Intellectual property assets include know-how, copyrights, patents, products and tools that are owned by a corporation. These assets are valued based on their commercial potential. A corporation derives its revenues by licensing these assets to outside users.

Internal assets

Internal assets are systems, technologies, methodologies, processes and tools that are specific to an organization. These assets give the organization a unique advantage over its competitors in the marketplace. These assets are not licensed to outsiders. Examples of internal assets include methodologies for assessing risk, methodologies for managing projects, risk policies, and communication systems.

External assets

External assets are the market-related intangibles that enhance the fitness of an organization for succeeding in the marketplace. Examples are customer loyalty (reflected by the repeat business of the company) and brand value.

The score sheet

Infosys published models for valuing the two most valuable, intangible assets of the company - human resources and the "Infosys" brand. The score sheet published is broadly adopted from the Intangible asset score sheet provided in the book titled The New Organizational Wealth written by Dr Karl-Erik Sveiby and published by Berrett-Koehler Publishers Inc., San Francisco. We believe such representation of intangible assets provides a tool to our investors for evaluating the market-worthiness of the company.

The Infosys management cautions investors that these data are provided only as additional information to investors. Using such reports for predicting the future of Infosys, or any other company, is risky. The Infosys management is not responsible for any direct, indirect or consequential losses suffered by any person using these data.

The Infosys intangible assets scoresheet

-----------------------------------------------------------------------------------------------------------
                                                                                    Knowledge capital
-----------------------------------------------------------------------------------------------------------
                    Our clients                                        Our organization
                (External structure)                                 (Internal structure)
---------------------------------------------------------------------------------------------------------
                               2000-2001   1999-2000                                2000-2001   1999-2000
-----------------------------------------------------------------------------------------------------------
Growth / renewal
-----------------------------------------------------------------------------------------------------------
Revenue growth over                  113          80  IT investment / value              9.32        7.47
previous year (%)                                     added (%)
-----------------------------------------------------------------------------------------------------------
Percentage of revenue from            52          47  R&D /                              1.09        1.14
image-enhancing clients                               value added (%)
-----------------------------------------------------------------------------------------------------------
Percentage of revenue                 96          94  Total investment in               29.64       22.10
from exports                                          organization /
                                                      value added (%)
-----------------------------------------------------------------------------------------------------------
No. of new clients                   122          99
added during the year
-----------------------------------------------------------------------------------------------------------
Efficiency
-----------------------------------------------------------------------------------------------------------
Sales / client                       696         455  Average proportion                10.30       12.70
(in Rs. lakhs)                                        of support staff (%)

-----------------------------------------------------------------------------------------------------------
                                                      Sales per support staff             243         155
                                                      (in Rs. lakhs)
-----------------------------------------------------------------------------------------------------------
Stability
-----------------------------------------------------------------------------------------------------------
Repeat-business revenue/              85          87  Average age of support            30.61       31.14
total revenue (%)                                     staff
                                                      (Years)
-----------------------------------------------------------------------------------------------------------
Sales from the five largest         26.0        30.2
clients / total revenue (%)
-----------------------------------------------------------------------------------------------------------
Sales from the ten largest          39.2        45.7
clients / total revenue (%)
-----------------------------------------------------------------------------------------------------------
Million dollar clients (Nos)          80          42
-----------------------------------------------------------------------------------------------------------
Five-million dollar clients           19          10
(Nos)
-----------------------------------------------------------------------------------------------------------
Ten-million dollar clients            11           4
(Nos)
-----------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                 Our people
                                                (Competence)
--------------------------------------------------------------------------------
                                                          2000-2001   1999-2000
--------------------------------------------------------------------------------
Growth / renewal
--------------------------------------------------------------------------------
Revenue growth over          Education index of all          28,725      15,544
previous year (%)            staff
--------------------------------------------------------------------------------
Percentage of revenue from
image-enhancing clients
--------------------------------------------------------------------------------
Percentage of revenue
from exports
--------------------------------------------------------------------------------
No. of new clients
added during the year
--------------------------------------------------------------------------------
Efficiency
--------------------------------------------------------------------------------
Sales / client               Value added per                  22.14       17.71
(in Rs. lakhs)               software
                             engineer (in Rs. lakhs)
--------------------------------------------------------------------------------
                             Value added per employee         19.87       15.46
                             (in Rs. lakhs)
--------------------------------------------------------------------------------
Stability
--------------------------------------------------------------------------------
Repeat-business revenue/     Average age of all               25.67       26.14
total revenue (%)            employees
                             (Years)
--------------------------------------------------------------------------------
Sales from the five largest
clients / total revenue (%)
--------------------------------------------------------------------------------
Sales from the ten largest
clients / total revenue (%)
--------------------------------------------------------------------------------
Million dollar clients (Nos)
--------------------------------------------------------------------------------
Five-million dollar clients
(Nos)
--------------------------------------------------------------------------------
Ten-million dollar clients
(Nos)
--------------------------------------------------------------------------------

The above figures are based on Indian GAAP financial statements.

Notes:

   . Marque or image-enhancing clients are those who enhance the company's market-worthiness, typically Fortune 1000 clients. Often they are reference clients for Infosys.

   . Sales per client is calculated by dividing total revenue, excluding other income, by the total number of clients.

   . Repeat business revenue is the revenue during current year from those clients who contributed to the revenue of the company during the previous year also.

   . Value-added is the revenue of the company less payment to all outside resources. The value-added statement is provided in the Additional information to shareholders section in this report.

   . IT investment includes all investments in hardware and software by the company.

   . Total investment in the organization is the investment in the fixed assets of the company.

   . Average proportion of support staff is the average number of support staff to average total staff strength of the company during the year.

   . Sales per support staff is Infosys revenue divided by the average number of support staff during the year (support staff exclude technical support staff.

   . Education index is shown as at the year-end, with primary education calculated as 1, secondary education as 2, and tertiary education as 3.

Clients

The growth in revenue is 113% this year, compared to 80%, in the previous year. The most valuable intangible asset of Infosys is its client base. Marque clients or image-enhancing clients contributed around 52% of revenue this year, as compared to 47% in the previous year. They give stability to our revenues and also reduce our marketing costs.

The high percentage - 85% - of revenue from repeat orders during the current year is an indication of the satisfaction and loyalty of the clients. The top 5 and 10 clients contributed around 26% and 39%, respectively, of the company's revenue during the current year, as compared to 30% and 46%, respectively, during the previous year. The company's strategy is to increase its client base, and thereby reduce the risk of depending on a few large clients. During 2000-2001, the company added 122 new clients.

Organization

During the current year, Infosys invested around 9% of the value-added on its IT infrastructure, and 1% of the value-added on R&D activities.

A young, fast-growing organization requires efficiency in the area of support services. The average age of the support employees is 30.61 years, as against the previous year average age of 31.14 years. The sales per support staff, as well as, the proportion of support staff to the total organizational staff, have shown improvements over the previous year.

People

Infosys is in a people-oriented business. The education index of employees has gone up substantially to 28,725 from 15,544. This reflects the quality of employees at Infosys. The value-added per software engineer and the value-added per employee show an increasing trend. The average age of employees as of March 31, 2001 was 25.67 as compared to 26.14 as of March 31, 2000.

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Human resources accounting

The dichotomy in accounting between human and non-human capital is fundamental. The latter is recognized as an asset and is therefore recorded in the books and reported in the financial statements, whereas, the former is totally ignored by accountants. The definition of wealth as a source of income inevitably leads to the recognition of human capital as one of several forms of wealth such as money, securities and physical capital.

The Lev & Schwartz model has been used by Infosys to compute the value of the human resources as at March 31, 2001. The evaluation is based on the present value of the future earnings of the employees and on the following assumptions:

1. Employee compensation includes all direct and indirect benefits earned both in India and abroad.

2.  The incremental earnings based on group / age have been considered.

3. The future earnings have been discounted at 21.08% (previous year - 22.29%) being the cost of capital for Infosys. Beta has been assumed at 1.54 based on average beta for software stocks in the US.

--------------------------------------------------------------------------------
As of March 31                  2001                        2000
--------------------------------------------------------------------------------
                           No. of         Value of     No. of         Value of
                        employees  human resources  employees  human resources
                                    (in Rs. crore)              (in Rs. crore)
--------------------------------------------------------------------------------
Production                7,641      4,406.53         4,292       1,965.14
Support  -technical*      1,230        302.83           450          81.65
         -others            960        414.06           647         190.63
--------------------------------------------------------------------------------
                          9,831      5,123.42         5,389       2,237.42
================================================================================

* Note: Support - technical includes trainees, employees in R&D activities and support personnel allocated to production.

Number of employees                                          9,831       5,389
Value of human resources                                  5,123.42    2,237.42
Total revenue                                             1,959.94      921.46
Software revenue                                          1,900.57      882.32
Employee cost                                               717.78      334.56
Value-added excluding extraordinary income                1,563.17      723.31
Net profits excluding extraordinary income                  623.32      285.95
  Total revenue / human resources value (ratio)               0.38        0.41
  Total software revenue / human resources value (ratio)      0.37        0.39
  Value-added / human resources value (ratio)                 0.31        0.32
Value of human resources per employee (Rs. cr)                0.52        0.42
Employee cost / human resources value (%)                    14.01%      14.95%
Return on human resources value (%)                          12.17%      12.78%

Value-added statement                                                                           in Rs. crore
-----------------------------------------------------------------------------------------------------------------------
Year ending March 31                                                           2001                   2000
-----------------------------------------------------------------------------------------------------------------------
Total revenue                                                              1,959.94                 921.46
Less:
      Software development expenses (other than employee costs and
       provision for post-sales client support)                              238.56                 129.61
      Administration expenses (other than provisions)                        158.20                  68.54
-----------------------------------------------------------------------------------------------------------------------
      Sub-total                                                              396.76                 198.15
-----------------------------------------------------------------------------------------------------------------------
Total value-added                                                          1,563.18                 723.31
=======================================================================================================================

Applied to meet
Employee costs                                                               717.78                 334.56
Provision for post-sales client support                                        1.83                   2.10
Provision for bad and doubtful debts and doubtful loans and advances          19.35                   0.94
Provision for contingencies                                                       -                   3.33
Provision for e-inventing the company                                             -                   3.50
Provision for investments                                                     15.29                      -
Income tax                                                                    72.71                  39.70
Dividend (including dividend tax)                                             74.86                  33.04
Retained in business                                                         661.36                 306.14
-----------------------------------------------------------------------------------------------------------------------
                                                                           1,563.18                 723.31
=======================================================================================================================

The figures above are based on Indian GAAP financial statements.

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Brand valuation

The strength of the invisible

A balance sheet discloses the financial position of a company. The financial position of an enterprise is influenced by the economic resources it controls, its financial structure, liquidity and solvency, and its capacity to adapt to changes in the environment. However, it is becoming increasingly clear that intangible assets have a significant role in defining the growth of a hi-tech company. So quite often, the search for the added value invariably leads us back to understanding, evaluating and enhancing the intangible assets of the business.

From time to time, Infosys has used various models for evaluating assets off the balance sheet to bring certain advances in financial reporting from the realm of research to the notice of the shareholders. Such an exercise also helps the Infosys management understand the components that make up goodwill. The aim of such modeling is to lead the debate on the balance sheet of the future. The Infosys management cautions the investors that these models are still the subject of debate among researchers, and using such models and data in predicting the future of Infosys, or any other company, is risky, and that the Infosys management is not responsible for any direct, indirect or consequential losses suffered by any person using these models or data.

Valuing the brand

A brand is much more than a trademark or a logo. It is a "trustmark" - a promise of quality and authenticity that clients can rely on. Brand equity is the value addition provided to a product or company by its brand name. It is the financial premium that a buyer is willing to pay for the brand over a generic or less worthy brand. Brand equity is not created overnight. It is the result of relentless pursuit of quality in production, selling, service, advertising and marketing. It is the integral of client experiences in dealing with the company and the company's services over a sustained period.

Corporate brands and service brands are often perceived to be interchangeable. Both types of brands aim at the enhancement of confidence, and the reduction of uncertainty, in the quality of the company offerings. Therefore, companies rely heavily on the image and personality they create for their brands, to communicate these qualities to the marketplace.

For many businesses, brands have become critical for shareholder wealth creation. Global brands are still the most powerful and sustainable wealth creators in the business world, and will continue to be so in the near future. The task of measuring brand value is a complex one. Several models are available for accomplishing this. The most widely used one is the brand-earnings-multiple model. There are several variants of this model. For example, by using one of the brand valuation models, Interbrand, a brand consultancy firm, had valued Coca-Cola at $ 72.54 billion in the year 2000, when its market capitalization was $ 142.16 billion, on the date of brand valuation. Thus, the brand valuation of Coca-Cola was around 51% of its market capitalization on the date of valuation. Interestingly, the study says that technology changes such as the Internet are only accelerating the globalization trend of the companies, and technology companies such as Microsoft, IBM, Intel and Nokia dominated the top five most valuable brands, in the study.

(Source : www.business2.com/chart/most_valuable_brands.html)
Goodwill is a nebulous accounting concept that is defined as the premium paid for the tangible assets of a company. It is an umbrella concept that transcends components like brand equity and human resources, and is the result of many corporate attributes including core competency, market leadership, copyrights, trademarks, brands, superior earning power, excellence in management, outstanding work-force, competition, longevity and so on.

The Infosys management has adapted the generic brand-earnings-multiple model (given in the article on Valuation of Trademarks and Brand Names by Michael Birkin in the book Brand Valuation, edited by John Murphy and published by Business Books Limited, London) to value its corporate brand "Infosys". The methodology followed for valuing the brand is as given below:

1.   Determine brand earnings
     To do this,
         . Determine brand profits by eliminating the non-brand
           profits from the total profits of the company
         . Restate the historical profits at present-day values
         . Provide for the remuneration of capital to be used for
           purposes other than promotion of the brand
         . Adjust for taxes

2.   Determine the brand-strength or brand-earning multiple

     Brand-strength multiple is a function of a multitude of factors like leadership, stability, market, internationality, trend, support and protection. These factors have been evaluated on a scale of 1 to 100, internally by the Infosys management, based on the information available within the company.

3. Compute the brand value by multiplying the brand earnings by the multiple derived in step 2 above.

     The computation is as follows:

                                                                                                      in Rs. crore
------------------------------------------------------------------------------------------------------------------
     Year ended March 31,                                  2001                    2000               1999
------------------------------------------------------------------------------------------------------------------
     PBIT                                                696.03                  325.65             155.86
     Less: non-brand income                               53.43                   35.23               3.46
------------------------------------------------------------------------------------------------------------------
     Adjusted profit                                     642.60                  290.42             152.40
     Inflation compound factor at 8%                      1.000                   1.087              1.181
     Present value of profits for the brand              642.60                  315.69             179.98
     Weightage factor                                         3                       2                  1
     Weighted profits                                  1,927.80                  631.38             179.98
     Three-year average weighted profits                 456.53
     Remuneration of capital                              55.57
     (5% of average capital employed)
     Brand-related profits                               400.96
     Tax at 39.55%                                       158.58
     Brand earnings                                      242.38
     Multiple-applied                                     22.18
     Brand value                                       5,376.00
------------------------------------------------------------------------------------------------------------------

     Assumptions

     1. Total revenue excluding other income after adjusting for cost of earning such income is brand revenue, since this is an exercise to determine the brand value of Infosys as a company and not for any of its products or services.

     2.   Inflation is assumed at 8% per annum.

     3. 5% of the average capital employed is used for purposes other than promotion of the brand.

     4.   Tax rate is at 39.55%.

     5. The earnings multiple is based on the ranking of Infosys against the industry average, based on certain parameters (exercise undertaken internally and based on available information).

     6.   The figures above are based on Indian GAAP financial statements.

     Thus, it is interesting to note that while Infosys has a market capitalization of Rs. 26,926 crore as on March 31, 2001, the value of the "Infosys" brand alone is estimated at Rs. 5,376 crore. The corresponding figures for market capitalization and brand value of Infosys as on March 31, 2000 and March 31, 1999 were Rs. 59,338 crore, Rs. 5,246 crore and Rs. 9,673 crore, Rs. 1,727 crore respectively.

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Balance sheet (including intangible assets) as at March 31, 2001 in Rs. crore
------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
SHAREHOLDERS' FUNDS

Share capital                                                                                        33.08
Reserves and surplus
     Share premium account                                                                          320.75
     Capital reserves                                                                            10,499.42
     Other reserves                                                                               1,035.81
------------------------------------------------------------------------------------------------------------------
                                                                                                 11,889.06
------------------------------------------------------------------------------------------------------------------
APPLICATION OF FUNDS
FIXED ASSETS

Tangible assets - at cost                                                                           631.14
Less : Depreciation                                                                                 244.13
------------------------------------------------------------------------------------------------------------------
Net block                                                                                           387.01
Add : Capital work-in-progress                                                                      170.65
------------------------------------------------------------------------------------------------------------------
                                                                                                    557.66

Intangible assets

     Brand equity                                                                                 5,376.00
     Human resources                                                                              5,123.42

INVESTMENTS                                                                                          34.12
CURRENT ASSETS, LOANS AND ADVANCES

Sundry debtors                                                                                      302.37
Cash and bank balances                                                                              385.06
Loans and advances                                                                                  430.28
------------------------------------------------------------------------------------------------------------------
                                                                                                  1,117.71
Less : Current liabilities                                                                          134.92
       Provisions                                                                                   184.93
------------------------------------------------------------------------------------------------------------------
Net current assets                                                                                  797.86

                                                                                                 11,889.06
------------------------------------------------------------------------------------------------------------------

Notes:
1. The balance sheet is provided as additional information only. The management accepts no responsibility for any direct, indirect or consequential losses or damages suffered by any person relying on the same.
2. Capital reserves include the value of the "Infosys" brand and human resources.
3. The figures above are based on Indian GAAP financial statements.

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Current cost adjusted financial statements

Current cost accounting ("CCA") seeks to state the value of assets and liabilities in a balance sheet at their value and measure the profit or loss of an enterprise by matching current costs against current revenues. CCA is based on the concept of "operating capability", which may be viewed as the amount of goods and services that an enterprise is capable of providing with its existing resources during a given period. In order to maintain its operating capability, an enterprise should remain in command of resources that form the basis of its activities. Consequently, it becomes necessary to take into account the rising cost of assets consumed in generating these revenues. CCA takes into account the changes in specific prices of assets as they affect the enterprise.

The Balance Sheet and Profit and Loss Account of Infosys, on a current cost basis are presented below. The methodology prescribed by the Guidance Note on Accounting for Changing Prices issued by the Institute of Chartered Accountants of India is adopted in preparing these statements.

Balance Sheet as of March 31, 2001

                                                                         in Rs.
----------------------------------------------------------------------------------------------
Assets employed
Fixed Assets
     Original cost                                                  527,46,69,569
     Accumulated depreciation                                       129,68,72,381
----------------------------------------------------------------------------------------------
                                                                    397,77,97,188
Capital work in progress                                            170,65,04,250
----------------------------------------------------------------------------------------------
Net fixed assets                                                    568,43,01,438

Investments                                                          34,11,54,821
Current Assets, Loans and Advances:
     Cash and bank balances                                         385,06,10,285
     Loans and advances                                             430,27,93,623
     Monetary working capital                                       167,45,21,241
----------------------------------------------------------------------------------------------
                                                                    982,79,25,149
     Less: Other liabilities and provisions                         184,93,20,275
Net current assets                                                  797,86,04,874
TOTAL                                                              1400,40,61,133
----------------------------------------------------------------------------------------------

Financed by
Share Capital and Reserves
     Share capital                                                   33,07,92,085
     Reserves
       Capital reserve                                                5,93,54,103
       Share premium                                                320,75,30,416
     Current cost reserve                                            19,76,11,149
     General reserve                                               1020,87,73,380
----------------------------------------------------------------------------------------------
                                                                   1040,63,84,529
----------------------------------------------------------------------------------------------
TOTAL                                                              1400,40,61,133
----------------------------------------------------------------------------------------------

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Current cost adjusted financial statements
Profit and Loss Account for the year ended March 31, 2001

                                                                                                          in Rs.
----------------------------------------------------------------------------------------------------------------
Total income                                                                                     1,959,93,73,722
Historic cost profit before tax and extraordinary item                                             696,02,92,341
Less: Current cost operating adjustments                                                             8,99,42,003
                                                                                                   687,03,50,338

Less: Gearing adjustment                                                                                       -
Current cost profit before tax and extraordinary item                                              687,03,50,338
Provision for taxation
     Earlier years                                                                                   1,40,00,000
     Current year                                                                                   71,31,00,000
Current cost profit after tax before extraordinary item                                            614,32,50,338
Extraordinary item - Transfer of intellectual property (net of tax)                                  5,49,44,000
----------------------------------------------------------------------------------------------------------------
Current cost profit after tax and extraordinary item                                               619,81,94,338
----------------------------------------------------------------------------------------------------------------
Appropriations
     Dividend
       Interim                                                                                      16,53,78,418
       Final (proposed)                                                                             49,61,85,878
       Dividend tax                                                                                  8,69,94,211
     Amount transferred - general reserve                                                          544,96,35,831
----------------------------------------------------------------------------------------------------------------
                                                                                                   619,81,94,338
----------------------------------------------------------------------------------------------------------------

Statement of retained profits / reserves as of March 31, 2001 in Rs.
----------------------------------------------------------------------------------------------------------------
     Opening balance of reserves                                                                   475,50,19,440
     Retained current cost profit for the year                                                     544,96,35,831
     Movements on current cost reserve during the year                                              20,17,29,258
----------------------------------------------------------------------------------------------------------------
                                                                                                 1,040,63,84,529
----------------------------------------------------------------------------------------------------------------

Notes:
1. The cost of technology assets comprising computer equipment decreases over time. This is offset by an accelerated depreciation charge to the financial statements. Consequently, such assets are not adjusted for changes in prices.

2. This financial statement is provided for the purpose of information only. The management accepts no responsibility for any direct, indirect or consequential losses or damages suffered by any person relying on the same.

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Economic value-added (EVA) statement

Economic value-added measures the profitability of a company after taking into account the cost of all capital including equity. It is the post-tax return on capital employed (adjusted for the tax shield on debt) less the cost of capital employed. Companies which earn higher returns than cost of capital create value, while those companies that earn lower returns than cost of capital are deemed destroyers of shareholder value.

Economic value-added analysis
----------------------------------------------------------------------------------------------------------------
Year ended March 31                                               2001         2000          1999          1998
----------------------------------------------------------------------------------------------------------------
1.   Average capital employed (Rs. in crore)                  1,111.47       703.87        245.42        142.90
2.   Average debt/total capital (%)                                  -            -             -             -
3.   Beta variant                                                 1.54         1.48          1.48          1.48
4.   Risk-free debt cost (%)                                     10.30        10.45         12.00         12.15
5.   Market premium                                               7.00         8.00          9.00         10.00
6.   Cost of equity (%)                                          21.08        22.29         25.32         26.95
7.   Cost of debt (post tax) (%)                                    NA           NA            NA            NA
8.   Weighted average cost of capital (WACC) (%)                 21.08        22.29         25.32         26.95
9.   PAT as a percentage of average capital employed (%)         56.08        40.63         54.16         42.24

10.  Economic value-added (EVA)                                                                  (in Rs. crore)
       Operating profit
       (PBT excluding extraordinary income)                     696.03       325.65        155.86         65.86
       Less:  tax                                                72.71        39.70         22.94          5.50
       Less:  cost of capital                                   234.30       156.89         62.14         38.51
       Economic value-added                                     389.02       129.06         70.78         21.85

11.  Enterprise value                                                                            (in Rs. crore)
       Market value of equity                                26,926.35    59,338.17      9,672.80      2,963.42
       Less:  cash and cash equivalents                         577.74       508.37        416.66         51.14
       Add: debt                                                     -            -             -             -
       Enterprise value                                      26,348.61    58,829.80      9,256.14      2,912.28

12.  Ratios
       EVA as a percentage of average capital employed (%)       35.00        18.34         28.84         15.29
       Enterprise value / average capital employed               23.71        83.58         37.72         20.38
----------------------------------------------------------------------------------------------------------------

     Notes:

     1.  The cost of equity is calculated by using the following formula:

     return on risk-free investment + expected risk premium on equity investment adjusted for the average beta variant for software stocks in the US

     2.  The figures above are based on Indian GAAP financial statements.

                               [GRAPH APPEARS HERE]

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Ratio analysis for the year ended March 31
----------------------------------------------------------------------------------------------------------------
                                                                               2001          2000          1999
----------------------------------------------------------------------------------------------------------------
Ratios - Financial performance
Export revenue / total revenue (%)                                            95.62         94.38         97.57
Domestic revenue / total revenue (%)                                           1.35          1.37          1.68
Other income / total revenue (%)                                               3.03          4.25          0.75
Employee costs / total revenue (%)                                            36.62         36.31         32.39
Administration expenses / total revenue (%)                                    9.06          7.54          8.92
Operating expenses / total revenue (%)                                        58.73         58.88         62.60
Depreciation / total revenue (%)                                               5.76          5.78          7.00
Tax / total revenue (%)                                                        3.71          4.31          4.47
Tax / PBT (%)                                                                 10.45         12.19         14.72
EBIDTA / total revenue (%)                                                    41.27         41.12         37.40
PAT from ordinary activities / total revenue (%)                              31.80         31.03         25.92
PAT from ordinary activities / average net worth (%)                          56.08         40.63         54.16
ROCE (PBIT / Average capital employed) (%)                                    62.62         46.27         63.51
Return on invested capital (%)                                               105.67        111.68         93.47
Capital output ratio                                                           1.71          1.25          1.36
Invested capital output ratio                                                  3.34          3.66          3.64
Value-added / total revenue (%)                                               79.76         78.50         72.96
Enterprise-value / total revenue                                              13.44         63.84         18.08
Ratios - Balance sheet
Debt-equity ratio                                                                 -             -             -
Debtors turnover ( Days)                                                         58            56            61
Current ratio                                                                  3.49          4.69          6.57
Cash and equivalents / total assets (%)                                       41.57         61.01         72.53
Cash and equivalents / total revenue (%)                                      29.48         55.17         81.26
Depreciation / average gross block (%)                                        24.67         23.50         26.19
Technology investment / total revenue (%)                                      7.43          5.86          8.55
Ratios - Growth*
Export revenue (%)                                                           115.48         73.85         99.35
Total revenue   (%)                                                          112.70         79.71         96.93
Operating expenses (%)                                                       112.14         69.03         86.89
Operating profit (%)                                                         113.50         97.59        116.39
Net  profit ( from ordinary activities) (%)                                  117.98        115.14        120.19
Per-share data
Basic earnings per share from ordinary activities (Rs.)                       94.23         43.23         20.71
Basic earnings per share (including extraordinary items) (Rs.)                95.06         44.38         21.07
Cash earnings per share from ordinary activities (Rs.)                       111.29         51.28         26.30
Cash earnings per share(including extraordinary items)  (Rs.)                112.12         52.43         26.67
Book value (Rs.)                                                             210.05        125.97         86.84
Price / earning, end of year                                                  43.19        207.48         70.74
Price / cash earnings, end of year                                            36.57        174.92         55.70
Price / book value, end of year                                               19.38         71.21         16.87
Price / total revenue, end of year                                            13.74         64.40         18.90
EPS growth (%)                                                               117.97        108.77        120.15
PE / EPS Growth                                                                0.37          1.91          0.61
Dividend per share (Rs.)                                                      10.00          4.50          3.75
Dividend (%)                                                                    200            90            75
Dividend payout (%)                                                           12.01         11.55         10.02
Dividend / adjusted public offer price (%)                                      168            76            63
Market price / adjusted public offer price (%)                                68547        151076         24632
----------------------------------------------------------------------------------------------------------------

Note: The ratio calculations are based on Indian GAAP and have been adjusted for stock split.
* Denotes growth compared with figures of the corresponding period in the previous year

Ratio analysis
Ratio analysis is amongst the best tools available to analyze the financial performance of a company. It allows inter-company and intra-company comparison and analysis. Ratios also provide a bird's eye view of the financial condition of the company. The ratios analyzed are based on Indian GAAP.

Financial performance
Exports have grown by 115% during the year, as against 74% in the previous year. Export revenue is from various parts of the globe and is well segmented. Segmental analysis of the revenue is provided under the Notes to financial statements section in this report. During the year ended March 31, 2001, exports constituted 96% of total revenue, as compared to 94% during the previous year. USA continued to be a major market. Domestic revenue remained constant at 1% of total revenue.

Manpower costs were approximately 37% of total revenue as compared to 36% during the previous year. Administration expenses were approximately 9% and 8% during the years ended March 31, 2001 and 2000, respectively.

Depreciation was at 6% of total revenue, which is same as during the previous year. Depreciation to average gross block was at 25%, as compared to 24% during the previous year.

Income tax expense was approximately 4% of total revenue during the years ended March 31, 2001 and 2000. Income tax expense includes a provision of Rs. 140 lakh for earlier years.

Profit after tax from ordinary activities was 32% of total revenue, as against 31% during the previous year.

Balance sheet analysis
The key ratios affecting the performance of the company's financial condition are discussed below:

1.   Return on average net worth
     Return on average net worth is 56% as against 41% during the previous year.

     As the company is maintaining around 42% of its assets in liquid funds, where the returns are less, the above figures need further analysis. If the average liquid assets are adjusted against the average net worth, and revenue earned after tax from liquid assets are adjusted against net profit, return on invested capital stands at 106%, as compared to 112% during the previous year.

2.   Debt-equity ratio
     The company funds its short-term and long-term cash requirements primarily from internal accruals. As on March 31, 2001, the company was debt-free.

3.   Current ratio
     Current ratio is 3.49, as compared to 4.69 as on March 31, 2000.

4.   Capital output ratio
     Capital output ratio is 1.71, as compared to 1.25 for the previous year. Invested capital output ratio is 3.34, as compared to 3.66 for the previous year

                             [CHARTS APPEAR HERE]

                             [CHARTS APPEAR HERE]

5.   Value-added to total revenue
     Value-added to total revenue is 80%, as compared to 79% for the previous year. This is primarily due to higher margins. Details are given in "Additional information to shareholders" in this report.

6.   Enterprise value to total revenue
     Enterprise value to total revenue is 13 times, as compared to 64 times in the previous year.

Per share data

Per share data for the earlier years have been restated on par value of Rs. 5 per share, and adjusted for bonus issues during the previous years. Earnings per share (EPS) (basic) is Rs. 94.23, as compared to Rs. 43.23 for the previous year. Cash earnings per share (basic) is Rs. 111.29, as compared to Rs. 51.28 during the previous year. This is due to higher cash generation and due to higher value addition. Book value per share has also increased to Rs. 210, as against Rs. 126 on March 31, 2000. Dividend payout ratio for the years ended March 31, 2001 and 2000, was 12% and 11.55% respectively.

The P/E to EPS growth was approximately 0.37, as compared to 1.91 for the previous year. This represents the valuation of the company in comparison to its growth in earnings.

Appreciation in the Infosys share price (adjusted for bonus issues in 1994, 1997 & 1999 and a stock split of two-for-one in 2000), over the public issue price is more than 68547%. Since the public issue, the market capitalization of the company has grown to Rs. 26,926.35 crore, as on March 31, 2001, from the public issue valuation of Rs. 31.84 crore during February 1993.

                             [CHARTS APPEAR HERE]

                Additional information to shareholders (contd.)

Statutory obligations

The company has established Software Technology Parks (STPs) - 100% export-oriented units - for the development of software at Electronics City, Koramangala, BTM Layout and J. P. Nagar all in Bangalore, as well as in Mangalore, Pune, Chennai, Bhubaneswar, Hyderabad, Mohali and Mysore (all in India). Certain capital items purchased for these centers are eligible for 100% customs and excise duty exemption, subject to fulfillment of stipulated export obligations, namely, five times the value of duty-free imports of capital goods, or duty-free purchase of goods subject to excise, over a period of 5 years, on a yearly basis. The export obligation on the wage bill was removed recently.

The non-fulfillment of export obligations may result in penalties as stipulated by the government, which may have an impact on future profitability. The table showing the export obligation, and the export obligation fulfilled by the company, on a global basis, for all its STP units together, is given hereunder:

                                                                                                         in Rs.
----------------------------------------------------------------------------------------------------------------
Year ended March 31                         Export                Export             Excess/         Cumulative
                                        obligation            obligation         (shortfall)            excess/
                                                               fulfilled                            (shortfall)
----------------------------------------------------------------------------------------------------------------
1993                                     11,07,019             28,25,575           17,18,556          17,18,556
1994                                   2,69,45,277           8,04,57,379         5,35,12,102        5,52,30,658
1995                                   7,70,12,146          15,63,56,751         7,93,44,605       13,45,75,263
1996                                  28,42,90,379          47,64,44,106        19,21,53,727       32,67,28,990
1997                                  39,67,03,285          68,93,56,837        29,26,53,552       61,93,82,542
1998                                  73,55,63,113         142,41,27,171        68,85,64,058      130,79,46,600
1999                                 124,97,81,528         305,51,10,194       180,53,28,666      311,32,75,266
2000                                 106,87,69,005         493,45,83,400       386,58,14,395      697,90,89,661
2001                                 359,88,68,243        1010,27,21,393       650,38,53,150     1348,29,42,810
----------------------------------------------------------------------------------------------------------------

The total customs duty exempted on both computer software and hardware imported by the company since 1993 amounts to Rs. 111.97 crore.

The company has fulfilled its export obligations, on a global basis, for all its operations under the STP scheme. However, in the case of STPs operationalized during the year, the export obligation will be met in the future years. On a forward basis, the company's management is confident of fulfilling all its export obligations.
Taxation

The economic reforms program of the government has enhanced the velocity of business for companies in India. Being one of the signatories to the World Trade Organization, India is committed to reducing import tariff levels, thereby exposing the Indian entrepreneurs to global competition. The present Indian corporate tax rate is 39.55% (comprising a base rate of 35% and a surcharge of 13% on the base rate).

The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include: (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as "Software Technology Parks" (the "STP tax holiday"); and (ii) a tax deduction for profits derived from exporting computer software under Section 80 HHE of the Income Tax Act (the "Export deduction"). All but one of the company's software development facilities are located in a designated Software Technology Park ("STP"). The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP tax holiday available to such companies is restricted to 10 consecutive years, beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. Additionally, the export deduction will be phased out equally over a period of five years, starting from fiscal 2000.

The details of the operationalization of various software development centers, and the year till which the exemption under the STP scheme is available, is provided hereunder:

-----------------------------------------------------------------------------------------------------------------------
  Location of the STP                                                 Year of        Exemption        Exemption
                                                                 commencement     claimed from   available upto
-----------------------------------------------------------------------------------------------------------------------
  Electronics City, Bangalore                                       1994-1995        1996-1997        2003-2004
  Mangalore                                                         1995-1996        1998-1999        2004-2005
  Pune                                                              1996-1997        1998-1999        2005-2006
  Bhubaneswar                                                       1996-1997        1998-1999        2005-2006
  Chennai                                                           1996-1997        1998-1999        2005-2006
  Bannerghatta Road,  Bangalore                                     1997-1998        1998-1999        2006-2007
  Phase I, Electronics City, Bangalore                              1998-1999        1998-1999        2007-2008
  Phase II, Electronics City, Bangalore                             1999-2000        1999-2000        2008-2009
  Hinjewadi, Pune                                                   1999-2000        1999-2000        2008-2009
  Mysore                                                            1999-2000        1999-2000        2008-2009
  Hyderabad                                                         1999-2000        1999-2000        2008-2009
  Mohali                                                            1999-2000        1999-2000        2008-2009
  Sholinganallur, Chennai                                           2000-2001        2000-2001        2008-2009
  Konark, Bhubaneshwar                                              2000-2001        2000-2001        2008-2009
  Mangala, Mangalore                                                2000-2001        2000-2001        2008-2009
-----------------------------------------------------------------------------------------------------------------------

The benefits of these tax incentive programs have historically resulted in an effective tax rate for the company, well below statutory rates. There is no assurance that the Government of India will continue to provide these incentives. The government may reduce or eliminate the tax exemptions provided to Indian exporters anytime in the future. This may result in the export profits of the company being fully taxed, and may adversely affect the post-tax profits of the company in the future. On a full-tax-paid basis, without any duty concessions on equipment, hardware and software, the company's post-tax profit for the relevant years is estimated as below.

                                                                                                         in Rs.
---------------------------------------------------------------------------------------------------------------
Year ended March 31                                                      2001             2000             1999
---------------------------------------------------------------------------------------------------------------
Profit before tax (excluding extraordinary items)               696,02,92,341    325,64,85,819    155,85,53,560
Less: Additional depreciation to be                              26,33,38,717     12,74,89,362      8,43,54,215
      provided on duty waiver for computer equipment
      Reduction in other income                                   7,74,13,894      3,24,71,664      1,52,47,181
Adjusted profit before tax                                      661,95,39,730    309,65,24,793    145,89,52,164
Less: Income tax on full tax basis                              264,75,71,927    128,00,91,259     63,07,51,956
Adjusted profit after tax                                       397,19,67,803    181,64,33,534     82,82,00,208
Adjusted earnings per share/1/                                          60.04            27.46            12.90
---------------------------------------------------------------------------------------------------------------

1. The earnings per share for earlier years has been restated on par value of Rs. 5 per share and adjusted for bonus issues during the previous years.

2. The figures above are based on Indian GAAP financial statements and the tax rates applicable to India-based income.
    However, it may be noted that this is only an academic exercise. The company has provided for income tax in full in the respective years and there is no carried-forward liability on this account

Management Structure
________________________________________________________________________________

                             [CHART APPEARS HERE]

                             [CHART APPEARS HERE]

A historical perspective
--------------------------------------------------------------------------------

                                                       in Rs. crore except per share data, other information and ratios
-----------------------------------------------------------------------------------------------------------------------
Particulars                1981-82  1993-94   1994-95   1995-96   1996-97   1997-98   1998-99  1999-2000   2000-2001
-----------------------------------------------------------------------------------------------------------------------
For the year
Revenue                       0.12    30.08     57.70     93.41    143.81    260.37    512.74      921.46   1,959.94
Operating profit (PBIDT)         -     9.71     19.86     33.95     50.06     88.61    191.75      378.88     808.92
Interest                         -     0.05         -         -      0.61         -         -           -          -
Depreciation                     -     0.81      4.60      8.63     10.52     22.75     35.89       53.23     112.89
Provision for taxation           -     0.76      1.94      4.31      5.25      5.50     22.94       39.70      72.71
Profit after tax from
ordinary activities           0.04     8.09     13.32     21.01     33.68     60.36    132.92      285.95     623.32
Dividend                         -     1.17      2.31      3.63      3.99      7.03     12.11       29.76      66.16
Return on average
networth (%)                 96.88    39.61     29.71     29.53     34.96     42.24     54.16       40.63      56.08
Return on average capital
employed (PBIT / average
capital employed) (%)        96.88    43.14     31.79     33.12     40.16     46.09     63.51       46.27      62.62

As at the end of the year
Share capital                    -     3.35      7.26      7.26      7.26     16.02     33.07       33.08      33.08
Reserves and surplus          0.04    25.35     55.20     72.58    105.58    156.94    541.36      800.23   1,356.56
Loan funds                       -        -      6.34      4.26         -         -         -           -          -
Gross block                      -     8.27     25.32     46.86     71.29    105.14    168.92      284.03     631.14
Capital investment               -     7.13     25.23     15.55     27.31     34.41     71.68      159.87     463.35
Net current assets            0.06    13.94     32.47     41.17     54.20     97.23    472.96      612.13     797.86
Debt-equity ratio                -        -      0.10      0.05         -         -         -           -          -
Market capitalization           NA   191.02    348.42    355.67    731.04  2,963.42  9,672.80   59,338.17  26,926.35

Per share data
Basic earnings from
ordinary activities (Rs.)*       -     1.22      2.01      3.18      5.09      9.13     20.71       43.23      94.23
Dividend per share (Rs.)**       -     1.75      2.25      2.50      2.75      3.00      3.75        4.50      10.00
Book value (Rs.)*                -     4.34      9.44     12.07     17.06     26.15     86.84      125.97     210.05

Other information
Number of shareholders           7    6,033     6,526     6,909     6,414     6,622     9,527      46,314     89,643

Credit rating from CRISIL
Commercial paper                 -        -     "P1+"     "P1+"     "P1+"     "P1+"     "P1+"       "P1+"      "P1+"
Non-convertible debentures       -        -      "AA"      "AA"      "AA"      "AA"      "AA"        "AA"      "AAA"
-----------------------------------------------------------------------------------------------------------------------

Note:The above figures are based on Indian GAAP.

* Figures for the earlier years have been restated on par value of Rs. 5 per share and adjusted for bonus issues in previous years.

** Calculated on a per share basis, not adjusted for bonus issues in previous years.

A historical perspective
--------------------------------------------------------------------------------

                            [GRAPHS APPEARS HERE]

Infosys Foundation
--------------------------------------------------------------------------------
A strong sense of responsibility is foremost among the core values of Infosys. This translates into a commitment to help people and communities, to enhance the living conditions of the rural population, and to improve education. In fiscal 2001, the Infosys Foundation continued its commitment to the rural poor, to the underprivileged, and to the cause of education. Besides, it also helped promote Indian arts and culture. Grants from Infosys during the year aggregated Rs. 5.26 crore as compared to Rs. 2.80 crore in the previous year.
Following are some of the projects undertaken by the Foundation during the year.
     1.  Initiatives for the rural poor and the underprivileged
     a. Construction of a hostel commenced at the Maharshi Karve Stree Shikshana Samsthe, Karvenagar, Pune. The hostel will offer accommodation to girls from the poorer sections of society and is expected to be operational by August 2001. An amount of Rs. 60 lakh has been committed for this purpose by the Foundation.
     b. Construction of a 3,800 sq. ft. orphanage at Kalahandi, Orissa, was completed in December 2000, at a cost of aboutRs. 8 lakh.
     c. The Foundation donated about 340 sewing machines to destitute women in Karnataka and Tamil Nadu. This is expected to provide a secure means of livelihood for them. Additionally, a substantial sum has been spent on providing monetary assistance to these women.
     d. The Foundation has aided several organizations in conducting social and literacy awareness campaigns in rural areas. The Foundation organized eye camps, donated ambulances and passenger vans, and donated a Braille system to a residential school for the blind.
     2.  Healthcare for the poor
     a. Computerization of KEM Hospital and Seth G.S. Medical College, Mumbai, has started. This project will provide LAN and Internet facilities for the hospital and the college.
     b. Construction of additional wards for the Swami Sivananda Centenary Hospital was launched during the year. This building will be able to accommodate 64 in-patients.
     c. Construction of a 47,000 sq. ft. dharmashala - a free ward - for cancer patients availing treatment at the Kidwai Memorial Institute of Oncology, Bangalore, was completed during the year. The building, costing Rs. 3 crore, was inaugurated by S.M. Krishna, the Chief Minister of Karnataka.
     d. A building with super-specialty facilities is being planned at Sassoon Hospital, Poona, for providing free treatment to the underprivileged.
     e. A sum of Rs. 10 lakh was donated to the Swami Vivekananda Youth Movement, Mysore district, Karnataka, for the construction of a hospital. The hospital has been operational since August 2000.
     3.  Education
     a. More often than not, rural children do not have access to high-quality facilities for education. The Foundation believes that every school should have its own library. The Shalegondu Granthalaya program has been extremely successful since it was started in 1997-98. Under the program, in Karnataka alone, more than 5000 sets of books have been donated to libraries of Kannada-medium schools in rural areas. Each set ranges from 200 to 2000 books depending on the number of students in the school.
     b. The Foundation undertook reconstruction of old government schools located in the slums of Hyderabad, Andhra Pradesh, at a cost of about Rs. 10 lakh.
     c. The construction of a hostel for the Nehru Seva Sangh's school for the blind at Banpur in Orissa has commenced. The total expenditure to date is about Rs. 8 lakh.
     d. A number of scholarships have been awarded to children from economically backward families. The Pratibha Puraskar scholarship has been instituted for such students who have excelled in academics. The Foundation has also donated furniture and other equipment to schools.
     4.  Arts and culture
         The Foundation strongly believes in preserving those arts and cultural activities of India, which are under threat of fading out. A North Karnataka folklore festival, featuring many distinguished artistes from Janapada Samshodhana Kendra of Dharwad, was organized in April 2000. Yoga, the art of living a healthy life, is being promoted by the Foundation. The Foundation is also adopting, for a period of one year, guilds that are engaged in handicrafts.

for Infosys Foundation

      Bangalore          N. S. Raghavan    Sudha Murty      Sudha Gopalakrishnan
      April 11, 2001     Chairman          Trustee          Trustee

                                    Financial statements prepared in substantial compliance with GAAP requirements of various countries and reports of compliance with the respective
                                                  corporate governance standards



                            [GRAPHIC APPEARS HERE]



          Over the past decade, the technology and information revolutions have fundamentally transformed economic and political relationships between nations. Thanks to the opening up of financial markets across the globe, investors today have a wide choice of capital markets to invest in. Consequently, the global investor must have access to information about the performance of any company, in any market that he / she chooses to invest in. However, differences in language, accounting practices, and reporting requirements in various countries render performance reports by many companies rather investor-unfriendly.

          Today, the strength of a global company lies in its ability to access high-quality capital at the lowest cost from a global pool of investors. Such companies study the needs of global investors and publish financial information in a language and form understood by their existing as well as prospective investors. In the process, financial statistics may have to be restated and financial terminology may need to be translated. Indeed, a key issue in international financial analysis is the restatement and translation of financial reports that describe operations conducted in one environment, but which are the subject of review and analysis in another.

          As an investor-friendly company, committed to the highest standards of disclosure, we voluntarily provide unaudited financial statements prepared in substantial compliance with the GAAP requirements of Australia, Canada, France, Germany, Japan and the United Kingdom, besides those of the US and India (which information appears separately elsewhere). The financial statements are in the respective national languages of these countries.

          Further, keeping in mind their local regulations and practices, these countries have formulated their own corporate governance standards. This year, we provide statements on compliance with these standards in the respective national languages of these countries.

          The unaudited consolidated profit & loss accounts and balance sheets have been prepared by converting the various financial parameters, reported in the audited income statement of Infosys (according to the Indian GAAP), including a consolidation of subsidiary financial information, into the respective currencies of the above countries. In addition, adjustments have been made for differences in accounting principles, and in formats, between India and these countries, if any.

  In the event of a conflict in interpretation, the audited Indian version of the financial statements and the "Corporate governance" section of the annual report should be considered. The Infosys management cautions investors that these reports are provided only as additional information to our global investors. Using such reports for predicting the future of Infosys, or any other company, is risky. The Infosys management is not responsible for any direct, indirect or consequential losses suffered by any person using these financial statements or data.

Corporate governance reports
--------------------------------------------------------------------------------


Australia

The Australian Institute of Company Directors, the Australian Society of Certified Practicing Accountants, the Business Council of Australia, the Law Council of Australia, the Institute of Chartered Accountants of Australia, and the Securities Institute of Australia, formed a working group to study corporate governance issues which submitted the Bosch Report on corporate governance in 1995.

Your company complies substantially with all recommendations made by the working group, except the following:

        1. Chairman and CEO - The current policy of the company is to have an executive chairman and chief executive officer (CEO), and a managing director, president and chief operating officer (COO). There is a clear demarcation of responsibilities and authority between the two. At present, the company does not have a non-executive director as deputy chairman.

        2. Composition of the board - The current strength of the board is 16, with 8 executive directors and 8 non-executive, independent directors.

        3. Board membership term - Indian law mandates the retirement of one-third of the board members every year and qualifies the retiring members for re-appointment. The executive directors are appointed by the shareholders for a maximum period of five years at one time, but are eligible for re-appointment upon completion of their term.


Canada

"Good governance plays an important role in protecting shareholder rights, helping to maximize shareholder value over time, and assisting the creation of vibrant, dynamic and successful corporations." - Interim report, Joint Committee on Corporate Governance, March 2001

The Joint Committee on Corporate Governance was established by the Canadian Institute of Chartered Accountants (CICA), the Canadian Venture Exchange (CDNX) and the Toronto Stock Exchange (TSE), to study various aspects of corporate governance. The committee submitted its interim report - "Beyond compliance : building a governance culture" - in March 2001.

Your company complies substantially with all recommendations made by the committee, except the following:

        1. Recommendation 4.1 - Selecting the CEO, monitoring performance and succession planning - At present, the succession planning of the CEO is not delegated to the board chairman or a lead director. At present, the CEO is also the chairman of the company. The chairman reviews succession planning and management development with the board from time to time.

        2. Recommendation 4.3 - Risk management - The board of directors is primarily responsible for monitoring risk levels on various parameters, and the management council is responsible for ensuring implementation of mitigation measures, if required. The audit committee provides overall direction on the risk management policies.

        3. Recommendation 5.3 - Ensuring board independence - The independent directors of the board do not formally meet, without the management, at regular intervals. However, they informally discuss any substantive issues, that may arise from time to time, with the chairman and CEO.

        4. Recommendation 5.3 - Responsibilities of the chairman - The chairman of the board is an executive director. The company has not identified any lead director to ensure the capacity of the board to act independent of management. The compensation committee of the board evaluates the performance of all the directors, including the CEO, at regular intervals.

        5. Recommendation 5.4 - The role of the corporate secretary - The company secretary reports to the chief financial officer of the company.

Rapport sur le gouvernement d'entreprises - France
--------------------------------------------------------------------------------


L'AFG-ASFFI est une association representant l'activite de gestion d'actifs en France. Cette association a institue une [[ Commission portant sur le gouvernement d'entreprises ]] afin d'examiner les divers aspects du gouvernement d'entreprises applicables aux societes francaises. La Commission a fait paraitre ses recommandations en septembre 1999.

La Commission portant sur le gouvernement d'entreprises a fait plusieurs recommandations. Votre societe respecte en grande partie toutes les recommandations faites, a l'exception des suivantes :

        1. Recommandation I-B-2 - Publication de deux rapports, une version resumee, une version complete. La societe publie un rapport annuel detaille contenant des informations financieres et autres en detail, et ce meme document est adresse a tous les actionnaires quelle que soit leur participation.

        2. Recommandation I-B-3 - Explication de la resolution proposee. Le nombre de parts detenues par les administrateurs qui sont designes pour une re-election ainsi que l'information relative aux options de souscription d'actions accordees au personnel cle de la societe sont divulguees dans le rapport annuel mais pas incluses dans l'etat explicatif relatif aux resolutions devant etre approuvees lors de l'assemblee generale ordinaire.

        3. Recommandation I-B-5 - Suivi apres le vote des resolutions. La societe ne publie pas un extrait des minutes de l'assemblee generale ordinaire a tous les actionnaires a la fin de la reunion. Cependant, l'ensemble du processus relatif a l'assemble generale ordinaire est diffuse sur Internet et accessible a tous dans le monde entier.

        4. Recommandation I-B-6 - Vote electronique. La societe a recours au systeme de vote au cas ou un scrutin serait demande. Elle n'a pas recours au vote electronique.

        5. Recommandation II-A-3 - Separation des fonctions de [[ chairman of the board ]] et de [[ chief executive officer ]]l. La politique actuelle de la societe est d'avoir un [[ executive chairman /chief executive officer ]], et un directeur operationnel
            [[ president/chief operating officer ]]. Il existe une delimitation claire entre les responsabilite et l'autorite de ces deux personnes.

        6. Recommandation II-c - Indemnites des administrateurs. Le comite des remunerations determine et recommande au conseil d'administration les indemnisations allouees aux membres du conseil. L'indemnisation des administrateurs independants est approuvee lors d'une reunion du conseil au complet. Les indemnites allouees a l'ensemble de tous administrateurs independants est limitee a une somme fixee annuellement par le conseil. La somme se situe aux environs de 0,5% du benefice net de la societe calculee conformement aux dispositions du Companies Act (loi sur les societes) de 1956, approuvee par les actionnaires, et est presentee separement dans les etats financiers. L'indemnisation allouee aux administrateurs independants et la methode de calcul sont egalement presentees separement dans les etats financiers. Les directeurs executifs qui sont egalement les fondateurs de la societe se sont volontairement exclus du Stock Offer Plan de 1994, de celui de 1998 et de 1999. Les administrateurs independants ne sont pas non plus beneficiaires des options d'achat d'actions dans le cadre de ces plans, sauf pour celui de 1999. Cependant, aucune option n'a ete emise au cours de l'annee aux administrateurs independants dans le cadre du plan.

        7. Recommandation II-D-2 - Non-cumul des fonctions d'administrateur. Selon la loi indienne, personne ne peut etre administrateur dans plus de 20 societes.

        8. Recommandation II-D-4 - A l'heure actuelle, aucun des administrateurs n'est age de plus de 65 ans.


        Unternehmensfuhrungsbericht - Deutschland

        "Unternehmensfuhrungsvorschriften fordern und starken das Vertrauen der derzeitigen und kunftigen Aktionare, Darlehensgeber, Beschaftigten, Geschaftspartner und der allgemeinen Offentlichkeit in die nationalen und internationalen Markte." - Unternehmensfuhrungsvorschriften fur borsennotierte deutsche Unternehmen, Juli 2000.

        Das deutsche Gremium zu Fragen der Unternehmensfuhrung hatte im Juli 2000 die "Unternehmensfuhrungsvorschriften fur borsennotierte deutsche Unternehmen" erlassen. Das Unternehmen besitzt eine Verwaltungsratsstruktur auf einer einzelnen Ebene. Der Verwaltungsrat setzt sich derzeit aus 16 Mitgliedern zusammen: acht an der Geschaftsleitung beteiligte Direktoren und acht nicht an der Geschaftsleitung beteiligte, selbststandige Direktoren. Der Verwaltungsrat besitzt vier Ausschusse: den Wirtschaftsprufungsausschuss, den Vergutungsausschuss, den Nominierungsausschuss und den Investorenbeschwerdeausschuss. Alle diese Ausschusse - mit Ausnahme des Investorenbeschwerdeausschusses - bestehen ganzlich aus selbststandigen Direktoren. Der Investorenbeschwerdeausschuss besteht aus einem nicht an der Geschaftsleitung beteiligten Vorsitzenden und einigen der an der Geschaftsleitung beteiligten Direktoren.

        Das Gremium hatte eine Reihe von Empfehlungen ausgesprochen. Ihr Unternehmen erfullt im wesentlichen alle von diesem Ausschuss ausgesprochenen Empfehlungen, mit Ausnahme der folgenden:

        1. Empfehlung II (2) (a) - Vorschriften uber Informationen und Bekanntmachungen. Die Abstimmungsergebnisse der
            Jahreshauptversammlungen werden nicht auf der Internet-Homepage des Unternehmens bekannt gegeben. Der gesamte Ablauf der
            Jahreshauptversammlung wird uber das Internet bekannt gemacht, und alle Aktionare in jedem Teil der Welt hatten die Moglichkeit, darauf zuzugreifen.

        2. Empfehlung II (3) (a) - Vergutung. Der Aktienoptionsplan des Unternehmens von 1999 enthalt nicht an der Geschaftsleitung beteiligte Direktoren als Begunstigte. Laut dem Plan gehen die Optionen uber einen Zeitraum von vier Jahren schrittweise in das Eigentum der betreffenden Person uber. Doch ist der Vergutungsausschuss befugt, den Eigentumubergangsplan zu andern, wenn die Umstande es erfordern. Jedoch wurden im laufenden Jahr bisher noch keine Optionen an die nicht an der Geschaftsleitung beteiligten Direktoren ausgegeben.

        3. Empfehlung III (1) (f) - Aktienbesitz durch die Aufsichtsratsmitglieder. Das Unternehmen gibt Informationen zu Personen, die wirtschaftliche Eigentumer von mehr als 5% der Unternehmensaktien sind, in seinem Jahresbericht bekannt. Das Unternehmen gibt daruber hinaus Informationen zu Optionen bekannt, die im Lauf des Jahres an an der Geschaftsleitung beteiligte Direktoren und an nicht an der Geschaftsleitung beteiligte Direktoren vergeben wurden. Jedoch gibt das Unternehmen derzeit keine naheren Informationen zum Aktienbesitz der Direktoren fur das vergangene Jahr und zu den Veranderungen beim Aktienbesitz der Direktoren fur das vergangene Jahr bekannt.

        4. Empfehlung III (2) (e) - Unabhangigkeit der Wirtschaftsprufer. Der Wirtschaftsprufungsausschuss des Verwaltungsrates besteht ausschliesslich aus selbststandigen Direktoren des Unternehmens. Der Wirtschaftsprufungsausschuss erhalt von den unabhangigen Wirtschaftsprufern entsprechend den geltenden regulatorischen Vorschriften formale schriftliche Erklarungen, in denen alle Beziehungen zwischen den Wirtschaftsprufern und dem Unternehmen dargelegt werden.

        5. Empfehlung III (3) - Allgemeiner Ausschuss. Das Unternehmen besitzt derzeit keinen allgemeinen Ausschuss. Der Verwaltungsrat ist fur samtliche unternehmenspolitischen Angelegenheiten sowie fur strategische, planerische und operative Fragen zustandig. Die Uberwachung der Einhaltung der Unternehmensfuhrungsvorschriften obliegt derzeit dem Wirtschaftsprufungsausschuss.

        6. Empfehlung III (3) - Markt- und Kreditrisikoausschuss. Das Unternehmen besitzt derzeit keinen Markt- und Kreditrisikoausschuss. Der Verwaltungsrat ist fur das Management der Markt- und Kreditrisiken des Unternehmens verantwortlich.

        7. Empfehlung III (3) - Vermittlungsausschuss. Das Unternehmen besitzt derzeit keinen Vermittlungsausschuss. Die Ernennung der Direktoren des Verwaltungsrates obliegt dem Nominierungsausschuss.


JAPAN

[JAPANESE TEXT]

United Kingdom

"Good corporate governance is not just a matter of prescribing particular corporate structures and complying with a number of hard and fast rules." -Committee on Corporate Governance, final report, January 1998

Directors' report on corporate governance

In June 1998, the London stock exchange published the principles of good governance and the code of best practice ("the combined code") which embraces the work of the Cadbury, Greenbury and Hampel committees, and became effective in respect of accounting periods ending on or before December 31, 1998.

        The company has complied throughout the period under review with all the provisions of the combined code of good practice in corporate governance, as laid down in the listing rules of the London stock exchange, except the following:

        1. Code A.2.1 - At present, the roles of chairman and chief executive officer are not separated. The current policy of the company is to have an executive chairman and chief executive officer (CEO), and a managing director, president and chief operating officer (COO). However, there is a clear demarcation of responsibilities and authority between the two. The CEO is responsible for corporate strategy, brand equity, planning, external contacts, acquisitions, and board matters. The COO is responsible for all day-to-day operations-related issues, and for the achievement of annual targets in customer satisfaction, sales, profitability, quality, productivity, recruitment, training and employee retention. The company has not identified any senior member, other than the chairman, to whom concerns can be conveyed.

        2. Code A.6.2, B.1.7 and B.1.8 - The current law in India mandates the retirement of one-third of the board members every year, and qualifies the retiring members for re-appointment. The executive directors are appointed by the shareholders for a maximum period of five years at one time, but are eligible for re-appointment upon completion of their term.

        3. Code C.2.1 - Under Indian law, voting on a resolution in the Annual General Meeting is by show of hands, unless a poll is demanded by a member or members present in person, or by a proxy holding at least one-tenth of the total shares and entitled to vote on the resolution, or by those holding an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except in a poll.

        This statement along with the report of the compensation committee and the policies mentioned in the "Corporate governance" section of this report explains how the company has applied the governance principles set out in section 1 of the combined code.

        Internal control

        The combined code has introduced a requirement that the directors' review the effectiveness of the group's system of internal controls. This requirement extends the directors' review to cover all controls including:

             .  Financial
             .  Operational
             .  Compliance
             .  Risk management

        The company maintains a well-established control framework, comprising clear structures and accountabilities, well-understood policies and procedures, and budgeting and review processes. The company has established a system of internal controls, which is reviewed, evaluated and updated on an ongoing basis. Our internal auditors have conducted periodic audits to provide reasonable assurance that the established policies and procedures of the company have been followed. However, there are inherent limitations in weighing the assurances provided by any system of internal controls.

        In addition, the company has put in place prudent risk management norms, which considers significant business risks and specifies the controls needed to manage them. A detailed report is provided in the "risk management" section of this report. Further, as the business risk profile changes, new risks are periodically assessed. The controls are continually monitored using the risk management process, internal audit coverage and routine management review. The results are reviewed by the audit committee and the board.

        The directors confirm that they are satisfied that the company has sufficient resources to continue operations for the foreseeable future. Accordingly, they continue to adopt the going-concern basis in preparing the financial statements.


                                                              Sd                                   Sd
                                              Nandan M. Nilekani                 N. R. Narayana Murthy
        Bangalore                   Managing Director, President                              Chairman
        April 11, 2001               and Chief Operating Officer           and Chief Executive Officer

Financial statements prepared in substantial compliance with GAAP requirements of Australia
--------------------------------------------------------------------------------

Balance sheet (Unaudited)
Infosys Technologies Limited as at March 31                                                           Australian dollars
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   2001                2000
------------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash                                                                                           253,949,997         193,445,114
Receivables                                                                                    132,909,996          51,818,160
Investments                                                                                              -                   -
Other                                                                                           33,328,193          14,726,981
------------------------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                                                           420,188,186         259,990,255

NON-CURRENT ASSETS
Receivables                                                                                              -                   -
Investments                                                                                     11,068,783           5,264,401
Property, plant and equipment                                                                  245,126,694          78,896,045
Intangibles                                                                                              -                   -
Other                                                                                           23,204,507          15,696,107
------------------------------------------------------------------------------------------------------------------------------------

TOTAL NON-CURRENT ASSETS                                                                       279,399,984          99,856,553
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                                   699,588,170         359,846,808
====================================================================================================================================
CURRENT LIABILITIES
Trade creditors                                                                                     57,472           1,620,633
Unearned revenues                                                                               15,308,141           6,684,626
Provisions                                                                                      68,980,707          31,278,580
------------------------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                                                       84,346,320          39,583,839

NON-CURRENT LIABILITIES
Borrowings                                                                                               -                   -
Provisions                                                                                               -                   -
------------------------------------------------------------------------------------------------------------------------------------

TOTAL NON-CURRENT LIABILITIES                                                                            -                   -

TOTAL LIABILITIES                                                                               84,346,320          39,583,839
------------------------------------------------------------------------------------------------------------------------------------

NET ASSETS                                                                                     615,241,850         320,262,969
====================================================================================================================================
SHAREHOLDERS' EQUITY
Share capital                                                                                   12,991,471          12,990,002
Reserves                                                                                       602,250,379         307,272,967
Retained profits                                                                                         -                   -
Shareholders' equity attributable to members of the company                                    615,241,850         320,262,969
Convertible preferred stock                                                                              -                   -
------------------------------------------------------------------------------------------------------------------------------------

TOTAL SHAREHOLDERS' EQUITY                                                                     615,241,850         320,262,969
====================================================================================================================================


Financial statements prepared in substantial compliance with GAAP requirements of Australia
--------------------------------------------------------------------------------

Profit and loss account (Unaudited)
Infosys Technologies Limited for the year ended March 31                                              Australian dollars
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      2001                2000
------------------------------------------------------------------------------------------------------------------------------------

Operating revenue                                                                              771,073,557         332,658,775
Operating profit before abnormal items and income tax                                          277,109,396         116,864,622
Abnormal items                                                                                           -                   -
------------------------------------------------------------------------------------------------------------------------------------

Operating profit before income tax                                                             277,109,396         116,864,622
------------------------------------------------------------------------------------------------------------------------------------

Income tax expense / (benefit) attributable to
Operating profit                                                                                27,108,845          13,001,320
Abnormal items                                                                                           -                   -
------------------------------------------------------------------------------------------------------------------------------------

Income tax expense / (benefit) for the year                                                     27,108,845          13,001,320
------------------------------------------------------------------------------------------------------------------------------------

Operating profit after income tax                                                              250,000,551         103,863,302
Outside equity interests in operating profit after income tax                                            -                   -
Operating profit after income tax attributable to
   members of Infosys Technologies Limited                                                     250,000,551         103,863,302
Dividend on preferred stock                                                                              -                   -
Retained profits at the beginning of the financial year                                                  -                   -
Aggregate of amounts transferred from reserves                                                           -                   -
------------------------------------------------------------------------------------------------------------------------------------

Total available for appropriation                                                              250,000,551         103,863,302
------------------------------------------------------------------------------------------------------------------------------------

Dividends provided for or paid                                                                  29,681,146          11,926,546
Aggregate of amounts transferred to reserves                                                   220,319,405          91,936,756
------------------------------------------------------------------------------------------------------------------------------------

Retained profits at the end of the financial year                                                        -                   -
------------------------------------------------------------------------------------------------------------------------------------

Basic earnings per share                                                                              3.80                1.58
Diluted earnings per share                                                                            3.75                1.58
------------------------------------------------------------------------------------------------------------------------------------


Notes:

1. The company's financial statements are prepared in Indian rupees, the reporting currency. These financial statements have been prepared by translating revenue and expenditure at an average rate during the year; current assets, current liabilities, property, plant and equipment, long-term borrowings at the year-end rate; and accretions to stockholders' equity at an average rate for the year. The difference arising on translation is shown under reserves.

------------------------------------------------------------------------------------------------------------------------------------

2. Exchange rates used:                                                                                  2001                 2000
------------------------------------------------------------------------------------------------------------------------------------

   Average exchange rate used                                                                1 AUD = Rs. 25.22   1 AUD = Rs. 27.70
   Closing exchange rate used                                                               1 AUD = Rs. 22.75    1 AUD = Rs. 26.28

3. Reconciliation between Indian GAAP and Australian GAAP statements:                                           Australian dollars
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         2001                 2000
------------------------------------------------------------------------------------------------------------------------------------

   Net income as per Indian GAAP in Rs.                                                         6,288,136,341        2,935,156,665
   Net income as per Indian GAAP in Aus                                                        $  249,331,338          105,962,334
   Less   :   Provision for gratuity                                                                        -           (1,166,339)
              Extraordinary income                                                                 (2,178,588)          (2,731,799)
              Expenses against provisions for contingencies
              and e-inventing the company                                                            (154,678)          (1,997,407)

   Add    :   Provision for deferred taxes                                                          1,721,449            1,330,810
              Provision for contingencies and e-inventing the                                               -            2,465,703
               company
              Provision for gratuity                                                                1,281,030                    -
   Net income as per Australian GAAP                                                              250,000,551          103,863,302
------------------------------------------------------------------------------------------------------------------------------------


Financial statements prepared in substantial compliance with GAAP requirements of Canada
--------------------------------------------------------------------------------

Balance sheet (Unaudited)

                                                                                                     Canadian dollars
------------------------------------------------------------------------------------------------------------------------------------

March 31                                                                                           2001          2000
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current assets
 Cash and cash equivalents                                                                  195,181,164   169,457,920
 Accounts receivable                                                                        102,152,109    45,392,708
 Inventories                                                                                          -             -
 Prepaid expenses and other assets                                                           25,615,418    12,900,836
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            322,948,691   227,751,464

Property, plant and equipment                                                               188,399,740    69,112,935
Investments                                                                                   8,507,257     4,611,616
Deferred taxes                                                                                5,246,761     3,729,640
Other assets                                                                                 12,587,783    10,020,149
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            537,690,232   315,225,804
====================================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable                                                                                 44,172     1,419,675
Accrued liabilities                                                                          51,101,799    26,781,318
Current portion of long-term obligations                                                              -             -
Advances received from clients                                                                1,915,467       618,718
Unearned revenue                                                                             11,765,547     5,855,732
------------------------------------------------------------------------------------------------------------------------------------

                                                                                             64,826,985    34,675,443

Long-term obligations                                                                                 -             -
------------------------------------------------------------------------------------------------------------------------------------

                                                                                             64,826,985    34,675,443

Minority interest                                                                                     -             -
Share capital
   Common shares - 66,158,117 outstanding                                                    12,364,630    12,363,410
   (2000 - 66,150,700 outstanding)
Additional paid-in capital                                                                  117,583,215   116,801,747
Accumulated foreign currency translation adjustment                                         (16,929,115)  (25,621,031)
Retained earnings                                                                           359,844,517   177,006,235
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            537,690,232   315,225,804
====================================================================================================================================


Financial statements prepared in substantial compliance with GAAP requirements of Canada
--------------------------------------------------------------------------------

Statement of earnings and retained earnings (Unaudited)

                                                                                                                    Canadian dollars

------------------------------------------------------------------------------------------------------------------------------------

Year ended March 31                                                                        2001                               2000
------------------------------------------------------------------------------------------------------------------------------------

Sales                                                                                625,391,866                       299,804,179
Cost of sales                                                                        322,784,546                       163,705,072
------------------------------------------------------------------------------------------------------------------------------------
Gross margin                                                                         302,607,320                       136,099,107

EXPENSES
Selling, general and administration expenses                                          87,145,568                        39,403,933
------------------------------------------------------------------------------------------------------------------------------------

Income from operations                                                               215,461,752                        96,695,174
Interest and other income                                                             14,505,308                        13,299,731
Interest expense                                                                               -                                 -
------------------------------------------------------------------------------------------------------------------------------------

Earnings before income taxes                                                         229,967,060                       109,994,905
Provision for income taxes                                                            22,497,040                        12,237,056
Net earnings                                                                         207,470,020                        97,757,849
Cash dividend declared                                                                24,631,738                        11,225,461
------------------------------------------------------------------------------------------------------------------------------------

                                                                                     182,838,282                        86,532,388
Retained earnings, beginning of the  year                                            177,006,235                        90,473,847
Adjustment on deconsolidation of subsidiary                                                    -                                 -
Capitalization of profits                                                                      -                                 -
Retained earnings, end of the year                                                   359,844,517                       177,006,235

EARNINGS PER SHARE
Net earnings
 Basic                                                                                      3.15                              1.49
 Fully diluted                                                                              3.11                              1.48
Weighted average number of
 shares
 Basic                                                                                65,771,256                        65,659,625
 Fully diluted                                                                        66,714,739                        65,863,990
------------------------------------------------------------------------------------------------------------------------------------

Notes:
1.   The company's financial statements are prepared in Indian rupees, the reporting currency. These financial statements have been prepared by translating revenue and expenditure at an average rate for the year; current assets, current liabilities, property, plant and equipment, long-term borrowings at the year-end rate; and accretions to stockholders' equity at an average rate for the year. The difference arising on translation is shown under accumulated foreign currency translation adjustment.

2.   Exchange rate used:
     Average exchange rate used                                                1 CAD = Rs. 30.39                 1 CAD = Rs. 29.43
     Closing exchange rate used                                                1 CAD = Rs. 29.60                 1 CAD = Rs. 30.00

3.   Reconciliation between the Indian GAAP and the Canadian GAAP statements:
------------------------------------------------------------------------------------------------------------------------------------

     Net income as per Indian GAAP in Rs.                                          6,288,136,341                     2,935,156,665
     Net income as per Indian GAAP in Canadian dollars                               206,914,654                        99,733,492
     Less  :  Provision for gratuity                                                           -                        (1,097,778)
              Extraordinary income                                                    (1,807,963)                       (2,571,215)
              Expenses against provisions for contingencies
                  and e-inventing the company                                           (128,364)                       (1,879,992)
     Add   :  Provision for deferred taxes                                             1,428,593                         1,252,580
              Provision for contingencies                                                      -                         2,320,762
              Provision for gratuity                                                   1,063,100                                 -
     Net earnings as per Canadian GAAP                                               207,470,020                        97,757,849
------------------------------------------------------------------------------------------------------------------------------------


Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

Etats financiers prepares selon les principes comptables francais (non verifies)
Compte de resultat                                                                                                           FRF
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    2001                     2000
------------------------------------------------------------------------------------------------------------------------------------

Produits d'exploitation
 Vente de marchandises                                                                                  -                       -
 Production vendues                                                                         3,021,567,378           1,307,146,219
------------------------------------------------------------------------------------------------------------------------------------

Montant net du chiffres d'affaires                                                          3,021,567,378           1,307,146,219
------------------------------------------------------------------------------------------------------------------------------------

Production stockee                                                                                      -                       -
Production immobilisee                                                                                  -                       -
Subventions d'exploitation                                                                              -                       -
Reprises sur amortissements, provisions et transfert de charges                                         -                       -
Autres produits                                                                                         -                       -
------------------------------------------------------------------------------------------------------------------------------------

Total des produits d'exploitation (I)                                                       3,021,567,378           1,307,146,219
------------------------------------------------------------------------------------------------------------------------------------

Charges d'exploitation
 Achat de marchandises                                                                          9,064,190               4,214,578
 Variation de stocks des biens achetes                                                                  -                       -
 Achat de matieres premieres et autres approvisionnements                                               -                       -
 Variations de stocks de matieres premieres et approvisionnements                                       -                       -
 Autres achats et charges externes                                                                      -                       -
 Salaires et traitements                                                                    1,141,149,110             495,643,041
 Dotations aux amortissements et aux provisions                                                         -                       -
  Sur immobilisations : Dotation aux amortissements                                           179,482,536              78,863,317
  Sur immobilisations : Dotations aux provisions                                                        -                       -
  Sur actif circulant : Dotations aux provisions                                                        -                       -
  Pour risques et charges: dotation sur provisions                                                      -                       -
Autres charges                                                                                650,872,709             306,834,328
------------------------------------------------------------------------------------------------------------------------------------

Total  des charges d'exploitation (II)                                                      1,980,568,545             885,555,264
------------------------------------------------------------------------------------------------------------------------------------

Resultat d'exploitation (I-II)                                                              1,040,998,833             421,590,955
------------------------------------------------------------------------------------------------------------------------------------

Quotes-parts de resultat sur operations faites en commun :
 Benefice attribue ou perte transferee (III)                                                            -                       -
 Perte attribuee ou benefices transferes (IV)                                                           -                       -
Produits financieres
 De participations                                                                                      -                       -
 D'autres valeurs mobilieres                                                                            -                       -
 Interets et produits similaires                                                               70,082,084              57,986,829
 Reprises sur provisions et transfert de charges                                                        -                       -
 Differences positives de change                                                                        -                       -
 Produits nets sur cessions de valeurs immobilieres de placements                                       -                       -
Total des produits financiers (V)                                                              70,082,084              57,986,829
Charges financieres
 Dotations aux amortissements et aux provisions                                                         -                       -
 Interet et charges similaires                                                                          -                       -
 Differences negatives de change                                                                        -                       -
 Charges nettes sur cessions de valeurs mobilieres de placements                                        -                       -
------------------------------------------------------------------------------------------------------------------------------------

Total  des charges financieres (VI)                                                                     -                       -
------------------------------------------------------------------------------------------------------------------------------------

Resultat financier (V-VI)                                                                      70,082,084              57,986,829
Resultat courant avant impots (I-II + III-IV + V-VI)                                        1,111,080,917             479,577,784

Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------


                                                                                                                              FRF
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 2001                      2000
------------------------------------------------------------------------------------------------------------------------------------

Produits exceptionnels
 Sur operations de gestion                                                                          -                         -
 Sue operations en capital                                                                          -                         -

 Reprises sur provisions et transfert de charges                                                    -                         -

------------------------------------------------------------------------------------------------------------------------------------

Total  des produits exceptionnels (VII)                                                             -                         -
------------------------------------------------------------------------------------------------------------------------------------


Charges exceptionnelles
 Sur operations de gestion                                                                          -                         -
 Sur operations en capital                                                                          -                         -
 Dotations aux amortissements et aux provisions                                                     -                         -
------------------------------------------------------------------------------------------------------------------------------------

Total  des charges exceptionnelles (VIII)                                                           -                         -
------------------------------------------------------------------------------------------------------------------------------------


Resultat exceptionnel (VII-VIII)                                                                    -                         -
Participation des salaries aux fruits de l'expansion (IX)                                           -                         -

Impot sur les benefices (X)                                                               108,693,968                53,353,565
Total des produits (I + III + V + VII)                                                  3,091,649,462             1,365,133,048
Total des charges (II + IV + VI + VII + IX + X)                                         2,089,262,513               938,908,829
Dividendes preciputaires                                                                            -                         -
Participation a la perte de filiale deconsolidees                                                   -                         -
Benefice ou perte                                                                       1,002,386,949               426,224,219

Notes:

1.   Conversion en monnaie etrangere

     Les etats financiers de la societe sont prepares en roupies indiennes. Ces etats financiers ont ete prepares par la conversion des produits et des charges au taux moyen mensuel pendant l'annee; les actif et passif circulants, les immobilisations, les emprunts a long terme et accroissements des fonds propres sont calcules au taux a la fin de l'annee et les placements a long terme sont calcules selon le taux au moment du placement. La difference provenant des conversions est enregistree sous la rubrique Reserves.

2.   Taux de change utilise
     Taux moyen de change utilise                                                    1 FRF = Rs. 6.29           1 FRF= Rs. 6.75
     Taux de change de cloture utilise                                               1 FRF = Rs. 6.23           1 FRF= Rs. 6.32

3.   Rapprochement entre les etats financiers etablis selon les principes comptables indiens et francais:                   FRF
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 2001                      2000
------------------------------------------------------------------------------------------------------------------------------------

  Resultat net selon les principes comptables indiens en Rs.                            6,288,136,341             2,935,156,665
  Resultat net selon les principes comptables indiens en FRF                              999,703,711               434,838,024
  Soustraction du revenu net de la filiale inclus en consolidation en FRF
  Moins: diminutions relatives aux provision retraite                                               -                (4,786,311)
  Moins: Produit extraordinaire                                                            (8,735,135)              (11,210,496)
  Moins: Depenses liees aux provisions pour risques et charges                               (620,187)               (8,196,767)
  Addition des provisions pour impots differes en FRF                                       6,902,216                 5,461,250
  Addition relatives aux provisions pour risques et charges                                         -                10,118,519
  Addition relatives aux provision pour retraite                                            5,136,344
  Resultat net selon les principes comptables francais en FRF                           1,002,386,949               426,224,219
------------------------------------------------------------------------------------------------------------------------------------


Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

Etats financiers prepares selon les principes comptables francais (non verifies)
Bilan le 31 mars,                                                                                                                FRF

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                  2001                          2000

                                                                            ---------------------------------------------   --------

Actif                                                                             Brut  Amortissements            Net            Net
                                                                                         ou Provisions
------------------------------------------------------------------------------------------------------------------------------------

Actif immobilise
Immobilisations incorporelles
 Frais d'etablissements                                                              -               -              -              -
 Frais de recherche et de developpement                                              -               -              -              -
 Fonds comercial                                                                     -               -              -              -
 Autres                                                                              -               -              -              -
 Avance et acomptes                                                                  -               -              -              -

------------------------------------------------------------------------------------------------------------------------------------

                                                                                     -               -              -              -

Immobilisations corporelles
 Terrains                                                                   58,781,825               -     58,781,825     33,347,003
 Constructions                                                             253,138,782      21,474,184    231,664,598     84,920,255
 Installations techniques, materiel                                        539,311,474     289,612,587    249,698,887     94,991,231
 Autres immobilisations corporelles                                        161,840,797      80,777,752     81,063,045     24,682,105
 Immobilisations corporelles en cours                                      273,917,215               -    273,917,215     90,127,137
 Avances et acomptes verses
------------------------------------------------------------------------------------------------------------------------------------

                                                                         1,286,990,093     391,864,523    895,125,570    328,067,731

Immobilisations financieres
 Placements evalues selon la participation                                           -               -              -              -
 Autres participations                                                               -               -              -              -
 Creances rattachees a des participations                                            -               -              -              -
 Autres titres immobilises                                                  40,419,714               -     40,419,714     21,890,581
 Prets                                                                               -               -              -              -
 Autres                                                                              -               -              -              -

------------------------------------------------------------------------------------------------------------------------------------

                                                                            40,419,714               -     40,419,714     21,890,581

------------------------------------------------------------------------------------------------------------------------------------

Total de l'actif (I)                                                     1,327,409,807     391,864,523    935,545,284    349,958,312

====================================================================================================================================


Actif circulant
Stocks et en-cours
 Matieres premieres et autres
 Approvisionnements                                                                  -               -              -              -
 En cours de production (biens)                                                      -               -              -              -
 En cours de production (services)                                                   -               -              -              -
 Produits intermediaires et finis                                                    -               -              -              -
 Marchandises                                                                        -               -              -              -

------------------------------------------------------------------------------------------------------------------------------------

                                                                                     -               -              -              -

Prets aux employes                                                         120,281,808               -    120,281,808     82,845,865

Creances
 Creances clients et comptes rattaches                                               -               -              -              -
 Autres creances                                                           514,514,592      29,169,100    485,345,492    215,471,718
 Capital souscrit-appele, non versel                                                 -               -              -              -
 Valeurs immobilieres de placement                                                   -               -              -              -
 Disponibilites                                                            927,345,496               -    927,345,496    804,388,860

------------------------------------------------------------------------------------------------------------------------------------

                                                                         1,441,860,088      29,169,100  1,412,690,988  1,019,860,578

Charges constatees d'avance                                                 61,229,390               -     61,229,390     25,956,280
Total d'actif circulant (II)                                             1,623,371,286      29,169,100  1,594,202,186  1,128,662,723
Impots differes (III)                                                       24,928,433               -     24,928,433     17,703,987
Primes de remboursement des obligations (IV)                                         -               -              -              -
Ecart de conversion actif (V)                                                        -               -              -              -

------------------------------------------------------------------------------------------------------------------------------------

Total General (I + II + III + IV + V)                                    2,975,709,526     421,033,623  2,554,675,903  1,496,325,022

====================================================================================================================================


Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

                                                                                                                     FRF
------------------------------------------------------------------------------------------------------------------------------------

Passif                                                                                               2001           2000
-------------------------------------------------------------------------------------------------------------------------

Capitaux propres
Capital social                                                                                 49,257,515     49,251,619
Primes d'emission (de fusion, d'apport)                                                       456,082,232    452,306,585
Ecart de reevaluation                                                                                   -              -
Reserves (benefices non distribues)
 Reserve legale                                                                                         -              -
 Reserve statutaires                                                                                    -              -
 Reserves reglementees                                                                                  -              -
 Autres reserves                                                                            1,690,576,768    807,197,531
Report a nouveau                                                                                        -              -
Resultat de l'exercice (Benefice ou perte)                                                              -              -
Subventions d'investissement                                                                            -              -
Provisions reglementees                                                                                 -              -
-------------------------------------------------------------------------------------------------------------------------

Total des capitaux propres (I)                                                              2,195,916,515  1,308,755,735
Autres capitaux propres
Benefice provenant de participation subordonnee                                                         -              -
Avances et acomptes conditionnels                                                                       -              -
-------------------------------------------------------------------------------------------------------------------------

Total des autres capitaux propres                                                                       -              -
Interets minoritaires                                                                                   -              -
Provisions
Provision pour risques                                                                                  -              -
Provisions pour charges                                                                                 -              -
-------------------------------------------------------------------------------------------------------------------------

Total des provisions (II)                                                                               -              -
Dettes
Dettes financieres
 Emprunts obligatoires convertibles                                                                     -              -
 Autres emprunts obligatoires                                                                           -              -
 Emprunts et dettes aupres d'etablissements
 de credit                                                                                              -              -
 Emprunts et dettes financiers divers                                                                   -              -
Avances et acomptes recus sur commande en cours                                                65,001,286     30,733,151
Dettes d'exploitation
 Dettes fournisseurs et comptes rattaches                                                         209,868      6,738,962
 Dettes fiscales et sociales                                                                            -              -
Autres dettes
 Dettes sur immobilisations et comptes rattaches                                                        -              -
 Autres dettes                                                                                242,795,066    127,126,510
Produits constates d'avance                                                                             -              -
-------------------------------------------------------------------------------------------------------------------------

Total des dettes (III)                                                                        308,006,220    164,598,623
Interet minoritaire                                                                                     -              -
Ecart de conversion passif (IV)                                                                50,753,168     22,970,664
-------------------------------------------------------------------------------------------------------------------------

Total General (I + II + III + IV)                                                           2,554,675,903  1,496,325,022
=========================================================================================================================

Jahresabschluss erarbeitet in wesentlicher Ubereinstimmung mit den
Grundsatzen einer ordnungsgemassen Buchfuhrung (GAAP) verschiedener
Lander -Deutschland (untestiert)
--------------------------------------------------------------------------------

Bilanz zum 31. Marz                                                                                                        DM
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     2001                                2000
-----------------------------------------------------------------------------------------------------------------------------
AKTIVA

Immaterielle Vermogensgegenstande                                                       -                                   -
Sachanlagen                                                                   266.696.905                          97.893.676
Finanzanlagen                                                                  12.042.794                           6.532.033
-----------------------------------------------------------------------------------------------------------------------------
Anlagevermogen                                                                278.739.699                         104.425.709
-----------------------------------------------------------------------------------------------------------------------------

Vorrate                                                                                 -                                   -
Forderungen aus Lieferungen und Leistungen                                    144.605.568                          64.295.621
Sonstige Forderungen und sonstige Vermogensgegenstande
                                                                               36.260.946                          18.273.138
Marktfahige Wertpapiere und Obligationen                                                -                                   -
Kasse, Bank                                                                   276.296.626                         240.025.382
-----------------------------------------------------------------------------------------------------------------------------
Umlaufvermogen                                                                457.163.140                         322.594.141
-----------------------------------------------------------------------------------------------------------------------------

Aktiver Rechnungsabgrenzungsposten einschl. latenter Steuern                   25.246.415                          19.475.622
-----------------------------------------------------------------------------------------------------------------------------
Aktiva gesamt                                                                 761.149.254                         446.495.472
-----------------------------------------------------------------------------------------------------------------------------

PASSIVA

Gezeichnetes Kapital                                                           14.556.575                          14.554.818
Kapitalrucklage                                                               135.055.347                         133.930.344
Gewinnrucklagen                                                               519.768.859                         248.894.952

-----------------------------------------------------------------------------------------------------------------------------
Eigenkapital                                                                  669.380.781                         397.380.114
-----------------------------------------------------------------------------------------------------------------------------

Einziehbare Vorzugsaktien                                                               -                                   -
Registrierte Gewinnbeteiligungszertifikate                                              -                                   -
Pensionsruckstellungen                                                                  -                                   -
Sonstige Ruckstellungen                                                        72.339.228                          37.933.878

-----------------------------------------------------------------------------------------------------------------------------
Ruckstellungen                                                                 72.339.228                          37.933.878
-----------------------------------------------------------------------------------------------------------------------------

Verbindlichkeiten aus Lieferungen und Leistungen                                   62.529                           2.010.870
Sonstige Verbindlichkeiten                                                      2.711.517                             876.372

-----------------------------------------------------------------------------------------------------------------------------
Verbindlichkeiten                                                               2.774.046                           2.887.242
-----------------------------------------------------------------------------------------------------------------------------

Passiver Rechnungsabgrenzungsposten                                            16.655.199                           8.294.238
-----------------------------------------------------------------------------------------------------------------------------
Passiva gesamt                                                                761.149.254                         446.495.472
=============================================================================================================================

Jahresabschluss erarbeitet in wesentlicher Ubereinstimmung mit den
Grundsatzen einer ordnungsgemassen Buchfuhrung (GAAP) verschiedener
Lander -Deutschland (untestiert)
--------------------------------------------------------------------------------

Nach den allgemeingultigen Buchfuhrungsmethoden (GAAP) erfasster Finanzbericht (ungepruft)
Gewinn- und Verlustrechnung fur das Geschaftsjahr zum 31. Marz                                                DM
----------------------------------------------------------------------------------------------------------------
                                                                                               2001         2000
----------------------------------------------------------------------------------------------------------------
Umsatzerlose                                                                            900.315.434  389.891.161
Kosten zur Erzielung der Umsatzerlose                                                   464.681.305  212.896.168
----------------------------------------------------------------------------------------------------------------
Bruttoergebnis vom Umsatz                                                               435.634.129  176.994.993
Allgemeine Kosten, Vertriebs- und Verwaltungskosten                                     125.454.941   51.244.267
Sonstiges betriebliche Ertrage                                                                    -            -
Sonstige betriebliche Aufwendungen                                                                -            -
----------------------------------------------------------------------------------------------------------------
Betriebsgewinn                                                                          310.179.188  125.750.726
Zinsen und ahnliche Ertrage                                                              20.881.871   17.296.116
----------------------------------------------------------------------------------------------------------------
Ergebnis der gewohnlichen Geschaftstatigkeit                                            331.061.059  143.046.842
Ausserordentliche Ertrage                                                                         -            -
----------------------------------------------------------------------------------------------------------------
Ertrag vor Steuer                                                                       331.061.059  143.046.842
Steuern vom Einkommen                                                                    32.386.786   15.914.121
Dividende auf Vorzugsaktien                                                                       -            -
Verlorenes Kapital durch dekonsolidierte Tochtergesellschaft                                      -            -
----------------------------------------------------------------------------------------------------------------
Jahresuberschuss                                                                        298.674.273  127.132.721
----------------------------------------------------------------------------------------------------------------
Zuweisung zu Gewinnrucklagen                                                            263.214.372  112.534.165
Dividenden an Aktionare                                                                  35.459.901   14.598.556
Ungebundener Gewinn                                                                               -            -

Anmerkungen:

1.   Umrechnung von Auslandswahrungen

Die Unternehmensbilanz wird in der Berichtswahrung der indischen Rupie ausgedruckt. Diese Bilanz wurde erstellt durch die Umrechnung der Einnahmen und Ausgaben zum Jahresdurchschnittskurs; Umlaufvermogen, kurzfristigen Verbindlichkeiten, Grundstucke, Maschinen und
Anlagen und langfristigen Verbindlichkeiten sowie Erhohungen des Eigenkapitals zum Jahresendkurs, dauerhafte Investitionen zum
Umrechnungskurs zum Zeitpunht der Investition. Die Wahrungsumrechnungsdifferenz wird unter den Gewinnrucklagen ausgewiesen

-------------------------------------------------------------------------------------------------------------------------
2.   Verwendete Wechselkurse                                                       2001                           2000
-------------------------------------------------------------------------------------------------------------------------
Verwendeter durchschnittlicher Wechselkurs                             1 DM = Rs. 21,11               1 DM = Rs. 22,63
Verwendeter Jahresendwechselkurs                                       1 DM = Rs. 20,91               1 DM = Rs. 21,18
-------------------------------------------------------------------------------------------------------------------------

3.   Abgleich zwischen den Abschlussen nach indischen GAAP und deutschen GAAP (DM):

-------------------------------------------------------------------------------------------------------------------------
                                                                                                     2001            2000
-------------------------------------------------------------------------------------------------------------------------

Jahresuberschuss nach indischen GAAP in Rs.                                                 6.288.136.341   2.935.156.665
Jahresuberschuss nach indischen GAAP in DM                                                    297.874.767     129.702.018
Abzuglich:
bei Konsolidierung mit aufgenommenes Nettoeinkommen / (Verlust) der
Tochtergesellschaft                                                                                     -               -
Rucklage fur Zuwendungen                                                                                -      (1.427.645)
Ausserordentliche Ertrage                                                                      (2.602.748)     (3.343.829)
Aufwendungen fur Ruckstellungen fur Eventualverbindlichkeiten and e-Erfindungen des
 Unternehmens                                                                                    (184.793)     (2.444.904)
Plus:
Ruckstellungen fur Steuern                                                                      2.056.605       1.628.963
Ruckstellungen fur Eventualverbindlichkeiten and e-Erfindungen des Unternehmens                         -       3.018.118

Bestimmung fur Gratifikationen                                                                  1.530.442               -
Gewinn fur das Geschaftsjahr nach deutschen GAAP                                              298.674.273     127.132.721

Financial statements prepared in substantial compliance with GAAP requirements of Japan
--------------------------------------------------------------------------------

                                [JAPANESE TEXT]

Financial statements prepared in substantial compliance with GAAP requirements of Japan
--------------------------------------------------------------------------------
                                [JAPANESE TEXT]

Financial statements prepared in substantial compliance with GAAP requirements of the United Kingdom
--------------------------------------------------------------------------------
Balance sheet as at March 31 (Unaudited)                                                                                  (Pounds)
----------------------------------------------------------------------------------------------------------------------------------
                                                                           2001                                               2000
----------------------------------------------------------------------------------------------------------------------------------
Fixed assets
Tangible fixed assets                                                83,934,863                                         29,828,630
Investments                                                           3,790,109                                          1,990,339
----------------------------------------------------------------------------------------------------------------------------------
                                                                     87,724,972                                         31,818,969
----------------------------------------------------------------------------------------------------------------------------------
Current assets
Stocks                                                                       -                                                  -
Debtors                                                              45,510,271                                         19,591,156
Cash at bank and in hand                                             86,956,087                                         73,136,780
Others - advances and
 prepayments                                                         17,020,090                                          9,892,527
Deferred tax asset                                                    2,337,510                                          1,609,685
----------------------------------------------------------------------------------------------------------------------------------
                                                                    151,823,958                                        104,230,148

Creditors - amounts falling due within a year
Creditors                                                                19,679                                            612,721
Dividend                                                              7,540,654                                          2,895,846
Provisions and other liabilities                                     21,321,045                                         11,457,097
----------------------------------------------------------------------------------------------------------------------------------
                                                                     28,881,378                                         14,965,664

Net current assets                                                  122,942,580                                         89,264,484
Loans and advances more than one year                                         -                                                  -
----------------------------------------------------------------------------------------------------------------------------------
Total assets less current liabilities                               210,667,552                                        121,083,453
----------------------------------------------------------------------------------------------------------------------------------

Capital and reserves
Called-up share capital                                               5,250,225                                          5,249,675
Share premium account                                                48,247,352                                         47,895,413
Retained profits                                                    157,169,975                                         67,938,365
----------------------------------------------------------------------------------------------------------------------------------
Equity shareholders' funds                                          210,667,552                                        121,083,453

Convertible preferred stock                                                   -                                                  -
----------------------------------------------------------------------------------------------------------------------------------
                                                                    210,667,552                                        121,083,453
==================================================================================================================================

Financial statements prepared in substantial compliance with GAAP requirements of the United Kingdom
--------------------------------------------------------------------------------

Profit and loss account for the years ended March 31 (Unaudited)                                                         (Pounds)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    2001                     2000
----------------------------------------------------------------------------------------------------------------------------------
Turnover                                                                                     281,648,767              126,770,646
Operating expenses                                                                           184,614,347               85,883,592
----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                                              97,034,420               40,887,054
Interest receivable                                                                            6,532,548                5,623,722
Interest payable                                                                                       -                        -
Net interest (payable)/receivable                                                              6,532,548                5,623,722
----------------------------------------------------------------------------------------------------------------------------------
Profit on ordinary activities before taxation and exceptional items                          103,566,968               46,510,776
Exceptional items                                                                                      -                        -
----------------------------------------------------------------------------------------------------------------------------------
Profit on ordinary activities before taxation                                                103,566,968               46,510,776
Taxation on profit on ordinary activities                                                     10,131,670                5,174,376
Profit on ordinary activities after taxation                                                  93,435,298               41,336,400
Dividend on preferred stock                                                                            -                        -
Equity in loss of deconsolidated subsidiary                                                            -                        -
Profit for the financial year                                                                 93,435,298               41,336,400
Dividends                                                                                     11,093,042                4,746,628
Retained profits for the financial year                                                       82,342,256               36,589,772
Earnings per ordinary share:
   Undiluted                                                                                        1.42                     0.63
   Diluted                                                                                          1.42                     0.63
----------------------------------------------------------------------------------------------------------------------------------

Notes:
1.   The company's financial statements are prepared in Indian rupees, the reporting currency. These financial statements have been prepared by translating revenue and expenditure at an average rate for the year; current assets, current liabilities, property, plant and equipment, long-term borrowings at the year-end rate; and accretions to stockholders' equity at an average rate for the year. The difference arising on translation is shown under retained profits.

2.   Exchange rates used:
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    2001                     2000
----------------------------------------------------------------------------------------------------------------------------------
  Average exchange rate used                                                       1(Pounds) = Rs. 67.48    1(Pounds) = Rs. 69.60
  Closing exchange rate used                                                       1(Pounds) = Rs. 66.44    1(Pounds) = Rs. 69.51
----------------------------------------------------------------------------------------------------------------------------------

3.   Reconciliation between Indian GAAP and UK GAAP statements:                                                           (Pounds)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    2001                     2000
----------------------------------------------------------------------------------------------------------------------------------
     Net income as per Indian GAAP in Rs.                                                  6,288,136,341            2,935,156,665
     Net income as per Indian GAAP in (Pounds)                                                93,185,185               42,171,791
     Less  :  Provision for gratuity                                                                   -                 (464,190)
              Expenses against provisions for contingency and e-inventing
                the company                                                                      (57,809)                (794,945)
              Extraordinary income                                                              (814,226)              (1,087,225)
     Add   :  Provision for deferred taxes                                                       643,375                  529,647
              Provision for contingency and e-inventing the company                                    -                  981,322
              Provision for gratuity                                                             478,773                        -
     Profit for the financial year as per the UK GAAP                                         93,435,298               41,336,400
----------------------------------------------------------------------------------------------------------------------------------